  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1998

                                                REGISTRATION NO. 333-46135
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                            CABLETRON SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

         DELAWARE                    3577                    04-2797263
      (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
      JURISDICTION OF      CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)
     INCORPORATION OR
       ORGANIZATION)

            35 INDUSTRIAL WAY, ROCHESTER, NH 03867, (603) 332-9400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             DAVID J. KIRKPATRICK
                DIRECTOR OF FINANCE AND CHIEF FINANCIAL OFFICER
            35 INDUSTRIAL WAY, ROCHESTER, NH 03867, (603) 332-9400
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
          DAVID A. FINE, ESQ.               ALLISON LEOPOLD TILLEY, ESQ.
             ROPES & GRAY                   PILLSBURY MADISON & SUTRO LLP
        ONE INTERNATIONAL PLACE                  2550 HANOVER STREET
      BOSTON, MASSACHUSETTS 02110            PALO ALTO, CALIFORNIA 94304
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: At the effective time of the merger of a wholly owned subsidiary of the Registrant with and into Yago Systems, Inc., which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all conditions to closing of such merger as described in the enclosed Proxy Statement/Prospectus.
                               ----------------
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If the form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                              YAGO SYSTEMS, INC.
                              795 VAQUEROS AVENUE
                          SUNNYVALE, CALIFORNIA 94086

                                                            March 10, 1998

To the Stockholders of Yago Systems, Inc.:

  The Board of Directors of Yago Systems, Inc. ("Yago") has unanimously approved and is recommending that the Yago stockholders approve the acquisition of Yago by Cabletron Systems, Inc. ("Cabletron"). In order to act upon approval of this transaction, Yago is soliciting the written consent of the holders of the Yago Common Stock, the Yago Series A Preferred Stock and the Yago Series B Preferred Stock. The record date for determining the Yago Stockholders entitled to consent in writing to the proposals described in the accompanying Proxy Statement/Prospectus is January 15, 1998 (the "Yago Record Date"). Yago has set March 23, 1998 as the last date upon which the written consent of Yago stockholders of record as of the Yago Record Date may be submitted to Yago. Yago, however, may consummate the Merger prior to such date if the requisite consents to approve the Merger are obtained. Your written consents should be returned to the offices of our counsel, Pillsbury Madison & Sutro LLP, 2550 Hanover Street, Palo Alto, California, Attention: Colin Morris (Facsimile: 650-233-4545).

  The holders of Yago Common Stock, Yago Series A Preferred Stock and Yago Series B Preferred Stock will be asked to consent in writing to (i) a proposal to approve and adopt the Agreement and Plan of Merger dated as of January 14, 1998, among Cabletron, Cabletron Merger, Inc. ("Merger Sub") and Yago, as amended, (the "Plan of Merger"), and to approve the merger (the "Merger") of Merger Sub, a wholly owned subsidiary of Cabletron, with and into Yago pursuant to the Plan of Merger, and to approve the transactions contemplated thereby, by which Yago would become a wholly owned subsidiary of Cabletron and
(ii) a proposal to adopt the 1998 Stock Option Plan authorizing the grant of options to purchase up to 4,394,549 shares of Yago Common Stock (the "1998 Stock Option Plan"). In addition, the holders of Yago Series A Preferred Stock and Yago Series B Preferred Stock are being asked to consent in writing to a proposal to convert, immediately prior to the Merger, each share of Yago Series A Preferred Stock and Yago Series B Preferred Stock into one share of Common Stock of Yago. Upon the effectiveness of the Merger, each outstanding share of Yago Common Stock will be converted into the right to receive approximately .45510932 of a share of Cabletron Common Stock. On the Eighteen Month Anniversary (as defined in the Plan of Merger) of the Merger or, if earlier, upon a Change of Control (as defined in the Plan of Merger), the Yago stockholders will be entitled to receive up to an additional 5,500,000 shares of Cabletron Common Stock, if the average of the daily last sales price for the Cabletron Common Stock for a specified period prior to such Eighteen Month Anniversary or Change in Control, as the case may be, is less than $35.00. The Plan of Merger also provides that approximately ten percent (10%) of the shares of Cabletron Common Stock initially issued in the Merger will be placed in escrow for up to eighteen months to reimburse Cabletron for any breaches of Yago's representations and warranties and certain other obligations in the Plan of Merger.

  THE BOARD OF DIRECTORS OF YAGO HAS UNANIMOUSLY APPROVED THE PLAN OF MERGER, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE YAGO STOCKHOLDERS CONSENT IN WRITING TO THE APPROVAL AND ADOPTION OF THE PLAN OF MERGER, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE BOARD OF DIRECTORS OF YAGO HAS UNANIMOUSLY APPROVED THE 1998 STOCK OPTION PLAN AND RECOMMENDS THAT THE YAGO STOCKHOLDERS CONSENT IN WRITING TO THE APPROVAL AND ADOPTION OF THE 1998 STOCK OPTION PLAN.

  THE BOARD OF DIRECTORS OF YAGO ALSO RECOMMENDS THAT HOLDERS OF YAGO SERIES A PREFERRED STOCK AND YAGO SERIES B PREFERRED STOCK CONSENT IN WRITING TO THE CONVERSION OF THE PREFERRED STOCK INTO COMMON STOCK.

  It is important that you provide your consent in writing to the Plan of Merger, the Merger and the 1998 Stock Option Plan and, in the case of the holders of Yago Series A Preferred Stock and Yago Series B Preferred Stock, provide your consent in writing to the conversion of your shares into Yago Common Stock. Accordingly, we ask you to please complete, sign and date the accompanying form of written consent. The details of the proposed Merger appear in the accompanying Proxy Statement/Prospectus which is being furnished to the holders of the Yago Common Stock, Yago Series A Preferred Stock and Yago Series B Preferred Stock (collectively referred to as the "Yago Stock"). You should consider carefully the investment considerations associated with the Merger discussed under "Risk Factors" in the accompanying Proxy Statement/Prospectus. Please note that one of the conditions to Cabletron's obligation to consummate the Merger (unless such condition is waived by Cabletron) is the requirement that the holders of at least 95% of the Yago Stock shall have consented in writing to approve the Merger.

  The approval and adoption of the Plan of Merger will require the written consent of the holders of a majority of the outstanding shares of Yago Common Stock and Yago Preferred Stock, acting together as a class, the written consent of the holders of two-thirds of the outstanding shares of Yago Series A Preferred Stock, acting as a separate class, and the written consent of the holders of two-thirds of the outstanding shares of Yago Series B Preferred Stock, acting as a separate class. The approval of the conversion of all the shares of Yago Series A Preferred Stock and Yago Series B Preferred Stock will require the written consent of the holders of two-thirds of the Yago Series A Preferred Stock and Yago Series B Preferred Stock, respectively.

  The management of Yago appreciates the support and confidence that you have given us. We are very enthusiastic about our acquisition by Cabletron and we believe it is in the best interest of our stockholders and employees.

                                          Sincerely,

                                          Piyush Patel
                                          President

Sunnyvale, California

                              YAGO SYSTEMS, INC.
                                PROXY STATEMENT

                               ----------------

                            CABLETRON SYSTEMS, INC.
                                  PROSPECTUS

  This Proxy Statement and Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of (i) Common Stock, par value $.001 per share ("Yago Common Stock"), (ii) Series A Preferred Stock, par value $.001 per share (the "Yago Series A Preferred Stock") and (iii) Series B Preferred Stock, par value $.001 per share (the "Yago Series B Preferred Stock" and together with the Yago Series A Preferred Stock, the "Yago Preferred Stock") of Yago Systems, Inc., a Delaware corporation ("Yago"), in connection with the solicitation of written consents by Yago from the holders of Yago Common Stock and Yago Preferred Stock. The last day upon which your written consents may be submitted to Yago is March 23, 1998; Yago, however, may consummate the Merger prior to such date if the requisite consents to approve the Merger are obtained. Written consents should be returned to Pillsbury Madison & Sutro LLP, Attention: Colin Morris, 2550 Hanover Street, Palo Alto, California 94304 (Facsimile: 650-233-4545) (Telephone: 650-233-4665). The Yago Common Stock, Yago Series A Preferred Stock and Yago Series B Preferred Stock are referred to collectively in this Proxy Statement/Prospectus as the "Yago Stock."

  This Proxy Statement/Prospectus also constitutes the Prospectus of Cabletron Systems, Inc., a Delaware corporation ("Cabletron"), with respect to the issuance of up to 11,600,000 shares of Cabletron common stock, par value $.01 per share ("Cabletron Common Stock"), to the stockholders of Yago in connection with the Merger described below, including shares issued prior to the consummation of the Merger upon exercise of outstanding options. Stockholders of Cabletron will not be voting or consenting in writing to approve the Merger. Cabletron Common Stock is traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "CS."

  This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Cabletron Merger, Inc., a Delaware corporation and a wholly owned subsidiary of Cabletron ("Merger Sub"), with and into Yago, pursuant to an Agreement and Plan of Merger dated as of January 14, 1998, as amended (the "Plan of Merger") by and among Cabletron, Merger Sub and Yago. Upon consummation of the Merger, Yago will become a wholly owned subsidiary of Cabletron. Consummation of the Merger is subject to various conditions, including (i) the approval and adoption of the Plan of Merger by the holders of a majority of the outstanding shares of Yago Common Stock and Yago Preferred Stock, acting together as a class, (ii) the approval and adoption of the Plan of Merger by the holders of two-thirds of the outstanding shares of Yago Series A Preferred Stock, (iii) the approval and adoption of the Plan of Merger by the holders of two-thirds of the outstanding shares of Yago Series B Preferred Stock, (iv) the approval and adoption of the Plan of Merger by the holders of at least 95% of the Yago Stock and (v) the conversion of the Yago Preferred Stock into Yago Common Stock.

  This Proxy Statement/Prospectus and the accompanying form of written consent are first being mailed to stockholders of Yago on or about March 10, 1998.

  THE PROPOSED MERGER IS A COMPLEX TRANSACTION. YAGO STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 9.

                               ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

      The date of this Proxy Statement/Prospectus is March 10, 1998.

  All information contained in this Proxy Statement/Prospectus with respect to Merger Sub and Cabletron has been provided by Cabletron. All information contained in this Proxy Statement/Prospectus with respect to Yago has been provided by Yago.

  IN ACCORDANCE WITH THE SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL") HOLDERS OF YAGO STOCK ARE ENTITLED TO DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER. SEE "THE MERGER--DISSENTERS' RIGHTS."
                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED BY REFERENCE SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................   1
SUMMARY.....................................................................   2
  THE COMPANIES.............................................................   2
    The Business of Cabletron...............................................   2
     General................................................................   2
     Recent Developments....................................................   2
    The Business of Yago....................................................   3
  THE MERGER................................................................   3
    Conversion of Shares; Options; Contingent Shares........................   3
    Exchange of Certificates; Assumption of Options.........................   4
    Listing.................................................................   5
    Conditions to the Merger................................................   5
    Escrow Agreement........................................................   5
    Termination.............................................................   5
  YAGO STOCKHOLDER ACTIONS..................................................   5
    Last Date for Submission................................................   5
    Record Date; Shares Entitled to Consent in Writing......................   5
    Purposes of the Written Consents........................................   6
    Consent Required........................................................   6
  CONVERSION OF THE YAGO PREFERRED STOCK....................................   6
  RECOMMENDATION OF YAGO'S BOARD OF DIRECTORS...............................   6
  INTERESTS OF CERTAIN PERSONS IN THE MERGER................................   7
  CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................   7
  ANTICIPATED ACCOUNTING TREATMENT..........................................   8
  COMPARATIVE RIGHTS OF STOCKHOLDERS........................................   8
  RISK FACTORS..............................................................   8
  EMPLOYMENT AGREEMENTS.....................................................   8
  DISSENTERS' RIGHTS........................................................   8
RISK FACTORS................................................................   9
SELECTED HISTORICAL FINANCIAL DATA..........................................  15
  Cabletron.................................................................  15
  Yago......................................................................  15
COMPARATIVE PER SHARE DATA..................................................  16
MARKET PRICE PER SHARE DATA.................................................  17
  Cabletron.................................................................  17
  Yago......................................................................  17
  Dividend Policy...........................................................  17
  Recent Closing Prices.....................................................  17
YAGO........................................................................  18
  Last Date for Submission..................................................  18
  Matters To Be Acted Upon..................................................  18
  Requisite Consent; Record Date............................................  18
  Written Consents..........................................................  19

THE MERGER..................................................................  20
  General...................................................................  20
  Conversion of Shares......................................................  20
  Conversion of Yago Options................................................  20
  Contingent Shares.........................................................  20
  Repurchase Rights.........................................................  21
  Exchange of Certificates..................................................  22
  Notification Regarding Yago Options.......................................  23
  Effective Time............................................................  23
  Background of the Merger; Recommendation of Yago's Board of Directors.....  23
  Yago's Reasons for the Merger.............................................  24
  Cabletron's Reasons for the Merger........................................  25
  Certain Considerations....................................................  26
  Employment Agreements.....................................................  26
  Interests of Certain Persons in the Merger................................  26
  Certain Federal Income Tax Consequences...................................  27
  Anticipated Accounting Treatment..........................................  29
  Governmental Filings......................................................  29
  Certain Federal Securities Law Consequences; Affiliate Letters............  29
  Stock Exchange Listing....................................................  29
  Dividends.................................................................  29
  Dissenters' Rights........................................................  29
  Appraisal Rights..........................................................  30
CONVERSION OF THE YAGO PREFERRED STOCK......................................  32
THE PLAN OF MERGER..........................................................  33
  Representations and Warranties............................................  33
  Conduct of Cabletron's and Yago's Business Prior to the Merger............  33
  No Solicitation...........................................................  35
  Conditions to the Merger..................................................  35
  Termination...............................................................  37
  Fees and Expenses.........................................................  37
  Indemnification...........................................................  37
  Escrow....................................................................  39
BUSINESS OF CABLETRON.......................................................  41
  General...................................................................  41
  Recent Product Line Acquisitions..........................................  41
  Fiscal 1996 Acquisitions..................................................  42
  Key Personnel.............................................................  42
  Products and Services.....................................................  42
  Distribution and Marketing................................................  44
  Customers.................................................................  45
  Research and Development..................................................  45
  Supply of Components......................................................  45
  Manufacturing.............................................................  45
  Intellectual Property.....................................................  45
  Backlog...................................................................  46
  Inventory and Working Capital.............................................  46
  Employees.................................................................  46
  Properties................................................................  46
  Legal Proceedings.........................................................  47

CABLETRON--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATION......................................................  48
  Nine Months Ended November 30, 1997 Compared to Nine Months Ended
   November 30, 1996.......................................................  49
  Fiscal Years Ended February 28, 1997, February 29, 1996 and February 28,
   1995....................................................................  50
  Liquidity and Capital Resources..........................................  52
  Quarterly Results and Seasonality........................................  53
BUSINESS OF YAGO...........................................................  55
  General..................................................................  55
  The Market...............................................................  55
  Yago Solutions...........................................................  55
  Yago Products............................................................  55
  Marketing and Sales......................................................  56
  Product Development......................................................  56
  Competition..............................................................  56
  Employees................................................................  56
  Facilities...............................................................  56
YAGO'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS.....................................................  57
  General..................................................................  57
  Results of Operations....................................................  57
  Liquidity and Capital Resources..........................................  57
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
 CABLETRON.................................................................  58
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF YAGO...  59
MANAGEMENT--CABLETRON......................................................  60
  Directors and Executive Officers of Cabletron............................  60
  Executive Compensation...................................................  61
  Director Compensation....................................................  62
  Employment Agreements....................................................  62
DESCRIPTION OF CAPITAL STOCK OF CABLETRON..................................  63
  Common Stock.............................................................  63
  Preferred Stock..........................................................  63
COMPARISON OF STOCKHOLDER RIGHTS...........................................  63
  Voting Rights............................................................  63
  Voting Requirements and Quorums for Stockholder Meetings.................  64
  Stockholder Meetings.....................................................  64
  Amendments to Certificate of Incorporation...............................  64
  Bylaws...................................................................  65
  Number of Directors......................................................  65
  Board Classification.....................................................  65
  Nomination and Election of Directors.....................................  65
  Removal of Directors.....................................................  66
  Newly Created Directorships and Vacancies................................  66
  Vote Required for Mergers and Dissolutions...............................  67
  Anti-takeover Provisions.................................................  68
  Fiduciary Duties of Directors............................................  69
  Limitation on Directors' Liability.......................................  69
  Indemnification..........................................................  69
  Dividends and Other Distributions........................................  69

  Stockholder Derivative Suits..............................................  70
  Appraisal Rights..........................................................  70
  Inspection of Books and Records...........................................  71
YAGO 1998 STOCK OPTION PLAN.................................................  72
LEGAL MATTERS...............................................................  76
EXPERTS.....................................................................  76
INDEX TO FINANCIAL STATEMENTS............................................... F-1
ANNEXES
  A. Agreement and Plan of Merger........................................... A-1
  B. Section 262 of the DGCL................................................ B-1

                             AVAILABLE INFORMATION

  Cabletron is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's Regional Offices located at: Seven World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, Cabletron is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Cabletron Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning Cabletron may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  Cabletron has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Proxy Statement/Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

                                   TRADEMARKS

  Cabletron Systems and design, IMT, MMAC Plus, Synthesis, SmartSwitch, and DNI are registered trademarks of Cabletron; MMAC, SPECTRUM, ES/1 ATX, FastNet, and The Complete Networking Solution are trademarks of Cabletron. Yago, MSR 8000, MSR 16000, CoreWatch and PowerCast are trademarks of Yago. Other trademarks used in this Proxy Statement/Prospectus are the property of their respective owners.

                                    SUMMARY

  Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in, attached to or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. Yago stockholders are urged to read this Proxy Statement/Prospectus and the Annexes in their entirety.

                                 THE COMPANIES

THE BUSINESS OF CABLETRON

 General

  Cabletron develops, manufactures, markets, installs and supports a wide range of standards-based local area network ("LAN") and wide area network ("WAN") connectivity hardware and software products including intelligent switches and hubs, remote access devices, and sophisticated management software. Cabletron delivers products to address the full range of networking technologies, including Ethernet, Fast Ethernet, Gigabit Ethernet, token ring, fiber distributed data interface (FDDI), asynchronous transfer mode (ATM), integrated services digital network (ISDN) and frame relay. Cabletron's networking strategy, known as Synthesis(R), is a strategic framework which combines infrastructure products and technologies, automated management tools, and support services. Synthesis allows the creation of a network with enhanced performance, capabilities, manageability, and reliability and a lower overall cost structure. Cabletron's core products include the SmartSwitch hardware product family and Spectrum network management software. The SmartSwitch product family, built upon Cabletron's proprietary SmartSwitch ASICs and architecture, includes the SmartSwitch 9000 product line, Cabletron's enterprise-level backbone switching chassis and modules, the SmartSwitch 6000 product line, Cabletron's wiring closet-level solution, and the SmartSwitch 2200, a standalone, workgroup-level switch. The Company's hardware products also include the MMAC, a wiring closet smart hub, and other Ethernet, ISDN, and frame relay products. All of Cabletron's intelligent networking products are managed by SPECTRUM(R), Cabletron's sophisticated enterprise-wide network management system. Cabletron also produces and supports other network products, such as adapter cards, other interconnection equipment, wiring cables, and file server products, and provides a wide range of networking services. Cabletron believes that its broad product line and its ability to provide full service capabilities enable it to offer its customers "The Complete Networking Solution."(TM)

  Cabletron was incorporated in Delaware in 1988. Cabletron's principal executive offices are located at 35 Industrial Way, Rochester, New Hampshire 03867 and its telephone number is (603) 332-9400.

 Recent Developments

  Effective February 7, 1998 Cabletron consummated the acquisition of certain of the assets of the Network Products Business ("NPB") of Digital Equipment Corporation ("Digital") pursuant to an asset purchase agreement (the "Asset Purchase Agreement") dated November 24, 1997, as amended, by and among Cabletron, Ctron Acquisition Co., Inc., a wholly owned subsidiary of Cabletron, and Digital. The NPB develops and supplies a wide range of data networking hardware and software. The purchase price for the acquisition was approximately $430.0 million, before closing adjustments, consisting of cash and product credits. The closing on February 7, 1998 extended to the assets and personnel located in the United States and the inventory worldwide. The remaining international assets and personnel are expected to be transferred as issues in individual countries are resolved. The audited and unaudited Statements of Assets Sold and Statements of Revenue and Direct Operating Expenses of the NPB and the Notes thereto, as well as the Unaudited Pro Forma Combined Financial Statements of Cabletron related thereto are included herein beginning on page F-29.

  Cabletron and Digital have also entered into the Reseller Agreement pursuant to which Digital designated Cabletron as its Strategic Network Products Partner and was appointed by Cabletron as a reseller of certain Cabletron products (including the products previously sold by the NPB), Cabletron designated Digital as its Strategic Network Services Partner, and Cabletron agreed to sell and Digital agreed to purchase, for resale and internal use, certain minimum volumes of products during the term of the Reseller Agreement, which extends through June 30, 2001. The minimum volumes are subject to downward or upward adjustment in certain instances. During the term of the Reseller Agreement, Cabletron will operate the NPB under the name "DIGITAL Network Products Group, a Cabletron Systems, Inc. Company."

  On September 1, 1997, S. Robert Levine resigned as President, Chief Executive Officer and director of Cabletron and Donald B. Reed was appointed to the positions of President, Chief Executive Officer and director of Cabletron. On the same date, Craig R. Benson resigned as Chief Operating Officer of Cabletron. Mr. Benson remains the Chairman of the Board of Directors of Cabletron.

THE BUSINESS OF YAGO

  Yago designs and develops wire-speed routing and Layer-4 switching products and solutions. Yago's products under development are intended to provide large scaling capabilities, extensive security mechanisms and user-friendly, device-level network management for the enterprise and ISP backbone markets that employ Gigabit Ethernet technology.

  Yago is a Delaware corporation founded in September, 1996. Its offices are located at 795 Vaqueros Avenue, Sunnyvale, CA 94086, telephone (408) 774-2900.

                                   THE MERGER

  The Plan of Merger provides for the merger of Merger Sub with and into Yago, with the result that Yago will become a wholly owned subsidiary of Cabletron. For the Merger to be consummated it must be approved by the Yago stockholders and the other conditions specified in the Plan of Merger must be satisfied or waived. See "The Merger."

 Conversion of Shares; Options; Contingent Shares

  Upon the consummation of the Merger, each share of Yago Common Stock issued and outstanding immediately prior to the Merger will be automatically converted into the right to receive that number of shares of Cabletron Common Stock equal to a fraction (the "Initial Exchange Ratio"), the numerator of which is (i) 6,100,000 and the denominator of which is the sum of (i) the number of shares of Yago Common Stock outstanding immediately prior to the Merger and (ii) the number of shares of Yago Common Stock issuable upon the conversion or exercise of all options, warrants, preferred stock and other securities of Yago convertible into or exercisable for shares of Yago Common Stock that are outstanding immediately prior to the Merger (excluding, however, all such securities owned by Cabletron and the shares of Yago Common Stock issuable upon exercise of options granted under the Yago Systems, Inc. 1998 Stock Option Plan (the "1998 Stock Option Plan")). Based upon the capitalization of Yago on February 1, 1998, it is currently anticipated that the Initial Exchange Ratio will be approximately .45510932 of a share of Cabletron Common Stock. At the Effective Time (as defined herein), each holder of Yago Common Stock shall be entitled to receive a number of shares of Cabletron Common Stock equal to the product (rounded up to the nearest whole number) of (i) the number of shares of Yago Common Stock exchanged by such stockholder and (ii) the Initial Exchange Ratio. Subject to the issuance of the Contingent Shares (as defined below), Cabletron will exchange approximately 6,100,000 shares of Cabletron Common Stock for all the shares of Yago Common Stock outstanding immediately prior to the Merger, including shares of Yago Common Stock issued upon the conversion of the Yago Preferred Stock and issuable upon the conversion or exercise of any option, warrant, preferred stock or other security convertible into or exercisable for shares of Yago Stock that are outstanding immediately prior to the Merger (excluding, however, all such securities owned by Cabletron and the shares of Yago Common Stock issuable upon exercise of options granted under the 1998 Stock Option Plan). Based upon the capitalization of Yago and Cabletron as of February 1, 1998, the stockholders of Yago will own Cabletron Common Stock representing less than 4% of the Cabletron Common Stock outstanding immediately after consummation of the Merger. See "The Merger--Conversion of Shares."

  Upon consummation of the Merger, each then outstanding Yago Option will be assumed by Cabletron and will automatically be converted into an option to purchase the number of shares of Cabletron Common Stock (rounded down to the nearest whole number) determined by multiplying the number of shares of Yago Common Stock subject to the Yago Option by the Initial Exchange Ratio, at an exercise price per share equal to the exercise price per share of Yago Common Stock purchasable pursuant to the Yago Option divided by the Initial Exchange Ratio. Cabletron will file a Registration Statement on Form S-8 with the Commission with respect to the shares of Cabletron Common Stock issuable upon exercise of the assumed Yago Options. As of the date of this Proxy Statement/Prospectus, 4,616,532 shares of Yago Common Stock were subject to outstanding Yago Options. Upon the assumption of such Yago Options by Cabletron upon consummation of the Merger, approximately 2,101,026 shares of Cabletron Common Stock will be subject to such options. See "The Merger--Conversion of Yago Options."

  On the Eighteen Month Anniversary (as defined herein) of the Merger or, if earlier, upon a Change of Control (as defined herein) (each an "Issuance Event"), the Yago stockholders will be entitled to receive, for each share of Cabletron Common Stock received in the Merger or issued after the Merger upon exercise of the Yago Options (other than Yago Options granted under the 1998 Stock Option Plan) assumed by Cabletron pursuant to the Plan of Merger, an additional number of shares (the "Contingent Shares") of Cabletron Common Stock equal to a fraction (the "Contingent Exchange Ratio") the numerator of which is
(i) $35.00 reduced (but not below zero) by (ii) the average of daily last sales prices of the Cabletron Common Stock for a specified period prior to such Issuance Event (the "Average Price"), and the denominator of which is equal to such Average Price, subject to adjustment as set forth below. In addition, each Yago Option (other than Yago Options granted under the 1998 Stock Option Plan) assumed by Cabletron shall be amended such that (x) the number of shares of Cabletron Common Stock issuable thereunder shall be increased by an amount equal to the product (rounded down to the nearest whole number) of (A) the remaining number of shares of Cabletron Common Stock issuable upon exercise in full of such Yago Option immediately prior to such Issuance Event and (B) the Contingent Exchange Ratio and (y) the exercise price for each share of Cabletron Common Stock issuable thereunder shall be reduced to equal (A) the aggregate exercise price for the remaining shares of Cabletron Common Stock issuable upon exercise in full of such Yago Option immediately prior to such Issuance Event divided by (B) the sum of the number of shares of Cabletron Common Stock issuable upon exercise in full of such Yago Option immediately prior to such Issuance Event and the number of shares of Cabletron Common Stock calculated in accordance with clause (x) of this sentence. In the event that the aggregate number of Contingent Shares issuable in connection with an Issuance Event would exceed 5,500,000 shares of Cabletron Common Stock, then the Contingent Exchange Ratio shall be reduced such that the total number of Contingent Shares issuable upon such Issuance Event equals 5,500,000 shares of Cabletron Common Stock. Further, in no event shall Contingent Shares be issued in respect of any share of Cabletron Common Stock repurchased pursuant to the Repurchase Rights (defined herein) in favor of Cabletron. See " The Merger-- Contingent Shares."

 Exchange of Certificates; Assumption of Options

  Within two business days after the Effective Time, a letter of transmittal with instructions will be mailed to each Yago stockholder for use in exchanging Yago Stock certificates for Cabletron Common Stock certificates. See "The Merger--Exchange of Certificates." HOLDERS OF YAGO STOCK CERTIFICATES SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

  Following the Effective Time, Cabletron will issue to each person who, immediately prior thereto, was a holder of an outstanding Yago Option, a document evidencing the assumption of such Yago Option by Cabletron. Such assumption will be automatic and no action will be required on the part of the option holder to convert such holder's Yago Option into an option to purchase shares of Cabletron Common Stock. See "The Merger--Notification Regarding Yago Options."

 Listing

  The shares of Cabletron Common Stock to be issued in the Merger will be authorized for listing and trading on the NYSE.

 Conditions to the Merger

  The obligations of Cabletron and Yago to consummate the Merger are subject to the satisfaction of certain conditions, including, but not limited to, obtaining requisite Yago stockholder approval, the conversion of Yago Preferred Stock into Yago Common Stock, certain employees of Yago having entered into employment agreements with Cabletron, holders of at least 95% of the Yago Stock entitled to vote on the Merger having consented in writing to approve the Merger, the absence of any injunction prohibiting consummation of the Merger, the continuing accuracy of the other party's representations and warranties made in the Plan of Merger on and as of the Effective Time, the other party's performance of its covenants and the receipt of certain legal opinions to the effect that the Merger qualifies as a tax-free reorganization. See "The Merger--Certain Federal Income Tax Consequences" and "The Plan of Merger-- Conditions to the Merger."

 Escrow Agreement

  Pursuant to an Escrow Agreement to be entered into by Cabletron, Piyush Patel, as a representative of the holders of Yago Common Stock (the "Stockholders Representative"), and First Trust of California, N.A. (the "Escrow Agent") (the "Escrow Agreement"), approximately ten percent (10%) of the shares of Cabletron Common Stock which the stockholders of Yago are initially entitled to receive in the Merger will be withheld and deposited in escrow for eighteen months and will be held and disposed of in accordance with the terms of the Escrow Agreement. Such shares will be available to reimburse Cabletron for breaches of representations, warranties or covenants made by Yago in the Plan of Merger and certain other obligations in the Plan of Merger. See "The Plan of Merger--Indemnification" and "--Escrow."

 Termination

  The Plan of Merger is subject to termination by mutual written consent of Cabletron and Yago and at the option of either Cabletron or Yago if the Merger is not consummated before March 31, 1998. The Plan of Merger is also subject to termination upon the occurrence of certain other events. See "The Plan of Merger--Termination."

                            YAGO STOCKHOLDER ACTIONS

 Last Date for Submission

  The last date upon which written consents may be submitted to Yago is March 23, 1998; Yago, however, may consummate the Merger prior to such date if the requisite consents to approve the Merger are obtained. Written consents should be delivered to Pillsbury Madison & Sutro LLP, Attention: Colin Morris, 2550 Hanover Street, Palo Alto, California 94304 (Facsimile: 650-233-4545) (Telephone 650-233-4665).

 Record Date; Shares Entitled to Consent in Writing

  Holders of record of shares of Yago Stock at the close of business on January 15, 1998 (the "Yago Record Date") are entitled to consent in writing to the proposals described in this Proxy Statement/Prospectus. On the Yago Record Date, there were outstanding 10,688,000 shares of Yago Common Stock, 4,266,000 shares of Yago Series A Preferred Stock and 2,578,948 shares of Yago Series B Preferred Stock. Holders of shares of Yago Stock are entitled to consent in writing for each such share held by the holder on (i) the proposal to approve and adopt the Plan of Merger, the Merger and the transactions contemplated thereby and (ii) the proposal to adopt and approve the 1998 Stock Option Plan. In addition, holders of record of shares of Yago Series A Preferred

Stock and Yago Series B Preferred Stock at the close of business on the Yago Record Date are entitled to consent in writing for each share of Yago Series A Preferred Stock and Yago Series B Preferred Stock, respectively, held by the holder on the proposal to convert each share of Yago Series A Preferred Stock and Yago Series B Preferred Stock, respectively, into one share of Yago Common Stock. See "Yago Stockholder Actions--Requisite Consent; Record Date."

 Purposes of the Written Consents

  The holders of Yago Stock are being asked to consent in writing to (i) the proposal to approve and adopt the Plan of Merger pursuant to which, among other things, Merger Sub will be merged with and into Yago and Yago will become a wholly owned subsidiary of Cabletron, and each outstanding share of Yago Common Stock will be converted into the right to receive (A) shares of Cabletron Common Stock at the Initial Exchange Ratio and (B) upon an Issuance Event, shares of Cabletron Common Stock at the Contingent Exchange Ratio and (ii) the proposal to adopt and approve the 1998 Stock Option Plan. In addition, the holders of Yago Series A Preferred Stock and Yago Series B Preferred Stock are being asked to consent in writing to a proposal to convert immediately prior to the Merger each outstanding share of Yago Series A Preferred Stock and Yago Series B Preferred Stock, respectively, into one share of Yago Common Stock. See "Yago Stockholder Actions--Matters To Be Acted Upon."

 Consent Required

  The approval and adoption by the Yago stockholders of the Plan of Merger, the Merger and the transactions contemplated thereby will require the written consent of the holders of a majority of the outstanding shares of Yago Common Stock and Yago Preferred Stock, acting together as a class, the written consent of the holders of two-thirds of the outstanding shares of the Series A Yago Preferred Stock, acting separately as a class, and the written consent of the holders of two-thirds of the Series B Preferred Stock, acting separately as a class. See "Yago Stockholder Actions--Requisite Consent; Record Date." In addition, Cabletron has required as a condition to its obligation to consummate the Merger that holders of at least 95% of the Yago Stock entitled to vote on the Merger shall have consented in writing to approve the Merger. The approval and adoption of the 1998 Stock Option Plan will require the written consent of the holders of a majority of the Yago Stock.

  The conversion of each outstanding share of Yago Series A Preferred Stock into Yago Common Stock will require the written consent of the holders of two-thirds of the outstanding shares of the Yago Series A Preferred Stock, acting separately as a class. The conversion of each outstanding share of Yago Series B Preferred Stock into Yago Common Stock will require the written consent of the holders of two-thirds of the outstanding shares of the Yago Series B Preferred Stock, acting separately as a class. See "Yago Stockholder Actions-- Requisite Consent; Record Date."

                     CONVERSION OF THE YAGO PREFERRED STOCK

  It is a condition to the consummation of the Merger that each share of Yago Series A Preferred Stock and Yago Series B Preferred Stock be converted into Yago Common Stock prior to the Effective Time. Each share of Yago Series A Preferred Stock and Yago Series B Preferred Stock may be converted into Yago Common Stock at any time, at the election of the holder. In addition, all of the Yago Series A Preferred Stock and Yago Series B Preferred Stock will automatically convert into Yago Common Stock upon the written consent of the holders of two-thirds of the outstanding shares of Yago Series A Preferred Stock and Yago Series B Preferred Stock, respectively.

                  RECOMMENDATION OF YAGO'S BOARD OF DIRECTORS

  The Board of Directors of Yago has unanimously approved the Plan of Merger, the Merger and the transactions contemplated thereby, and recommends that holders of Yago Stock consent in writing to approve and adopt the Plan of Merger, the Merger and the transactions contemplated thereby. See "The Merger--Background of the Merger; Recommendation of Yago's Board of Directors." The Board of Directors has also unanimously approved the 1998 Stock Option Plan and recommends that holders of the Yago Stock consent in writing to approve and adopt the 1998 Stock Option Plan. The Board of Directors of Yago also recommends that holders of Yago Series A Preferred Stock and Yago Series B Preferred Stock consent in writing to the conversion of the Yago Series A Preferred Stock and Yago Series B Preferred Stock, respectively, into Yago Common Stock.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Yago Board of Directors with respect to the Plan of Merger, the Merger and the transactions contemplated thereby, the Yago stockholders should be aware that certain directors and officers of Yago have entered into employment agreements with Cabletron with respect to employment following the Merger. The employment arrangements present these directors and officers with potential conflicts of interest. See "The Merger-- Interests of Certain Persons in the Merger," and "--Employment Agreements."

  In addition, as of the Yago Record Date, Cabletron owned 3,732,750 shares, or 87.5%, of the Yago Series A Preferred Stock, and 789,474 shares, or 30.6%, of the Yago Series B Preferred Stock. Assuming the conversion of the Yago Preferred Stock and the exercise of all outstanding warrants, Cabletron owned 4,522,224 shares, or 25.5%, of the Yago Common Stock. The directors and officers of Yago and their affiliates (other than Cabletron) owned 4,900,000 shares, or 45.8%, of the outstanding Yago Common Stock and 1,789,474 shares, or 69.4%, of the Yago Series B Preferred Stock. Assuming the conversion of the Yago Preferred Stock and the exercise of all outstanding warrants, the directors and officers of Yago and their affiliates (other than Cabletron) owned 6,689,474 shares, or 37.8%, of Yago Common Stock. One of the members of the Board of Directors of Yago is also an officer of Cabletron. In addition, certain holders of the Yago Common Stock, Yago Series A Preferred Stock and Yago Series B Preferred Stock have executed an irrevocable proxy in favor of Cabletron authorizing Cabletron to sign written consents for all the outstanding shares of Yago Stock over which he, she or it has voting control in favor of the approval and adoption of the Plan of Merger. After giving effect to the irrevocable proxies and including its own equity interest in Yago, Cabletron has the right to sign written consents for (i) 4,900,000 shares, or 45.8%, of the outstanding Yago Common Stock, (ii) 3,732,750 shares, or 87.5%, of the Yago Series A Preferred Stock and (iii) 2,578,948 shares, or 100%, of the Yago Series B Preferred Stock. Assuming the conversion of the Yago Preferred Stock and the exercise of all outstanding warrants, Cabletron has the right to sign written consents for 11,211,698 shares, or 63.3%, of the Yago Common Stock. See "The Merger--Interests of Certain Persons in the Merger" and "Principal Stockholders of Yago."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The transaction effected by the Merger is intended to constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, no gain or loss will be recognized for federal income tax purposes by a holder of Yago Common Stock upon receipt of Cabletron Common Stock in exchange for shares of Yago Common Stock pursuant to the Merger. It is a condition to the Merger that Pillsbury Madison & Sutro LLP issue an opinion to the effect that the transaction effected by the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. However, Pillsbury Madison & Sutro LLP is not expected to express any opinion on the federal income tax classification of the transaction effected by the Merger in the event Contingent Shares are issued prior to the Eighteen Month Anniversary. Such opinion will be based on various representations, qualifications and assumptions. Holders of Yago Stock are urged to consult their own tax advisors concerning the specific tax consequences of the Merger to them, including any foreign, state or local tax consequences of the Merger. See "The Merger--Certain Federal Income Tax Consequences."

                        ANTICIPATED ACCOUNTING TREATMENT

  The transaction effected by the Merger is expected to be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. See "The Merger--Anticipated Accounting Treatment."

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

  The rights of stockholders of Yago are currently governed by the DGCL, Yago's Restated Certificate of Incorporation and Yago's Bylaws. Upon consummation of the Merger, stockholders of Yago will become stockholders of Cabletron, and although their rights as stockholders of Cabletron generally will still be governed by the DGCL, the Yago stockholders will at such time also become subject to Cabletron's Restated Certificate of Incorporation and Bylaws. See "Comparison of Stockholder Rights" for a discussion of various differences between the Restated Certificate of Incorporation and Bylaws of Yago and the Restated Certificate of Incorporation and Bylaws of Cabletron.

                                  RISK FACTORS

  IN CONSIDERING WHETHER TO APPROVE THE PLAN OF MERGER, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, YAGO STOCKHOLDERS SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION CONTAINED BELOW UNDER THE CAPTION "RISK FACTORS."

                             EMPLOYMENT AGREEMENTS

  It is a condition to consummation of the Merger that certain specified employees of Yago enter into employment agreements with Cabletron, that such agreements be in full force and effect at the Effective Time and that such employees be employed by Yago immediately prior to the Effective Time. See "The Merger--Employment Agreements."

                               DISSENTERS' RIGHTS

  Holders of Yago Stock who object to the Merger may, under certain circumstances and by following procedures prescribed by the DGCL, exercise dissenters' rights and receive cash for their shares of Yago Stock in an amount equal to the fair value of the Yago Stock as determined pursuant to such procedures. The failure of a dissenting stockholder of Yago to follow the appropriate procedures will result in the termination or waiver of such rights. In the event that a Yago stockholder who attempts to exercise dissenters' rights should fail to make a proper demand for payment or otherwise lose his or her status as a dissenting stockholder, such Yago stockholder shall be entitled to receive from Cabletron the same number of shares of Cabletron Common Stock that such Yago stockholder would have received in the Merger if he or she had not attempted to exercise dissenters' rights. See "The Merger--Dissenters' Rights."

                                 RISK FACTORS

  IN ADDITION TO THE OTHER INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING CABLETRON AND ITS BUSINESS. YAGO STOCKHOLDERS SHOULD CAREFULLY CONSIDER THESE RISK FACTORS PRIOR TO APPROVING THE MERGER. THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. CABLETRON'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS AND IN FORWARD-LOOKING STATEMENTS MADE FROM TIME TO TIME BY CABLETRON ON THE BASIS OF MANAGEMENT'S THEN-CURRENT EXPECTATIONS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED OR REFERRED TO BELOW.

  Competition; Margin. The data networking industry is intensely competitive and subject to increasing consolidation. Competition in the data networking industry has increased in recent periods, and Cabletron expects competition to continue to increase significantly in the future from its current competitors, as well as from potential competitors that may enter Cabletron's existing or future markets. Cabletron's competitors include many large domestic and foreign companies, as well as emerging companies attempting to sell products to specialized markets such as those addressed by Cabletron. Cabletron's primary competitors in the data networking industry are Cisco Systems, Inc., Bay Networks, Inc. and 3Com Corporation. Several large telecommunications equipment companies, including Lucent Technologies, Inc., Nokia Corp. and Northern Telecom Ltd, have begun to compete in the data networking industry and have recently made investments in or acquired several smaller data networking companies. Companies in the data networking industry compete upon the basis of price, technology, and brand recognition. Increased competition could result in price reductions, reduced margins and loss of market share, any or all of which could materially and adversely affect Cabletron's business, financial condition, and operating results and increase fluctuations in operating results. Competitors may introduce new or enhanced products that offer greater performance or functionality than Cabletron's products. There can be no assurance that Cabletron will be successful in selecting, developing, manufacturing and marketing new products or enhancing its existing products or that Cabletron will be able to respond effectively to technological changes, new standards or product announcements by competitors. Any failure to do so may have a material adverse effect on Cabletron's business, financial condition and results of operations. As the data networking industry has grown and matured, customers purchasing decisions have been increasingly influenced by brand recognition. If Cabletron is unable to develop competitive brand recognition, Cabletron's business may be adversely affected.

  In addition to the effects of competition, Cabletron's margins may also decrease as a result of a shift in product mix toward lower margin products, increased sales through lower margin reseller sales channels, increased component costs and increased expenses, including increased research and development and sales, general and administrative costs, which may be necessary in future periods to meet the demands of greater competition. For example, as a result of the acquisition of the NPB, Cabletron expects a higher percentage of its sales to be made through resellers, which may have the effect of reducing Cabletron's margin on those sales, as well as, to a lesser extent, Cabletron's overall margins. Margins in any given period may be adversely affected by additional factors. See "Risk Factors--Fluctuations in Operating Results."

  Cabletron's current and potential competitors have pursued and are continuing to pursue a strategy of acquiring data networking companies possessing advanced networking technologies. The acquisition of these companies allows Cabletron's competitors to offer new products without the lengthy time delays associated with internal product development. As a consequence, competitors are able to more quickly meet the demand for advanced networking capabilities, as well as for so-called "end-to-end" networking solutions. These acquisitions also permit potential competitors, such as telecommunications companies, who lack data networking products and technologies, to more quickly enter data networking markets. The greater resources of the competitors engaged in these acquisitions may permit them to accelerate the development and commercialization of new competitive products and the marketing of existing competitive products to their larger installed bases. There is significant competition among Cabletron and its competitors for the acquisition of data networking companies possessing advanced technologies. As a consequence of this competition, as well as other factors, the prices paid to acquire such companies is typically extremely high relative to the assets and sales of such companies. The greater resources of Cabletron's current and potential competitors will enable them to compete more effectively for the acquisition of such companies. In addition to acquiring other companies, Cabletron's competitors frequently invest in early-stage data networking companies in order to secure access to advanced technologies under development by such companies, to enhance the ability to subsequently acquire such companies and to deter other competitors from obtaining such access or performing such acquisitions. Cabletron expects that competition will increase substantially as a result of the continuing industry consolidations.

  In the past, Cabletron has relied upon a combination of internal product development and partnerships with other networking vendors to broaden its product line to meet the demand for "end-to-end" enterprise-wide solutions. Acquisitions of or investments in other data networking companies by Cabletron's competitors may limit Cabletron's access to commercially significant technologies, and thus its ability to offer products that meet its customers needs.

  Fluctuations in Operating Results. A variety of factors may cause period-to-period fluctuations in the operating results of Cabletron. Such factors include, but are not limited to: (i) the rate of growth of the markets for Cabletron's products, (ii) competitive pressures, including pricing, brand and technological competition, (iii) availability of components, including unique integrated circuits, (iv) adverse effects of delays in the establishment of industry standards, including delays or reductions in customer orders, delays in new product introductions and increased expenses associated with standards compliance, (v) delays by Cabletron in the introduction of new or enhanced products, (vi) changes in product mix, (vii) delays or reductions in customer purchases in anticipation of the introduction of new products by Cabletron or its competitors and (viii) instability of the international markets in which Cabletron sells its products. For example, Cabletron has been experiencing decreased sales for its older line of so-called "shared media" products. The period-to-period rate of decrease has been greater in certain periods than in others and has been difficult to predict. In addition, the financial markets of Asia have experienced significant turmoil, including the decline in value of the Japanese Yen and Korean Won. Backlog as of any particular date is not indicative of future revenue due, in part, to the possibility of order cancellations, customer requested delivery delays, shifting purchasing patterns and inventory level variability. In particular, Cabletron has been experiencing longer sales cycles for its core products as a result of the increasing dollar amount of customer orders and longer customer planning cycles. Also, in the recent past, Cabletron has experienced backend loading of its quarterly sales, making the predictability of the quarterly results highly speculative. These factors, together with increased competition, have led to an increase in sales variability and a decrease in Cabletron's ability to predict aggregate sales demand for any given period. These factors have increased the possibility that the operating results for a quarter could be materially adversely affected by the failure to obtain or delays in obtaining a limited number of large customer orders, due, for example, to cancellations, delays or deferrals by customers. Cabletron plans to continue to invest in research and development, sales and marketing and technical support staff in anticipation of future revenue growth. If growth in Cabletron's revenues in any quarter fails to match Cabletron's expense levels, its earnings and margins would be materially adversely affected. In the third quarter of fiscal 1998, the three month period ended November 30, 1997, a shortfall in orders resulted in a substantial decline in Cabletron's earnings from the prior quarter. On March 2, 1998, Cabletron announced that it presently expects net sales for the fourth quarter of fiscal 1998 to be in the range of $305 million to $320 million, compared to $380.6 million for the fourth quarter of fiscal 1997, and that the primary reasons for the decrease were a shortfall in sales in certain segments in North America, as well as continued softness in Cabletron's Federal Government business. See "Cabletron--Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that net sales will not decrease in future quarters. Any decrease in net sales could have a material adverse affect on Cabletron's business, financial condition and results of operations. As expenses are relatively fixed in the near term, Cabletron may not be able to adjust expense levels to match any expected shortfall in revenues. As the industry becomes more competitive and standards-based, Cabletron is facing greater price competition from its competitors. If Cabletron does not respond with lower production costs, pricing pressures could adversely affect future earnings. Accordingly, past results may not be indicative of future results. There can be no assurance that the announcement or introduction of new products by Cabletron or its competitors, or a change in industry standards, will not cause customers to defer or cancel purchases of Cabletron's existing products, which could have a material adverse effect on Cabletron's business, financial condition or results of operations. The market for Cabletron's products is evolving. The rate of growth of the market and the resulting demand for Cabletron's recently introduced products is subject to a high level of uncertainty. If the market fails to grow or grows more slowly than anticipated, Cabletron's business, financial condition or results of operations would be materially adversely affected.

  Cabletron has announced that it is seeking to better align its business strategy with its target markets, and that it presently expects to incur a pre-tax charge in the fourth quarter of fiscal 1998 of approximately $30 million ($18.2 million or $0.12 per share, after-tax, on a fully diluted basis) related to the realignment. The realignment includes general expense reductions through the elimination of duplicate facilities, consolidation of related operations, reallocation of resources, including the elimination of certain existing projects, and personnel reduction. The pre-tax charge will have a material adverse effect on Cabletron's operating results for the fourth quarter of fiscal 1998. Cabletron may encounter difficulties in achieving the expense reductions intended as a result of the realignment due to, among other factors, additional costs associated with, for example, relocations and employee severance, the need to maintain certain essential, but underutilized, facilities, and delays in implementing planned reductions. Any such difficulties in achieving expense reductions may result in a failure to realize the full amount of the annualized cost savings which is intended to be achieved through the realignment. Any such additional costs may result in charges related to Cabletron's realignment in future quarters.

  In addition to the realignment, Cabletron has defined and is currently implementing a new management and organizational structure. The new management structure includes the creation of certain new senior officer positions and the realignment of certain management reporting structures. A substantial portion of Cabletron's current senior management team has joined Cabletron within the last six months. Cabletron has also restructured its sales and marketing organizations into two business units focused on the enterprise and service provider markets. The implementation of the new management and organization structures, the realignment referred to above and Cabletron's recent acquisitions have required the dedication of the Company's existing management resources, which has resulted in a temporary disruption of Cabletron's business activities. There can be no assurance that such disruption will not continue in future quarters. Any such disruption could have a material adverse effect on Cabletron's business, operating results or financial condition. Over time, the loss of the personnel, facilities and other resources eliminated through the expense reductions may adversely impact Cabletron's ability to generate expected revenue levels.

  Acquisition Strategy. Cabletron has addressed the need to develop new products, in part, through the acquisition of other companies and businesses. Acquisitions, such as the acquisition of the NPB from Digital and the proposed acquisition of Yago, involve numerous risks including difficulties in assimilating the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which competitors have established market positions, and the potential loss of key employees of the acquired company. Achieving the anticipated benefits of an acquisition will depend in part upon whether the integration of the companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The successful combination of companies in the high technology industry may be more difficult to accomplish than in other industries. The combination of such companies will require, among other things, integration of the companies' respective product offerings and coordination of their sales and marketing and research and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. The difficulties of such integration may be exacerbated by the necessity of coordinating geographically separated organizations. The efforts required to successfully integrate acquired companies require the dedication of management resources that may temporarily distract attention from the day-to-day business of Cabletron. The inability of management to successfully integrate the operations of acquired companies could have a material adverse effect on the business and results of operations of Cabletron. The acquisition of early stage companies, such as Yago, poses risks in addition to those identified above. Such companies often have limited operating histories, limited or no prior sales, and may not yet have achieved profitability. In addition, the technologies possessed by such companies are often unproven. The development and marketing of products based upon such technologies may require the investment of substantial time and resources and, despite such investment, may not result in commercially saleable products or may not yield revenues sufficient to justify Cabletron's investment. Further, aggressive competitors often undertake initiatives to attract customers and to recruit key employees of acquired companies through various incentives. In addition to DNPG and Yago, Cabletron has announced that it has other possible acquisitions under consideration. Multiple acquisitions during a period increases the risks identified above, including in particular the difficulty of integrating the acquired businesses and the distraction of management from the day-to-day business activities of Cabletron.

  Cabletron has recently acquired several product lines previously marketed by Digital's NPB pursuant to Cabletron's acquisition of the NPB. See "Business of Cabletron--Recent Product Line Acquisitions." Cabletron's sales of the NPB products is subject to numerous risks. Cabletron's success will be dependent upon its continued development of products that are compatible with and meet the needs of the NPB's installed base of end-user customers, many of whom have made a substantial investment in existing Digital NPB network infrastructure. Substantially all of the NPB's revenues have historically been derived from sales by Digital's worldwide sales force and certain major third party resellers. Under Digital, the NPB had no direct sales force to end users (Digital's direct sales force resides in an independent business unit), and Cabletron is not acquiring any portion of Digital's sales force. Under the Reseller and Services Agreement dated as of November 24, 1997 between Cabletron and Digital, Digital has agreed to resell certain Cabletron products, including the NPB products, and has committed to purchase certain minimum volumes of Cabletron products for resale and internal use. Based on historical revenues of Cabletron, it is expected that Digital will account for substantially in excess of ten percent (10%) of Cabletron's revenues for fiscal 1999. Any failure by Digital to purchase the committed product volumes, either because it is unable to sell or utilize such volumes or otherwise, would have a material adverse impact on Cabletron's business, results of operations and financial condition. In addition, a substantial portion of the NPB's revenues have historically been derived from sales through third party resellers. Cabletron has traditionally derived a smaller portion of its revenues from sales through resellers and, as a consequence, has less experience managing reseller relationships. There can be no assurance that the NPB's resellers will continue to purchase the NPB products from Cabletron or, if they do, that the volume of such purchases will not decline significantly. The products to be sold by Cabletron through Digital's sales force and the NPB's resellers, including the NPB products and certain Cabletron products, may be sold under the Digital brand name and, in many cases, will be specifically adapted for use in existing Digital hardware platforms. Cabletron has limited experience managing the marketing and distribution of a line of products under a brand name or for hardware platforms other than its own. There exists no alternative market for such products. A higher than expected rate of return from resellers, the Company's failure to adequately manage the marketing and distribution of such products, or the loss of material resellers or a material decline in sales volume through the NPB resellers, could have a material adverse effect on Cabletron's business, results of operations or financial condition.

  Retention and Integration of Key Employees. The success of the Merger is dependent on the retention and integration of the key management, engineering and other technical employees of Yago. Competition for qualified personnel in the networking industry is very intense, and competitors often use aggressive tactics to recruit key employees during the period leading up to a merger and during the integration phase following a merger. While it is anticipated that Cabletron will implement retention arrangements for the key employees of Yago, there can be no assurance that such key employees will remain with Yago following the Merger. The loss of services of any of such key employees of Yago could materially and adversely affect Cabletron's business, financial condition and results of operation.

  Volatility of Stock Price. As is frequently the case with the stocks of high technology companies, the market price of Cabletron's stock has been, and may continue to be, volatile. Factors such as quarterly fluctuations in results of operations, increased competition, the introduction of new products by Cabletron or its competitors, expenses or other difficulties associated with assimilating the NPB, the business of Yago and other companies or businesses that have been or may in the future be acquired by Cabletron, changes in the mix of sales channels, the timing of significant customer orders (the average dollar amount of customer orders has increased in recent periods), and macroeconomic conditions generally, may have a significant impact on the market price of the stock of Cabletron. In addition, the stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market price for many high-technology companies and which, on occasion, have appeared to be unrelated to the operating performance of such companies. Past financial performance should not be considered a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods. Any shortfall in revenue or earnings from the levels anticipated by securities analysts could have an immediate and significant adverse effect on the market price of Cabletron's stock in any given period.

  Dependence on Key Personnel and Management of Change. Cabletron's success depends upon the continued contributions of certain key personnel, many of whom would be difficult to replace, including Donald B. Reed, President and Chief Executive Officer. If these key personnel were to leave Cabletron, operating results could be adversely affected. The success of Cabletron will depend on the ability of Cabletron to attract and retain skilled employees, and on the ability of its officers and key employees to manage change successfully. S. Robert Levine has resigned as President, Chief Executive Officer and a director of Cabletron. Craig R. Benson has resigned as Chief Operating Officer of Cabletron and has reduced his day-to-day involvement in the operations of Cabletron, although he remains Chairman of the Board of Directors of Cabletron. The loss of the services of Mr. Levine and Mr. Benson, who had directed both the day-to-day operations and strategic planning for Cabletron, may have a material adverse affect on the business, results of operations and financial condition of Cabletron.

  Technological Changes. The market for networking products is subject to rapid technological change, evolving industry standards and frequent new product introductions, and therefore requires a high level of expenditures for research and development. Cabletron may be required to make significant expenditures to develop such new integrated product offerings. There can be no assurance that customer demand for products integrating routing, switching, hub, network management and remote access technologies will grow at the rate expected by Cabletron, that Cabletron will be successful in developing, manufacturing and marketing new products or product enhancements that respond to these customer demands or to evolving industry standards and technological change, that Cabletron will not experience difficulties that could delay or prevent the successful development, introduction, manufacture and marketing of these products (especially in light of the increasing design and manufacturing complexities associated with the integration of technologies), or that its new product and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Cabletron's business, operating results and financial condition may be materially and adversely affected if Cabletron encounters delays in developing or introducing new products or product enhancements or if such product enhancements do not gain market acceptance. In order to maintain a competitive position, Cabletron must also continue to enhance its existing products and there is no assurance that it will be able to do so. In addition, the demand for traditional "shared media" hubs such as Cabletron's basic MMAC product have been experiencing declines over the last few years, and there can be no assurance that such decline will not accelerate. A portion of future revenues will come from new products and services. Cabletron cannot determine the ultimate effect that new products will have on its revenues, earnings or stock price.

  Product Protection and Intellectual Property. Cabletron's success depends in part on its proprietary technology. Cabletron attempts to protect its proprietary technology through patents, copyrights, trademarks, trade secrets and license agreements. Cabletron believes, however, that its success will depend to a greater extent upon innovation, technological expertise and distribution strength. There can be no assurance that the steps taken by Cabletron in this regard will be adequate to prevent misappropriation of its technology or that Cabletron's competitors will not independently develop technologies that are substantially equivalent or superior to Cabletron's technology. In addition, the laws of some foreign countries do not protect Cabletron's proprietary rights to the same extent as do the laws of the United States. No assurance can be given that any patents issued to Cabletron will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages.

  Although Cabletron does not believe that its products infringe the proprietary rights of any third parties, third parties have asserted infringement and other claims against Cabletron, and there can be no assurance that such claims will not be successful or that third parties will not assert such claims against Cabletron in the future. Patents have been granted recently on fundamental technologies incorporated in Cabletron's products. Since patent applications in the United States are not publicly disclosed until the patent issues, applications may have been filed by third parties which, if issued as patents, could relate to Cabletron's products. In addition, participants in Cabletron's industry also rely upon trade secret law. Cabletron could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights which could have a material adverse effect on Cabletron's business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could effectively block Cabletron's ability to license its products in the United States or abroad. Such a judgment could have a material adverse effect on Cabletron's business, financial condition and results of operations.

  Dependence on Suppliers. Cabletron's products include certain components, including application specific integrated circuits ("ASICs"), that are currently available from single or limited sources, some of which require long order lead times. In addition, certain of Cabletron's products and sub-assemblies are manufactured by single source third parties. With the increasing technological sophistication of new products and the associated design and manufacturing complexities, Cabletron anticipates that it may need to rely on additional single source or limited suppliers for components or manufacture of products and subassemblies. Any reduction in supply, interruption or extended delay in timely supply, variances in actual needs from forecasts for long order lead time components, or change in costs of components could affect Cabletron's ability to deliver its products in a timely and cost-effective manner and may adversely impact Cabletron's operating results and supplier relationships. The NPB products will initially be manufactured by Digital and a third-party contract manufacturer, SCI Technologies, Inc. The failure of either party to continue to manufacture the NPB products or to deliver the NPB products in time for Cabletron to meet its delivery requirements could have a material adverse effect on Cableton's business, financial condition and results of operations.

  Risks Associated with Fixed Exchange Ratio. As a result of the Merger, each outstanding share of Yago Common Stock will be converted into the right to receive .45510932 (the "Initial Exchange Ratio") of a share of Cabletron Common Stock. Because the Initial Exchange Ratio is fixed by a formula tied to the capitalization of Yago it will not increase or decrease due to fluctuations in the market price of Cabletron Common Stock. The specific dollar value of the consideration to be received by Yago stockholders in the Merger will depend on the market price of the Cabletron Common Stock at the Effective Time. In the event that the market price of Cabletron Common Stock decreases or increases prior to the Effective Time, the market value at the Effective Time of the Cabletron Common Stock to be received by Yago stockholders in the Merger would correspondingly decrease or increase. Cabletron Common Stock historically has been subject to substantial price volatility. No assurance can be given as to the market prices of Cabletron Common Stock at any time before the Effective Time or as to the market price of Cabletron Common Stock at any time thereafter. See "--Volitility of Stock Price" and "Market Price Per Share Data."

  Legal Proceedings. Since October 24, 1997, nine stockholder class action lawsuits have been filed against Cabletron and certain officers and directors of Cabletron in the United States District Court for the District of New Hampshire. Cabletron expects that these lawsuits, which are similar in material respects, will be consolidated and will proceed as one class action against Cabletron and certain of its officers and directors. The complaints allege that Cabletron and several of its officers and directors disseminated materially false and misleading information about Cabletron's operations and acted in violation of Section 10(b) and Rule 10b-5 of the Exchange Act during the period between March 3, 1997 and December 2, 1997. The complaints further allege that certain officers and directors profited from the dissemination of such misleading information by selling shares of Cabletron Common Stock during this period. The complaints do not specify the amount of damages sought on behalf of the class. The legal costs incurred by Cabletron in defending itself and its officers and directors against this litigation, whether or not it prevails, could be substantial, and in the event that the plaintiffs prevail, Cabletron could be required to pay substantial damages. This litigation may be protracted and may result in a diversion of management and other resources of Cabletron. The payment of substantial legal costs or damages, or the diversion of management and other resources, could have a material adverse effect on Cabletron's business, financial condition or results of operations.

                      SELECTED HISTORICAL FINANCIAL DATA

  The following selected historical financial data of Cabletron have been derived from its Consolidated Financial Statements, and should be read in conjunction with Cabletron's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Cabletron's Consolidated Financial Statements and Notes thereto included elsewhere in this Proxy Statement/Prospectus. The selected financial data of Yago as of December 31, 1997 and for the period from September 6, 1996 (date of inception) to December 31, 1997, and for the year ended December 31, 1997 have been derived from the Financial Statements of Yago, and should be read in conjunction with Yago's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Yago's Financial Statements and Notes thereto included elsewhere in this Proxy Statement/Prospectus.

                                   CABLETRON

                                                                            NINE MONTHS ENDED
                               YEAR ENDED THE LAST DAY OF FEBRUARY,           NOVEMBER 30,
                         ------------------------------------------------ ---------------------
                            1997       1996      1995     1994     1993      1997       1996
                         ---------- ---------- -------- -------- -------- ---------- ----------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales............... $1,406,552 $1,100,349 $833,218 $602,486 $419,607 $1,065,808 $1,025,997
Income from operations..    320,278    206,935  237,016  176,503  124,023    192,530    234,842
Net income..............    222,125    144,485  156,574  118,321   83,201    136,309    161,789
Net income per share.... $     1.43 $     0.95 $   1.08 $   0.82 $   0.59 $     0.87 $     1.04
Weighted average number
 of shares outstanding..    155,207    151,525  145,125  143,692  141,456    157,527    154,968
BALANCE SHEET DATA:
Working capital......... $  676,336 $  485,152 $381,758 $258,463 $234,114 $  851,893 $  635,885
Total assets............  1,306,855    996,908  702,200  502,377  344,517  1,486,844  1,217,406
Total stockholders' eq-
 uity...................  1,081,498    809,886  593,942  425,719  289,279  1,238,649    999,631

  Included in fiscal 1997 results are $39.2 million (net of tax) of nonrecurring items related to acquisitions consummated during the fiscal year. Excluding these one-time charges, fiscal 1997 net income would have been $261.4 or $1.68 per share, compared to fiscal 1996 net income of $205.4 million or $1.36 per share before nonrecurring acquisition related expenses of $60.8 million (net of tax).

                                     YAGO

                                       PERIOD FROM INCEPTION
                                       (SEPTEMBER 6,  1996)
                                              THROUGH           YEAR ENDED
                                         DECEMBER 31, 1997   DECEMBER 31, 1997
                                       --------------------- -----------------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.............................        $  --               $  --
Loss from operations..................         6,172               5,907
Net loss..............................         6,171               5,911
Net loss per share:
  Basic...............................           --               $ 0.82
  Diluted.............................           --                 0.82
Shares used in computing net loss per
 share:
  Basic...............................           --                7,170
  Diluted.............................           --                7,170
                                                             DECEMBER 31, 1997
                                                             -----------------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.......................           --               $  762
Total assets..........................           --                3,077
Long-term obligations.................           --                  239
Total stockholders' equity............           --                1,635

                          COMPARATIVE PER SHARE DATA

  The following tables set forth certain historical per share data of Cabletron and Yago and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a purchase accounting basis assuming the issuance of .45510932 shares of Cabletron Common Stock in exchange for each share of Yago Common Stock. The additional 5,500,000 shares of Cabletron Common Stock that may be issued to the Yago stockholders upon an Issuance Event are not reflected in the unaudited pro forma combined per share data. The historical Cabletron per share data and the pro forma combined per share data presented below do not give effect to the Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings per Share," as SFAS 128 is not effective for Cabletron until its fourth fiscal quarter ending February 28, 1998. The data presented below will not be materially affected by the SFAS
128. This data should be read in conjunction with the Selected Historical Financial Data and the separate financial statements of Cabletron and Yago included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

                                      NINE MONTH PERIOD ENDED    YEAR ENDED
                                         NOVEMBER 30, 1997    FEBRUARY 28, 1997
                                      ----------------------- -----------------
HISTORICAL PER CABLETRON SHARE(1):
  Net income.........................          $0.87                $1.43
  Book value.........................          $7.83                $6.92

                                      NINE MONTH PERIOD ENDED    YEAR ENDED
                                        SEPTEMBER 30, 1997    DECEMBER 31, 1997
                                      ----------------------- -----------------
HISTORICAL PER YAGO SHARE:
  Net income (loss)..................         $(0.55)              $(0.82)
  Book value.........................         $ 0.20               $ 0.09

                                     NINE MONTH PERIOD ENDED    YEAR ENDED
                                        NOVEMBER 30, 1997    FEBRUARY 28, 1997
                                     ----------------------- -----------------
PRO FORMA COMBINED PER CABLETRON
 SHARE (1)(2):
  Net income........................          $0.83                $1.41
  Book value........................          $7.50                $6.75
                                     NINE MONTH PERIOD ENDED    YEAR ENDED
                                       SEPTEMBER 30, 1997    DECEMBER 31, 1996
                                     ----------------------- -----------------
EQUIVALENT PRO FORMA COMBINED PER
 YAGO SHARE (1)(3):
  Net income........................          $0.38                $0.64
  Book value........................          $3.41                $3.07

--------

(1) The Historical per Cabletron Share, Pro Forma Combined per Cabletron Share and Equivalent Pro Forma Combined per Yago Share information do not include any results from the acquisition of the NPB of Digital. The audited and unaudited Statements of Assets Sold and Statements of Revenue and Direct Operating Expenses of the NPB and the Notes thereto, as well as the Unaudited Pro Forma Combined Financial Statements of Cabletron related thereto are included herein beginning on page F-29.

(2) The pro forma combined per Cabletron share of Common Stock for the nine month period ended November 30, 1997 does not include the Yago results for the three months ended December 31, 1997, but includes the Yago results for the nine months ended September 30, 1997 so that the combined amounts include nine months' results for both Cabletron and Yago. The pro forma combined per Cabletron share of Common Stock for the year ended February 28, 1997 includes the Yago results for the period from the date of inception to December 31, 1996.

(3) The equivalent pro forma combined per Yago share of Common Stock amounts are calculated by multiplying the pro forma combined per Cabletron share amounts by an assumed Initial Exchange Ratio of .45510932 shares of Cabletron Common Stock for each share of Yago Common Stock, based upon the capitalization of Yago as of February 1, 1998. The equivalent pro forma combined per Yago share of Common Stock amounts do not take into account the 5,500,000 Contingent Shares which may be issuable upon an Issuance Event.

                          MARKET PRICE PER SHARE DATA

CABLETRON

  Cabletron Common Stock is listed and traded on the New York Stock Exchange under the symbol "CS." As of February 1, 1998, Cabletron had approximately 3,600 stockholders of record. The following table sets forth the high and low sales prices per share of Cabletron Common Stock as reported on the NYSE for the quarterly periods presented below, which periods correspond to Cabletron's quarterly fiscal periods for financial reporting purposes. The share prices in the following table have been adjusted to reflect the two-for-one stock split of Cabletron Common Stock, which took effect on November 26, 1996.

                                                                   HIGH   LOW
                                                                  ------ ------
FISCAL YEAR ENDED FEBRUARY 29, 1996
  First Quarter.................................................. $27.88 $19.44
  Second Quarter.................................................  32.94  24.31
  Third Quarter..................................................  43.38  26.00
  Fourth Quarter.................................................  41.63  32.94
FISCAL YEAR ENDED FEBRUARY 28, 1997
  First Quarter.................................................. $43.56 $31.63
  Second Quarter.................................................  36.06  26.50
  Third Quarter..................................................  37.13  31.13
  Fourth Quarter.................................................  42.50  28.00
FISCAL YEAR ENDING FEBRUARY 28, 1998
  First Quarter.................................................. $46.50 $27.50
  Second Quarter.................................................  46.13  27.88
  Third Quarter..................................................  36.25  22.94
  Fourth Quarter.................................................  23.56  12.63
FISCAL YEAR ENDING FEBRUARY 28, 1999
  First Quarter.................................................. $15.56 $13.25

YAGO

  There is not an established trading market for the Yago Stock. On the Yago Record Date, there were 54 holders of Yago Common Stock, 2 holders of Yago Series A Preferred Stock and 2 holders of Yago Series B Preferred Stock.

DIVIDEND POLICY

  Neither Cabletron nor Yago has ever paid a cash dividend and each of Cabletron and Yago currently intends to retain all of its earnings for use in its business to finance future growth and, accordingly, does not anticipate paying cash dividends in the foreseeable future.

RECENT CLOSING PRICES

  The high and low sale prices per share of the Cabletron Common Stock as reported on the NYSE on January 13, 1998, the last trading day before the announcement of the proposed Merger, were $13.50 and $12.875. The last reported sale price per share of the Cabletron Common Stock on March 9, 1998, the latest practicable trading day before the printing of this Proxy Statement/Prospectus, was $13.625. Based upon the last reported sale price of Cabletron Stock on March 9, 1998, and an assumed Initial Exchange Ratio equal to approximately .45510932, each share of Yago Stock would be converted in the Merger into the right to receive Cabletron Common Stock having a market value of $6.20. The Initial Exchange Ratio is subject to downward adjustment upon the issuance of additional options, warrants or other securities convertible into shares of Yago Common Stock (other than options granted under the 1998 Stock Option Plan).

  Because the market price of Cabletron Common Stock is subject to fluctuation, the market value of the shares of Cabletron Common Stock that holders of Yago Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR CABLETRON COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR CABLETRON COMMON STOCK. See "Risk Factors-- Volatility of Stock Price" and "--Risks Associated with Fixed Exchange Ratio."

                           YAGO STOCKHOLDERS ACTION

LAST DATE FOR SUBMISSION

  The last date upon which written consents may be submitted to Yago is March 23, 1998 (the "Consent Termination Date"); Yago, however, may consummate the Merger prior to such date if the requisite consents to approve the Merger are obtained. Written consents should be delivered to Pillsbury Madison & Sutro LLP, 2250 Hanover Street, Palo Alto, California 94304, Attention: Colin Morris (Facsimile: 650-233-4545).

MATTERS TO BE ACTED UPON

  Holders of Yago Stock are being asked to consent in writing to (i) a proposal to approve and adopt the Plan of Merger, the Merger and the transactions contemplated thereby, by which Yago would become a wholly owned subsidiary of Cabletron and (ii) a proposal to approve and adopt the 1998 Stock Option Plan. In addition, holders of Yago Series A Preferred Stock and Yago Series B Preferred Stock are being asked to consent in writing to a proposal to convert immediately prior to the Merger each outstanding share of Yago Series A Preferred Stock and Yago Series B Preferred Stock, respectively, into one share of Yago Common Stock. The Board of Directors of Yago has unanimously approved the Plan of Merger, the Merger and the transactions contemplated thereby and recommends the holders of Yago Stock consent in writing to the approval and adoption of the Plan of Merger, the Merger and the transactions contemplated thereby. The Board of Directors of Yago has unanimously approved the 1998 Stock Option Plan and recommends the holders of Yago Stock consent in writing to the approval and adoption of the 1998 Stock Option Plan. The Board of Directors of Yago also recommends that the holders of Yago Series A Preferred Stock and Yago Series B Preferred Stock consent in writing to convert each outstanding share of Yago Series A Preferred Stock and Yago Series B Preferred Stock, respectively, into one share of Yago Common Stock.

REQUISITE CONSENT; RECORD DATE

  The Yago Board of Directors has fixed January 15, 1998 as the Yago Record Date for the determination of the Yago stockholders entitled to consent in writing to the proposals described in this Proxy Statement/Prospectus. Accordingly, only holders of record of shares of Yago Stock on the Yago Record Date will be entitled to consent in writing to the proposals described in this Proxy Statement/Prospectus. As of such Yago Record Date, there were outstanding 10,688,000 shares of Yago Common Stock held by 54 holders of record, and 4,266,000 shares of Yago Series A Preferred Stock held by 2 holders of record, and 2,578,948 shares of Yago Series B Preferred Stock held by 2 holders of record. Each holder of record of shares of Yago Common Stock on the Yago Record Date is entitled to grant his or her consent in writing for each share held on (i) the proposal to approve and adopt the Plan of Merger, the Merger and the transactions contemplated thereby and (ii) the proposal to approve and adopt the 1998 Stock Option Plan. Each holder of record of shares of Yago Preferred Stock on the Yago Record Date is entitled to grant his or her consent in writing for each share held on (i) the proposal to approve and adopt the Plan of Merger, the Merger and the transactions contemplated thereby and (ii) the proposal to approve and adopt the 1998 Stock Option Plan. In addition, each holder of record of shares of Yago Series A Preferred Stock and Yago Series B Preferred Stock on the Yago Record Date is entitled to grant his or her consent in writing to the conversion of each share of Yago Series A Preferred Stock and Yago Series B Preferred Stock, respectively, into one share of Yago Common Stock.

  The approval and adoption by Yago stockholders of the Plan of Merger, the Merger and the transactions contemplated thereby will require the written consent of the holders of a majority of the outstanding shares of Yago Common Stock and Yago Preferred Stock, acting together as a class, the written consent of the holders of two-thirds of the outstanding shares of Yago Series A Preferred Stock, acting separately as a class, and the written consent of the holders of two-thirds of the outstanding shares of Yago Series B Preferred Stock, acting separately as a class. In addition, Cabletron has required as a condition to its obligation to consummate the Merger that holders of at least 95% of the Yago Stock entitled to vote on the Merger shall have consented in writing to approve the Merger. The approval and adoption of the 1998 Stock Option Plan will require the written consent of the holders of a majority of the Yago Stock.

  The conversion of Yago Series A Preferred Stock into Yago Common Stock will require the written consent of the holders of two-thirds of the outstanding shares of Yago Series A Preferred Stock, acting separately as a class. The conversion of Yago Series B Preferred Stock into Yago Common Stock will require the written consent of the holders of two-thirds of the outstanding shares of Yago Series B Preferred Stock, acting separately as a class.

  Approval of the Plan of Merger, the Merger and the transactions contemplated thereby, shall constitute approval of the terms of the Escrow Agreement and the appointment of Mr. Piyush Patel as the representative of the Yago stockholders under the Escrow Agreement. See "The Plan of Merger-- Indemnification" and "--Escrow."

  In addition, as of the Yago Record Date, Cabletron owned 3,732,750 shares, or 87.5%, of the Yago Series A Preferred Stock, and 789,474 shares, or 30.6%, of the Yago Series B Preferred Stock. Assuming the conversion of the Yago Preferred Stock and the exercise of all outstanding warrants, Cabletron owned 4,522,224 shares, or 25.5%, of the Yago Common Stock. The directors and officers of Yago and their affiliates (other than Cabletron) owned 4,900,000 shares, or 45.8%, of the outstanding Yago Common Stock and (ii) 1,789,474 shares, or 69.4%, of the Yago Series B Preferred Stock. Assuming the conversion of the Yago Preferred Stock and the exercise of all outstanding warrants, the directors and officers of Yago and their affiliates (other than Cabletron) owned 6,689,474 shares, or 37.8%, of Yago Common Stock. One of the members of the Board of Directors of Yago is also an officer of Cabletron. In addition, certain holders of the Yago Common Stock, Yago Series A Preferred Stock and Yago Series B Preferred Stock have executed an irrevocable proxy in favor of Cabletron, authorizing Cabletron to sign written consents for all the outstanding shares of Yago Stock over which he, she or it has voting control in favor of the approval and adoption of the Plan of Merger. After giving effect to the irrevocable proxies and including its own equity interest in Yago, Cabletron has the right to sign written consents for (i) 4,900,000 shares, or 45.8%, of the outstanding Yago Common Stock, (ii) 3,732,750 shares, or 87.5%, of the Yago Series A Preferred Stock and (iii) 2,578,948 shares, or 100%, of the Yago Series B Preferred Stock. Assuming the conversion of the Yago Preferred Stock and the exercise of all outstanding warrants, Cabletron has the right to sign written consents for 11,211,698 shares, or 63.33%, of the Yago Common Stock. See "The Merger--Interests of Certain Persons in the Merger" and "Principal Stockholders of Yago."

WRITTEN CONSENTS

  All shares of Yago Common Stock, Yago Series A Preferred Stock and Yago Series B Preferred Stock which are entitled to approve and authorize those actions for which written consent is being sought and whose properly executed consents are received prior to the Consent Termination Date will grant consent to such actions in accordance with the instructions indicated on such consent. If any stockholder has signed and returned a written consent, but no instructions are indicated, such consents will be deemed granted IN FAVOR of
(i) the Plan of Merger, the Merger and the transactions contemplated thereby,
(ii) the 1998 Stock Option Plan and (iii) if applicable, converting the Yago Series A Preferred Stock and Yago Series B Preferred Stock, as the case may be, into Yago Common Stock.

  All expenses of this solicitation of written consents will be borne by Yago and each of Cabletron and Yago will bear their costs of preparing this Proxy Statement/Prospectus. In addition to solicitation by use of the mails, written consents may be solicited by directors, officers and employees of Cabletron and Yago in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Yago will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  YAGO STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. YAGO STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED FORM OF WRITTEN CONSENT.

                                  THE MERGER

GENERAL

  The Plan of Merger provides for the merger of Merger Sub, a wholly owned subsidiary of Cabletron, with and into Yago, with the result that Yago would become a wholly owned subsidiary of Cabletron. For the Merger to be consummated it must be approved by the Yago stockholders and the other conditions specified in the Plan of Merger must be satisfied or waived. The discussion in this Proxy Statement/Prospectus of the Merger and the description of the principal terms and conditions of the Plan of Merger are subject to and qualified in their entirety by reference to the Plan of Merger, a copy of which is attached to this Proxy Statement/Prospectus as Annex A and is incorporated herein by reference. Yago stockholders are urged to read the Plan of Merger in its entirety.

CONVERSION OF SHARES

  Immediately prior to the Merger, it is expected that each share of Yago Series A Preferred Stock and Yago Series B Preferred Stock will be converted into one share of Yago Common Stock. Upon the consummation of the Merger, each then outstanding share of Yago Common Stock will automatically be converted into the right to receive the number of shares of Cabletron Common Stock equal to a fraction (the "Initial Exchange Ratio"), the numerator of which is 6,100,000 and the denominator of which is the sum of (i) the number of shares of Yago Common Stock outstanding immediately prior to the Merger and (ii) the number of shares of Yago Common Stock issuable upon the conversion or exercise of all options, warrants, preferred stock and other securities of Yago convertible into or exercisable for shares of Yago Common Stock that are outstanding immediately prior to the Merger (excluding, however, all such securities owned by Cabletron and the shares of Yago Common Stock issuable upon exercise of options granted under the Yago Systems, Inc. 1998 Stock Option Plan (the "1998 Stock Option Plan")). Based upon the capitalization of Yago as of February 1, 1998, it is currently anticipated that the Initial Exchange Ratio will be approximately .45510932 of a share of Cabletron Common Stock. No fractional shares of Cabletron Common Stock will be issued in the Merger. Instead, the total number of shares of Cabletron Common Stock which each Yago stockholder is entitled to receive will be rounded up to the nearest whole number. Subject to the issuance of the Contingent Shares (as defined below), Cabletron will exchange approximately 6,100,000 shares of Cabletron Common Stock for all the shares of Yago Stock outstanding immediately prior to the Merger, including shares of Yago Stock issuable upon the conversion or exercise of any option, warrant, preferred stock or other security convertible into or exercisable for shares of Yago Stock that are outstanding immediately prior to the Merger (excluding, however, all such securities owned by Cabletron and the shares of Yago Common Stock issuable upon exercise of options granted under the 1998 Stock Option Plan). Based upon the capitalization of Yago and Cabletron as of February 1, 1998, the stockholders of Yago will own Cabletron Common Stock representing less than 4% of the Cabletron Common Stock outstanding immediately after consummation of the Merger.

CONVERSION OF YAGO OPTIONS

  Upon consummation of the Merger, each then outstanding Yago Option will be assumed by Cabletron and will automatically be converted into an option to purchase the number of shares of Cabletron Common Stock (rounded down to the nearest whole number) determined by multiplying the number of shares of Yago Common Stock subject to the Yago Option by the Initial Exchange Ratio, at an exercise price per share equal to the exercise price per share of Yago Common Stock purchasable pursuant to the Yago Option divided by the Initial Exchange Ratio. The other terms of the Yago Options will remain unchanged. Cabletron will file a Registration Statement on Form S-8 with the Commission with respect to the shares of Cabletron Common Stock issuable upon exercise of the assumed Yago Options.

  As of the date of this Proxy Statement/Prospectus, 4,616,532 shares of Yago Common Stock were subject to outstanding Yago Options. Upon the assumption of such Yago Options by Cabletron upon consummation of the Merger, approximately 2,101,026 shares of Cabletron Common Stock will be subject to such options.

CONTINGENT SHARES

  On the Eighteen Month Anniversary (as defined below) of the Merger or, if earlier, upon a Change of Control (as defined below) (each an "Issuance Event"), the Yago stockholders will be entitled to receive, for each share of Cabletron Common Stock received in the Merger or issued after the Merger upon exercise of the

Yago Options (other than Yago Options granted under the 1998 Stock Option
Plan) assumed by Cabletron pursuant to the Plan of Merger, an additional number of shares (the "Contingent Shares") of Cabletron Common Stock equal to a fraction (the "Contingent Exchange Ratio") the numerator of which is (i) $35.00 reduced (but not below zero) by (ii) the average of daily last sales prices of Cabletron Common Stock for a specified period prior to such Issuance Event, (the "Average Price"), and the denominator of which is equal to such Average Price, subject to adjustment as set forth below. In addition, each Yago Option (other than Yago Options granted under the 1998 Stock Option Plan) assumed by Cabletron shall be amended such that (x) the number of shares of Cabletron Common Stock issuable thereunder shall be increased by an amount equal to the product (rounded down to the nearest whole number) of (A) the remaining number of shares of Cabletron Common Stock issuable upon exercise in full of such Yago Option immediately prior to such Issuance Event and (B) the Contingent Exchange Ratio and (y) the exercise price for each share of Cabletron Common Stock issuable thereunder shall be reduced to equal (A) the aggregate exercise price for the remaining shares of Cabletron Common Stock issuable upon exercise in full of such Yago Option immediately prior to such Issuance Event divided by (B) the sum of the number of shares of Cabletron Common Stock issuable upon exercise in full of such Yago Option immediately prior to such Issuance Event and the number of shares of Cabletron Common Stock calculated in accordance with clause (x) of this sentence. In the event that the aggregate number of Contingent Shares issuable in connection with an Issuance Event would exceed 5,500,000 shares of Cabletron Common Stock, then the Contingent Exchange Ratio shall be reduced such that the total number of Contingent Shares issuable upon such Issuance Event equals 5,500,000 shares of Cabletron Common Stock. Further, in no event shall Contingent Shares be issued in respect of any share of Cabletron Common Stock repurchased pursuant to the Repurchase Rights (defined below) in favor of Cabletron. Eighteen Month Anniversary means the 540th calendar day after the Closing. Change in Control means the occurrence of any one of the following events: (i) the consummation of the acquisition of more than fifty percent (50%) of the outstanding voting stock of Cabletron by one person or by two or more persons acting as a partnership, limited partnership, syndicate or other group (other than a tender offer by Cabletron); (ii) the consummation of a merger, consolidation or other reorganization of Cabletron (other than a reincorporation of Cabletron in another jurisdiction), as a result of which more than fifty percent (50%) of Cabletron's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger of consolidation; (iii) the sale, transfer or other disposition of all or substantially all of the assets of Cabletron to a third party who is not an affiliate (including a parent or subsidiary) of Cabletron; or (iv) the Bankruptcy (as defined in the Plan of Merger) of Cabletron.

REPURCHASE RIGHTS

  Certain of the shares of Yago Common Stock outstanding immediately prior to the Merger or issuable upon exercise of Yago Options to be assumed by Cabletron are subject to repurchase by Yago in certain circumstances relating to the termination of employment (the "Repurchase Rights"). Pursuant to the Plan of Merger, the shares of Cabletron Common Stock issued in respect of Yago Common Stock outstanding immediately prior to the Merger or issuable after the Merger upon the exercise of Yago Options assumed by Cabletron, to the extent subject to Repurchase Rights, will remain subject to the same Repurchase Rights, only in favor of Cabletron. In addition, each share of Cabletron Common Stock, if any, issued as a Contingent Share upon an Issuance Event will be subject to the same Repurchase Rights in favor of Cabletron as the underlying share of Cabletron Common Stock for which such Contingent Share was issued. If the Repurchase Rights are exercised, the price to be paid by Cabletron pursuant to the Repurchase Rights for each share of Cabletron Common Stock, if any, repurchased by Cabletron shall equal (A) with respect to shares of Cabletron Common Stock issued in exchange for shares of Yago Common Stock outstanding immediately prior to the Merger (i) the price originally paid to purchase such underlying share of Yago Common Stock divided by (ii) either (x) if no Contingent Shares have been issued, the Initial Exchange Ratio or (y) if Contingent Shares shall have been issued, the sum of (aa) the Initial Exchange Ratio and (bb) the product of the Initial Exchange Ratio and the Contingent Exchange Ratio and (B) with respect to shares of Cabletron Common Stock issued pursuant to any Yago Option (other than Yago Options granted under the 1998 Stock Option Plan) after the Effective Time or otherwise issued in respect of the shares of Cabletron Common Stock issued thereunder, (i) if no Contingent Shares have been issued or if the purchase of such Cabletron Common Stock pursuant to the exercise of the Yago Option occurred after an

Issuance Event, the price paid per share of Cabletron Common Stock at exercise and (ii) if Contingent Shares have been issued subsequent to the purchase of the Cabletron Common Stock pursuant to the exercise of the Yago Option, the price paid per share of Cabletron Common Stock divided by the sum of one plus the Contingent Exchange Ratio.

EXCHANGE OF CERTIFICATES

  Within two business days after the Effective Time (defined below), a letter of transmittal with instructions will be mailed to each Yago stockholder for use in exchanging Yago Stock certificates for Cabletron Common Stock certificates. Upon surrender of a Yago Stock certificate for cancellation to Boston Equiserve, the exchange agent in connection with the Merger, or such other agent or agents as may be appointed by Cabletron, together with such letter of transmittal, duly executed in accordance with the instructions thereto, the holder of such certificate will be entitled to receive in exchange therefor a certificate representing the number of whole shares of Cabletron Common Stock equal to the Initial Exchange Ratio multiplied by the number of shares of Yago Common Stock subject to the Yago Stock certificate being exchanged. Pursuant to the terms of the Escrow Agreement, approximately ten percent (10%) of the shares of Cabletron Common Stock that the Yago stockholders are initially entitled to receive in the Merger will automatically be placed in escrow for approximately eighteen months. It is a condition to the consummation of the Merger that all Yago Series A Preferred Stock and Yago Series B Preferred Stock convert into Yago Common Stock immediately prior to the Effective Time. At such time, each outstanding Yago Series A Preferred Stock certificate and Yago Series B Preferred Stock certificate shall be deemed to evidence the ownership of the number of whole shares of Yago Common Stock into which such share of Yago Series A Preferred Stock or Yago Series B Preferred Stock, as the case may be, shall have been converted. No Yago Common Stock certificates will be issued as a result of such conversion. Accordingly, holders of Yago Series A Preferred Stock and Yago Series B Preferred Stock certificates will exchange such certificates as herein provided.

  Immediately after the Effective Time, each outstanding Yago Stock certificate will be deemed for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of whole shares of Cabletron Common Stock into which the shares of Yago Common Stock evidenced by such Yago Stock certificate shall have been so converted as a result of the Merger and the right to receive the number of Contingent Shares, if any, issuable in respect of such whole shares of Cabletron Common Stock upon an Issuance Event. No fractional shares of Cabletron Common Stock will be issued in the Merger. Instead, the total number of shares of Cabletron Common Stock which each Yago stockholder is entitled to receive will be rounded up to the nearest whole number. No dividends or other distributions with respect to Cabletron Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Yago Stock certificate with respect to the shares of Cabletron Common Stock represented thereby until the holder of record of such certificate surrenders such certificate. Subject to applicable law, following surrender of any such Yago Stock certificate, there will be paid to the record holder of the certificates representing whole shares of Cabletron Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Cabletron Common Stock and at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender.

  If any certificate for shares of Cabletron Common Stock is to be issued in a name other than that in which the Yago Stock certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Yago Stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange have paid to Cabletron or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Cabletron Common Stock in any name other than that of the registered holder of the Yago Stock certificate surrendered, or established to the satisfaction of Cabletron or any agent designated by it that such tax has been paid or is not payable.

HOLDERS OF YAGO STOCK CERTIFICATES SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

NOTIFICATION REGARDING YAGO OPTIONS

  Following the Effective Time, Cabletron will issue, to each person who immediately prior thereto was a holder of an outstanding Yago Option, a document evidencing the assumption of such Yago Option by Cabletron. Such assumption will be automatic and no action will be required on the part of the option holder to convert such holder's Yago Option into an option to purchase shares of Cabletron Common Stock.

EFFECTIVE TIME

  Consummation of the Merger will occur upon the filing of the Certificate of Merger (as defined in the Plan of Merger) with the Secretary of State of the State of Delaware or at such later time as is specified on such certificate (the "Effective Time"). The filing of the Certificate of Merger will occur as soon as practicable after the satisfaction or waiver of all conditions to the closing of the transactions contemplated by the Plan of Merger. The Plan of Merger may be terminated by any party thereto if the Merger shall not have been consummated on or before March 31, 1998. The Plan of Merger is also subject to termination upon the occurrence of certain other events. See "The Plan of Merger-- Conditions to the Merger" and "--Termination."

BACKGROUND OF THE MERGER; RECOMMENDATION OF YAGO'S BOARD OF DIRECTORS

  On September 6, 1996, Yago was incorporated under the laws of the State of Delaware. On September 10, 1996, a meeting was held at which representatives of Cabletron and Yago initiated discussions regarding an investment in Yago by Cabletron. Present at the meeting were Yago founders Piyush Patel, Romulus Pereira and Nilesh Shah, Cabletron's Chief Financial Officer David Kirkpatrick, and Cabletron's Director of Product Management Michael Skubisc. At the meeting the Yago founders presented their business plan that included product descriptions, pricing models, and staffing plans.

  There were no further substantial contacts until November 6, 1996, when Bob Barber, Cabletron's Director of Financial Planning, contacted Mr. Patel to discuss the possible issuance of and investment by Cabletron in Yago Series A Preferred Stock. On November 20, 1996, Yago issued 4,266,000 shares of its Series A Preferred Stock at $.46875 per share, of which Cabletron purchased an aggregate of 3,732,750 shares, or 87.5%. Chris Oliver of Cabletron was subsequently elected to the Board of Directors of Yago on February 28, 1997.

  On February 28, 1997 Mr. Patel met with Chris Oliver, Cabletron's Director of Engineering and Manufacturing, Michael Leland, Cabletron's Director of Telecommunications Marketing, and Ken Lattimer, Cabletron's Director of Engineering, in Sunnyvale, California to discuss Yago's technology, business plan and product development. On April 18, 1997, Mr. Patel, Mr. Oliver, and Mr. Barber met again, this time at Cabletron, where the parties further discussed Yago's product development. Mr. Patel, Mr. Oliver, and Mr. Barber continued these discussions through conference calls held on April 29, 1997 and May 30, 1997. During these meetings, the parties discussed, among other things, product costs and staffing levels with respect to product development. On June 9, 1997 Mr. Oliver visited Yago to follow up on the progress of product development. Mr. Patel visited Cabletron on June 17, 1997 to continue these discussions.

  Cabletron and Yago subsequently explored additional funding options, including the possible offering of and investment by Cabletron in Yago Series B Preferred Stock. On September 17, 1997 Yago issued 2,578,948 shares of its Series B Preferred Stock at $1.90 per share, of which Cabletron purchased 789,474 shares, or 30.6%. Mr. Barber joined the Board of Directors of Yago on February 28, 1997.

  On November 25, 1997 Mr. Barber telephoned Mr. Patel to discuss a possible acquisition of Yago by Cabletron. Mr. Barber resigned from the Board of Directors on December 4, 1997. A meeting followed thereafter in which Mr. Barber met with James Davidson of Hambrecht & Quist LLC to discuss the timing and the proposed terms of the acquisition. A subsequent meeting was held on December 5, 1997 in which Mr. Barber met with Mark Zanoli of Hambrecht & Quist and Mr. Patel.

  During November 1997 and December 1997, representatives from Cabletron met with Yago's management to conduct due diligence on Yago's products, technology and business and financial operations.

  On December 10, 1997, Mr. Barber, together with legal counsel, met with several representatives of Yago. Discussions continued through December 12, 1996. These negotiations and discussions focused on various aspects of the proposed acquisition including (i) developing a mechanism to arrive at the Initial Exchange Ratio and Contingent Exchange Ratio, (ii) the operation of Yago pending the closing of the Merger, (iii) the provisions for termination of the Merger Agreement, (iv) various provisions related to limitations on transactions with third parties and (v) the extent and nature of indemnification to be provided by the Yago shareholders and the associated escrow agreements. Mr. Patel and Mr. Barber finalized the terms and conditions of the proposed Merger during that visit.

  On December 12, 1997 a meeting of the Board of Directors of Yago was held by telephone conference with all directors participating. The Board of Directors of Yago weighed the relative merits of the proposal of Cabletron and concluded that the acquisition of Yago by Cabletron was in the best interests of Yago stockholders. Accordingly, the Board of Directors of Yago, subject to the terms and conditions previously negotiated, authorized Mr. Patel to execute a non-binding letter of intent with Cabletron.

  During the following week, Mr. Patel and Mr. Barber, together with their respective legal advisors, commenced negotiations on the Plan of Merger and various other ancillary agreements. On January 13, 1998, the Board of Directors of Cabletron approved the Plan of Merger and the Merger by unanimous written consent based on its determination that the Merger was advisable and in the best interests of Cabletron and the stockholders of Cabletron, and that the terms upon which shares were to be issued under the Plan of Merger were fair. On January 13, 1998, the Yago Board of Directors also considered the Plan of Merger, which had previously been distributed to the directors, and the transactions contemplated thereby, including the proposed consideration to be paid to Yago stockholders. The Yago Board of Directors reviewed and considered, among other things, the background of the proposed transaction, Yago's strategic alternatives, the terms of the Plan of Merger and the other matters described below under "Yago's Reasons for the Merger." The Yago Board of Directors then approved the Plan of Merger and the Merger by unanimous written consent later that same day and, after determining that the Merger and the consideration to be received by the Yago stockholders was fair and in the best interest of such Yago stockholders, recommended that the stockholders of Yago approve the Plan of Merger and the Merger.

  The Plan of Merger was executed and announced by Cabletron and Yago on January 14, 1998. The terms of the Plan of Merger are the result of arm's length negotiations between representatives of Yago and Cabletron.

YAGO'S REASONS FOR THE MERGER

  In approving the Plan of Merger, the Merger and the transactions contemplated thereby, the Yago Board of Directors considered a number of significant factors, including:

    (i) The business, results of operations, properties and financial condition of Yago and the competitive nature of the industry in which it operates, based, in part, upon presentations by management of Yago, including management's view of the business and financial prospects for Yago if it were to remain independent, taking into account Yago's continued losses from operations, its current position in the switching router market and its size and resources as compared to its competitors.

    (ii) Information available to them concerning Cabletron, its business, size, market characteristics of Cabletron Common Stock and other matters based, in part, on information provided by management of Yago as a result of meetings with Cabletron's management.

    (iii) The relatively limited breadth of Yago's product offerings at a time when the market, and many of Yago's competitors, are moving toward a model of offering fully integrated end-to-end solutions for enterprise customers.

    (iv) The opportunity to access Cabletron's sales channels for the distribution of Yago's products.

    (v) The terms of the Plan of Merger, including the proposed structure of the Merger as a tax-free reorganization under the Code, and the fact that the Contingent Exchange Ratio was established based on the average trading price of Cabletron Common Stock for a specified period prior to the Issuance Event.

    (vi) The Merger Consideration (as defined in the Plan of Merger) represented a premium of approximately 300% over the price paid in September 1997 for the Yago Series B Preferred Stock.

    (vii) The exchange of Yago Stock for Cabletron Common Stock will give current holders of Yago Stock publicly listed shares that trade on the New York Stock Exchange in place of the illiquid Yago Common Stock and the opportunity to participate in the potential growth of Cabletron.

    (viii) The financial resources of Cabletron, which are significantly greater than those of Yago.

  The Yago Board of Directors also identified and considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (i) the risk that the potential benefits sought in the Merger might not be fully realized, if at all; (ii) the possibility that the Merger would not be consummated;

(iii) the risk that despite the efforts of Cabletron, key technical, marketing and management personnel might not choose to remain employed by Cabletron; and
(iv) the other risks described above under "Risk Factors." The Yago Board of Directors believed that certain of these risks were unlikely to occur, while others could be avoided or mitigated by Cabletron, and that, overall, these risks were outweighed by the potential benefits of the Merger.

  The Board did not assign relative weights to the factors or determine that any factor was of particular importance. Rather, the Board of Directors viewed its position and recommendations as being based upon the totality of the information presented to and considered by them.

CABLETRON'S REASONS FOR THE MERGER

  The Cabletron Board of Directors arrived at its unanimous decision to approve the Plan of Merger after consideration of a number of significant factors. Among those factors were:

  (i)Yago's focus on Layer-3/Layer-4 Gigabit Ethernet switching router technology is highly complementary to Cabletron's enterprise LAN technology.

  (ii)Cabletron's expectation that the market for switching routers will be one of the more rapidly growing segments of the LAN/WAN market for the next several years.

  (iii)The ability to leverage the research and development capabilities of Yago by combining its research and development efforts and personnel with those of Cabletron to improve and increase product development.

  In addition, the Cabletron Board of Directors considered, among other matters (i) information concerning Cabletron's and Yago's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position; (ii) the consideration to be received by Yago stockholders in the Merger and the relationship between the market value of Cabletron Common Stock to be issued in exchange for each share of Yago Common Stock and Cabletron's per share reported earnings, earnings before interest and taxes and certain other measures; (iii) a comparison of selected recent acquisition and merger transactions involving high-technology companies; (iv) the belief that the terms of the Plan of Merger, including the parties' respective representations, warranties, and covenants, and the conditions to their respective obligations, are reasonable; and (v) the ability of Cabletron to devote management time and energy to the integration and assimilation of Yago's business and organization should the Merger be consummated.

  The Cabletron Board of Directors also considered negative factors relating to the Merger, including (i) the risks that the benefits sought in the Merger would not be fully achieved, (ii) the risk that the Merger would not be consummated, and (iii) other risks described above under "Risk Factors." The Cabletron Board of Directors believed that these risks were outweighed by the potential benefits to be gained by the Merger.

  In view of the wide variety of factors considered by the Cabletron Board of Directors, the Cabletron Board of Directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered in approving the Plan of Merger and Merger. However, after taking into account all the factors set forth above, the Cabletron Board of Directors determined that the Plan of Merger and Merger were in the best interests of Cabletron and its stockholders and that Cabletron should proceed with the Plan of Merger and the Merger.

CERTAIN CONSIDERATIONS

  In considering whether to approve the Plan of Merger and the transactions contemplated thereby, stockholders of Yago should be aware that the stock price of Cabletron Common Stock at the Effective Time may vary significantly from the price as of the date of execution of the Plan of Merger, the date hereof or the date on which stockholders of Yago consent in writing to the Merger due to changes in the business, operations and prospects of Cabletron, general market and economic conditions, and other factors. Because the market price of Cabletron Common Stock is subject to fluctuation, the market value of the shares of Cabletron Common Stock that holders of Yago Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR CABLETRON COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR CABLETRON COMMON STOCK. See "Risk Factors--Volatility of Stock Price" and "--Risks Associated with Fixed Exchange Ratio."

EMPLOYMENT AGREEMENTS

  It is a condition to the consummation of the Merger that certain specified employees of Yago (the "Yago Employees") enter into employment agreements with Cabletron, that such agreements be in force at the Effective Time and that such employees be employed by Yago immediately prior to the Effective Time. All of the Yago Employees have entered into employment agreements with Cabletron that take effect at the Effective Time.

  The terms of the employment agreements between Cabletron and Piyush Patel, an officer and director of Yago, Romulus Pereira, an officer and director of Yago, and Nilesh Shah, an officer of Yago (the "Founder Employment Agreements"), are substantially identical with the exception of the compensation arrangements.

  Each Founder Employment Agreement begins at the Effective Time, has a term of eighteen months, and provides that the employee will perform such duties and responsibilities as the Board of Directors of Cabletron may designate. The employee is obligated to work for Cabletron on a full-time basis and not to engage in any other business activity directly related to the business of Cabletron except as may be approved by Cabletron. The employee is eligible to participate in Cabletron's employee benefit plans from time to time in effect for Cabletron employees generally. The employee is obligated to assign all intellectual property related to the business of Cabletron developed or conceived by the employee during the employment term to Cabletron and is restricted by confidentiality provisions. Pursuant to the Founder Employment Agreement, the employee also agrees, during the term of employment with Cabletron and for eighteen months thereafter (the "Noncompete Period"), not to engage in any business activity involving the design, manufacture, distribution or sale to LAN and/or WAN markets of gigabit ethernet switching or routing products. In addition, the Founder Employment Agreement obligates the employee not to solicit employees or customers of Cabletron while he is employed by Cabletron and during the Noncompete Period. Under the Founder Employment Agreement, in the event Cabletron terminates the employee without cause, or in the event the employee terminates his or her employment as a result of, among other things, a material diminution in the nature or scope of the employee's responsibilities or duties, the Repurchase Rights in favor of Cabletron on the shares of Cabletron Common Stock received in the Merger or in connection with the issuance of Contingent Shares or upon exercise of Yago Options assumed by Cabletron shall lapse. Further, if the employee is terminated without cause as part of a general layoff of Cabletron, the employee will not be bound by the noncompetition provisions of the Founder Employment Agreement.

  The terms of the employment agreements with certain of the remaining Yago Employees (the "General Employment Agreements") provide for at will employment at a base salary commensurate with his or her base salary with Yago immediately prior to the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Yago Board of Directors with respect to the Merger, stockholders of Yago should be aware that certain officers and directors of Yago have interests in the Merger, including those referred to below, that present them with potential conflicts of interests. In particular, certain officers of Yago have entered into employment agreements with Cabletron that take effect at the Effective Time. See "The Merger-- Employment Agreements." One of the members of the Board of Directors of Yago is also an officer of Cabletron. The Yago Board of Directors was aware of the potential conflicts associated with these matters and considered them along with the other matters described in "The Merger--Background of the Merger; Recommendation of Yago's Board of Directors," "--Yago's Reasons for the Merger" and "--Employment Agreements."

  Pursuant to the Plan of Merger, Cabletron has agreed that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of Yago as provided in its Restated Certificate of Incorporation or Bylaws shall continue in full force and effect for a period of not less than six years from the Effective Time.

  In addition, as of the Yago Record Date, Cabletron owned 3,732,750 shares, or 87.5%, of the Yago Series A Preferred Stock, and 789,474 shares, or 30.6%, of the Yago Series B Preferred Stock. Assuming the conversion of the Yago Preferred Stock and the exercise of all outstanding warrants, Cabletron owned 4,522,224 shares, or 25.5%, of the Yago Common Stock. The directors and officers of Yago and their affiliates (other than Cabletron) owned 4,900,000 shares, or 45.8%, of the outstanding Yago Common Stock and 1,789,474 shares, or 69.4%, of the Yago Series B Preferred Stock. Assuming the conversion of the Yago Preferred Stock and the exercise of all outstanding warrants, the directors and officers of Yago and their affiliates (other than Cabletron) owned 6,689,474 shares, or 37.8%, of Yago Common Stock. One of the members of the Board of Directors of Yago is also an officer of Cabletron. In addition, certain holders of the Yago Common Stock, Yago Series A Preferred Stock and Yago Series B Preferred Stock have executed an irrevocable proxy in favor of Cabletron, authorizing Cabletron to sign written consents for all the outstanding shares of Yago Stock over which he, she or it has voting control in favor of the approval and adoption of the Plan of Merger. After giving effect to the irrevocable proxies and including its own equity interest in Yago, Cabletron has the right to sign written consents for (i) 4,900,000 shares, or 45.8%, of the outstanding Yago Common Stock, (ii) 3,732,750 shares, or 87.5%, of the Yago Series A Preferred Stock and (iii) 2,578,948 shares, or 100%, of the Yago Series B Preferred Stock. Assuming the conversion of the Yago Preferred Stock and the exercise of all outstanding warrants, Cabletron has the right to sign written consents for 11,211,698 shares, or 63.3%, of the Yago Common Stock. See "The Merger--Interests of Certain Persons in the Merger" and "Principal Stockholders of Yago."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain federal income tax consequences of the Merger. This summary is not a complete description of all the tax consequences of the Merger and does not address the tax consequences that may be relevant to particular categories of stockholders subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, foreign individuals and entities, tax-exempt organizations and stockholders who acquired Yago Common Stock pursuant to an employee stock option or otherwise as compensation. Each Yago stockholder's individual circumstances may affect the tax consequences of the Merger to him or her. No information is provided herein with respect to the tax consequences of the Merger under foreign, state or local laws or the tax consequences of transactions effected prior to, concurrently with, or after the Merger (whether or not such transactions are undertaken in connection with the Merger). The tax consequences of the Yago Options and Yago Common Stock subject to Repurchase Rights are not discussed. Moreover, except as provided below, the tax consequences of the Contingent Shares and Escrow Shares (as hereinafter defined under the caption "Plan of Merger--Escrow") are not discussed. The description set forth below is based on existing law and currently applicable United States Treasury regulations promulgated under the Code, judicial authority and current published administrative positions of the Internal Revenue Service, all of which are subject to change either prospectively or retroactively. Any such changes could adversely affect the accuracy of the statements and conclusions set forth herein.

  It is intended that the transaction effected by the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code. It is a condition to the consummation of the Merger that Pillsbury Madison & Sutro LLP issue an opinion to the effect that the transaction effected by the Merger will qualify as a reorganization. However, Pillsbury Madison & Sutro LLP is not expected to express any opinion on the federal income tax classification of the transaction effected by the Merger in the event

Contingent Shares are issued prior to the Eighteen Month Anniversary. Subject to the limitations and qualifications referred to herein and to the discussion below with respect to Contingent Shares and Escrow Shares, if the transaction effected by the Merger qualifies as a reorganization, the following federal income tax consequences will result:

    (i) No gain or loss will be recognized at the Effective Time upon the exchange of Yago Common Stock for Cabletron Common Stock.

    (ii) The aggregate tax basis of the Cabletron Common Stock to be received by Yago stockholders in exchange for their Yago Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Yago Common Stock surrendered in exchange therefor.

    (iii) The holding period of the shares of Cabletron Common Stock to be received in exchange for their Yago Common Stock pursuant to the Merger by Yago stockholders will include the period during which the shares of Yago Common Stock surrendered in exchange therefor were held, provided that such shares of Yago Common Stock were held as capital assets at the Effective Time.

    (iv) No gain or loss will be recognized by Cabletron, Merger Sub, or Yago as a result of the Merger.

    (v) No gain or loss will be recognized by Yago stockholders upon the receipt at the Effective Time of a beneficial interest in the Escrow Shares. A portion of the Yago stockholders' tax basis in their Yago Common Stock will be allocated to the Escrow Shares. No further federal income tax consequences will result from the release of Escrow Shares to Yago stockholders. However, because of the mechanism for determining the number of Escrow Shares to be returned to Cabletron to satisfy a Cabletron claim for indemnity, Yago stockholders will recognize gain or loss for federal income tax purposes upon any such return of Escrow Shares to Cabletron.

    (v) In the event Contingent Shares are received following the Eighteen Month Anniversary, a portion of the Contingent Shares so received will be taxable as ordinary interest income under the "imputed interest" rules. The remaining portion of Contingent Shares will generally be received without recognition of gain or loss. Yago stockholders should consult their tax advisors regarding application of the imputed interest rules to the issuance of Contingent Shares following other Issuance Events. Until such time as the actual number of Contingent Shares to be issued, if any, can be determined, the Yago stockholders' tax basis in their shares of Cabletron Common Stock (including Escrow Shares and the portion of Contingent Shares not constituting interest) will be determined by assuming the Yago stockholders will receive the maximum number of Contingent Shares (ignoring Contingent Shares constituting interest) to which they could be entitled.

  The tax consequences to a stockholder who exercises dissenters' rights with respect to a share of Yago Stock and receives payment for such share in cash will generally not depend on whether the transaction effected by the Merger qualifies as a reorganization. Such stockholder will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder's tax basis in such share and the amount of cash received (provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code) in which case such gain or loss will be capital gain or loss provided that the share of Yago Common Stock was held as a capital asset at the Effective Time.

  No advance ruling will be requested or received from the Internal Revenue Service as to the federal income tax consequences of the Merger. It is a condition to the consummation of the Merger that Pillsbury Madison & Sutro LLP issue an opinion to the effect that the transaction effected by the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, Pillsbury Madison & Sutro LLP is not expected to express any opinion on the federal income tax classification of the transaction effected by the Merger in the event Contingent Shares are issued prior to the Eighteen Month Anniversary. Yago stockholders should be aware that the tax opinion does not bind the Internal Revenue Service and the Internal Revenue Service is therefore not precluded from successfully asserting a contrary opinion. In addition, the tax opinion is subject to certain assumptions and qualifications, including but not limited to an assumption that certain representations made by Cabletron, Yago, Merger Sub, and certain Yago stockholders are true and accurate.

  A successful Internal Revenue Service challenge to the status of the transaction effected by the Merger as a reorganization under Section 368(a) of the Code would result in Yago stockholders recognizing taxable gain or loss with respect to each share of Yago Common Stock surrendered equal to the difference between the stockholder's tax basis in such share and the fair market value of the Cabletron Common Stock to be received pursuant to the Merger. In such event, a stockholder's aggregate tax basis in the Cabletron Common Stock so received would equal its fair market value.

EACH HOLDER OF SHARES OF YAGO STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HIM OR HER (INCLUDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE YAGO OPTIONS, YAGO COMMON STOCK SUBJECT TO REPURCHASE RIGHTS, CONTINGENT SHARES AND ESCROW SHARES), AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES.

ANTICIPATED ACCOUNTING TREATMENT

  The transaction effected by the Merger is expected to be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Under the purchase method, the acquiring company determines the fair value of assets acquired and liabilities assumed; any premium paid over fair value is reflected on the buyer's balance sheet as an intangible asset.

GOVERNMENTAL FILINGS

  Cabletron and Yago do not believe that any governmental filings in the United States are required with respect to the Merger, other than the filing of the Certificate of Merger required to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL and the filing of the Registration Statement with the Securities and Exchange Commission of which this Proxy Statement/Prospectus is a part.

CERTAIN FEDERAL SECURITIES LAW CONSEQUENCES; AFFILIATE LETTERS

  The Cabletron Common Stock to be issued in the Merger has been registered under the Securities Act, thereby allowing those shares to be traded without restriction, except for those shares held by stockholders of Yago or Cabletron who are deemed to control or be under common control with Yago or Cabletron, respectively ("Affiliates"). Affiliates of Yago may not sell their shares of Cabletron Common Stock acquired in the Merger except pursuant to (i) an effective registration statement under the Securities Act covering such shares, (ii) the resale provisions of Rule 145 promulgated under the Securities Act or (iii) another applicable exemption from the registration requirements of the Securities Act. Affiliates of Cabletron may not sell any shares of Cabletron Common Stock except pursuant to an effective registration statement under the Securities Act covering such shares or an applicable exemption from the registration requirements of the Securities Act.

STOCK EXCHANGE LISTING

  The shares of Cabletron Common Stock to be issued in the Merger will be authorized for listing and trading on the NYSE.

DIVIDENDS

  Yago is not permitted under the terms of the Plan of Merger to declare, set aside or pay any dividend in cash, stock, property or otherwise in respect of its capital stock during the period from the date of the Plan of Merger until the earlier of the termination of the Plan of Merger or the Effective Time. Further, neither Cabletron nor Yago has ever paid a cash dividend and Cabletron currently intends to retain all of its earnings for use in its business to finance future growth and, accordingly, does not anticipate paying cash dividends in the foreseeable future.

DISSENTERS' RIGHTS

  THE FOLLOWING SUMMARY OF APPRAISAL RIGHTS UNDER DELAWARE LAW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL, THE COMPLETE TEXT OF WHICH IS ATTACHED HERETO AS ANNEX B. FAILURE TO FOLLOW STRICTLY THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF DISSENTERS' RIGHTS. A YAGO STOCKHOLDER WHO CONSENTS IN WRITING TO THE APPROVAL OF THE PLAN OF MERGER WILL NOT HAVE A RIGHT TO DISSENT FROM THE PLAN OF MERGER.

APPRAISAL RIGHTS

  The stockholders of Yago have the right to demand an appraisal of the fair value of their Yago Stock in accordance with the provisions of Section 262 of the DGCL ("Section 262"), which sets forth the rights and obligations of Yago stockholders demanding an appraisal and the procedures to be followed. Stockholders of Yago who perfect such rights will not be entitled to surrender their Yago Common Stock for payment of the Merger Consideration in the manner otherwise described in this Proxy Statement/Prospectus. Yago stockholders should assume that Yago will take no action to perfect the appraisal rights of any stockholder. Therefore, to exercise his or her appraisal rights, a stockholder should strictly comply with the procedures set forth in Section 262 and is urged to consult his or her legal advisor before electing or attempting to exercise such appraisal rights. Stockholders who consent in writing to the Merger cannot demand appraisal rights, but stockholders are not required to vote their shares of Yago Stock against the Merger in order to obtain appraisal rights. Stockholders who sign and return the written consent included with this Proxy Statement/Prospectus consenting to the Merger, or since written consents properly returned without instructions will be voted in favor of the Merger, with no instructions, will not be entitled to appraisal rights.

  The following is a summary of the procedures to be followed under Section 262, the text of which is attached to this Proxy Statement/Prospectus as ANNEX
B. The summary does not purport to be a complete statement of, and is qualified in its entirety by reference to, Section 262 and to any amendments to such section after the date of this Proxy Statement/Prospectus. Failure to follow any Section 262 procedures may result in termination or waiver of appraisal rights under Section 262. Any stockholder who desires to exercise his appraisal rights should review carefully Section 262 and is urged to consult his legal advisor before electing or attempting to exercise such rights.

  Only a Yago stockholder of record who continuously holds such Yago stock through the Effective Time is entitled to seek appraisal. The demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the holder's Yago Stock certificates. If the Yago Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the Yago Stock is owned of record by more than one person, as in a joint tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a stockholder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares of Yago Stock.

  A record stockholder such as a broker who holds shares of Yago Stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares of Yago Stock held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares of Yago Stock covered by it. Unless a demand for appraisal specifies a number of shares of Yago Stock, such demand will be presumed to cover all shares of Yago Stock held in the name of such record owner.

  Within ten (10) days after the Effective Time, Yago shall notify each Yago stockholder who is entitled to appraisal rights of the approval of the Merger and the Effective Time, which constitutes the notice required under Section
262. Included with this Proxy Statement/Prospectus is a copy of Section 262. Any holder of Yago Stock entitled to appraisal rights may, within the twenty
(20) day period following the mailing of this Proxy Statement/Prospectus, demand in writing from Yago an appraisal of his shares of Yago Stock. Such demand will be sufficient if it reasonably informs Yago of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of his shares of Yago Stock. Failure to make such a demand on or before the end of the twenty (20) day period following the mailing of this Proxy Statement/Prospectus will foreclose a stockholder's right to appraisal. The failure of any Yago stockholder to submit a written consent or the submission of a written consent against the Merger shall not constitute a demand.

  A stockholder may withdraw his demand for appraisal by written request within sixty (60) days after the Effective Time of the Merger, but thereafter the approval of Yago is needed for such a withdrawal. Upon withdrawal of an appraisal demand, a Yago stockholder will be entitled to receive the Merger Consideration.

  Within 120 days after the Effective Time (the "120-Day Period"), in compliance with Section 262, any Yago stockholder who has properly demanded an appraisal and who has not withdrawn his demand as provided above (such Yago stockholders being referred to collectively as the "Dissenting Stockholders") and Yago each has the right to file in the Delaware Court of Chancery (the "Delaware Court") a petition (the "Petition") demanding a determination of the value of the Yago Stock held by all of the Dissenting Stockholders. If, within the 120-Day Period, no Petition shall have been filed as provided above, all rights to appraisal will cease and all of the Dissenting Stockholders who owned Yago Stock will become entitled to receive the Merger Consideration. Yago is not obligated and does not intend to file such a Petition. Any Dissenting Stockholder is entitled, within the 120-Day Period and upon written request to Yago, to receive from Yago a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of Dissenting Stockholders.

  Upon the filing of the Petition by a Dissenting Stockholder, the Delaware Court may order that notice of the time and place fixed for the hearing on the Petition be mailed to Yago and all of the Dissenting Stockholders and be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Delaware Court. The costs relating to these notices will be borne by Yago. If a hearing on the Petition is held, the Delaware Court is empowered to determine which Dissenting Stockholders have complied with the provisions of Section 262 and are entitled to an appraisal of their Yago Stock. The Delaware Court may require that Dissenting Stockholders submit their certificates for notation thereon of the pendency of the appraisal proceedings. The Delaware Court is empowered to dismiss the proceedings as to any Dissenting Stockholder who does not comply with such requirement. Accordingly, Dissenting Stockholders are cautioned to retain their certificates pending resolution of the appraisal proceedings.

  Yago stockholders considering seeking appraisal should have in mind that the fair value of their shares of Yago Stock determined under Section 262 could be more, the same, or less than the Merger Consideration.

  Dissenting Stockholders are generally permitted to participate in the appraisal proceedings. No appraisal proceeding in the Delaware Court shall be dismissed as to any Dissenting Stockholder without the approval of the Delaware Court, and this approval may be conditioned upon terms which the Delaware Court deems just.

  From and after the Effective Time, Dissenting Stockholders will not be entitled to vote their Yago Stock for any purpose and will not be entitled to receive payment of dividends or other distributions in respect of such Yago Stock payable to stockholders of record thereafter.

                    CONVERSION OF THE YAGO PREFERRED STOCK

  It is a condition to the consummation of the Merger that all Yago Series A Preferred Stock and Yago Series B Preferred Stock be converted into Yago Common Stock prior to the Effective Time. Each share of Yago Series A Preferred Stock and Yago Series B Preferred Stock may be converted into Yago Common Stock, at any time, at the election of the holder. In addition, all of the Yago Series A Preferred Stock, upon the written consent of the holders of at least two-thirds of the shares of the Yago Series A Preferred Stock, will convert into shares of Yago Common Stock. In addition, all of the Yago Series B Preferred Stock, upon the written consent of the holders of at least two-thirds of the shares of the Yago Series B Preferred Stock, will convert into shares of Yago Common Stock.

  Each share of Yago Series A Preferred Stock and Yago Series B Preferred Stock converts into a number of shares of Yago Common Stock determined by the applicable conversion ratios set forth in the Restated Certificate of Incorporation of Yago. The conversion ratios for the Yago Series A Preferred Stock and Yago Series B Preferred Stock were initially set at 1:1 subject to adjustments due to stock splits, recapitalizations, reorganizations and certain dilutive stock issuances. As of the date of this Proxy Statement/Prospectus the conversion ratios for both the Yago Series A Preferred Stock and Yago Series B Preferred Stock are 1:1. Accordingly, each share of Yago Series A Preferred Stock and Yago Series B Preferred Stock convert into one share of Yago Common Stock.

  The Yago Series A Preferred Stock and Yago Series B Preferred Stock have certain preferences relative to the Yago Common Stock with respect to the distribution of assets upon the liquidation or winding up of Yago, as well as certain protective voting provisions. The rights, preferences and other characteristics of the Yago Series A Preferred Stock and Yago Series B Preferred Stock are more fully set forth elsewhere in this Proxy Statement/Prospectus. See "Comparison of Stockholder Rights" and "Yago Audited Financial Statements--Note 6."

                              THE PLAN OF MERGER

  The description of the Plan of Merger set forth below does not purport to be complete and is qualified in its entirety by reference to the Plan of Merger, a copy of which is attached to this Proxy Statement/Prospectus as ANNEX A and incorporated herein by reference. Statements in this Proxy Statement/Prospectus with respect to the terms of the Merger are qualified in their entirety by reference to the Plan of Merger. Yago stockholders are urged to read the full text of the Plan of Merger.

REPRESENTATIONS AND WARRANTIES

  The Plan of Merger contains various representations and warranties of the parties, including representations by Yago relating to (i) its organization and qualification to do business, (ii) the full force and effect of its Certificate of Incorporation and Bylaws, (iii) its capitalization, (iv) its authority relative to the Plan of Merger, (v) the conflicts, required filings and consents arising from or necessitated by the Merger, (vi) the compliance and permits necessitated by the Merger, (vii) its financial statements, (viii) the absence of certain changes or events, (ix) the absence of undisclosed liabilities, (x) the absence of litigation, (xi) its employee benefit plans and employment agreements, (xii) its labor matters, (xiii) the accuracy of information supplied in this Proxy Statement/Prospectus and the Registration Statement on Form S-4 (the "Registration Statement"), of which it is a part, relating to Yago, (xiv) the absence of restrictions on its business activities, (xv) its title to property, (xvi) the payment of its taxes, (xvii) its environmental matters, (xviii) its intellectual property, (xix) any interested party transactions, (xx) its insurance, (xxi) its accounts receivable and inventories, (xxii) its equipment, (xxiii) brokerage, finder's or other fees or commissions and (xxiv) the absence of change in control payments. The Plan of Merger also contains representations and warranties of Cabletron and Merger Sub as to (i) their organization and qualification to do business, (ii) the full force and effect of their respective Certificates of Incorporation and Bylaws, (iii) their capitalization, (iv) their authority relative to the Plan of Merger, (v) the conflicts, required filings and consents arising from or necessitated by the Merger, (vi) their SEC filings and financial statements, (vii) the accuracy of information supplied in this Proxy Statement/Prospectus and the Registration Statement of which it is a part relating to Cabletron or Merger Sub, (viii) the absence of certain changes or events, (ix) the absence of undisclosed liabilities, (x) its legal proceedings, (xi) its employee benefits plan, (xii) its environmental matters and (xiii) Cabletron's ownership of Merger Sub and the prior activities of Merger Sub. The representations and warranties made by Cabletron and Merger Sub and the representations and warranties of Yago (other than representations and warranties relating to its authority relative to the Plan of Merger, taxes, and environmental matters) will survive for a period of fifteen months from the closing date of the Merger.

CONDUCT OF CABLETRON'S AND YAGO'S BUSINESS PRIOR TO THE MERGER

  Under the terms of the Plan of Merger, Yago has agreed that, during the period from the date of the Plan of Merger and continuing until the earlier of the termination of the Plan of Merger or the Effective Time, unless Cabletron otherwise agrees in writing, Yago will conduct its business in, and shall not take any action except in, the ordinary course of business and in a manner consistent with past practice other than actions taken by Yago in contemplation of the Merger; and Yago shall use all reasonable commercial efforts to preserve substantially intact the business organization of Yago, to keep available the services of the present officers, employees and consultants of Yago and to preserve the present relationships of Yago with customers, suppliers and other persons with which Yago has significant business relations.

  Yago further agreed that it would not, during the period from the date of the Plan of Merger and continuing until the earlier of the termination of the Plan of Merger or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Cabletron: (a) amend or otherwise change its Restated Certificate of Incorporation or Bylaws;
(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in Yago or any of its affiliates (except for (i) the issuance of shares of Yago Common Stock issuable pursuant to Yago Options which were granted under the Yago 1996 Stock Option Plan and 1998 Stock Option Plan (the "Yago Stock Option Plans") or (ii) in connection with the automatic conversion of all outstanding shares of the Yago Series A Preferred Stock and Yago Series B Preferred Stock and the shares of Yago Series A Preferred Stock issuable upon the exercise of the Yago Series A Preferred Stock Purchase Warrant dated as of June 12, 1997 (the "Warrant") into Yago Common Stock (the "Conversion")); (c) sell, pledge, dispose of or encumber any assets of Yago (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $10,000 in the aggregate); (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock,
(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (except for the issuance of shares of Yago Common Stock issuable pursuant to (A) Yago Options which were granted under the Yago Stock Option Plans or (B) the Conversion and the issuance of shares of Yago Series A Preferred Stock issuable upon the exercise of the Warrant), or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any of its securities, including, without limitation, shares of Yago Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Yago Common Stock, or propose to do any of the foregoing (except for the repurchase of Yago Common Stock pursuant to the Repurchase Rights); (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;
(ii) incur any indebtedness for borrowed money calling for aggregate payments in excess of $20,000 or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $20,000, or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this clause (e); (f) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law, provided Yago may increase wages in the ordinary course of business consistent with Yago's past practice but not more than five percent (5%) for any individual employee and may grant options under the Yago Stock Option Plans to new or existing employees; (g) except to the extent required by law, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable); (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations; (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the unaudited balance sheet of Yago as of September 30, 1997, together with the related statement of operations for the period then ended, or incurred in the ordinary course of business and consistent with past practice; or (j) take, or agree in writing or otherwise to take, any of the actions described in (a) through (i) above.

NO SOLICITATION

  The Plan of Merger provides, subject to certain exceptions, that: (a) Yago cannot, directly or indirectly, through any officer, director, employee, representative or agent (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Yago other than the Merger (each of the foregoing inquiries or proposals referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal; (b) Yago shall immediately notify Cabletron after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to Yago in connection with an Acquisition Proposal or for access to the properties, books or records of Yago or by any person or entity that informs the Board of Directors of Yago that it is considering making, or has made, an Acquisition Proposal, such notice to Cabletron to be made orally and in writing; (c) Yago was obligated to immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Cabletron and Merger Sub) conducted prior to the execution of the Plan of Merger with respect to any of the foregoing and that Yago would not release any third party from the confidentiality provisions of any confidentiality agreement to which Yago is a party; and (d) Yago shall ensure that the officers, directors and employees of Yago and any investment banker or other advisor or representative retained by Yago are aware of the restrictions described in this section.

CONDITIONS TO THE MERGER

  Each party's respective obligation to effect the Merger is subject to, among other things, the satisfaction prior to the Effective Time of the following conditions: (a) immediately prior to the Effective Time, the Commission having declared the Registration Statement of which this Proxy Statement/Prospectus is a part, effective, with no stop order suspending the effectiveness of the Registration Statement having been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus having been initiated or threatened by the Commission;
(b) the Plan of Merger and the Merger having received the Requisite Approvals (as defined below) and exercise of the Warrant and Conversion shall have been consummated; (c) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, any pending proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing or any action taken or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; (d) the absence of any pending or threatened action, suit or proceeding before any governmental authority, administrative agency or court of competent jurisdiction, wherein any unfavorable injunction, judgment, decree, order, ruling or charge would prevent consummation of any of the transactions contemplated by the Plan of Merger or cause any of the transactions contemplated by the Plan of Merger to be rescinded following consummation. Yago shall have received an opinion of Pillsbury Madison & Sutro LLP to the effect that the transaction effected by the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

  The obligations of Cabletron and Merger Sub to effect the Merger are also subject to the following conditions: (a) the accuracy, in all respects, of the representations and warranties of Yago as of the Effective Time with the same force and effect as if made at and as of such time and the receipt of a certificate to such effect signed by the President of Yago; (b) the performance and compliance by Yago with all agreements and covenants required by the Plan of Merger to be performed or complied with by Yago at or prior to the Effective Time and the receipt of a certificate to such effect signed on behalf of Yago by the President and the Chief Financial Officer; (c) Yago having obtained all necessary consents, waivers, approvals, authorizations or orders, and having made all required filings for the due authorization, execution and delivery of the Plan of Merger and the consummation by Yago of the transactions contemplated by the Plan of Merger; (d) the receipt by Cabletron of an opinion from Pillsbury Madison & Sutro LLP, counsel to Yago, regarding the validity of certain actions taken by Yago with respect to the Merger; (e) the receipt by Cabletron and the continuing full force and effect of a "Rule 145 Agreement" by each person who is identified as an "affiliate" of Yago; (f) the termination of all existing registration rights, preemptive rights and rights of first refusal with respect to the purchase of the capital stock of Yago of holders of Yago Stock and the receipt of a certificate to such effect signed on behalf of Yago by the President and the Chief Financial Officer; (g) the execution and delivery to Cabletron of the Escrow Agreement (described below) by each of the Escrow Agent, Yago and the Stockholders Representative; (h) certain specified persons shall have entered into employment agreements with Cabletron, such agreements shall be in full force and effect as of the Effective Time, such persons shall be in the employ of Yago immediately prior to the Effective Time and no such person shall have indicated his or her intention to terminate his or her employment with Yago following the Effective Time; (i) the Warrant shall have been exercised in full, all shares of Series A Preferred Stock issuable pursuant thereto shall have been issued in accordance with the terms of the Warrant, and the shares of Yago Series A Preferred Stock issued pursuant thereto shall have been converted into shares of Yago Common Stock; (j) the Yago Series B Preferred Stock Purchase Warrant dated June 12, 1997 shall have been terminated and of no further force and effect; (k) the Conversion shall have been consummated; (l) each of Piyush Patel, Romulus Pereira and Nilesh Shah (each a "Founding Stockholder") shall have executed the Amended Founder Stock Purchase Agreement confirming that such Amended Founders Stock Purchase Agreement shall be enforceable by Cabletron following the Effective Time to the same extent such agreement was enforceable by Yago prior to the Effective Time; (m) each of the Founding Stockholders and certain of the holders of Yago Preferred Stock shall have executed and delivered to Cabletron Participation Agreements granting an irrevocable proxy to Cabletron to provide written consents for their shares of Yago Stock in favor of the Plan of Merger, the Merger and the transactions contemplated thereby; (n) in addition to obtaining the stockholders approvals required for the Plan of Merger, the Merger and the Conversion (the "Requisite Approvals"), stockholders of Yago holding not less than 95% of the Yago Common Stock outstanding immediately prior the Effective Time (assuming that all shares of Yago Preferred Stock have been converted into Yago Common Stock) shall have either (i) voted for and approved each of the Plan of Merger and the Merger or (ii) approved each of the Plan of Merger and the Merger by written consent; (o) there shall not have occurred any change, effect or circumstance that is likely to be materially adverse to the business, assets, prospects, financial condition or results of operations of Yago or is reasonably likely to delay or prevent the consummation of the transactions contemplated by the Plan of Merger; (p) Yago shall have delivered to Cabletron the audited balance sheet of Yago as of December 31, 1997, together with the related statement of operations for the period then ended; and (q) certain prior consultants to Yago shall have executed and delivered Proprietary Information and Inventions Agreement to Yago.

  The obligation of Yago to effect the Merger is also subject to the following conditions: (a) the accuracy, in all respects, of the representations and warranties of Cabletron and Merger Sub as of the Effective Time with the same force and effect as if made at and as of such time and Yago shall have received a certificate to such effect signed by the Chief Financial Officer of Cabletron; (b) the performance and compliance by Cabletron and Merger Sub in all material respects with all agreements and covenants required by the Plan of Merger to be performed or complied with by them on or prior to the Effective Time, and Yago shall have received a certificate to such effect signed by the Chief Financial Officer of Cabletron; (c) Cabletron and Merger Sub having obtained all necessary consents, waivers, approvals, authorizations or orders, and having made all required filings, for the authorization, execution and delivery of the Plan of Merger and the consummation by them of the transactions contemplated by the Plan of Merger; (d) the receipt by Yago of the written opinion of Ropes & Gray, counsel to Cabletron, regarding the validity of certain actions taken by Cabletron and Merger Sub with respect to the Merger; (e) that Cabletron has caused the Cabletron shares to be issued in the Merger to be approved for quotation, upon official notice of issuance, on the NYSE; (f) the execution and delivery to Yago of the Escrow Agreement (described below) by each of the Escrow Agent, Cabletron and the Stockholders Representative; (g) Cabletron shall have made offers of employment to employees of Yago at the Effective Time; and (h) there shall not have occurred any change, effect or circumstance that is likely to be materially adverse to the business, assets, prospects, financial condition or results of operations of Cabletron and its subsidiaries or is reasonably likely to delay or present the consummation of the transactions contemplated by the Plan of Merger.

TERMINATION

  The Plan of Merger may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Yago: (a) by mutual written consent duly authorized by the Boards of Directors of Cabletron and Yago; (b) by either Cabletron or Yago if the Merger shall not have been consummated by March 31, 1998 (provided that the right to terminate the Plan of Merger under this clause (b) shall not be available to any party whose failure to fulfill any obligation under the Plan of Merger has been the cause of or resulted in the failure of the Merger to occur on or before such date);
(c) by either Cabletron or Yago if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate the Plan of Merger under this clause (c) shall not be available to any party who has not complied with its obligations under the Plan of Merger with respect to taking further actions or ensuring the proper tax treatment of the Merger and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); (d) by Cabletron or Yago, if the Requisite Approvals, the exercise of the Warrant and the Conversion shall not have been completed by March 1, 1998; (e) by Cabletron, if: (i) the Board of Directors of Yago shall withdraw, modify or change its approval or recommendation of the Plan of Merger or the Merger in a manner adverse to Cabletron or shall have resolved to do so; or (ii) the Board of Directors of Yago shall have recommended to the stockholders of Yago an Alternative Transaction (as defined below); or (f) by Cabletron or Yago, (i) if any representation or warranty of Yago or Cabletron, respectively, set forth in the Plan of Merger shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of Yago or Cabletron, respectively, set forth in the Plan of Merger, such that the conditions to the requisite obligations of Cabletron and Merger Sub or Yago, as the case may be, would not be satisfied (either (i) or (ii) above being a "Terminating Breach"), provided, that, if such Terminating Breach is curable prior to March 31, 1998 by Yago or Cabletron, as the case may be, through the exercise of its reasonable best efforts and for so long as Yago or Cabletron, as the case may be, continues to exercise such reasonable best efforts, neither Cabletron nor Yago, respectively, may terminate the Plan of Merger under this clause.

  In the event of the termination of the Plan of Merger pursuant to the preceding paragraphs, the Plan of Merger shall forthwith become void and there shall be no liability on the part of any party thereto or any of its affiliates, directors, officers or stockholders except (i) for certain provisions of the Plan of Merger relating to confidentiality and fees and expenses, which shall survive any termination of the Plan of Merger and (ii) nothing in the Plan of Merger shall relieve any party from liability for any breach of the Plan of Merger.

FEES AND EXPENSES

  All fees and expenses incurred in connection with the Plan of Merger and the transactions contemplated by it will generally be paid by the party incurring such expenses, whether or not the Merger is consummated, except that: (a) in the event the Merger is consummated, Yago shall pay up to $310,000 of investment banking fees and up to $400,000 of other fees and expenses (including legal and accounting fees) incurred by Yago in connection with the Plan of Merger and the consummation of the Merger (collectively, the "Yago Expenses") and thereafter the stockholders of Yago (other than Cabletron) shall be responsible for any fees and expenses incurred in excess of such amount.

INDEMNIFICATION

  Pursuant to the Plan of Merger, the Surviving Corporation agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of Yago (each, a "Yago Indemnified Party") as provided in its Restated Certificate of Incorporation Bylaws shall continue in full force and effect for a period of not less than six years from the Effective Time, except, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether an Yago Indemnified Party's conduct complies with the standards set forth in the Restated Certificate of Incorporation or Bylaws of Yago or otherwise shall be made by independent counsel selected by the Yago Indemnified Party reasonably satisfactory to the Surviving Corporation (whose fees and expenses shall be paid by the Surviving Corporation).

  The representations and warranties of Yago and Cabletron made in the Plan of Merger (other than representations and warranties of Yago with respect to its authority relating to the Plan of Merger, taxes or environmental matters) and in the documents and certificates delivered in connection with the satisfaction of its closing conditions will survive the Merger for a period of fifteen months from the Effective Time and will remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party thereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of the Plan of Merger. The representations and warranties of Yago with respect to its authority relating to the Plan of Merger, taxes or environmental matters, as well as claims based upon fraud, will survive until the expiration of the statutes of limitation applicable to such claims. Claims made within the applicable time periods described above shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid.

  By approving the Plan of Merger, the stockholders of Yago (other than Cabletron) agree to indemnify, defend, protect, and hold harmless each of Cabletron, Merger Sub, the Surviving Corporation and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, a "Cabletron Indemnitee") at all times from and after the date of the Plan of Merger from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such Cabletron Indemnitee as a result of or incident to (i) any breach of any representation or warranty of Yago set forth therein or in any certificate or other document delivered in connection with the satisfaction of its closing conditions (as such representation or warranty would read if all qualifications as to knowledge, materiality and Material Adverse Effect were deleted from it) with respect to which a claim for indemnification is brought by a Cabletron Indemnitee within the applicable survival period described above, (ii) any breach or nonfulfillment by Yago, or any noncompliance by Yago with, any covenant, agreement, or obligation contained therein or in any certificate or other document delivered in connection with the satisfaction of its closing conditions except to the extent waived by Cabletron, (iii) any claim by a holder or former holder of Yago capital stock or options, warrants or other securities convertible into or exercisable for shares of Yago capital stock (the "Convertible Securities") or any other person or entity, seeking to assert, or based upon: (A) ownership or rights of ownership to any shares of capital stock of Yago; (B) any rights of a stockholder of Yago (other than the right to receive the Merger Consideration pursuant to the Plan of Merger or appraisal rights under the applicable provisions of the DGCL), including any option, preemptive rights, or rights to notice or to vote; (C) any rights under the Restated Certificate of Incorporation or Bylaws of Yago. Notwithstanding anything to the contrary in the foregoing, with respect to the Yago stockholders' obligation to indemnify a Cabletron Indemnitee against Damages suffered by such Cabletron Indemnitee in connection with any infringement of third party intellectual property rights and arising from a breach of the representations and warranties relating to the intellectual property rights of Yago, Yago will have no obligation to indemnify such Cabletron Indemnitee for such Damages to the extent that such infringement (i) arises out of the combination of any Yago intellectual property rights with any other components or intellectual property rights where the infringement would not have occurred but for such combination (other than combinations developed or designed by Yago prior to the Closing) or (ii) that is caused by any change or modification made by any Cabletron Indemnitee to any of the Yago intellectual property rights.

  Cabletron has agreed to indemnify the Yago stockholders (other than Cabletron) (the "Yago Indemnitees") after the Effective Time from and against any and all Damages incurred or suffered by the Yago Indemnitees as a result of or incident to (i) any breach of any representation or warranty of Cabletron set forth in the Plan of Merger or in any certificate or other document delivered in connection with the satisfaction of its closing conditions (as such representations or warranty would read if all qualifications as to knowledge, materiality and Material Adverse Effect were deleted from it other than the representation and warranty relating to the absence of certain changes) with respect to which a claim for indemnification is brought by such Yago Indemnities within the applicable survival period described above, (ii) any breach or nonfulfillment by Cabletron, or any noncompliance by Cabletron with, any covenant, agreement, or obligation of Cabletron contained in the Plan or Merger or in any certificate or other document delivered in connection with the satisfaction of its closing conditions except to the extent waived by Yago (the "Stockholder Damages"). Notwithstanding anything to the contrary, the aggregate liability of Cabletron to the Yago Indemnitees shall not exceed $35,000,000.

  Promptly after a Cabletron Indemnitee has received notice of or has knowledge of any claim by a person not a party to the Plan of Merger (a "Third Person") or the commencement of any action or proceeding by a Third Person, the Cabletron Indemnitee shall, as a condition precedent to a claim with respect thereto being made against the escrow, give the Stockholders Representative written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not affect the Cabletron Indemnitee's right to indemnification pursuant to the Plan of Merger with respect to such claim, action or proceeding, except to the extent that the Stockholders Representative has, or the stockholders have, been actually prejudiced as a result of such failure. If the Stockholders Representative notifies the Indemnitee within 30 days from the receipt of the foregoing notice that he wishes to defend against the claim by the Third Person and if the estimated amount of the claim, together with all other claims made against the Escrow Funds (as defined in the Escrow Agreement) that have not been settled, is less than the remaining balance of the Escrow Funds, then the Stockholders Representative shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to the Cabletron Indemnitee, and the Stockholders Representative shall be entitled to reimbursement out of the Escrow Funds for such defense. The Cabletron Indemnitee may participate in the defense, at its sole expense, of any such claim for which the Stockholders Representative shall have assumed the defense pursuant to the preceding sentence; provided, however, that the Cabletron Indemnitee shall control the defense of any claim or proceeding that in the Cabletron Indemnitee's reasonable judgment could have a material and adverse effect on the Cabletron Indemnitee's business apart from the payment of money damages. The Cabletron Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Stockholders Representative has not assumed the defense of any claim. Whether or not the Stockholders Representative shall have assumed the defense of any claim, neither the Cabletron Indemnitee nor the Stockholders Representative shall make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of the party controlling the defense to act upon a request for consent to such settlement within five business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of these indemnification provisions, but shall not be dispositive of the amount of Damages as between the stockholders of Yago and the Cabletron Indemnitee.

  All claims for indemnification by a Cabletron Indemnitee shall be paid solely from the Escrow Funds. To the extent that Cabletron, Merger Sub, or the Surviving Corporation or another Cabletron Indemnitee makes a claim against the Escrow Funds pursuant to the Escrow Agreement, and such claim is paid in shares of Cabletron Common Stock, then for purposes of such payment, the shares of Cabletron Common Stock shall be valued at the average of the daily last sales price of the Cabletron Common Stock on the NYSE for the twenty consecutive trading days ending on the date of payment.

  The stockholders of Yago shall not be required to indemnify any Cabletron Indemnitee except to the extent that Damages suffered by such Cabletron Indemnitee, together with Damages suffered with respect to all other claims for indemnification pursuant to the Plan of Merger, exceeds $667,000 (the "Threshold"); provided, however, that after such Threshold is reached the Yago stockholders shall be required to pay 74.98% of all amounts by which such aggregate amount of Damages exceed $250,000 (the "Indemnity Basket") (net of any insurance proceeds actually received by Cabletron). Notwithstanding anything else to the contrary, with respect to any Damages relating to litigation involving the infringement of the intellectual property rights of any third party, once the Threshold has been met with respect to all claims for indemnification under the Plan of Merger the Yago stockholders shall pay only twenty-five percent (25%) of the legal fees and expenses associated with such litigation in excess of the Indemnity Basket.

ESCROW

  In order to secure the indemnification obligations of the Yago stockholders under the Plan of Merger, approximately ten percent (10)% of the Cabletron Common Stock to be issued in the Merger (the "Escrow

Shares") will be held in escrow. Immediately prior to the Effective Time, Cabletron, the Stockholders Representative (on behalf of Yago stockholders) and the Escrow Agent will enter into the Escrow Agreement. Each Yago stockholder will have voting rights with respect to the Escrow Shares so long as such Escrow Shares are held in escrow, and Cabletron will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to the Escrow Agreement, the Yago stockholders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of the Escrow Agreement. The Escrow Agreement will remain in effect for a period of eighteen months from the Effective Time.

                             BUSINESS OF CABLETRON

GENERAL

  Cabletron develops, manufactures, markets, installs and supports a wide range of standards-based local area network ("LAN") and wide area network ("WAN") connectivity hardware and software products including intelligent switches and hubs, remote access devices, and sophisticated management software. Cabletron delivers products to address the full range of networking technologies, including Ethernet, Fast Ethernet, Gigabit Ethernet, Token Ring, fiber distributed data interface ("FDDI"), asynchronous transfer mode ("ATM"), integrated services digital network ("ISDN"), frame relay and network management software. Cabletron's networking strategy, known as Synthesis(R), is a strategic framework which combines infrastructure products and technologies, automated management tools, and support services. Synthesis allows the creation of a network with enhanced performance and capabilities, manageability, and reliability and a lower overall cost structure. Cabletron's core products include the SmartSwitch hardware product family and Spectrum network management software. The SmartSwitch product family, built upon Cabletron's proprietary SmartSwitch application specific integrated circuits ("ASICs") and architecture, includes the SmartSwitch 9000 product line, Cabletron's enterprise-level backbone switching chassis and modules, the SmartSwitch 6000 product line, Cabletron's wiring closet-level solution, the SmartSwitch 2000 product line, Cabletron's standalone, workgroup-level switches, and SmartSTACK, a desktop Ethernet switch. Cabletron's hardware products also include the MMAC, a wiring closet smart hub, and other Ethernet, ISDN, and frame relay products. All of Cabletron's intelligent networking products are managed by SPECTRUM(R), Cabletron's sophisticated enterprise-wide network management system. Cabletron also produces and supports other network products, such as adapter cards, other interconnection equipment, wiring cables, and file server products, and provides a wide range of networking services. Cabletron believes that its broad product line and its ability to provide full service capabilities enable it to offer its customers "The Complete Networking Solution."

  Cabletron is a Delaware corporation organized in 1988. The executive offices of Cabletron are located at 35 Industrial Way, Rochester, New Hampshire 03866 (Telephone: (603) 332-9400).

RECENT PRODUCT LINE ACQUISITIONS

 Fiscal 1998 Acquisitions

  Effective February 7, 1998, Cabletron consummated the acquisition of certain of the assets of the Network Products Business ("NPB") of Digital Equipment Corporation ("Digital") pursuant to an asset purchase agreement (the "Asset Purchase Agreement") dated November 24, 1997, as amended, by and among Cabletron, Ctron Acquisition Co., Inc., a wholly owned subsidiary of Cabletron ("Ctron"), and Digital. The NPB, now known as the "DIGITAL Network Products Group, a Cabletron Systems, Inc. Company" (the "DNPG"), develops and supplies a wide range of data networking hardware and software, including LAN and WAN products. The NPB's products span a wide range of networking technologies, including Ethernet, Fast Ethernet, FDDI and ATM switching technologies. The purchase price for the acquisition was approximately $430.0 million, before closing adjustments, consisting of cash and product credits. The acquisition was accounted for by Cabletron under the purchase method of accounting. The closing on February 7, 1998 extended to the assets and personnel located in the United States and the inventory worldwide. The remaining international assets and personnel are expected to be transferred as issues in individual countries are resolved. The audited and unaudited Statements of Assets Sold and Statements of Revenue and Direct Operating Expenses of the NPB and the Notes thereto, as well as the Unaudited Pro Forma Combined Financial Statements of Cabletron related thereto are included herein beginning on page F-29.

  Cabletron and Digital have also entered into the Reseller Agreement dated as of November 24, 1997 (the "Reseller Agreement") pursuant to which Digital designated Cabletron as its Strategic Network Products Partner and was appointed by Cabletron as a reseller of certain Cabletron products (including the products previously sold by the NPB), Cabletron designated Digital as its Strategic Network Services Partner, and Cabletron agreed to sell and Digital agreed to purchase, for internal use and resale, certain minimum volumes of products during the term of the Reseller Agreement, which extends through June 30, 2001. The minimum volumes are subject to downward or upward adjustment in certain instances. During the term of the Reseller Agreement, Cabletron will operate the NPB under the name "DIGITAL Network Products Group, a Cabletron Systems, Inc. Company."

 Fiscal 1997 Acquisitions

  In July 1996, Cabletron acquired ZeitNet Inc. ("ZeitNet"), a privately held manufacturer and a leader in providing high-quality, low-cost solutions for connecting applications, servers and workgroups to high-performance ATM networks. Under the terms of the agreement, Cabletron issued approximately 3.3 million shares of common stock for all of the outstanding shares of ZeitNet (as well as all shares to be issued pursuant to ZeitNet options assumed by Cabletron) in a transaction accounted for as a pooling of interests.

  In August 1996, Cabletron acquired Network Express, Inc. ("Network Express"), a publicly held manufacturer and a provider of ISDN high-speed LAN switched access solutions. Under the terms of the agreement, Cabletron issued approximately 2.9 million shares of common stock for all of the outstanding shares of Network Express (as well as all shares to be issued pursuant to Network Express options assumed by Cabletron) in a transaction accounted for as a pooling of interests.

  In December 1996, Cabletron acquired Netlink, Inc. ("Netlink"), a privately held manufacturer and supplier of frame relay access solutions for multi-protocol, mission-critical networks. Under the terms of the agreement, Cabletron issued approximately 3.8 million shares of common stock for all of the outstanding shares of Netlink (as well as all shares to be issued pursuant to Netlink options assumed by Cabletron) in a transaction accounted for as a pooling of interests.

  In February 1997, Cabletron acquired The OASys Group, Inc. ("OASys"), a privately-held developer of software used to manage telecommunications devices and connections in high-speed, fiber-optic networks. Cabletron issued approximately 226,000 shares of common stock for all of the outstanding shares of OASys (as well as all shares to be issued pursuant to OASys options assumed by Cabletron) in a transaction accounted for as a purchase.

 Fiscal 1996 Acquisitions

  In order to broaden the range of switching products offered by the Company, in January 1996 Cabletron acquired the Enterprise Networks Business Unit ("ENBU") of Standard Microsystems Corporation for $85.7 million. The products acquired from the ENBU include standalone Fast Ethernet switches, as well as a modular chassis offering several networking technologies. The transaction was accounted for as a purchase.

KEY PERSONNEL

  On September 1, 1997, S. Robert Levine resigned as President, Chief Executive Officer and director of Cabletron and Donald B. Reed was appointed to the positions of President, Chief Executive Officer and director of Cabletron. On the same date, Craig R. Benson resigned as Chief Operating Officer of Cabletron. In addition, Mr. Benson has reduced his day-to-day involvement in Cabletron. Mr. Benson remains the Chairman of the Board of Directors of Cabletron.

PRODUCTS AND SERVICES

  Cabletron's products and services are grouped into the areas discussed below.

 SmartSwitches and Hubs, and Related Products

  SmartSwitch 9000 (MMAC Plus). The SmartSwitch 9000 (MMAC Plus) is an enterprise-level backbone switching chassis. The SmartSwitch 9000, with its high bandwidth (aggregate bandwidth 60 Gbps), switching rate (aggregate switching rate of 10 million packets/cells per second) and modularity (up to 14 interface modules), is designed to operate as the central switching hub for networks containing large numbers of nodes and multiple disparate networking technologies. Each SmartSwitch 9000 module supports one or more of the following technologies: ATM Cell Switching, SecureFast Packet Switching (Cabletron's own standards-based switching technology), SecureFast Virtual Networking and network layer routing or standard MAC layer bridging. In addition to accommodating the latest networking technologies, the SmartSwitch 9000 is designed to integrate customers' legacy systems. The SmartSwitch 9000, like all members of the SmartSwitch family, is designed to be highly fault tolerant.

  SmartSwitch 6000. The SmartSwitch 6000, based upon Cabletron's SmartSwitch architecture, is a switch intended primarily for the wiring closet environment. The SmartSwitch 6000, which principally provides interconnectivity between Fast Ethernet, ATM or FDDI backbone connections and local Ethernet connections, accepts up to five SmartSwitch modules, including a thirteen port 10 Mbps Ethernet module, a two port 100 Mbps Fast Ethernet module, a single port FDDI module and an ATM module. By allowing virtually any combination of these modules, the SmartSwitch 6000 provides customers with substantial flexibility.

  SmartSwitch 2200. The SmartSwitch 2200 is a standalone switch that provides twenty-four 10 Mbps switch ports and two 100 Mbps switch ports and has been designed specifically for use at the workgroup or desktop level of the enterprise. The SmartSwitch 2200 offers both high-performance Ethernet switching and also high-speed backbone connections through either Fast Ethernet, FDDI, or ATM.

  SmartSTACK. The SmartSTACK Ethernet switch is a standalone desktop switch that provides twenty-five ports of 10Base-T Ethernet connectivity with a fixed 100Base-TX and a modular 100Base-X uplink capacity. The SmartSTACK Fast Ethernet switch provides sixteen ports of 10/100 Mbps Fast Ethernet switching with two uplink ports for 100Base-X connections.

  MMAC. First introduced in 1988, the Multi Media Access Center ("MMAC") provides centralized management and connectivity for any standard LAN or WAN through a variety of networking technologies. The MMAC supports both previously existing networking technologies such as Ethernet, Token Ring, FDDI and Systems Network Architecture ("SNA") as well as emerging advancements including ATM and Cabletron's own SecureFast Switching. With more than one hundred MMAC interface modules available, customers can custom configure a network according to their particular needs. As requirements change, the MMAC can be reconfigured to provide a smooth migration to higher bandwidth technologies.

  ATX. Cabletron's ATX provides high-performance, multiprotocol LAN solutions for high-capacity backbone or departmental networks. The ATX permits high-bandwidth switching between Ethernet, Fast Ethernet, Token Ring and FDDI, with full connectivity to ATM.

 Wide Area Networking Products

  Cabletron's CyberSWITCH family of products include small office/home office connectivity, remote solutions, high-density central site platforms and frame relay solutions. These products have been developed both internally and through the acquisitions of Network Express and Netlink.

 Network Management Software

  As enterprise networks grow in number, become more diverse and complex and incorporate increasing bandwidth capacity, organizations require more sophisticated network management systems. SPECTRUM, Cabletron's enterprise-wide network management software, allows network administrators to monitor and control all of the physical layer components making up a worldwide network. SPECTRUM, which integrates a graphical user interface and a UNIX-based client/server architecture, provides powerful network management tools in an easy-to-use, scaleable and distributed environment. SPECTRUM incorporates Induction Modeling Technology ("IMT"), a form of artificial intelligence that provides SPECTRUM with the ability to model every element of the network, including physical cables, network devices, and applications. SPECTRUM is designed to enable network administrators to view worldwide enterprise networks and diagnose, actively anticipate and correct problems at many levels, including the individual node level. Cabletron has developed SPECTRUM modules for a wide range of network products, including over 110 applications for third-party products. Cabletron plans to continue to develope SPECTRUM system enhancements and modules to increase the number of third-party network products for which SPECTRUM is applicable.

  Cabletron believes that SPECTRUM has helped to establish Cabletron as a leader in the field of network management software and contributes to the market acceptance of its interconnectivity hardware. SPECTRUM is sold both to purchasers of Cabletron's LAN and WAN products and on a stand-alone basis as a network management platform.

 Network Interconnection Equipment

  Cabletron manufactures a line of a dual-port and multiport stand-alone repeaters, which are designed to connect up to eight Ethernet/IEEE 802.3 segments together or to an Ethernet backbone. Cabletron also produces Desktop Network Interface ("DNI") cards, which enable the user to connect directly to 10BASE-T unshielded twisted pair, fiber optic or coaxial cabling via a built-in transceiver on the card, and provide high-speed Ethernet and Token Ring data connections for various personal computer platforms.

 Service and Support

  In addition to manufacturing a broad line of network equipment, Cabletron also offers a wide range of services for networks, including service maintenance; consulting, design and configuration; product planning; project management; training; testing, certification and documentation; and performance analysis. Cabletron offers comprehensive training programs to ensure that customers receive the maximum benefit from their networks. Cabletron's service group forms an integral part of Cabletron's marketing strategy, as it constitutes a key element of the complete networking solution offered by Cabletron. Cabletron believes that the combination of its broad line of networking products, its emphasis on service, and its close acquaintance with customers' needs enable it to compete effectively.

 Other Products

  Cabletron's other products include test equipment designed to analyze networks and protocols and to verify proper installation and operation of the network, cabling, transceivers, repeaters and other devices. Cabletron also sells electronically-tested Ethernet coaxial cable, shielded twisted pair (IBM-type) wire, unshielded twisted-pair wire and optical fiber cut to specific lengths.

DISTRIBUTION AND MARKETING

  Cabletron distributes its products through a substantial direct sales force that is supplemented by several distributors and other resellers through the Synergy Plus Program. Cabletron's direct sales are made by approximately 200-plus sales representatives located in 33 countries around the world. This direct sales force is supplemented by more than 2,750 people located at Cabletron's headquarters and regional in-house technical services and sales support staff. Cabletron believes that its ratio of in-house sales, marketing and technical services and sales support staff to field sales force is among the highest in the industry and contributes significantly to the effectiveness of its field sales force. Cabletron's international locations use various sales strategies tailored to the preferred channels of distribution for each country. Such strategies include a direct sales presence, a direct sales force working with local distributors or a combination of the two. The Synergy Plus Program is a blueprint for resellers that outlines the building blocks of a business relationship with Cabletron. The blueprint sets forth the principles of the relationship, including level of information and training, business support and services, pricing structure, and levels of organization. Synergy Plus offers a comprehensive, well-defined business strategy, a clear pricing policy, and effective support in sales and marketing.

  Cabletron employs several methods to market its products, including regular participation in trade shows as both a vendor and networker, frequent advertisement in trade journals, regular attendance by corporate officers at press briefings and trade seminars, submission of demonstration products to selected customers for evaluation, and direct mailings and telemarketing efforts.

CUSTOMERS

  Cabletron's end-user customers include commercial, industrial and manufacturing companies; federal, state and local government agencies; brokerage and investment banking firms; multinational and international companies; insurance companies and other financial institutions; universities; and leading accounting and law firms.

  In fiscal 1997, no single customer represented more than 3% of Cabletron's net sales, and Cabletron's top ten customers represented, in the aggregate, approximately 13% of its net sales. Net sales to the federal government accounted for approximately 12% of Cabletron's sales during the last fiscal year. Most of Cabletron's contracts with the federal government are on a fixed-price basis. The books and records of Cabletron are subject to audit by the General Services Administration, the Department of Labor and other government agencies.

RESEARCH AND DEVELOPMENT

  During fiscals years 1997, 1996 and 1995, research and development expenses were $161.7 million, $127.3 million and $89.1 million, respectively. Cabletron believes that as networks grow larger and more complex, end-user's evaluation of network technology will increasingly be based on the software component of products, particularly in the area of network control management. As of February 28, 1997 approximately 60% of the personnel in Cabletron's research and development department consisted of software development personnel. The remaining personnel were involved in hardware development.

SUPPLY OF COMPONENTS

  Cabletron's products include certain components, including ASICs, that are currently available from single or limited sources, some of which require long order lead times. In addition, certain of Cabletron's products and sub-assemblies are manufactured by single source third parties. With the increasing technological sophistication of new products and the associated design and manufacturing complexities, Cabletron anticipates that it may need to rely on additional single source or limited suppliers for components or manufacture of products and subassemblies. Any reduction in supply, interruption or extended delay in timely supply, variances in actual needs from forecasts for long order lead time components, or change in costs of components could affect Cabletron's ability to deliver its products in a timely and cost-effective manner and may adversely impact Cabletron's operating results and supplier relationships.

MANUFACTURING

  Since Cabletron manufactures and assembles virtually all of its current products (excluding the NPB products), it maintains direct control over production, quality and product availability. By controlling its manufacturing process, Cabletron is able to maintain a strict quality control program, respond to changes in market demand and offer its customers modified or customized products. The NPB products will intially be manufactured by Digitial and a third-party contract manufacturer.

INTELLECTUAL PROPERTY

  Cabletron's success depends in part on its proprietary technology. Cabletron attempts to protect its proprietary technology through patents, copyrights, trademarks, trade secrets and license agreements. Cabletron believes, however, that its success will depend to a greater extent upon innovation, technological expertise and distribution strength. There can be no assurance that the steps taken by Cabletron in this regard will be adequate to prevent misappropriation of its technology or that Cabletron's competitors will not independently develop technologies that are substantially equivalent or superior to Cabletron's technology. In addition, the laws of some foreign countries do not protect Cabletron's proprietary rights to the same extent as do the laws of the United States. No assurance can be given that any patents issued to Cabletron will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages.

BACKLOG

  Cabletron's backlog at February 28, 1997 was approximately $125.0 million, compared with backlog at February 29, 1996 of approximately $129.5 million. Cabletron's backlog at November 30, 1997 was approximately $120.2 million, compared with backlog at November 30, 1996 of approximately $129.8 million. In general, orders included in backlog may be canceled or rescheduled by the customer without significant penalty. Therefore, backlog as of any particular date may not be indicative of Cabletron's actual sales for any succeeding fiscal period.

INVENTORY AND WORKING CAPITAL

  Cabletron's policy is to maintain a sufficient inventory of products to permit the shipping of most customer orders that require rapid delivery within 24 to 48 hours of receipt. This delivery policy requires higher levels of inventory than those of other companies in the networking industry.

EMPLOYEES

  As of February 28, 1998, Cabletron had approximately 7,000 full-time employees. Cabletron's employees are not represented by a union or other collective bargaining agent and Cabletron considers its relations with the employees to be good.

PROPERTIES

  Cabletron owns and occupies a number of buildings in Rochester, New Hampshire, including a 206,000 square-foot manufacturing facility which also accommodates a portion of corporate engineering, buildings totaling 122,000 square-feet which accommodate sales, marketing, administration and technical support personnel, and a warehousing and distribution facility, totaling 221,000 square-feet. Cabletron owns a 114,000 square-foot engineering building in Merrimack, New Hampshire. Cabletron also occupies facilities in Newington and Nashua, New Hampshire, Andover, Littleton and Framingham, Massachusetts, Ann Arbor, Michigan and Santa Clara, California. Cabletron acquired two facilities (totalling 119,372 square-feet) in Acton, Massachusetts in connection with its acquisition of the NPB. Cabletron expects to move the DNPG personnel from Digital's Littleton, Massachusetts facility to the Acton facilities during the next four to six months.

  Cabletron leases three manufacturing buildings totaling 87,000 square feet in Ironton, Ohio, a 100,000 square-foot manufacturing facility in Limerick, Ireland, and a 50,000 square-foot distribution center in Shannon, Ireland, to support its European sales activities. Cabletron also leases a 62,000 square-foot research and development facility in Durham, New Hampshire and a 34,000 square-foot engineering office in Nashua, New Hampshire. Cabletron also leases sales and technical support offices that range from 1,000 to 20,000 square feet at various locations throughout the world.

  Cabletron believes that its facilities are adequate to support anticipated sales growth over the next 12 to 18 months. Such growth, however, will require additional production employees and capital equipment. Cabletron believes that adequate supplies of labor are available in the areas where Cabletron's manufacturing operations are located.

LEGAL PROCEEDINGS

  Since October 24, 1997, nine stockholder class action lawsuits have been filed against Cabletron and certain officers and directors of Cabletron in the United States District Court for the District of New Hampshire. The complaints allege that Cabletron and several of its officers and directors disseminated materially false and misleading information about Cabletron's operations and acted in violation of Section 10(b) and Rule 10b-5 of the Exchange Act during the period between March 3, 1997 and December 2, 1997. The complaints further allege that certain officers and directors profited from the dissemination of such misleading information by selling shares of Cabletron Common Stock during this period. The complaints do not specify the amount of damages sought on behalf of the class. On March 3, 1998, the United States District Court for the District of New Hampshire granted the motion to consolidate the nine class action complaints against Cabletron and its officers and directors into one class action. The legal costs incurred by Cabletron in defending itself and its officers and directors against this litigation, whether or not it prevails, could be substantial, and in the event that the plaintiffs prevail, Cabletron could be required to pay substantial damages. This litigation may be protracted and may result in a diversion of management and other resources of Cabletron. The payment of substantial legal costs or damages, or the diversion of management and other resources, could have a material adverse effect on Cabletron's business, financial condition or results of operations.

              CABLETRON--MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATION

  The following discussion provides an analysis of Cabletron's financial condition and results of operations and should be read in conjunction with the "Selected Historical Financial Data" of Cabletron and the Notes thereto and the Consolidated Financial Statements and Notes thereto included elsewhere in this Proxy Statement/Prospectus. The discussion below contains certain forward-looking statements relating to, among other things, estimates of economic and industry conditions, sales trends, expense levels and capital expenditures. Actual results may vary from those contained in such forward-looking statements. See "Risk Factors."

INTRODUCTION

  Cabletron develops, manufactures, markets, installs and supports a wide range of standards-based local area network and wide area network connectivity hardware and software products including intelligent switches and hubs, remote access devices, and sophisticated management software.

RECENT DEVELOPMENTS

  On March 2, 1998, Cabletron announced that it presently expects net sales for the fourth quarter of fiscal 1998 to be in the range of $305 million to $320 million, compared to $380.6 million for the fourth quarter of fiscal 1997. The primary reasons for the decrease were a shortfall in sales in certain segments in North America, as well as continued softness in Cabletron's Federal Government business, and lower-than-expected sales in Latin American and Asian markets. Due in part to the shortfall in sales, as well as efforts to establish consistent and more stringent channel policies as Cabletron seeks to grow its channel presence, Cabletron experienced a correction in channel inventory levels. Cabletron presently expects net income per share for the fourth quarter of fiscal 1998, on a fully diluted basis and without giving effect to one-time charges discussed below, to be in the range of breakeven to a small loss. The primary reasons for the decrease from prior and comparable periods are the shortfall in sales experienced during the quarter relative to the level of expenses, operating expenses associated with the acquisition and integration of the NPB and the adverse margin impact of lower volume, pricing and some materials related charges. The revenue and per share numbers discussed above are preliminary and actual numbers could be materially lower than expected. Among the factors that could cause actual results to differ are final accounting results, greater than-expected acquisition-related expenses or greater-than-expected costs associated with the realignment.

  On February 7, 1998, Cabletron consummated the acquisition of certain of the assets of the NPB. See "Business of Cabletron--Recent Product Line Acquisitions." Cabletron expects a pre-tax non-recurring charge in the fourth quarter of fiscal 1998 for in-process research and development of $325 million ($197.5 million, or $1.24 per share, after-tax on a fully diluted basis) related to the acquisition of the NPB. In addition, Cabletron expects a pre-tax non-recurring charge in the fourth quarter of fiscal 1998 of approximately $55 million ($33.4 million, or $0.21 per share, after-tax on a fully diluted basis) for transaction related expenses related to the acquisition of the NPB of Digital. The audited and unaudited Statements of Assets Sold and Statements of Revenue and Direct Operating Expenses of the NPB and the Notes thereto, as well as the Unaudited Pro Forma Combined Financial Statements of Cabletron related thereto are included herein beginning on page F-29.

  Cabletron announced on December 16, 1997 a global initiative to better align its business strategy with its focus in the enterprise and service provider markets. The realignment is intended to better position Cabletron to provide more solutions-oriented products and services; to increase its distribution of products through third-party distributors and resellers; to improve its position internationally, and to develop partnership and acquisition opportunities. Cabletron expects to incur a pre-tax charge in the fourth quarter of fiscal 1998 of approximately $30 million ($18.2 million, or $0.12 per share, after-tax on a fully diluted basis) related to the realignment. The

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


realignment will include general expense reduction through the elimination of duplicate facilities, consolidation of related operations, reallocation of resources, including the elimination of certain existing projects, and personnel reductions. The expense reductions associated with the realignment are intended to initially yield approximately $40 million in total annualized savings, beginning in the fourth quarter of fiscal 1998. In addition, in connection with the purchase of Yago, Cabletron expects to record a pre-tax charge for in-process research and development expense. The amount of this charge has not yet been determined but will represent a majority of the purchase price.

  The statements concerning Cabletron's realignment plans and the intended expense reductions constitute forward-looking information and actual results could differ materially. Those factors which could cause Cabletron not to achieve its intended expense reductions include, among others, additional costs associated with relocations and employee severance, the need to maintain certain essential, but underutilized, facilities, and delays in implementing planned reductions. Difficulties in achieving the expense reductions may result in Cabletron's failure to realize the full amount of the projected annualized cost savings or may cause Cabletron to incur additional costs in future quarters as it takes additional actions to achieve the projected annualized cost savings.

  Cabletron's realignment will require the dedication of management and other resources, which may result in a temporary disruption of its business activities. Any such disruption could have a material adverse effect on Cabletron's business, operating results or financial condition. Over time, the loss of the personnel, facilities and other resources eliminated through the expense reductions may adversely impact Cabletron's ability to generate expected revenue levels.

NINE MONTHS ENDED NOVEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED NOVEMBER 30, 1996

  Net Sales. Cabletron Systems' worldwide net sales for the three month period ended November 30, 1997 were $331.8 million, an 8% decrease from net sales of $361.6 million for the three month period ended November 30, 1996. The decrease was primarily the result of lower than expected sales in North America, changes in the order pattern for some U.S. Federal Government business and lower international sales in the Latin American and Asian markets. For the nine months ended November 30, 1997, worldwide sales increased slightly by 4% to $1,065.8 million from $1,026.0 million for the nine month period ended November 30, 1996.

  Gross Profit. Gross profit as a percentage of net sales for the three month period ended November 30, 1997 decreased to 50.5% from 59.2% for the three month period ended November 30, 1996. Gross margins for the nine months ended November 30, 1997 were 55.3% compared with 59.1% for the nine month period ended November 30, 1996. The decrease reflects the impact of pricing on margins, some impact from foreign exchange on margins and inventory charges for the latter period. Cabletron anticipates that industry competitiveness will remain active in the future and as such could create future pressures on margin levels.

  Research and Development. Research and development expenses for the three month period ended November 30, 1997 increased 13.4% to $46.6 million from $41.1 million for the three month period ended November 30, 1996. For the nine month period ended November 30, 1997, research and development expenses increased $15.2 million to $134.6 million compared to $119.4 million for the nine month period ended November 30, 1996. The increase reflects Cabletron's ongoing research and development efforts, including the further development of the SmartSwitch family of products, SPECTRUM management software as well as the increase in the hiring of additional software and hardware engineers and associated cost related to development of new products. For the three month period ended November 30, 1997, research and development spending as a percentage of net sales increased to 14.0% from 11.4% for the three month period ended November 30, 1996. Research and development expenses increased as a percentage of net sales primarily as a result of lower than expected sales.

  Selling, General and Administrative. Selling, general and administrative ("SG&A") expenses for the three month period ended November 30, 1997 increased 29.4% to $95.5 million from $73.8 million in the three month period ended November 30, 1996. Selling, general and administrative expenses increased $52.4 million to $261.8 million for the nine month period ended November 30, 1997 compared to $209.4 million for the nine month period ended November 30, 1996. The increase in SG&A expenses was due predominately to the increase in sales and technical personnel, and the opening of additional office locations. For the three month period ended November 30, 1997, SG&A expenses as a percentage of net sales increased to 28.8% from 20.4% for the three month period ended November 30, 1996. SG&A increased as a percentage of net sales primarily as a result of lower than expected sales.

  Interest Income. Net interest income for the three month period ended November 30, 1997 decreased slightly to $4.6 million, as compared to $4.9 million for the three month period ended November 30, 1996. For the first nine months in both periods, net interest income remained consistent at $14.3 million. Interest income in both periods reflects returns on invested cash, marketable securities and long-term investments.

  Income Before Income Taxes. Income before income taxes for the three month period ended November 30, 1997 decreased 71.1% to $30.1 million from $104.0 million for the three month period ended November 30, 1996. Income before income taxes for the nine month period ended November 30, 1997 was $206.8 million as compared with $249.1 million ($292.1 million before nonrecurring charge) for the nine month period ended November 30, 1996. The decrease in income before income taxes, as a percentage of net sales for the quarter, was due primarily to lower than expected sales and gross margins and higher expenses.

  Net Income. Net income for the three month period ended November 30, 1997 was $19.9 million compared to $67.7 million for the three month period ended November 30, 1996. Net income for the nine month period ended November 30, 1997 was $136.3 million compared with $161.8 million ($188.5 million before nonrecurring charge) for the nine month period ended November 30, 1996. The decrease was due primarily to lower sales and gross margins and higher expenses.

  New Accounting Pronouncements. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings per Share." This Statement establishes and simplifies standards for computing and presenting earnings per share. SFAS 128 will be effective for Cabletron's fourth quarter of fiscal 1998, and requires restatement of all previously reported earnings per share data that are presented. Early adoption of this Statement is not permitted. SFAS 128 replaces primary and fully diluted earnings per share with basic and diluted earnings per share. Cabletron expects that basic earnings per share amounts will not be materially different compared to Cabletron's non-dilutive earnings per share amounts, and diluted earnings per share amounts will not be materially different from the Company's fully diluted earnings per share amounts.

  In June 1997, the Financial Accounting Standards Board issued Statement 130 (SFAS 130), "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Under this concept, all revenues, expenses, gains and losses recognized during the period are included in income, regardless of whether they are considered to be results of operations of the period. SFAS 130, which becomes effective for Cabletron in its fiscal year ending February 28, 1999, is not expected to have a material impact on the consolidated financial statements of Cabletron.

  In June 1997, the Financial Accounting Standards Board issued Statement 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report selected information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement, which becomes effective for Cabletron in its fiscal year ending February 28, 1999, is currently not expected to have a material impact on Cabletron's consolidated financial statements.

FISCAL YEARS ENDED FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

  Acquisitions.  During the year ended February 28, 1997, Cabletron acquired:
(1) in July 1996, ZeitNet Inc., a manufacturer and a leader in providing high-quality, low-cost solutions for connections applications, servers and workgroups to high performance ATM networks; (2) in August 1996, Network Express, Inc., a manufacturer and provider of ISDN high-speed LAN switched access solutions; (3) in December 1996, Netlink Inc., a manufacturer of frame relay access solutions for multi-protocol, mission-critical networks; and (4) in February 1997, The OASys Group, Inc., a developer of software used to manage telecommunications devices and connection in high-speed, fiber-optic networks. The nonrecurring charges related to these acquisitions were $39.2 million (net of tax). Excluding these one-time charges, net income for the year ended February 28, 1997 would have been $261.4 million or $1.68 per share.

  During the year ended February 29, 1996 Cabletron acquired the Enterprise Networks Business Unit from Standard Microsystems Corporation in January 1996. The acquisition added a line of Fast Ethernet products, as well as switching products for token ring, Ethernet and FDDI. For the year ended February 29, 1996, net income would have been $205.4 million or $1.36 per share before acquisition related expenses of $60.8 million (net of tax).

  Net Sales. Net sales for the year ended February 28, 1997 increased by 27.8% to $1,406.6 million from $1,100.3 million for the year ended February 29, 1996, a 32.1% increase from $833.2 million for the year ended February 28, 1995. The increases in revenues during these periods were primarily the result of increases in sales of the MMAC-Plus and the MMAC and, for the year ended February 28, 1997, the SmartSwitch product lines.

  Net sales outside the United States for the year ended February 28, 1997 were $408.2 million, or 29.0% of net sales, compared to $329.2 million, or 29.9% of net sales, for the year ended February 29, 1996 and $242.9 million, or 29.2% of net sales, for the year ended February 28, 1995. In addition to its direct international sales force, Cabletron sells its products through several international distributors. Cabletron currently has 34 foreign subsidiaries throughout the world. The impact of fluctuations in foreign exchange rates on operations was not significant for the year ended February 28, 1997.

  During the year ended February 28, 1997, growth in net sales was attributed to the SmartSwitch and the MMAC-Plus product lines and other switching products, small stackable hubs and SPECTRUM, Cabletron's network management software. During the year ended February 29, 1996, MMAC-Plus, token ring management interface modules for the MMAC and the MMAC-Plus, small stackable hubs, bridges and routers, and network management (SPECTRUM) accounted for the largest sales growth within the network interconnection products. During the year ended February 28, 1995, the MMAC, including token ring modules, SPECTRUM and other network management software, accounted for the largest sales growth within the network interconnection products.

  Net sales of diagnostic test instruments, installation and maintenance services, and other products were $188.1 million, or 13.4% of net sales, for the year ended February 28, 1997, compared to $97.8 million, or 8.9% of net sales, for the year ended February 29, 1996, and $59.7 million, or 7.2% of net sales, for the year ended February 28, 1995. Sales of diagnostic test instruments are on a downward trend due to greater functionality being incorporated into more intelligent devices. Management anticipates diagnostic test instruments to decrease as a percentage of sales for the year ending February 28, 1998. Installation and maintenance services are an integral part of Cabletron's customer development and support activities. Management anticipates that sales of such services and other products could increase in absolute sales dollars and as a percentage of Cabletron's product mix in the future year.

  Costs, Expenses and Interest Income. Cost of sales was $575.1 million, or 40.9% of net sales, for the year ended February 28, 1997, compared to $448.7 million, or 40.8% of net sales, for the year ended February 29, 1996 and $340.4 million, or 40.9% of net sales, for the year ended February 28, 1995. Cabletron was able to maintain its gross margins during these periods by introducing and selling products with improved functionality, further developing its service maintenance program and improving purchasing and manufacturing efficiencies.

  Research and development expenses for the year ended February 28, 1997, increased to $161.7 million, or 11.5% of net sales, compared to $127.3 million, or 11.6% of net sales, for the year ended February 29, 1996. For the year ended February 28, 1995, research and development expenses were $89.1 million, or 10.7% of net sales. The increased research and development spending during the year ended February 28, 1997 reflected increased hiring of software and hardware engineers, the addition of engineers through acquisitions and associated costs related to the development of new products.

  Selling, general and administrative expenses were $286.5 million, or 20.4% of net sales, for the year ended February 28, 1997, compared to $223.1 million, or 20.3% of net sales, for the year ended February 29, 1996, and $166.6 million, or 20.0% of net sales, for the year ended February 28, 1995. Increases in selling, general and administrative spending resulted from expanding the sales and support workforce, establishing additional office locations domestically and internationally, the addition of administrative personnel as a result of acquisitions and increased administrative spending primarily due to increases in volume.

  For the year ended February 28, 1997, a $63.0 million nonrecurring charge (pre-tax) was taken for the acquisitions of ZeitNet, Network Express, Netlink and The OASys Group. For the year ended February 29, 1996, a $94.3 million nonrecurring charge (pre-tax) was taken for the purchase of the ENBU of SMC and Fivemere Limited (purchased by Network Express in 1996).

  Interest income for the year ended February 28, 1997 was $19.4 million compared to $17.9 million for the year ended February 29, 1996 and $5.6 million for the year ended February 28, 1995. The increase in interest income reflects increased cash and marketable securities acquired from favorable operating results.

  Income. Income before income taxes was $339.7 million, or 24.1% of net sales, for the year ended February 28, 1997, compared to $224.8 million, or 20.3% of net sales, for the year ended February 29, 1996, and $242.6 million, or 29.1% of net sales, for the year ended February 28, 1995. For the year ended February 28, 1997, Cabletron's nonrecurring charges related to acquisitions was $63.0 million as compared to $94.3 million for the year ended February 29, 1996. The increase in income before income taxes for the year ended February 28, 1997 was in part due to the $31.3 million decrease in nonrecurring charges. The decrease in income before income taxes for the year ended February 29, 1996 as a percentage of sales was due primarily to expenses related to the acquisition of the ENBU of SMC and Fivemere (Network Express). The tax rate for the year ended February 28, 1997 was 34.6%, a 1.1% decrease from a tax rate of 35.7% for the year ended February 29, 1996, which was due in part to tax loss carryforwards of the acquired aforementioned acquisitions.

  Net income was $222.1 million for the year ended February 28, 1997, compared to $144.5 million for the year ended February 29, 1996, and $156.6 million for the year ended February 28, 1995. Excluding the above nonrecurring charges for the year ended February 28, 1997 and February 29, 1996, Cabletron would have realized net income of $261.4 million and $205.4 million for the year ended February 28, 1997 and February 29, 1996, respectively.

  Management is aware of the potential software logic anomalies associated with the year 2000 date change. Cabletron is in the process of evaluating the potential issue that might need to be addressed in connection with its operations. Based on preliminary information, costs of addressing the issue are not expected to have any material effect upon the Company's financial position, results of operations, or cash flows in future periods.

LIQUIDITY AND CAPITAL RESOURCES.

  Accounts receivable, net of allowance for doubtful accounts, were $219.9 million at February 28, 1997 or 52 days of sales outstanding, compared to $153.3 million or 43 days of sales outstanding in accounts receivable at February 29, 1996. This increase in receivables reflects timing on shipments and collections. Accounts receivable increased $78.8 million to $298.7 million at November 30, 1997 from $219.9 million at February 28, 1997. Average days sales outstanding were 81 days at November 30, 1997 compared to 52 days at February 28, 1997. The increase in accounts receivable was a result of shipment of products shifting towards the latter part of the quarter and lower than expected sales.

  Cabletron has historically maintained higher levels of inventory than its competitors in the networking industry in order to implement its policy of shipping most orders requiring immediate delivery within 24 to 48 hours. Worldwide inventories were $197.4 million at February 28, 1997 or 109 days of inventory, compared to $160.8 million or 112 days of inventory at the end of the preceding fiscal year. The decrease of days in inventory was the result of improving inventory control procedures. Worldwide inventories at November 30, 1997 were $280.0 million, or 155 days of inventory, compared to $197.4 million, or 112 days of inventory at February 28, 1997. Inventory turnover was
2.4 turns at November 30, 1997, compared to 3.4 turns at February 28, 1997. The lower inventory turns were due to lower sales in the quarter.

  Net cash provided by operating activities was $188.8 million for the year ended February 28, 1997, compared to $81.1 million for the year ended February 29, 1996 and $149.8 million for the year ended February 28, 1995.

  Capital expenditures for the year ended February 28, 1997 of $94.4 million included $58.9 million for the engineering computer hardware and software and $3.3 million for leasehold improvements. For the year ended February 29, 1996, $67.8 million of capital expenditures included $9.8 million for building costs of which $3.4 million was for the purchase of an engineering building, $21.4 million for engineering computer hardware and software, $5.5 million for manufacturing and related equipment and $19.0 million for expanding global sales operations. For the year ended February 28, 1995, capital expenditures of $66.1 million included approximately $8.2 million for building costs related to expanding manufacturing and distribution capacities and enlarging worldwide sales operations, $12.5 million for manufacturing and manufacturing support equipment and $15.0 million for engineering hardware and software, and $15.0 million in support of expanded global sales activities. Capital expenditures for the nine months ended November 30, 1997 were $64.0 million compared to $69.4 million for the nine months ended November 30, 1996. Capital expenditures included approximately $34.5 million for equipment costs, of which $22.2 million was for computer and computer related equipment, and $12.3 million represented systems development costs.

  Cash, cash equivalents, marketable securities and long-term investments increased during the year ended February 28, 1997 to $568.3 million, from $432.4 million for the year ended February 29, 1996. State and local municipal bonds of approximately $464.9 million, maturing in three years or less, were being held by Cabletron at February 28, 1997. Cash and cash equivalents, marketable securities and long-term investments slightly increased to $570.2 million at November 30, 1997 from $568.3 million at February 28, 1997.

  At February 28, 1997, Cabletron did not have any short or long term borrowing or any significant financial commitments outstanding, other than those required in the normal course of business.

  In the opinion of management, internally generated funds from operations and existing cash, cash equivalents and short-term investments will prove adequate to support Cabletron's working capital and capital expenditure requirements for at least the next twelve months.

QUARTERLY RESULTS AND SEASONALITY

  The following table sets forth certain unaudited quarterly results of operations data of Cabletron for each of the four quarters in each of the fiscal years ended February 28, 1997 and February 29, 1996 and for each of the three quarters in the nine months ended November 30, 1997. Cabletron believes that this information has been prepared on the same basis as the audited consolidated financial statements included elsewhere in this Proxy Statement/Prospectus and that all necessary adjustments, consisting only of the normal recurring adjustments, have been included to present fairly the selected quarterly information when read in conjunction with the audited consolidated financial statements and the notes thereto included elsewhere in this Proxy Statement/Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                    THREE MONTHS ENDED
                                            -----------------------------------
                                            MAY 31,  AUG. 31, NOV. 30, FEB. 29,
                                              1995     1995     1995     1996
                                            -------- -------- -------- --------
                                                      (IN THOUSANDS)
Net sales.................................  $247,337 $266,804 $284,193 $302,015
Cost of sales.............................   100,725  108,737  115,980  123,257
                                            -------- -------- -------- --------
 Gross profit.............................   146,612  158,067  168,213  178,758
                                            -------- -------- -------- --------
Research and development expense..........    27,938   30,721   32,562   36,068
General and administrative expense........    50,626   52,378   57,033   63,046
Nonrecurring expense......................       --       --       --    94,343
                                            -------- -------- -------- --------
 Income from operations...................    68,048   74,968   78,618  (14,699)
Interest income, net......................     3,566    4,158    5,046    5,121
                                            -------- -------- -------- --------
 Income before income taxes...............    71,614   79,126   83,664   (9,578)
Income tax expense (benefit)..............    25,352   27,735   29,379   (2,125)
                                            -------- -------- -------- --------
 Net income (loss)........................  $ 46,262 $ 51,391 $ 54,285 $ (7,453)
                                            ======== ======== ======== ========

                                                     THREE MONTHS ENDED
                                             -----------------------------------
                                             MAY 31,  AUG. 31, NOV. 30, FEB. 29,
                                               1996     1996     1996     1997
                                             -------- -------- -------- --------
                                                       (IN THOUSANDS)
Net sales..................................  $323,499 $340,940 $361,558 $380,555
Cost of sales..............................   132,854  138,855  147,598  155,800
                                             -------- -------- -------- --------
 Gross profit..............................   190,645  202,085  213,960  224,755
                                             -------- -------- -------- --------
Research and development expense...........    39,589   38,716   41,139   42,230
General and administrative expense.........    65,384   70,208   73,792   77,085
Nonrecurring expense.......................       --    43,024      --    20,000
                                             -------- -------- -------- --------
 Income from operations....................    85,672   50,137   99,029   85,440
Interest income, net.......................     4,442    4,880    4,932    5,168
                                             -------- -------- -------- --------
 Income before income taxes................    90,114   55,017  103,961   90,608
Income tax expense.........................    32,975   18,113   36,219   30,268
                                             -------- -------- -------- --------
 Net income................................  $ 57,139 $ 36,904 $ 67,742 $ 60,340
                                             ======== ======== ======== ========

                                                          THREE MONTHS ENDED
                                                      --------------------------
                                                      MAY 31,  AUG. 31, NOV. 30,
                                                        1997     1997     1997
                                                      -------- -------- --------
                                                            (IN THOUSANDS)
Net sales...........................................  $362,688 $371,293 $331,827
Cost of sales.......................................   153,561  159,032  164,254
                                                      -------- -------- --------
 Gross profit.......................................   209,127  212,261  167,573
                                                      -------- -------- --------
Research and development expense....................    43,616   44,415   46,552
General and administrative expense..................    80,915   85,412   95,521
                                                      -------- -------- --------
 Income from operations.............................    84,596   82,434   25,500
Interest income, net................................     4,801    4,819    4,648
                                                      -------- -------- --------
 Income before income taxes.........................    89,397   87,253   30,148
Income tax expense..................................    30,573   29,666   10,250
                                                      -------- -------- --------
 Net income.........................................  $ 58,824 $ 57,587 $ 19,898
                                                      ======== ======== ========

                               BUSINESS OF YAGO

GENERAL

  Yago designs and develops wire-speed routing and Layer-4 switching products and solutions. Yago's products under development are intended to provide large scaling capabilities, extensive security mechanisms and user-friendly, device-level network management for the enterprise and ISP backbone markets that employ Gigabit Ethernet technology.

  Yago is a Delaware corporation founded in September, 1996. Its offices are located at 795 Vaqueros Avenue, Sunnyvale, CA 94086, telephone (408) 774-2900.

THE MARKET

  The market for Yago's technology is driven by the network infrastructure's demands for higher performance and increased functionality from its various components. The changing demands on corporate networks, including explosive traffic growth from bandwidth-demanding applications such as the Internet and electronic commerce and the centralization of key network resources, all contribute to the requirements for higher-speed networking technologies to solve network congestion.

  Not only have the demands on corporate networks changed, but so, too, has their role. Business critical applications are increasingly dependent on network operations, on-line relationships with suppliers reduce the costs of transacting business, and electronic commerce offers the opportunity to sidestep costly middlemen. Yago believes that networks have become business tools that deliver a competitive advantage. As a result, traffic is increased across the network backbone beyond the capability of traditional routers.

YAGO SOLUTIONS

  Yago believes that its MSR family of switching routers will set a standard for performance and functionality by delivering wire-speed Layer-2, Layer-3 and Layer-4 functionality. Built for the enterprise and ISP backbone on a foundation of gigabit ethernet, upon completion of development, Yago's MSR products are intended to offer large table capacity, a multi-gigabit non-blocking backplane, low latency and seamless scaling. Yago believes that its MSR products will be interoperable with other standard-based routers and switches, although Yago has yet to complete its interoperability testing. Yago's wire-speed products are designed to provide strong network management capabilities and to support application-level control intended to facilitate capacity planning and service-level requirements.

YAGO PRODUCTS UNDER DEVELOPMENT

  Yago products currently under development include:

  MSR-8000 Switching Router. Currently under development, the MSR-8000 Switching Router is being designed as a high-capacity, Layer-2, Layer-3 and Layer-4 switching device that provides multi-layer switching on 10/100/1,000 megabits per second Ethernet in a compact, redundant 8-slot chassis. Yago believes that the MSR-8000 Switching Router's 16 gigabits per second of total backplane capacity will permit network managers to deliver up to 15 million packets per second of switched throughput in a Gigabit Ethernet configuration using all available ports. The MSR 8000 is expected to begin shipping in the second calendar quarter of 1998.

  MSR-16000 Switching Router. Currently under development, the MSR-16000 Switching Router is being designed to double the switching capacity and port density of the MSR-8000. The Company anticipates that the MSR 16000 will be available in the third calendar quarter of 1998.

  CoreWatch. Yago's CoreWatch, which is intended to be made available with the MSR-8000 Switching Router, is a Java-based network management graphic user interface front-end tool designed to provide comprehensive, easy-to-use screens and prompts for configuring and monitoring the MSR family of switching routers.

  PowerCast. Yago's MSR family of switching routers are built around PowerCast, a scalable, multi-gigabit non-blocking switching fabric designed to eliminate backbone interconnect bottlenecks and deliver continuous wire-speed throughput.

MARKETING AND SALES

  Yago has unveiled its MSR family of switching routers at various trade shows and in several trade publications. Yago is building a team of sales professionals to make direct sales to its customers.

PRODUCT DEVELOPMENT

  Both the MSR 8000 and the MSR 16000 are currently under development, although there can be no assurances that Yago will be able to complete the development of its current products with the planned functionality, if at all, or to identify, develop, market, and support new products or enhancements to its existing products successfully or on a timely basis, that any new products will gain market acceptance, or that Yago will be able to respond effectively to product announcements by competitors, technological changes, or emerging industry standards.

COMPETITION

  There are many companies competing in various segments of the intelligent hub, switching, router and remote access network markets. Networking and communications suppliers compete in the following areas: (i) conformity to existing and emerging industry standards; (ii) interoperability with other networking products (iii) ability to run Ethernet, Fast Ethernet and Gigabit Ethernet; (iv) network management capabilities; (v) ease of use; (vi) scalability; (vii) price performance; (viii) reliability; (ix) product functionality; (x) technical support; (xi) marketing expertise; and (xii) product innovation.

  Currently, Yago believes its principal competitors include Ascend Communications, Inc., Cisco Systems, Inc., Digital Equipment Corporation, Fore Systems, Inc., Hewlett-Packard Company, Inc., International Business Machines Corporation, 3Com Corporation, Extreme Networks, Packet Engine, Foundary Networks and Bay Networks, Inc. Several of Yago's competitors, which include some of the largest and most prominent companies in the data networking industry, have greater name recognition, more extensive engineering, manufacturing and marketing capabilities, and substantially greater financial, technological and personnel resources than those available to Yago. Yago has never manufactured or marketed any products and has limited personnel and financial resources. There can be no assurance that Yago will be able to successfully compete in the data networking industry.

  Yago believes that key factors for success in the switching router market include: rapid rates of technological innovation for both hardware and software; flexible product mix and market focus; the ability to develop affiliations with leading market participants which facilitate product development and distribution; and marketing existing and new products with service providers, resellers and channel partners. Yago believes that its MSR family of switching routers provides a superior package of performance, functionality, scalability and resiliency; Yago, however, faces intense competition from existing competitors, and may face additional competition from other companies which chose to enter the switching router market.

EMPLOYEES

  As of December 31, 1997, Yago had 49 employees, 42 of which were in engineering, five of which were in marketing and sales and two of which were in administration. The continued success of Yago will depend in part on its ability to attract and retain qualified personnel, some of which possess a unique combination of skills. Yago believes that it has a good relationship with its employees.

FACILITIES

  Yago leases a 13,710 square foot facility in Sunnyvale, California, under a month-to-month lease.

                YAGO'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Financial Statements and related Notes thereto contained elsewhere in this Proxy

GENERAL

  Since its inception in September 1996, Yago has been engaged in the design and development of high-speed network switching routers based on the gigabit ethernet technology. Yago has a limited history of operations that, to date, has consisted primarily of developing products, recruiting personnel, developing strategic relationships and raising capital. Yago's systems are in compliance with the year 2000.

RESULTS OF OPERATIONS

  Yago has a limited history of operations and has experienced significant operating losses since inception. As of December 31, 1997, Yago had an accumulated deficit of $6,171,000. No revenues have been generated since inception.

  During the period from September 6, 1996 (date of inception) through December 31, 1997, and the year ended December 31, 1997, Yago was a development stage company.

  Research and development expenses were $4,981,000 and $5,195,000 for the year ended December 31, 1997 and the period since inception through December 31, 1997, respectively. Research and development expenses consisted primarily of personnel costs, consulting fees and allocated overhead expenses.

  Marketing, general and administrative expenses were $926,000 and $977,000 for the year ended December 31, 1997 and the period since inception through December 31, 1997, respectively. The marketing, general and administrative expenses related primarily to personnel cost, consulting fees , marketing activities and allocated overhead costs.

  Interest expense (net of interest income) was $4,000 for the year ended December 31, 1997 and the interest income, (net of interest expense) for the period since inception was $1,000. Interest expenses consisted of borrowing costs for equipment financing under its loan agreement with Venture Lending & Leasing, Inc. and interest under a $1.5 million bridge loan with Cabletron, offset by interest earned on monies maintained in Yago's Money Market account.

  In connection with stock options granted during the year ended December 31, 1997, Yago is recognizing a compensation charge of $1,800,000, amortized over the vesting period of the options. Compensation charges of $466,000 were recognized for the year ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

  From inception through December 31, 1997, Yago has financed its operations through the private placements of equity securities totaling approximately $7,806,000. Cash and cash equivalents totaled $1,892,000 at December 31, 1997. Net cash used in operating activities equaled $4,824,000 and $4,855,000 for the year ended December 31, 1997 and for the period since inception through December 31, 1997, respectively, consisted primarily of research, development, marketing and general administrative expenses.

  Yago's principal source of liquidity at December 31, 1997 consisted of cash and cash equivalents of $1,892,000. Yago also has an equipment financing arrangement with Venture Lending & Leasing, Inc. to provide equipment financing up to $2,000,000. At December 31, 1997, Yago had short term and long term debt of $101,000 and $239,000, respectively, relating to this financing arrangement.

  In the absence of the acquisition of Yago by Cabletron, Yago would not have sufficient capital to support its operation and would have to raise additional capital through equity or debt financing. There is no assurance that Yago would be able to successfully raise additional capital, that such capital would be available on favorable terms, or at all. Similarly, there can be no assurance that Yago would be able to achieve and maintain sufficient revenues to support its operations. Currently, Cabletron is funding Yago's capital needs through a bridge loan and Cabletron has committed to fund Yago's operations through December 31, 1998 in accordance with the business plan previously provided to Cabletron.

               SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF CABLETRON

  The following table sets forth certain information with respect to the beneficial ownership of Cabletron Common Stock as of February 1, 1998, by (i) each person known by Cabletron to beneficially own more than five percent (5%) of the outstanding shares of Cabletron Common Stock, (ii) each director of Cabletron, (iii) all executive officers of Cabletron, and (iv) all directors and executive officers of Cabletron as a group. Unless otherwise indicated, the address of the stockholder is c/o Cabletron Systems, Inc., 35 Industrial Way, Rochester, New Hampshire 03866.

                                                                  PERCENTAGE OF
                                               AMOUNT AND         COMMON STOCK
NAME OF BENEFICIAL OWNER                NATURE OF OWNERSHIP(1)(2)  OUTSTANDING
------------------------                ------------------------- -------------
Craig R. Benson+.......................        19,266,166(3)          12.2%
Donald B. Reed++.......................               -- (4)             *
Paul R. Duncan+........................            53,334(5)             *
Donald F. McGuinness+..................            82,200(5)             *
Michael D. Myerow+.....................           268,650(5)(6)          *
Christopher J. Oliver+.................         1,803,424              1.1%
David J. Kirkpatrick+..................            14,975(5)             *
S. Robert Levine.......................         9,458,025(7)           5.9%
 c/o Armstrong Investments Corporation
 Pease International Trade Port
 44 Durham Street
 Portsmouth, NH 03801
Directors and Executive Officers as a
 Group (7 persons).....................        21,488,751(5)          13.7%

--------
+  Director
+  Executive Officer
*  Less than 1%
(1) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2) For purposes of determining beneficial ownership of Cabletron Common Stock, owners of options exercisable within sixty days are considered to be the beneficial owners of the shares of Cabletron Common Stock for which such securities are exercisable. The percentage ownership of the outstanding Cabletron Common Stock reported herein is based on the assumption (expressly required by the applicable rules of the Securities and Exchange Commission) that only the person whose ownership is being reported has converted his options into shares of Common Stock.
(3) Includes 1,400 shares of Cabletron Common Stock held in the Benson Family Charitable Trust.
(4) Mr. Reed's only ownership is in options to purchase Cabletron Common Stock that do not vest until September, 1998.
(5) Includes options held by Messrs. Duncan, McGuinness, Myerow and Kirkpatrick exercisable within sixty days of January 31, 1998 in the amounts of 50,000, 66,000, 35,000 and 14,000 shares of Cabletron Common Stock, respectively.
(6) Includes 225,000 shares of Cabletron Common Stock held in two trusts for the benefit of the children of Messrs. Levine and Benson over which Mr. Myerow has sole voting power. Includes 8,650 shares of Cabletron Common Stock held by Mr. Myerow's spouse as custodian for their children.

(7) Includes 413,100 shares of Cabletron Common Stock held in two charitable trusts and 1,329,193 shares of Cabletron Common Stock as to which Mr. Levine has voting control only.

   SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF YAGO

  The following table sets forth certain information with respect to the beneficial ownership of Yago Common Stock as of December 31, 1997, assuming the conversion of all Yago Preferred Stock into Yago Common Stock, by (i) each person known by Yago to beneficially own more than 5% of the outstanding shares of Yago Common Stock, (ii) each director of Yago, (iii) all executive officers of Yago, and (iv) all directors and executive officers of Yago as a group. Unless otherwise indicated, the address of the stockholder is c/o Yago Systems, Inc., 795 Vaqueros Avenue, Sunnyvale, California 94086.

                                                                 PERCENTAGE OF
                                              AMOUNT AND          COMMON STOCK
NAME OF BENEFICIAL OWNER               NATURE OF OWNERSHIP(1)(2) OUTSTANDING(3)
------------------------               ------------------------- --------------
Piyush Patel++ .......................         1,600,000(4)            9.0%
Romulus Pereira++ ....................         1,600,000               9.0%
Christopher J. Oliver+................         4,522,224(5)           25.5%
Michael L. Goguen+....................         1,889,474(6)           10.7%
Nilesh Shah+ .........................         1,600,000(7)            9.0%
Cabletron Systems, Inc. ..............         4,522,224(8)           25.5%
 35 Industrial Way
 Rochester, NH 03867
Sequoia Capital Partners, L.P. .......         1,889,474(9)           10.7%
 3000 Sand Hill Road
 Building 4, Suite 280
 Menlo Park, CA 94025
Directors and Executive Officers as a
 Group (5 persons)....................        11,211,698              63.3%

--------
+  Director
+  Executive Officer
(1) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2) For purposes of determining beneficial ownership of Yago Common Stock, owners of options or warrants exercisable within sixty days are considered to be the beneficial owners of the shares of Yago Common Stock for which such securities are exercisable. The percentage ownership of the outstanding Yago Common Stock reported herein is based on the assumption (expressly required by the applicable rules of the Securities and Exchange Commission) that only the person whose ownership is being reported has converted his options or warrants into shares of Common Stock.

(3) Includes all Yago Common Stock outstanding and all Common Stock issuable upon conversion of Yago Series A Preferred Stock and Yago Series B Preferred Stock and upon exercise of a certain Common Stock Warrant and a certain Series A Preferred Stock Warrant.

(4) Includes 100,000 shares of Yago Common Stock held by Mr. Patel and his wife, as trustees of the Patel Children's Trust dated October 27, 1997.

(5) Includes 3,732,750 shares of Yago Series A Preferred Stock and 789,474 shares of Yago Series B Preferred Stock Owned by Cabletron Systems, Inc., of which the named individual is an affiliate by virtue of being an officer of such entity.

(6) Includes 100,000 shares of Yago Common Stock issuable upon exercise of a certain Common Stock Warrant and 1,789,474 shares of Yago Series B Preferred Stock owned by certain of the funds of Sequoia Capital Partners, L.P. of which the named individual is an affiliate by virtue of being a partner of the general partner or having limited power of attorney over each of the funds and as to whose shares he disclaims beneficial ownership of, except to the extent of any individual interest in such entities.

(7) Includes 100,000 shares of Yago Common Stock held by Mr. Shah and his wife, as trustees of the Shah Children's Trust dated October 27, 1997.

(8) Includes 100,000 shares of Yago Common Stock issuable upon exercise of a certain Common Stock Warrant and 1,789,474 shares of Yago Series B Preferred Stock owned by certain of the funds of Sequoia Capital Partners, L.P. Each share of Yago Series B Preferred Stock is convertible into one share of Yago Common Stock.

(9) Includes 3,732,750 shares of Yago Series A Preferred Stock and 789,474 shares of Yago Series B Preferred Stock. Each share of Yago Series A Preferred Stock and Yago Series B Preferred Stock is convertible into one share of Yago Common Stock.

                             MANAGEMENT--CABLETRON

DIRECTORS AND EXECUTIVE OFFICERS OF CABLETRON

  The directors and executive officers of Cabletron are as follows:

      NAME                   AGE POSITION
      ----                   --- --------
      Craig R. Benson         43 Director
      Donald B. Reed          53 Chief Executive Officer, President and Director
      Paul R. Duncan          57 Director
      Donald F. McGuinness    65 Director
      Michael D. Myerow       49 Director
      Christopher J. Oliver   36 Executive Vice President Worldwide Engineering
                                  and Chief Technology Officer
      David J. Kirkpatrick    46 Senior Vice President and Chief Financial Officer
      John d'Auguste          47 President, Enterprise Business Unit
      Giulio Gianturco        42 President, Service Provider Business Unit

  Craig R. Benson was Director of Operations of Cabletron from November 1984 until April of 1989 and Chairman, Chief Operating Officer and Treasurer of Cabletron from April of 1989 until September 1, 1997. Mr. Benson now serves as Chairman of the Board.

  Donald B. Reed has been Chief Executive Officer, President and a Director since August, 1997. Prior to joining Cabletron, Mr. Reed was employed by NYNEX, most recently as President and Group Executive, directing NYNEX's regional, national, and international government affairs, public policy and initiatives, legal matters, and public relations. Prior to 1993, Mr. Reed served as President of NYNEX in New England.

  Paul R. Duncan has been a director of Cabletron since 1989. Mr. Duncan has been Executive Vice President, Special Projects for Reebok International Ltd. since November 1996. Prior to that time, Mr. Duncan served in several other positions with Reebok, including President and Chief Operating Officer. Mr. Duncan also serves as a director of BGS Systems, Inc., a company that designs, develops, markets and supports performance management and capacity planning software products.

  Donald F. McGuiness has been a Director of Cabletron since 1989. Since November 1987, Mr. McGuiness has served as Chairman, President and Chief Executive Officer of Electronic Designs, Inc., a semiconductor memory company. From December 1983 until January 1987, Mr. McGuinness was Executive Vice President and Chief Operating Officer of Sprague Electric Company, an electronic components manufacturer.

  Michael D. Myerow has served as a Director of Cabletron since 1989. Since June 1987, Mr. Myerow has been a partner in the Franklin, Massachusetts law firm of Myerow & Poitier. He joined the firm in June 1986. From September 1979 to March 1986, Mr. Myerow was General Counsel of Exeter Equities, Inc., a consulting firm.

  Christopher J. Oliver served as Director of Engineering and Manufacturing of Cabletron from February 1985 until January 1998. Mr. Oliver was appointed Executive Vice President Worldwide Engineering and Chief Technology Officer in January 1998.

  David J. Kirkpatrick has served as Chief Financial Officer of Cabletron since August 1990. Mr. Kirkpatrick was appointed Senior Vice President in January 1998. From August 1990 until January 1998, Mr. Kirkpatrick also served as Director of Finance. From 1986 to 1990 he was the Vice President of Zenith Data Systems, a subsidiary of Zenith Electronics Corporation.

  John d'Auguste joined Cabletron in December 1997 as the President of the Enterprise Business Unit. Before joining Cabletron, Mr. d'Auguste worked for Gateway 2000 as the Vice President of Direct Sales, having previously held the position of Vice President of Operations. Prior to Gateway 2000 he served as the Vice

President of Product Business Unit for General Railway Signal. Mr. d'Auguste holds a Bachelor Science from Polytechnic in New York along with a Masters in Science from the Milwaukee School of Engineering.

  Giulio Gianturco has served as the President of the Service Provider Business Unit of Cabletron since February, 1998. From August, 1996 until the time he joined Cabletron, Mr. Gianturco was Vice President for the Americas of Digital's Net Products Business. From 1983 to 1996 he held a number of senior sales and marketing positions at AT&T's Global Business Communications Systems Business Unit (now known as Lucent Technologies).

EXECUTIVE COMPENSATION

  The following table below discloses the compensation received by Cabletron's Chief Executive Officer and the Company's three other executive officers for the fiscal years ended February 28, 1997, February 29, 1996 and February 28, 1995.
                          SUMMARY COMPENSATION TABLE

                                                                 LONG TERM
                                                               COMPENSATION
                                              ANNUAL         -----------------
                                           COMPENSATION      SHARES UNDERLYING
NAME AND PRINCIPAL POSITION            YEAR SALARY(1) BONUS       OPTIONS
---------------------------            ---- --------- ------ -----------------
S. Robert Levine(2)................... 1997 $ 51,039  $ --          --
President and Chief Executive Officer  1996   52,200    --          --
                                       1995   52,000    --          --

Craig R. Benson(2).................... 1997   52,000    --          --
Chairman and Chief Operating Officer   1996   52,000    --          --
                                       1995   52,000    --          --

Christopher J. Oliver................. 1997  275,000    --          --
Executive Vice President Worldwide     1996  275,000    --          --
 Engineering and Chief Technology      1995  275,000    --          --
 Officer

David J. Kirkpatrick.................. 1997  213,421  80,000      30,000
Senior Vice President and Chief        1996  174,952  65,000      20,000
 Financial Officer                     1995  161,682  60,000       5,000

--------
(1) Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred by certain executive officers at their election pursuant to the Cabletron Systems, Inc. 401(k) Saving and Investment Plan.

(2) On September 1, 1997, S. Robert Levine resigned as President, Chief Executive Officer and director of Cabletron and Donald B. Reed was appointed to the positions of President, Chief Executive Officer and director of Cabletron. On the same date, Craig R. Benson resigned as Chief Operating Officer of Cabletron. Mr. Benson remains the Chairman of the Board of Directors of Cabletron.

                                 OPTION TABLES

  The following table below sets forth, for applicable executive officers in the Summary Compensation Table, information regarding individual grants of options made in the last fiscal year, and their potential realizable values.

           OPTION GRANTS IN THE FISCAL YEAR ENDED FEBRUARY 28, 1997

                                                                                     POTENTIAL
                                                                                    REALIZABLE
                                                                                 VALUE AT ASSUMED
                                                                                  ANNUAL RATES OF
                                                 % OF                                  STOCK
                                             TOTAL OPTIONS                      PRICE APPRECIATION
                              NUMBER OF       GRANTED TO   PER SHARE            FOR OPTION TERM (2)
                          SHARES UNDERLYING  EMPLOYEES IN  EXERCISE  EXPIRATION -------------------
NAME                     OPTIONS GRANTED (#)  FISCAL YEAR   PRICE       DATE       5%       10%
----                     ------------------- ------------- --------- ---------- -------- ----------
David J. Kirkpatrick....       30,000(1)           1%       $30.375   10/18/06  $573,080 $1,452,298

--------
(1) The option is exercisable in annual increments of 6,000 shares over the next five years.
(2) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the Securities and Exchange Commission. The potential realizable values stated are not discounted to present value.

  The following table below depicts option exercise activity in the last fiscal year and fiscal year-end option values with respect to applicable executive officers named in the Summary Compensation Table. The fair market value of Cabletron's Common Stock on the New York Stock Exchange at February 28, 1997 was $30.00 per share.
     AGGREGATE OPTION EXERCISES IN THE FISCAL YEAR ENDED FEBRUARY 28, 1997

                                                      NUMBER OF          VALUE OF
                                                        SHARES         UNEXERCISED
                                                      UNDERLYING       IN-THE-MONEY
                           SHARES                    UNEXERCISED        OPTIONS AT
                         ACQUIRED ON              OPTIONS AT 2/28/97     2/28/97
                          EXERCISE      VALUE        EXERCISABLE/      EXERCISABLE/
                             (#)     REALIZED ($)   UNEXERCISABLE     UNEXERCISABLE
                         ----------- ------------ ------------------ ----------------
David J. Kirkpatrick....   24,000      $442,670      7,000/64,000    $21,399/$203,061

DIRECTOR COMPENSATION

  For their services to Cabletron, non-employee directors receive an annual retainer of $10,000, plus $750 for each Board and committee meeting attended during the year. Directors who are employed by Cabletron do not receive compensation for attendance at Board or committee meetings. Outside directors are reimbursed for any expenses attendant to Board membership.

  Pursuant to Cabletron's Directors' Option Plan, Messrs. Duncan, McGuinness and Myerow were initially granted options to purchase 100,000, 150,000 and 190,000 shares, respectively, of Common Stock upon the consummation of Cabletron's initial public offering in 1989. Subsequent to 1989, under this Plan each non-employee director has been automatically granted an option to purchase 25,000 additional shares of Common Stock on the day after the date of each Meeting of Stockholders of Cabletron and similar grants will be made to each eligible director after the next Annual Meeting. Options under the Directors' Option Plan are granted at their fair market value on the date of grant, vest over a period of three years and expire six years from the grant date.

EMPLOYMENT AGREEMENTS

  Effective September 1, 1997, Cabletron entered into an employment agreement (the "Employment Agreement") with Mr. Reed pursuant to which Mr. Reed is employed as President and Chief Executive Officer of Cabletron. The Employment Agreement provides for a term of three years at an annual base salary of $450,000 per year. Pursuant to the Employment Agreement, Mr. Reed was granted options to purchase 600,000 shares of Cabletron Common Stock. Mr. Reed is also eligible for a bonus based on pre-established performance criteria. The Employment Agreement provides that if Mr. Reed's employment is terminated without "cause" (as defined in the Employment Agreement) or if Mr. Reed terminates his employment for "good reason" (as defined in the Employment Agreement), (i) Cabletron shall pay to Mr. Reed the greater of (a) the amount of his base salary for the remainder of the term of employment and (b) $450,000, and (ii) all stock options held by Mr. Reed will become immediately exercisable in full and remain exercisable for a period of three years. In addition, if Mr. Reed's employment is terminated at the end of the Employment Agreement, he will be entitled to severance equal to one year base compensation. If within twenty four months following a Change in Control (as defined in the Employment Agreement) of Cabletron Mr. Reed's employment is terminated, Mr. Reed is entitled to a lump sum payment equal to (i) three times Mr. Reed's base salary at the time of such termination of employment plus (ii) any bonuses paid or payable to Mr. Reed in respect of the four fiscal quarters immediately preceding such termination of employment. In addition, upon termination of employment within the twenty-four month period following a Change of Control, all stock options held by Mr. Reed will become immediately exercisable in full and remain exercisable for a period of three years. The Employment Agreement further provides for a "gross-up" payment under which, if amounts paid under the Employment Agreement would be subject to a federal excise tax on "excess parachute payments," Cabletron will pay Mr. Reed an additional amount of cash, so that after payment of all such taxes by Mr. Reed, Mr. Reed will have received the amount he would have received in the absence of any such tax. The Employment Agreement also contains non-competition and non-solicitation covenants which apply during the employment term and for a two-year period thereafter.

                   DESCRIPTION OF CAPITAL STOCK OF CABLETRON

  The following description does not purport to be complete and is subject in all respects to the applicable provisions of Cabletron's Restated Certificate of Incorporation, as amended, and Bylaws, copies of which are filed as exhibits to the Registration Statement, of which this Proxy
Statement/Prospectus is a part.

  The authorized capital stock of Cabletron consists of 240,000,000 shares of Cabletron Common Stock, $.01 par value, and 2,000,000 shares of preferred stock, $1.00 par value.

COMMON STOCK

  Subject to the powers, preferences and rights of any preferred stock, the holders of Cabletron Common Stock are entitled to all powers and voting and other rights pertaining to the stock of Cabletron and each share of Common Stock is entitled to one vote. There is no cumulative voting. Holders of Cabletron Common Stock have no preemptive or other subscription rights, and there are no conversion, redemption or sinking fund provisions applicable thereto. The Board of Directors of Cabletron is authorized to issue from time to time all of the authorized and unissued shares of Cabletron Common Stock.

PREFERRED STOCK

  The Cabletron Board of Directors is authorized to issue preferred stock from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and special rights as shall be determined by the Board of Directors of Cabletron in a resolution or resolutions providing for the issue of such preferred stock.

                       COMPARISON OF STOCKHOLDER RIGHTS

  The following is a summary of the material differences between the rights of holders of Yago Stock and the rights of holders of Cabletron Common Stock. Both Yago and Cabletron are organized under the Delaware General Corporation Law (the "DGCL"). Certain differences in stockholder rights arise from provisions in the Restated Certificate of Incorporation, as amended (the "Yago Certificate"), and Bylaws, as amended (the "Yago Bylaws"), of Yago and the Restated Certificate of Incorporation, as amended (the "Cabletron Certificate"), and Bylaws, as amended (the "Cabletron Bylaws"), of Cabletron.

VOTING RIGHTS

  Holders of Yago Common Stock are entitled to one vote per share, in person or by proxy, at all meetings of the stockholders and on all propositions before such meetings. The Yago Common Stock is substantially identical to the Cabletron Common Stock in this respect. Each holder of each class of Yago Preferred Stock is entitled to vote on all matters and is entitled to the number of votes equal to the number of shares of Yago Common Stock into which such shares of Yago Preferred Stock could be converted pursuant to the conversion provisions in the Yago Certificate relating to Yago Preferred Stock.

  Except as otherwise required by law, or by the Yago Certificate, the holders of the Yago Preferred Stock and the Yago Common Stock vote together as a single class on all matters. The Yago Certificate provides that the holders of Yago Common Stock, as a class, shall be entitled to elect two members of the board of directors, and that the Series A Preferred holders shall be entitled to elect two members, voting as a class. Any remaining directors shall be elected by the Preferred and Common Stockholders voting together as a class and the Series B Preferred holders shall be entitled to elect one member, voting as a class.

  The Yago Certificate provides that, so long as any shares of Yago Preferred Stock remain outstanding, Yago may not take certain actions without approval by vote or written consent of the holders of at least sixty-six and two-thirds percent of the then outstanding shares of Yago Series A Preferred Stock and Yago Series B Preferred Stock, voting together as a class. These actions include: (i) any redemption, purchase, or other acquisition for value (or payment into or setting aside for a sinking fund for such purpose) of any share or shares of Yago Preferred Stock otherwise than in accordance with the conversion provisions of the Certificate; (ii) any redemption, purchase or other acquisition (or payment into or setting aside for a sinking fund for such purpose) of any Yago Common Stock, other than from employees, officers, directors, consultants or other persons performing services for Yago or any subsidiary pursuant to agreements under which Yago has the option to repurchase such shares, provided that the total amount applied to the repurchase of shares of Yago Common Stock shall not exceed $100,000 during any twelve-month period; (iii) any authorization or issuance of, or obligation to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to the Yago Preferred Stock as to dividend rights, redemption rights or liquidation preferences or voting rights, provided, however, this shall not limit Yago's rights to issue a security on parity with the Yago Preferred Stock; (iv) any payment or declaration of any dividends on any junior securities; and (v) any increase or decrease in the number of authorized shares of Yago Series A Preferred Stock or Yago Series B Preferred Stock. Yago further cannot amend the Yago Certificate or Yago Bylaws without the approval, by vote or written consent, by the holders of sixty-six and two-thirds percent of a series of Yago Preferred Stock voting separately as a single class, if such amendment would change any of the rights, preferences or privileges provided for in the Yago Certificate for the benefit of any shares of that series of Yago Preferred Stock in an adverse manner.

VOTING REQUIREMENTS AND QUORUMS FOR STOCKHOLDER MEETINGS

  Under the DGCL, a majority of the issued and outstanding stock entitled to vote, present in person or by proxy, at any meeting of stockholders shall constitute a quorum for the transaction of business at such meeting, unless the certificate of incorporation or bylaws specifies a different percentage, but in no event may a quorum consist of less than one-third of the shares entitled to vote at the meeting. Neither Cabletron nor Yago have quorum requirements that differ from the requirements of the DGCL in their certificate or bylaws.

  Under the DGCL, the affirmative vote of the majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present and entitled to vote on the subject matter is deemed to be the act of the stockholders, unless the DGCL, the certificate of incorporation or the bylaws specify a different voting requirement. The Cabletron Bylaws provide that a majority of the votes properly cast upon any question other than an election to an office will decide the question, except when a larger vote is required by law, by the certificate of incorporation or by the bylaws. A plurality of the votes properly cast for election to any office will elect to such office. The Yago Bylaws conform with the DGCL's majority vote provision except for the circumstances under "Voting Rights" above, for which a sixty-six and two-thirds majority is specified.

STOCKHOLDER MEETINGS

  Under the DGCL, special meetings of stockholders may be called by the board of directors and by such person or persons as so authorized by the certificate of incorporation or the bylaws. The Yago Bylaws provide that special meetings may be called for any purpose or purposes, unless otherwise prescribed by the statute or by the Yago Certificate, at the request of the chairman of the board, the president, or the board of directors. The Cabletron Bylaws provide that special meetings of stockholders may be called at any time by the chairman of the board, if any, the president or the board of directors. A special meeting may also be called by the Cabletron secretary, or in the case of death, absence, incapacity or refusal of the secretary, by an assistant secretary or some other officer upon application of a majority of the directors.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

  To amend a certificate of incorporation, the DGCL requires the adoption of a resolution by the board of directors and the approval of a majority of all outstanding shares entitled to vote therefor, unless a greater level of approval is required by the certificate of incorporation. Furthermore, under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the certificate of

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

incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to adversely affect the holders thereof. The Yago Certificate requires the vote or written consent of sixty-six and two-thirds percent of a series of Yago Preferred Stock if an amendment to the certificate of incorporation would change any of the rights, preferences, or privileges for any shares of that series of stock in an adverse manner.

  The Cabletron Certificate provides that certain of its articles can only be amended by the affirmative vote of 85% of the total number of votes of the then outstanding shares of capital stock of Cabletron entitled to vote generally in the election of directors, voting together as a single class excluding shares beneficially owned by a Related Person (as defined in the Cabletron Certificate).

BYLAWS

  Under the DGCL, the authority to adopt, amend or repeal the bylaws of a corporation is held exclusively by the stockholders entitled to vote unless such authority is conferred upon the board of directors in the corporation's certificate of incorporation. The Yago Certificate confers upon the board of directors the power to amend the Bylaws provided that the grant of such power does not divest the stockholders of nor limit their power to amend the Bylaws. The Cabletron Certificate grants to its board of directors the power to make, alter, amend and repeal the Cabletron Bylaws by vote of a majority of the directors. Stockholders of Cabletron also have the power to adopt, amend or repeal the Cabletron Bylaws by a two-thirds vote.

NUMBER OF DIRECTORS

  Under the DGCL, the minimum number of directors is one. The number of directors shall be fixed by, or in a manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by an amendment to the certificate of incorporation. The Cabletron Certificate and Cabletron Bylaws do not set a number of directors. The Yago Certificate provides that the number of directors shall be six.

BOARD CLASSIFICATION

  The DGCL provides that the directors of any corporation may be divided into one, two or three classes. The Cabletron Bylaws provide that Cabletron's directors shall be divided into three equal classes with each class comprised of one third of the directors being elected to serve until the third succeeding annual meeting. The Yago Certificate provides that the holders of Yago Common Stock, as a class, shall be entitled to elect two members of the board of directors, and that the Yago Series A Preferred Stock and Series B Preferred Stock shall be entitled to elect two and one members, respectively, as a class.

NOMINATION AND ELECTION OF DIRECTORS

  The DGCL provides that directors shall be elected at an annual meeting of stockholders held on a date and at a time designated by or in the manner provided in the bylaws. Elections of directors must be by written ballot, unless otherwise provided in the certificate of incorporation. The Cabletron Certificate provides that elections of directors need not be by written ballot, unless otherwise provided in the Cabletron Bylaws. The Cabletron Bylaws state that no ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

  Under the DGCL, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. The Cabletron Bylaws provide that directors are elected by a plurality of the votes properly cast by stockholders voting in person or by proxy at the annual meeting of stockholders.

  Any Cabletron stockholder entitled to vote for the election of directors at an annual meeting may nominate persons for election as directors by giving timely written notice thereof to the secretary accompanied by a petition

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

signed by at least 100 record holders of capital stock of the corporation which shows the class and number of shares held by each person and which represent in the aggregate 1% of the outstanding shares entitled to vote in the election of directors. To be timely, notice must be delivered to or mailed to and received at the principal executive offices of Cabletron not less than 60 days nor more than 90 days prior to the annual meeting. In the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders, to be timely, notice by the stockholder must be received at the principal executive offices not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. To be in proper written form, a stockholder's notice shall set forth in writing (i) as to each person nominated by the stockholder to serve as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act of 1934, as amended, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (ii) as to the stockholder giving the notice (x) the name and address of such stockholder, as he, she or it appears on Cabletron's books and (y) the class and number of shares of the corporation which are beneficially owned by such stockholder. If any person is nominated by the board of directors for election as a director, that person, at the request of the board of directors, shall furnish to the secretary the same information regarding the nominee as is required of those stockholders submitting notices of nomination.

  The Yago Bylaws stipulate that directors shall be elected at each annual meeting of stockholders. Neither the Yago Certificate nor the Yago Bylaws contains provisions regarding the nomination of directors. The Yago Certificate provides that the Yago Common Stock, voting separately as a class, shall be entitled to elect two members of the board of directors, that the Yago Series A Preferred Stock shall be entitled to elect two members, voting separately as a class, and that the Yago Series B Preferred Stock shall be entitled to elect one member, voting separately as a class. Any remaining directors shall be elected by the Yago Common Stock and Yago Preferred Stock voting together as a class.

REMOVAL OF DIRECTORS

  The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect removal only for cause; or
(ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which he is a part.

  The Cabletron Bylaws provide for removal of directors at any time, but only for cause and only by the affirmative vote of 85% of the total number of votes of the then outstanding shares of capital stock of Cabletron entitled to vote generally in the election of directors, voting together as a single class excluding shares beneficially owned by a Related Person.

  Under the Yago Certificate, a director may be removed from the board of directors, with or without cause, by the holders of at least a majority of the shares entitled to elect such director.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

  Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum, or by a sole remaining director. The DGCL also provides that, unless the certificate of incorporation or bylaws otherwise provide, when one or more directors shall resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such

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

vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the DGCL in the filling of other vacancies. In addition, under the DGCL, if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire board of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of shares outstanding at the time and entitled to vote, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office, such election to be conducted in accordance with the procedures under the DGCL for holding stockholder meetings.

  The Cabletron Bylaws provide that vacancies may be filled only by a majority vote of the remaining directors in office, although less than a quorum, or by a sole remaining director. Newly created directorships may be filled by the board of directors, or if not so filled, by the stockholders at the next annual meeting or at any special meeting called for such purpose.

  Under the Yago Bylaws, vacancies in the board of directors may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director unless otherwise provided in the Yago Certificate. Each director so elected shall hold office until the next annual meeting of the stockholders and until a successor has been elected and qualified. The Yago Certificate provides that vacancies with respect to directors elected by holders of Yago Series A Preferred Stock and Yago Series B Preferred Stock shall be filled by holders of such Yago Series A Preferred Stock and Yago Series B Preferred Stock, respectively. Remaining vacancies shall be filled by the holders of Yago Preferred Stock and Yago Common Stock, voting together as a class.

VOTE REQUIRED FOR MERGERS AND DISSOLUTIONS

  The DGCL generally requires the affirmative vote of a majority of a corporation's outstanding shares entitled to vote, unless the certificate of incorporation requires a greater proportion, to authorize a merger, consolidation, share exchange, dissolution or disposition of all or substantially all of its assets, except that, unless required by its certificate of incorporation, no authorizing stockholder vote is required of a corporation surviving a merger if (i) such corporation's certificate of incorporation is not amended by the merger; (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger. If it should be deemed advisable in the judgment of the board of directors of any corporation that it should be dissolved, the board of directors, after the adoption of a resolution to that effect by a majority of the whole board of directors at any meeting called for that purpose, shall cause notice to be mailed to each stockholder entitled to vote thereon of the adoption of the resolution and of a meeting of stockholders to take action upon the resolution. At the meeting a vote shall be taken upon the proposed dissolution. If a majority of the outstanding shares of the corporation entitled to vote thereon shall vote for the proposed dissolution, a certification of dissolution shall be filed with the Secretary of State of the State of Delaware. Dissolution of a corporation may also be authorized without action of the directors if all of the stockholders entitled to vote thereon shall consent in writing and a certificate of dissolution shall be filed with the Secretary of State of the State of Delaware pursuant to (S)275(d) of the DGCL. The Yago Bylaws and Yago Certificate contain no additional provisions relating to voting for mergers.

  The Cabletron Certificate provides that certain transactions, including mergers, consolidations, issuances of securities, certain asset dispositions, liquidations or dissolutions between Cabletron and a Related Person must be approved by the affirmative vote of 85% of the outstanding shares of stock entitled to vote generally for the election of directors unless (i) the board of directors of Cabletron has approved a binding agreement with such Related Person with respect to such transaction or has approved the transaction which resulted in such party becoming a Related Person, in either case prior to the time such party became a Related Person and provided that a majority of

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

the members of the board of directors voting for the approval of such transaction were continuing directors or (ii) the business combination (as defined in the Cabletron Certificate) involves solely Cabletron and a subsidiary greater than 50% of whose stock is owned by the Cabletron and none of whose stock is beneficially owned by a related person (as defined in the Cabletron Certificate) (other than beneficial ownership arising solely because of control of Cabletron), provided that in the event Cabletron is not the surviving corporation of such business combination, each stockholder of the Cabletron receives the same consideration in such transaction in proportion to his ownership, the provisions of Articles VII, VIII, IX, and XI through XVI of the Cabletron Certificate are continued in effect or adopted by such surviving corporation as part of its certificate of incorporation and the provisions of such certificate of incorporation are not inconsistent with the provisions of such Articles, and the provisions of the Cabletron By-laws are continued in effect or adopted by said surviving corporation.

ANTI-TAKEOVER PROVISIONS

  The DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and (iii) the affiliates and associates of such persons in clauses (i) and (ii) above; provided, however, that the term "interested stockholder" shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or
(B) acquired said shares from a person described in item (A) of this paragraph by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the corporation; provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by a person through beneficial ownership of stock, a right to acquire stock, or an arrangement or understanding for the purpose of acquiring stock but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain other transactions) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder became an interested stockholder. However, the prohibition does not apply if: (i) the business combination resulted in the stockholder becoming an interested stockholder became an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder resulted in the stockholder becoming an interested stockholder became an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directed and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by

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

the interested stockholder. The law applies automatically to a Delaware corporation unless otherwise provided in its certificate of incorporation or bylaws or if it has less than 2,000 stockholders of record and does not have voting stock listed on a national securities exchange or authorized for quotation with a registered national securities association. Neither the Certificate nor the Bylaws of Cabletron and Yago exempt either corporation from the DGCL provision regarding transactions with interested stockholders.

FIDUCIARY DUTIES OF DIRECTORS

  Directors of corporations incorporated or organized under the DGCL have fiduciary obligations to the corporation and its stockholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "care" and "loyalty." Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest and in a manner that directors reasonably believe to be in the best interest of the corporation. Directors of both corporations are subject to these fiduciary duties.

LIMITATION ON DIRECTORS' LIABILITY

  The Cabletron and Yago Certificates provide that no director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the DGCL. The DGCL prohibits exculpation for: (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) any transactions from which the director derived an improper personal benefit.

INDEMNIFICATION

  The DGCL provides that a corporation may indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against amounts paid and expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful. However, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. These provisions of the DGCL are generally referred to as "statutory indemnification" provisions. Corporations are permitted to adopt certificate of incorporation provisions or bylaws which provide for additional indemnification of directors and officers. These non-exclusive provisions are generally referred to as "non-statutory indemnification" provisions. Non-statutory indemnification provisions are generally adopted to expand the circumstances and liberalize the conditions under which indemnification will occur. The Cabletron Certificate provides that officers and directors shall be indemnified to the full extent permitted by the DGCL. The Yago Certificate does not contain an indemnification provision.

DIVIDENDS AND OTHER DISTRIBUTIONS

  Under the DGCL, a corporation may generally pay dividends out of surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, unless the capital of the corporation has been diminished by depreciation in the value of its property, losses or otherwise, to an amount less than the aggregate amount of the capital represented by the issued outstanding stock of all classes having a preference upon the distribution of assets. Neither the Cabletron Certificate nor the Cabletron Bylaws place any restrictions on the payment of dividends, nor do they provide for any preferences upon liquidation.


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

  Under the Yago Certificate, the holder of Yago Series A Preferred Stock shall be entitled to receive, when and if declared, $0.05 per share per annum out of funds legally available therefore prior and in preference to payment of any dividend with respect to the Yago Common Stock (other than dividends payable solely in Yago Common Stock). The holders of the Yago Series B Preferred Stock shall be entitled to receive dividends at the rate of $0.19 per share per annum payable out of funds legally available therefor prior to and in preference to payment of any dividend with respect to the Yago Common Stock (other than dividends, paid solely in Yago Common Stock). Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Yago Preferred Stock unless declared by the board of directors. The Yago Certificate also provides that no dividends or other distributions shall be made with respect to the Yago Common Stock during any fiscal year unless at the same time dividends with respect to Yago Preferred Stock for that fiscal year have been declared and paid or set apart.

  A merger or consolidation of Yago with or into any other corporation or corporations, or the merger of any other corporation or corporations into Yago, in which consolidation or merger the stockholders of Yago receive distribution in cash or securities of another corporation as a result, or a sale of all or substantially all of the assets of Yago, shall be treated as a liquidation, dissolution, or winding up of Yago. When this occurs, the Yago Certificate requires distributions to the holders of Yago Series A Preferred Stock and Yago Series B Preferred Stock in accordance with the liquidation provisions of the Yago Certificate.

  The liquidation provisions of the Yago Certificate state that in the event of any liquidation, dissolution or winding up of Yago, whether voluntary or involuntary, the holders of Yago Series A Preferred Stock and Yago Series B Preferred Stock shall receive prior to any distribution of any of the assets of surplus funds of Yago to holders of Yago Common Stock, by reason of their ownership thereof the amount of $0.46875 and $1.90 per share (as adjusted for any stock dividends combinations or splits with respect to such shares), respectively, plus all declared but unpaid dividends for each share held by them. If the assets and funds of the Yago are insufficient to pay this full amount, the assets and funds of Yago legally available for distribution will be distributed ratably among the holders of the Yago Series A Preferred Stock and Yago Series B Preferred Stock in proportion to the amount each such holder is otherwise entitled to receive. After payment to the holders of the Yago Series A Preferred Stock and Yago Series B Preferred Stock of the above amounts, the remaining assets and funds of Yago legally available for distribution, if any, shall be distributed among the holders of the Yago Common Stock and the Yago Series A Preferred Stock and Yago Series B Preferred Stock in proportion to the shares of Yago Common Stock they hold or into which their shares of Yago Preferred Stock may be converted. Once the holders of Yago Series A Preferred Stock have received $0.9375 per share and the holders of Yago Series B Preferred Stock have received $3.80 per share, any additional distributions shall be paid to the holders of Yago Common Stock.

  Yago may not redeem any of the Yago Preferred Stock without a vote or written request on behalf of 66 2/3% of the holders of Yago Preferred Stock then outstanding.

STOCKHOLDER DERIVATIVE SUITS

  Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the transaction in question or if his or her stock thereafter devolved upon him or her by operation of law. A stockholder must also first make demand on the corporation that it bring suit and have such demand be refused, unless it is shown that such demand would have been futile. The DGCL does not have a bonding requirement. Both Cabletron and Yago are subject to this law.

APPRAISAL RIGHTS

  Under the DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under the DGCL, such fair market value is determined exclusive of any element of

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

value arising from the accomplishment or expectation of the merger or consolidation, and such appraisal rights are not available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in (S) 251(f) of the DGCL.

INSPECTION OF BOOKS AND RECORDS

  The DGCL allows any stockholder to inspect the stockholder list and other books and records of the corporation for a purpose reasonably related to such person's interests as a stockholder. Stockholders of both Cabletron and Yago possess these rights.

  The foregoing discussion of the material differences between the rights of holders of Yago Common Stock and Yago Preferred Stock and the rights of holders of Cabletron Common Stock is only a summary of certain provisions and does not purport to be a complete description of such differences, and is qualified in its entirety by reference to the DGCL, the common law thereunder and the full text of the Yago Certificate and Yago Bylaws and the full text of the Cabletron Certificate and Cabletron Bylaws.

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

         DESCRIPTION OF THE YAGO SYSTEMS, INC. 1998 STOCK OPTION PLAN

GENERAL

  The Yago 1998 Stock Option Plan (the "Plan") was adopted by the Yago Board of Directors, subject to approval by the stockholders, on January 13, 1998. The Plan is intended to enhance Yago's ability (i) to attract and retain employees who are in a position to make significant contributions to the success of Yago; (ii) reward employees for such contributions; and (iii) encourage employees to take into account the long-term interests of Yago through ownership of Yago Common Stock. The total number of shares of Yago Common Stock that may be issued under the Plan is 4,394,549, subject to adjustment for stock dividends, stock splits and similar events. To date, Yago has issued options to purchase 4,394,549 shares of Yago Common Stock under the Plan at a weighted average exercise price of $6.14 per share.

  The Plan is not a pension, profit-sharing or stock bonus plan qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974.

  The following is a brief description of the Plan. Such description makes use of terms defined in the Plan, and is qualified by reference to the text of the Plan.

  Administration. The Plan is administered by the Yago Board of Directors. The Yago Board of Directors has full power to select, from among the employees eligible for options, the individuals to whom options will be granted, to make any combination of options to any participants, and to determine the specific terms of each grant, subject to the provisions of the Plan. The Yago Board of Directors also has the power to waive compliance by participants with terms and conditions of options, to cancel options with the participant's consent, to grant replacement options for options that have been canceled, and to interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection therewith.

  Shares Reserved for the Plan. Subject to adjustment for stock dividends, stock splits and similar events, a total of 4,394,549 shares of Common Stock are available for issuance under the Plan. Options and shares which are forfeited, reacquired by Yago, satisfied by a cash payment or otherwise without the issuance of Yago Common Stock are not counted toward this limitation. Shares of Yago Common Stock delivered under the Plan may be either authorized but unissued shares or previously issued shares which have been acquired by Yago and are held in treasury. The number of options which may be granted and the amount of Yago Common Stock that may be issued to any eligible person is subject to the discretion of the Yago Board of Directors, subject to certain conditions concerning incentive stock options. See "--Option Grants."

  Participants. The participants under the Plan are those employees of Yago or any of its subsidiaries who, in the opinion of the Yago Board of Directors, are in a position to make a significant contribution to the success of Yago or its subsidiaries.

  Term of Options. The Plan limits the term of options granted under the Plan to ten years (five years in the case of an incentive stock option granted to a stockholder beneficially owning ten percent or more of the outstanding Yago Common Stock) and prohibits the granting of options more than ten years after the date on which it was adopted by the Yago Board of Directors.

OPTION GRANTS

  Stock Options. The Plan permits the granting of non-transferable stock options that qualify as incentive stock options ("incentive options" or "ISOs") under the Code and non-transferable stock options that do not qualify ("non-statutory options"). The option exercise price of each option is to be determined by the Yago Board of Directors but may not be less than 100% of the fair market value of the shares on the date of grant in the case of incentive options (110% in the case of an ISO granted to a ten-percent stockholder (as defined in the Plan)) and not less than 50% of such value in the case of non-statutory options. Within these limits, the Yago Board of Directors may reduce the exercise price of an option at any time after the time of grant, but the option will be treated as a new option granted on the date of such reduction. In no case may the exercise price paid for shares of authorized Yago Common Stock which are being issued for the first time be less than the aggregate par value of such shares.

  The term of each option is fixed by the Yago Board of Directors but may not exceed ten years from the date of grant or five years from the date of grant in the case of an ISO granted to a ten-percent stockholder. The Yago Board of Directors determines at what time or times each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Yago Board of Directors. The option certificate representing any options granted under the Plan may contain additional terms of the option grant relating to, among other things, vesting of the option.

  The option exercise price of options granted under the Plan must be paid for in cash or by check, bank draft or money order, or, if so permitted by the instrument evidencing the option (or by the Yago Board of Directors at or after grant in the case of a non-statutory option), (i) through the delivery of shares of unrestricted Common Stock which have been outstanding for at least six months and which have a fair market value equal to the exercise price, (ii) by a delivery of the participant's promissory note to Yago payable on terms specified by the Yago Board of Directors, (iii) by delivery of an unconditional and irrevocable undertaking by a broker to delivery promptly to the Yago Board of Directors sufficient funds to pay the exercise price, or
(iv) some combination of the foregoing.

  Upon the exercise of an option, if the aggregate fair market value of the shares of Yago Common Stock subject to the option is greater than the aggregate exercise price, the Yago Board of Directors, upon the written request of the option holder, may in its sole discretion cancel the option and pay, in lieu thereof, in cash to the holder an amount equal to the difference between such fair market value and the exercise price.

  In the event of termination of a participant's employment by reason of retirement after age 62 with the consent of Yago, total and permanent disability, or death, each option then held by the participant will immediately become exercisable in full and will remain exercisable until the third anniversary of such termination of employment or the date the option would have terminated if the participant had remained an employee, whichever is earlier. If the participant's employment terminates by reason of retirement or total and permanent disability and thereafter dies while the option is still exercisable, the option will remain exercisable until three years following his or her death or until the date the option would have terminated if the participant had remained an employee, whichever is earlier. If, when the participant's employment ends, exercise of an option is subject to performance or other conditions (other than conditions relating to the mere passage of time and continued employment) which have not been satisfied, the Yago Board of Directors may remove or modify such conditions or provide that the option will become exercisable if and when the conditions are subsequently satisfied. If the Yago Board of Directors does not take such action, such option will terminate as of the date on which the participant's employment ended.

  If a participant ceases to be an employee of Yago for any reason other than retirement, total and permanent disability, or death, his or her options, to the extent then exercisable, will remain exercisable for three months following termination or until the date on which the option would have terminated if the participant had remained an employee, whichever is earlier. Any option not exercisable on the date of such termination of employment will terminate.

  Performance Options. The Yago Board of Directors may also grant non-transferable performance options entitling the recipient to receive shares of Yago Common Stock or cash in such combinations as the Yago Board of Directors may determine. Payment of the option may be conditioned on achievement of individual or Yago performance goals over a fixed or determinable period and on such other conditions as the Yago Board of Directors may determine. Except as otherwise determined by the Yago Board of Directors, rights to which the participant is not irrevocably entitled under a performance option terminate upon a participant's termination of employment.

  Loans and Supplemental Grants. In connection with the purchase of stock under an option or the payment of any Federal income tax in respect of income recognized as a result of an option, the Yago Board of Directors may authorize loans from Yago to the participant. Loans, including extensions, may be for up to 10 years, may be either secured or unsecured and may be with or without recourse against the participant in the event of default. Each loan shall be subject to such terms and conditions and shall bear such rate of interest, if any, as the Committee shall determine. In connection with any award, the Committee may at the time such award is made or at a later date, provide for and make a cash payment to the participant not to exceed an amount equal to
(a) the amount of any Federal, state and local income tax on ordinary income for which the participant will be liable with respect to the award, plus (b) an additional amount on a grossed upon basis necessary to make him or her whole after tax. Any such cash payment will be made at the time the participant incurs Federal income tax liability with respect to the award. Except as otherwise specified in the grant or agreed to by the Committee, rights in connection with such cash payments to which the participant has not become irrevocably entitled will terminate upon a participant's death, retirement or other termination of employment or other affiliation with the Company.

  No option granted under the Plan (other than an option in the form of an outright transfer of cash or unrestricted stock) may be transferred other than by will or by the laws of descent and distribution and during an employee's lifetime an option requiring exercise may be exercised only by the participant (or in the event of the participant's incapacity, the person or persons legally appointed to act on the participant's behalf).

OTHER PLAN PROVISIONS

  Dividends and Deferrals; Nature of Rights as Shareholders Under the
Plan. Except as specifically provided by the Plan, the receipt of an option will not give a participant rights as a stockholder; the participant will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the option, upon actual receipt of Common Stock.

  Adjustments for Stock Dividends, etc. The Yago Board of Directors will make appropriate adjustments to the exercise price and maximum number of shares of Yago Common Stock that may be delivered under the Plan and to outstanding options to reflect stock dividends, stock splits, and similar events. The Yago Board of Directors may also make appropriate adjustments to take into account material changes in law or accounting matters or certain other corporate changes or events.

  Termination of Employment. The Plan provides that the following events shall not be deemed a termination of employment for purposes of the Plan: (i) a transfer of employment between Yago and an affiliated company or between affiliated companies, or to the employment of a corporation issuing or assuming an option in a transaction to which Section 424 of the Code applies; or (ii) sick leave or other leave of absence approved for purposes of the Plan by the Yago Board of Directors, so long as the employee's right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Yago Board of Directors otherwise so provides in writing.

  Mergers, Consolidations, etc. In the event of a merger or consolidation in which Yago is not the surviving corporation or which results in the acquisition of substantially all of Yago's outstanding stock by a single person or entity or by a group of persons or entities acting in concert, or in the event of sale or transfer of all or substantially all of Yago's assets (a "covered transaction"), all outstanding options and stock appreciation rights may be terminated by Yago Board of Directors as of the effective date of the covered transaction.

  Withholding Requirements. The grant or exercise of options may be subject to tax withholding requirements, as described below. Where Yago Common Stock may be delivered under an option, the Yago Board of Directors may require that the participant or other appropriate person either remit to Yago an amount necessary to satisfy withholding requirements or make other satisfactory arrangements (including, if the Yago Board of Directors so permits, the holding back of shares from payments under the option).

  Amendment and Termination. The Yago Board of Directors may at any time discontinue granting options under the Plan. The Board of Directors may at any time or times amend the Plan or any outstanding option for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of options, provided that (except to the extent expressly required or permitted by the Plan), no such amendment will, without the approval of the stockholders of Yago, (i) increase the maximum number of shares of Yago Common Stock available under the Plan; (ii) change the group of persons eligible to receive options under the Plan; or (iii) extend the time within which options may be granted. Furthermore, no amendment or termination of the Plan may adversely affect the rights of any participant (without his or her consent) under an option previously granted.

  Deferral of Payments. The Yago Board of Directors may agree at any time, upon request of the participant, to defer the date on which any payment under an option will be made.

  Past Service as Consideration. Where a participant purchases Yago Common Stock under an option for a price equal to the par value of the Yago Common Stock, the Yago Board of Directors may determine that the price has been satisfied by past services rendered by the participant.

FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is included for general information only and does not purport to be a complete description of Federal tax consequences in respect of the Plan. This discussion is based on the law in effect as of the date of the Prospectus. Each optionee is urged to consult his or her own tax advisor to determine the particular consequences to him or her of the Plan, including the effect of state, local and other tax laws.

  Incentive Options. No taxable income for regular income tax purposes is realized by the optionee upon the grant or exercise of an ISO. If no disposition of shares transferred to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant of the option nor within one year after the date of transfer then (a) upon sale of such shares any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction will be allowed to Yago.

  The exercise of an ISO will result in an increase in the optionee's alternative minimum taxable income ("AMTI") equal in general to the excess of the fair market value of the shares acquired upon exercise over the option price. In certain cases this increase in AMTI may result in alternative minimum tax liability for the optionee.

  If shares of Yago Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the one-year or two-year holding periods described above (a "disqualifying disposition"), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if the disposition was a sale to an unrelated party, the amount realized on a sale of such shares, if less) over the option price thereof, and
(b) Yago will be entitled to deduct such amount. Any further gain realized will be taxed as short-term or long-term capital gain and will not result in any deduction for Yago.

  Special rules will apply where all or a portion of the exercise price of an ISO is paid by tendering shares of Common Stock.

  If an ISO is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonstatutory stock option. Generally, an ISO will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (one year following termination of employment, in the case of termination by reason of permanent and total disability), except in certain cases where the ISO is exercised after the death of the optionee. In general, ISOs will also be treated as nonstatutory stock options to the extent they first become exercisable by an optionee in any calendar year for stock having a fair market value (determined at time of grant) in excess of $100,000.

  Nonstatutory Options. No income is realized by the optionee at the time a nonstatutory option is granted under the Plan. Generally, (a) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and Yago will be entitled to deduct the same amount (provided Yago satisfies any applicable withholding requirements), and (b) upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss, either short-term or long-term depending on how long the shares have been held.


  Persons Subject to Section 16 of the Exchange Act. Common Stock acquired pursuant to an option under the Plan by persons subject to the short-swing profit rules of Section 16(b) of the Exchange Act, where the acquisition occurs within six months of the option, may be treated for tax purposes as subject to a substantial risk of forfeiture until the expiration of such six-month period. In such circumstances, any income that would otherwise be realized upon acquisition of such shares will be deferred until the expiration of six months from the date of the option pursuant to which such shares are acquired, unless the recipient timely elects immediate recognition of income under Section 83(b) of the Code.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for Cabletron by Ropes & Gray, Boston, Massachusetts. Pillsbury Madison & Sutro LLP, Palo Alto, California has rendered an opinion regarding certain United States Federal income tax matters.

                                    EXPERTS

  The consolidated financial statements and the related consolidated financial statement schedule of Cabletron and its subsidiaries as of February 28, 1997 and February 29, 1996, and for each of the years in the three-year period ended February 28, 1997, have been included herein and in the Registration Statement, of which this Proxy Statement/Prospectus is a part, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Yago Systems, Inc. as of December 31, 1997 and for the year then ended and for the period from inception (September 6, 1996) through December 31, 1997 included in this Proxy Statement/Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The Statement of Assets Sold as of June 28, 1997 and the Statement of Revenue and Direct Operating Expenses (the "Statements") for the year ended June 28, 1997 of the Network Products Business of Digital Equipment Corporation, (the "Business") included in this Proxy Statement/Prospectus, have been included herein in reliance on the report which includes an explanatory paragraph of Coopers & Lybrand L.L.P., independent accountants given on authority of said firm as experts in auditing and accounting. The explanatory paragraph states that the Statements were prepared to present the assets sold by the Business to Cabletron Systems, Inc. and the revenue and direct operating expenses of the Business and are not intended to be a complete presentation of the Business' financial position or results of operations.

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

  CABLETRON SYSTEMS, INC.

    Independent Auditors' Report........................................... F-2
    Consolidated Balance Sheets............................................ F-3
    Consolidated Statements of Income...................................... F-4
    Consolidated Statements of Stockholders' Equity........................ F-5
    Consolidated Statements of Cash Flows.................................. F-6
    Notes to Consolidated Financial Statements............................. F-7

  YAGO SYSTEMS, INC.

    Report of Independent Accountants...................................... F-17
    Balance Sheet.......................................................... F-18
    Statement of Operations................................................ F-19
    Statement of Cash Flows................................................ F-20
    Statement of Changes in Stockholders' Equity........................... F-21
    Notes to Financial Statements.......................................... F-22

  NETWORK PRODUCT BUSINESS OF DIGITAL EQUIPMENT CORPORATION

    Report of Independent Accountants..................................... F-29
    Statement of Revenue and Direct Operating Expenses for the Year Ended
     June 28, 1997........................................................ F-30
    Statement of Assets Sold as of June 28, 1997.......................... F-31
    Unaudited Statement of Revenue and Direct Operating Expenses for the
     Three Months Ended
     September 27, 1997................................................... F-32
    Unaudited Statement of Assets Sold as of September 27, 1997........... F-33
    Notes to Financial Statements......................................... F-34

  CABLETRON SYSTEMS, INC.

    Unaudited Pro Forma Combined Balance Sheet at November 30, 1997....... F-38
    Unaudited Pro Forma Combined Statement of Income for the Year Ended
     February 28, 1997.................................................... F-40
    Unaudited Pro Forma Combined Statement of Income for the Nine Months
     Ended
     November 30, 1997.................................................... F-41

                         INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
CABLETRON SYSTEMS, INC.:

  We have audited the accompanying consolidated balance sheets of Cabletron Systems, Inc. and subsidiaries as of February 28, 1997 and February 29, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended February 28, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cabletron Systems, Inc. and subsidiaries as of February 28, 1997 and February 29, 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended February 28, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Boston, Massachusetts
March 21, 1997

                            CABLETRON SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         NOVEMBER 30, FEBRUARY 28, FEBRUARY 29,
                                             1997         1997         1996
                                         ------------ ------------ ------------
                                         (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.............  $  206,926   $  214,828    $106,102
  Short-term investments (note 4).......     214,680      165,396     172,896
  Accounts receivable, net of allowance
   for doubtful accounts ($16,530,
   $15,476 and $6,655, respectively)....     298,672      219,896     153,256
  Inventories (note 5)..................     280,021      197,438     160,806
  Deferred income taxes (note 9)........      57,691       57,107      38,315
  Prepaid expenses and other assets.....      37,521       35,925      31,711
                                          ----------   ----------    --------
    Total current assets................   1,095,511      890,590     663,086
                                          ----------   ----------    --------
Long-term investments (note 4)..........     148,554      188,081     153,424
Long-term deferred income taxes (note
 9).....................................      30,756       29,627      23,473
Property and equipment, net (note 6)....     212,023      198,557     153,904
Other assets............................                      --        3,021
                                          ----------   ----------    --------
  Total assets..........................  $1,486,844   $1,306,855    $996,908
                                          ==========   ==========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................  $   69,003   $   68,604    $ 38,826
  Accrued expenses (note 7).............     169,333      135,208     120,572
  Income taxes payable..................       5,282       10,442      18,536
                                          ----------   ----------    --------
    Total current liabilities...........     243,618      214,254     177,934
Long-term deferred income taxes (note
 9).....................................       4,577       11,103       9,088
                                          ----------   ----------    --------
    Total liabilities...................     248,195      225,357     187,022
                                          ----------   ----------    --------
Commitments and contingencies (notes 8
 and 10 and 13)
Stockholders' equity (notes 11 and 12):
  Preferred stock, $1.00 par value.
   Authorized 2,000 shares; none issued.         --           --          --
  Common stock, $0.01 par value.
   Authorized 240,000 shares; issued and
   outstanding 158,208, 156,305 and
   152,892 shares.......................       1,582        1,563         776
  Additional paid-in capital............     287,218      266,829     218,792
  Retained earnings.....................     949,194      812,885     591,518
                                          ----------   ----------    --------
                                           1,237,994    1,081,277     811,086
  Cumulative translation adjustment.....         655          221      (1,049)
  Notes receivable, stockholders........         --           --         (151)
                                          ----------   ----------    --------
    Total stockholders' equity..........   1,238,649    1,081,498     809,886
                                          ----------   ----------    --------
    Total liabilities and stockholders'
     equity.............................  $1,486,844   $1,306,855    $996,908
                                          ==========   ==========    ========

          See accompanying notes to consolidated financial statements.

                            CABLETRON SYSTEMS, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                           NINE MONTHS ENDED
                             NOVEMBER 30,     YEARS ENDED LAST DAY OF FEBRUARY,
                          ------------------- -----------------------------------
                            1997      1996       1997        1996       1995
                          --------- --------- ----------- ----------- -----------
                              (UNAUDITED)
Net sales (note 13)...... 1,065,808 1,025,997 $ 1,406,552 $ 1,100,349 $ 833,218
Cost of sales............   476,847   419,307     575,107     448,699   340,424
                          --------- --------- ----------- ----------- ---------
  Gross profit...........   588,961   606,690     831,445     651,650   492,794
Operating expenses:
  Research and
   development...........   134,583   119,444     161,674     127,289    89,129
  Selling, general and
   administrative........   261,848   209,380     286,469     223,083   166,649
  Nonrecurring items
   (note 3)..............       --     43,024      63,024      94,343       --
                          --------- --------- ----------- ----------- ---------
    Income from
     operations..........   192,530   234,842     320,278     206,935   237,016
Interest income..........    14,269    14,254      19,422      17,891     5,572
                          --------- --------- ----------- ----------- ---------
    Income before income
     taxes...............   206,799   249,096     339,700     224,826   242,588
Income taxes (note 9)....    70,490    87,307     117,575      80,341    86,014
                          --------- --------- ----------- ----------- ---------
    Net income........... $ 136,309   161,789 $   222,125 $   144,485 $ 156,574
                          ========= ========= =========== =========== =========
Net income per common
 share................... $    0.87 $    1.04 $      1.43 $      0.95 $    1.08
                          ========= ========= =========== =========== =========
Weighted average number
 of shares outstanding...   157,527   154,968     155,207     151,525   145,125
                          ========= ========= =========== =========== =========


          see accompanying notes to consolidated financial statements.

                            CABLETRON SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                  ADDITIONAL           CUMULATIVE      NOTES         TOTAL
                          COMMON   PAID-IN   RETAINED  TRANSLATION  RECEIVABLE   STOCKHOLDERS'
                          STOCK    CAPITAL   EARNINGS  ADJUSTMENT  STOCKHOLDERS'    EQUITY
                          ------  ---------- --------  ----------- ------------- -------------
                                                    (IN THOUSANDS)
Balance at February 28,
 1994...................  $  309   $139,515  $290,888    $(3,171)      $(335)     $  427,206
Repayments of notes
 receivable,
 stockholders...........     --         --        --         --          131             131
Canceled 38 shares upon
 employee terminations,
 net....................     --         (30)      --         --           30             --
Issuance of common
 stock, net.............      19      8,584       --         --         (195)          8,408
Exercise of options for
 741 shares of common
 stock..................       3      4,884       --         --          --            4,887
Tax benefit for options
 exercised..............     --       5,712       --         --          --            5,712
Issuance of 136 shares
 under employee stock
 purchase plan..........     --       2,287       --         --          --            2,287
Stock dividend from
 stock split............     429        (11)     (429)       --          --              (11)
Stock repurchased and
 retired................      (3)   (13,056)      --         --          --          (13,059)
Effect of foreign
 currency translation...     --         --        --       1,807         --            1,807
Net income..............     --         --    156,574        --          --          156,574
                          ------   --------  --------    -------       -----      ----------
Balance February 28,
 1995...................     757    147,885   447,033     (1,364)       (369)        593,942
                          ------   --------  --------    -------       -----      ----------
Repayments of notes
 receivable,
 stockholders...........     --         --        --         --          218             218
Issuance of common
 stock, net.............       9     41,765       --         --          --           41,774
Issuance of common stock
 for five more
 acquisition............       1      2,564       --         --          --            2,565
Exercise of options for
 1,453 shares of common
 stock..................       8     17,214       --         --          --           17,222
Tax benefit for options
 exercised..............     --       7,215       --         --          --            7,215
Issuance of 154 shares
 under employee stock
 purchase plan..........       1      3,322       --         --          --            3,323
Stock repurchased and
 retired................     --      (1,173)      --         --          --           (1,173)
Effect of foreign
 currency translation...     --         --        --         315         --              315
Net income..............     --         --    144,485        --          --          144,485
                          ------   --------  --------    -------       -----      ----------
Balance at February 29,
 1996...................     776    218,792   591,518     (1,049)       (151)        809,886
                          ------   --------  --------    -------       -----      ----------
Issuance of common
 stock, net.............      15      8,562       --         --          --            8,577
Exercise of options for
 1,345 shares of common
 stock..................      10     18,012       --         --          --           18,022
Repayment of notes
 receivable.............     --         --        --         --          151             151
Issuance of common stock
 for The OASys Group
 acquisition............       2      6,955       --         --          --            6,957
Tax benefit for options
 exercised..............     --       8,302       --         --          --            8,302
Stock split.............     758        --       (758)       --          --              --
Issuance of 197 shares
 under employee stock
 purchase plan..........       2      6,206       --         --          --            6,208
Effect of foreign
 currency translation...     --         --        --       1,270         --            1,270
Net income..............     --         --    222,125        --          --          222,125
                          ------   --------  --------    -------       -----      ----------
Balance at February 28,
 1997...................   1,563    266,829   812,885        221         --        1,081,498
                          ------   --------  --------    -------       -----      ----------
Exercise of options for
 1,661 shares of common
 stock (unaudited)......      18     17,083       --         --          --           17,101
Issuance of 97 shares
 under employee stock
 purchase plan
 (unaudited)............       1      3,306       --         --          --            3,307
Effect of foreign
 currency translation
 (unaudited)............     --         --        --         434         --              434
Net income (unaudited)..     --         --    136,309        --          --          136,309
                          ------   --------  --------    -------       -----      ----------
Balance at November 30,
 1997 (unaudited).......  $1,582   $287,218  $949,194    $   655         --       $1,238,649
                          ======   ========  ========    =======       =====      ==========

  On November 27, 1996, the Company's common stock split 2-for-1 and was distributed as a stock dividend. All share amounts have been adjusted accordingly.

          See accompanying notes to consolidated financial statements.

                            CABLETRON SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             NINE MONTHS ENDED       YEARS ENDED LAST DAY
                                NOVEMBER 30,             OF FEBRUARY,
                             -------------------  ----------------------------
                               1997      1996       1997      1996      1995
                             --------  ---------  --------  --------  --------
                                (UNAUDITED)
                                            (IN THOUSANDS)
Cash flows from operating
 activities:
  Net income................  136,309    161,789  $222,125  $144,485  $156,574
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
    Depreciation and
     amortization...........   50,205     37,332    49,704    32,739    31,144
    Provision for losses on
     accounts receivable....    1,098      7,276     9,140       435       187
    Loss on disposal of
     property, plant and
     equipment..............   (8,239)   (19,376)       87        93       174
    Deferred income taxes...     (446)        83   (22,933)  (38,766)   (4,434)
    Changes in assets and
     liabilities:
      Accounts receivable...  (82,031)   (72,431)  (74,925)  (55,795)  (29,623)
      Inventories...........  (84,233)   (18,086)  (37,669)  (55,597)  (23,168)
      Prepaid expenses and
       other assets.........   (1,755)    (2,499)   (1,709)  (18,947)   (3,427)
      Accounts payable and
       accrued expenses.....   39,244     38,337    52,661    68,766    11,873
      Income taxes payable..   (4,892)    (1,148)   (7,653)    3,705    10,476
                             --------  ---------  --------  --------  --------
        Net cash provided by
         operating
         activities.........   45,260    131,277   188,828    81,118   149,776
                             --------  ---------  --------  --------  --------
Cash flows from investing
 activities:
    Capital expenditures....  (64,037)   (69,419)  (94,368)  (67,760)  (66,116)
    Purchase of available-
     for-sale securities....  (86,478)  (169,349) (203,667) (124,968)  (71,598)
    Purchase of held-to-
     maturity securities....  (37,228)  (170,595) (247,855) (205,852) (282,712)
    Sales/maturities of
     marketable securities..  113,943    326,729   424,308   236,393   323,682
                             --------  ---------  --------  --------  --------
        Net cash used in
         investing
         activities.........  (73,800)   (82,634) (121,582) (162,187)  (96,744)
                             --------  ---------  --------  --------  --------
Cash flows from financing
 activities:
    Repayment of notes
     receivable from
     stockholders...........      --      (2,155)      151       218       131
    Repurchase of common
     stock..................      --         544       --     (1,173)  (13,070)
    Tax benefit of options
     exercised..............      --         --      8,302     7,215     5,712
    Proceeds from sale of
     common stock...........      --       8,580     8,577    41,774     8,408
    Common stock issued to
     employee stock purchase
     plan...................    3,311      3,019     6,208     3,323     2,287
    Proceeds from exercise
     of stock options.......   17,097     13,110    18,022    17,222     4,887
                             --------  ---------  --------  --------  --------
        Net cash provided by
         financing
         activities.........   20,408     23,098    41,260    68,579     8,355
                             --------  ---------  --------  --------  --------
  Effect of exchange rate
   changes on cash..........      230         49       220       159       712
                             --------  ---------  --------  --------  --------
  Net (decrease) increase in
   cash and cash
   equivalents..............   (7,902)    71,790   108,726   (12,331)   62,099
  Cash and cash equivalents,
   beginning of year........  214,828    106,101   106,102   118,433    56,334
                             --------  ---------  --------  --------  --------
  Cash and cash equivalents,
   end of year..............  206,926    177,891  $214,828  $106,102  $118,433
                             ========  =========  ========  ========  ========
  Cash paid during year for:
    Income taxes............   46,109    101,318  $132,291  $142,733  $ 68,420
                             ========  =========  ========  ========  ========

          See accompanying notes to consolidated financial statements.

                            CABLETRON SYSTEMS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE (1) BUSINESS OPERATIONS

  The Company develops, manufactures, markets, designs, installs and supports a broad range of standards-based local and wide area network connectivity hardware and software products.

NOTE (2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Principles of Consolidation

  The consolidated financial statements include the accounts of Cabletron Systems, Inc. (the "Company") and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 (b) Investments

  Held-to-maturity securities are those investments which the Company has the ability and intent to hold until maturity. Held-to-maturity securities are recorded at amortized cost, adjusted for amortization of premiums and discounts, which approximates market value. Available-for-sale securities are also recorded at amortized cost, adjusted for amortization of premiums and discounts. Due to the nature of the Company's investments and the resulting low volatility, the difference between fair value and amortized cost is not material.

 (c) Inventories

  Inventories are stated at the lower of cost or market. Costs are determined at standard which approximates the first-in, first-out (FIFO) method.

 (d) Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation is provided on straight-line and accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lives of the related assets or the term of the lease. The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that the carrying amount of an asset cannot be fully recovered, an impairment loss is recognized.

 (e) Income Taxes

  The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  The Company has reinvested earnings of its foreign subsidiaries and, therefore, has not provided income taxes which could result from the remittance of such earnings. The unremitted earnings at February 28, 1997 amounted to approximately $125.7 million. Furthermore, any taxes paid to foreign governments on those earnings may be used, in whole or in part, as credits against the US tax on any dividends distributed from such earnings. It is not practicable to estimate the amount of unrecognized deferred US taxes on these undistributed earnings.

 (f) Net Income Per Share

  Net income per share of common stock is based on the weighted average number of shares outstanding during the period. The effect of outstanding stock options is excluded from the computation because the dilutive effect is not material.

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS 128 establishes a different method of computing net income per share then is currently required under the provisions of Accounting Principles Board Opinion No. 15. Under SFAS 128, the Company will be required to present both basic net income per share and diluted net income per share. The impact on diluted net income per share is not expected to be material.

  The Company plans to adopt SFAS 128 in its fiscal quarter ending February 28, 1998 and at that time all historical net income per share data will be restated to conform to the provisions of SFAS No. 128.

 (g) Foreign Currency Translation and Transaction Gains and Losses

  Assets and liabilities of the Company's foreign operations are translated into US dollars at the exchange rate in effect at the balance sheet date and revenue and expenses are translated at average rates in effect during the period. The resultant translation adjustment is reflected as a separate component of stockholders' equity on the consolidated balance sheets. Transaction gains (losses) are reflected in the consolidated statements of income and were not material.

 (h) Statements of Cash Flows

  Cash and cash equivalents consist of cash in banks and short-term investments with original maturities of three months or less.

 (i) Revenue Recognition

  Sales are recognized upon shipment of products and software. In the case of design, consulting, installation, support services and evaluations, revenues are recognized upon completion and acceptance of such products and services. Revenues from service contracts are recognized ratably over the period the services are performed. Warranty costs and sales returns and allowances are accrued at the time of shipment.

 (j) Derivatives

  The Company uses derivative financial instruments, principally forward exchange contracts and options in its management of foreign currency exposure. These financial instruments are designed to minimize exposure and reduce risk from exchange rate fluctuations in the regular course of the Company's international business operations. Market value gains and losses are included in income as incurred and effectively offset gains and losses on foreign currency assets or liabilities that are hedged.

 (k) Use of Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (l) New Accounting Pronouncement

  The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). As permitted by SFAS 123, the Company measures compensation cost in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Therefore, the adoption of SFAS 123 was not material to the Company's financial condition or results of operations; however, the proforma impact on earnings per share has been disclosed in the Notes to Consolidated Financial Statements as required by SFAS 123.

NOTE (3) BUSINESS COMBINATIONS

  For acquisitions accounted for under the pooling-of-interests method, all financial data of Cabletron has been restated to include the historical financial data of these acquired companies. For acquisitions accounted for as purchases, Cabletron's consolidated results of operations include the operating results of the acquired companies from their acquisition dates. Acquired assets and liabilities were recorded at their estimated fair market values at the acquisition date and the aggregate purchase price plus costs directly attributable to the completion of acquisitions have been allocated to the assets and liabilities acquired.

  On July 26, 1996, the Company acquired ZeitNet Inc., a privately held manufacturer of ATM products. Under the terms of the agreement, Cabletron issued approximately 3.3 million shares of common stock for all of the outstanding shares (and all shares issuable upon exercise of options) of ZeitNet in a transaction accounted for as a pooling of interests. In connection with the acquisition, the Company recorded nonrecurring charges of $23.0 million.

  On August 1, 1996, the Company acquired Network Express, Inc., a publicly held manufacturer of ISDN LAN switched access solutions. Under the terms of the agreement, Cabletron issued approximately 2.9 million shares of common stock for all of the outstanding shares (and all shares issuable upon exercise of options) of Network Express in a transaction accounted for as a pooling of interests. In connection with the acquisition, the Company recorded nonrecurring charges of $20.0 million.

  On December 11, 1996, the Company acquired Netlink Inc., a privately held manufacturer of frame relay products. Under the terms of the agreement, Cabletron issued approximately 3.8 million shares of common stock for all of the outstanding shares (and all shares issuable upon exercise of options) of Netlink in a transaction accounted for as a pooling of interests. In connection with the acquisition, the Company recorded nonrecurring charges of $13.0 million.

  Revenues, operating income (loss), and net income (loss) of the four entities during the periods preceding the acquisitions are presented in the following table.

                                NINE      THREE
                               MONTHS     MONTHS
                               ENDED      ENDED      FISCAL     FISCAL
                              11/30/96   5/31/96      1996       1995
                             ----------  --------  ----------  --------
                                  UNAUDITED
                                         (IN THOUSANDS)
   Revenues
     Cabletron Systems,
      Inc. ................  $1,025,997  $664,439  $1,069,715  $810,684
     ZeitNet, Inc. ........         --      2,140       4,395     2,879
     Network Express, Inc..         --      3,177      18,997    11,113
     Netlink, Inc. ........       7,935       --        7,242     8,542
                             ----------  --------  ----------  --------
                             $1,033,932  $669,756  $1,100,349  $833,218
                             ==========  ========  ==========  ========
   Operating income (loss):
     Cabletron Systems,
      Inc. ................  $  234,842  $135,813  $  227,562  $238,363
     ZeitNet, Inc. ........         --     (2,965)     (8,890)      171
     Network Express,
      Inc. ................         --     (2,293)     (9,415)      419
     Netlink, Inc. ........      (2,856)      --       (2,322)   (1,937)
                             ----------  --------  ----------  --------
                             $  231,986  $130,555  $  206,935  $237,016
                             ==========  ========  ==========  ========
   Net income (loss):
     Cabletron Systems,
      Inc. ................  $  161,789  $ 94,047  $  164,418  $161,974
     ZeitNet, Inc. ........         --     (2,972)     (8,938)      155
     Network Express, Inc..         --     (2,154)     (8,475)      466
     Netlink, Inc..........      (2,887)      --       (2,520)   (6,021)
                             ----------  --------  ----------  --------
                             $  158,902  $ 88,921  $ 1144,485  $156,574
                             ==========  ========  ==========  ========

  Note that the fiscal 1997 interim financial information is presented for the interim periods nearest the dates that the combinations were consummated.

  On February 7, 1997, the Company acquired The OASys Group, Inc., a privately held developer of software targeted at managing telecommunications devices and connections used in high-speed, fiber-optic networks. Cabletron issued approximately 226,000 shares of common stock for all of the outstanding shares (and all shares issuable upon exercise of options) of OASys in a transaction accounted for as a purchase and, accordingly, the acquired assets and liabilities were recorded at their estimated fair market values at the date of acquisition. The total purchase price of $7.0 million included $6.7 million for in-process research and development and $0.3 million for nonrecurring charges which included adjustments to conform with Cabletron's accounting policies. The Company's consolidated results of operations include the operating results of the acquired business from its acquisitions date. Proforma financial information is not presented as it is not material to the consolidated financial statements.

  On January 12, 1996, the Company acquired the Enterprise Networks Business Unit from Standard Microsystems Corporation. The acquisition was accounted for as a purchase and, accordingly, the acquired assets and liabilities were recorded at their estimated fair market values at the date of the acquisition. The total purchase price of $85.7 million included $67.8 million for in-process research and development and $17.9 million for nonrecurring charges which included adjustments to conform the ENBU accounting policies with the Company's accounting policies. The Company's consolidated results of operations include the operating results of the acquired business from its acquisition date. Proforma financial information is not presented as it is not material to the consolidated financial statements.

NOTE (4) INVESTMENTS

  Investments are summarized as follows at February 28, 1997 and February 29, 1996:


                                     1997                       1996
                          -------------------------- --------------------------
                                     LONG                       LONG
                          CURRENT    TERM    TOTAL   CURRENT    TERM    TOTAL
                          -------- -------- -------- -------- -------- --------
                                             (IN THOUSANDS)
   Held-to-maturity...... $ 84,261 $115,209 $199,470 $130,079 $115,500 $245,579
   Available-for-sale....   81,135   72,872  154,007   42,817   37,924   80,741
                          -------- -------- -------- -------- -------- --------
       Total............. $165,396 $188,081 $353,477 $172,896 $153,424 $326,320
                          ======== ======== ======== ======== ======== ========

  The contractual maturities for the above securities are less than three years.

NOTE (5) INVENTORIES

  Inventories consist of the following at November 30, 1997, (unaudited) February 28, 1997 and February 29, 1996 (in thousands):

                                                  NOVEMBER 30,
                                                      1997       1997     1996
                                                  ------------ -------- --------
                                                  (UNAUDITED)
   Raw materials.................................   $ 93,215   $ 64,685 $ 52,642
   Work-in-process...............................     26,035     57,070   39,317
   Finished goods................................    160,771     75,683   68,847
                                                    --------   -------- --------
       Total.....................................   $280,021   $197,438 $160,806
                                                    ========   ======== ========

NOTE (6) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following at February 28, 1997 and February 29, 1996:

                                                                     ESTIMATED
                                                                      USEFUL
                                                    1997     1996      LIVES
                                                  -------- -------- -----------
                                                         (IN THOUSANDS)
   Land and land improvements.................... $  1,751 $  1,760         --
   Buildings and building improvements...........   38,015   37,058 30-40 years
   Construction in progress......................      305      --          --
   Equipment.....................................  284,621  194,366   3-5 years
   Furniture and fixtures........................   11,711   14,004   5-7 years
   Leasehold improvements........................    9,448    6,445   3-5 years
   Motor vehicles................................    4,690    3,651   3-5 years
                                                  -------- --------
                                                   350,541  257,284
   Less accumulated depreciation and amortiza-
    tion.........................................  151,984  103,380
                                                  -------- --------
                                                  $198,557 $153,904
                                                  ======== ========

NOTE (7) ACCRUED EXPENSES

  Accrued expenses consist of the following at February 28, 1997 and February 29, 1996:

                                                                 1997     1996
                                                               -------- --------
                                                                (IN THOUSANDS)
   Salaries and benefits...................................... $ 15,527 $ 18,625
   Deferred revenue...........................................   50,041   38,325
   Warranty...................................................   19,315   18,719
   Other......................................................   50,325   44,903
                                                               -------- --------
       Total.................................................. $135,208 $120,572
                                                               ======== ========

NOTE (8) LEASES

  The Company leases manufacturing and office facilities under noncancelable operating leases expiring through the year 2020. The leases provide for increases based on the consumer price index and increases in real estate taxes. Rent expense associated with operating leases was approximately $12,179,000, $10,265,000 and $7,642,000 for the years ended February 28, 1997,
February 29, 1996 and February 28, 1995, respectively.

  Total future minimum lease payments under all noncancelable operating leases as of February 28, 1997, are as follows (in thousands):

     YEAR
     ----
     1998............................................................... $ 8,108
     1999...............................................................   5,163
     2000...............................................................   3,538
     2001...............................................................   2,720
     2002...............................................................   1,853
   Thereafter...........................................................   7,825
                                                                         -------
                                                                         $29,207
                                                                         =======

NOTE (9) INCOME TAXES

  Income before income taxes is summarized as follows:

                                                     1997      1996      1995
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
   Total US domestic income......................  $313,017  $173,515  $202,620
   Total foreign subsidiaries income.............    26,683    51,311    39,968
                                                   --------  --------  --------
   Total income before income taxes..............  $339,700  $224,826  $242,588
                                                   ========  ========  ========
   Currently payable:
     Federal.....................................  $117,546  $ 92,109  $ 63,944
     State.......................................    21,962    20,807    19,286
     Foreign.....................................     1,000    11,519     7,218
   Deferred tax benefit..........................   (22,933)  (44,094)   (4,434)
                                                   --------  --------  --------
   Total tax expense.............................  $117,575  $ 80,341  $ 86,014
                                                   ========  ========  ========

  The following is a reconciliation of the effective tax rates to the statutory federal tax rate:

                                                     1997      1996      1995
                                                   --------  --------  --------
   Statutory federal income tax rate.............      35.0%     35.0%     35.0%
   State income tax (net of federal tax benefit).       3.6       3.8       4.7
   Exempt income of foreign sales corporation,
    net of tax...................................      (0.7)     (1.1)     (0.7)
   Research and experimentation credit...........      (0.7)      --       (1.1)
   Foreign operations............................      (2.7)     (1.6)     (2.7)
   Other.........................................       0.1      (0.4)      0.3
                                                   --------  --------  --------
                                                       34.6%     37.5%     35.5%
                                                   ========  ========  ========

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at February 28, 1997 and February 29, 1996 are presented below:

                                                               1997      1996
                                                             --------  --------
                                                              (IN THOUSANDS)
   Deferred tax assets:
     Accounts receivable.................................... $  4,996  $  2,100
     Inventories............................................   33,859    28,225
     Other reserves and accruals............................   24,149     9,416
     Acquired research and development......................   29,262    26,322
     Domestic net operating loss carryforwards..............   27,213    26,219
     Foreign net operating loss carryforwards...............    5,636     3,268
                                                             --------  --------
       Total gross deferred tax assets......................  125,115    95,550
     Less valuation allowance...............................  (38,381)  (33,762)
                                                             --------  --------
       Net deferred tax assets..............................   86,734    61,788
                                                             --------  --------
   Deferred tax liabilities:
     Property, plant and equipment..........................  (11,033)   (9,088)
                                                             --------  --------
       Total gross deferred liabilities.....................  (11,033)   (9,088)
                                                             --------  --------
     Net deferred tax assets................................ $ 75,631  $ 52,700
                                                             ========  ========

  At February 28, 1997, the Company had domestic net operating loss (NOL) carryforwards for tax purposes of $27,213,000 expiring in fiscal 1998 through fiscal 2010. The NOL carryforwards were acquired from acquisitions of ZeitNet Inc., Network Express, Inc., Netlink, Inc. and The OASys Group, Inc.

  The net change in the total valuation allowance for the year ended February 28, 1997 was an increase of $4,619,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at February 28, 1997.

NOTE (10) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

  The Company uses derivative financial instruments, principally forward exchange contracts and options, in its management of foreign currency exposures arising from its international operations. These contracts primarily require the Company to purchase or sell certain foreign currencies either with or for US dollars at contractual rates. The Company's foreign currency hedging activities are used to minimize adverse foreign exchange movements on the eventful dollar net cash inflows of its foreign denominated net assets. The Company does not hold or issue derivative financial instruments for trading purposes.

  At February 28, 1997 and February 29, 1996, the Company had forward exchange contracts and purchased option contracts, all having maturities less than two years, in the contractual amount of $69 million (forward contracts $31 million and option contracts $38 million) and $90 million (forward contracts $49 million and option contracts $41 million), respectively.

  Realized and unrealized foreign exchange gains and losses are recognized in operating income and offset foreign exchange gains and losses on the underlying exposures. The Company's derivative financial instruments are revalued at the balance sheet date and the carrying amount approximates the fair value of the instruments.

  Several major international financial institutions are counterparties to the Company's financial instruments. It is Company practice to monitor the financial standing of the counterparties and limit the amount of exposure with any one institution. The Company may be exposed to credit loss in the event of nonperformance by the counterparties to these contracts, but believes that the risk of such loss is remote and that it would not be material to its financial position and results of operations.

  The carrying amounts of cash, cash equivalents, accounts receivable and accounts payable approximate fair value because of the short maturity of these financial instruments.

  For the year ended February 28, 1997, no single customer represented more than 3% of net sales. However, sales to the federal government accounted for approximately 12% of net sales for the year ended February 28, 1997.

  With respect to trade receivables, concentration of credit risk is limited, due to the diverse areas covered by the Company's operations. Any probable bad debt loss has been provided for in the allowance for doubtful accounts. The carrying amounts for cash, short-term and long-term investments, receivables, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments.

NOTE (11) COMMON STOCK

  On November 27, 1996, the Company's common stock split 2-for-1 and was distributed as a stock dividend. On September 12, 1994, the Company's common stock split 2.5-for-1 and was distributed as a stock dividend. All share and per share amounts have been adjusted accordingly.

NOTE (12) STOCK PLANS

 (a) Equity Incentive and Directors Plans

  The Company has an Equity Incentive Plan which provides for the availability of 25,000,000 shares of common stock for the granting of a variety of incentive awards to eligible employees. As of February 28, 1997, the Company had issued 19,953,680 stock options under the Equity Incentive Plan, which were granted at fair market value at the date of grant, vest over a three to five year period and expire within six to ten years from the date of grant.

  The Company has a Directors Option Plan which provides for the availability of 1,250,000 shares of common stock for purchase by nonemployee directors of the Company. The Directors Option Plan provides for issuance of options at their fair market value on the date of grant. The options vest over a period of three years and expire six years from the date of grant. A total of 381,000 stock options are outstanding under the Directors Option Plan.

  A summary of option transactions under the two plans follows:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                                      EXERCISE
                                                                      PRICE OF
                                                                    SHARES UNDER
                                                          SHARES        PLAN
                                                        ----------  ------------
Options outstanding at February 28, 1994...............  6,302,028     $12.29
                                                        ----------     ------
Granted and assumed....................................  2,736,182      21.18
Exercised..............................................   (740,980)      6.60
Cancelled..............................................   (440,004)     15.96
                                                        ----------     ------
Options outstanding at February 28, 1995...............  7,857,226      15.72
                                                        ----------     ------
Granted and assumed....................................  3,898,112      28.50
Exercised.............................................. (1,453,402)     11.13
Cancelled..............................................   (465,410)     24.28
                                                        ----------     ------
Options outstanding at February 29, 1996...............  9,836,526      20.02
                                                        ----------     ------
Granted and assumed....................................  6,542,663      29.67
Exercised.............................................. (1,345,415)     12.50
Cancelled.............................................. (1,497,219)     24.28
                                                        ----------     ------
Options outstanding at February 28, 1997............... 13,536,555     $24.96
                                                        ==========     ======
Options exercisable at February 28, 1997...............  3,356,372     $14.88
                                                        ==========     ======

  The following table summarizes information concerning currently outstanding and exercisable options as of February 28, 1997:

                              WEIGHTED
                               AVERAGE    WEIGHTED
                              REMAINING    AVERAGE               WEIGHTED
     RANGE OF                CONTRACTUAL OUTSTANDING             AVERAGE
     EXERCISE      NUMBER       LIFE       OPTION      OPTIONS   EXERCISE
      PRICES     OUTSTANDING   (YEARS)      PRICE    EXERCISABLE  PRICE
     --------    ----------- ----------- ----------- ----------- --------
   $0.053-15.00   2,104,815      5.7       $ 5.38     1,681,115   $ 5.14
   $15.01-30.00   4,407,408      7.4        24.00     1,268,117    22.67
   $30.01-45.00   7,004,068      8.9        31.38       402,075    30.60
   $45.01-65.00      20,264      8.0        46.83         5,065    46.83
                 ----------                           ---------
                 13,536,555                           3,356,372
                 ==========                           =========

  The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option and employee stock purchase plans, accordingly, no compensation expense has been recognized in the consolidated financial statements for such plans. The following assumptions were used in the calculation of these values for fiscal years 1996 and 1997, respectively; volatility of 63.97%, risk free interest rate of 6.18% and expected life of
3.7 years. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS 123, "Accounting for Stock-based Compensation," the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                              1997       1996
                                                           ---------- ----------
                                                           (IN THOUSANDS, EXCEPT
                                                              PER SHARE DATA)
   Net income:
     As reported.......................................... $  222,125 $  144,485
     Pro forma............................................    207,109    121,302
   Net income per share:
     As reported ......................................... $     1.43 $     0.95
     Pro forma ...........................................       1.33       0.80

  The effect of applying SFAS 123 as shown in the above pro forma disclosure is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to fiscal 1996.

 (b) Employee Stock Purchase Plans

  The Company has two Employee Stock Purchase Plans (ESPP) which provide for the combined availability of 4,500,000 shares of common stock to be purchased by employees who have completed a minimum period of employment. Under the 1989 ESPP, employees must be continuously employed for a period of six months and under the 1995 ESPP employees must be continuously employed for a period of two years. Under these plans, options are granted to eligible employees twice yearly and are exercisable through the accumulation of employee payroll deductions from two to ten percent of employee compensation as defined in the plan, to a maximum of $1,904 annually, for each plan, (adjusted to reflect increases in the consumer price index) which may be used to purchase stock at 85 percent of the fair market value of the common stock at the beginning or end of the option period, whichever amount is lower. In fiscal 1997, 197,262 shares were purchased at a weighted average price of $31.47 (153,768 at $21.43 and 136,698 at $16.75, for 1996 and 1995, respectively). The remaining balance of both ESPPs for purchase by employees at February 28, 1997 was 3,514,937 shares.

NOTE (13) GEOGRAPHIC AREA INFORMATION

                                       % OF              % OF            % OF
                               1997    TOTAL     1996    TOTAL    1995   TOTAL
                            ---------- -----  ---------- -----  -------- -----
                                         (DOLLARS IN THOUSANDS)
Net Sales:
  US....................... $  998,384  71.0% $  771,179  70.1% $590,331  70.8%
  Direct Foreign Export....     38,457   2.7      35,378   3.2    37,889   4.5
                            ---------- -----  ---------- -----  -------- -----
  Total US Source..........  1,036,841  73.7     806,557  73.3   628,220  75.3
  Europe...................    273,972  19.5     215,796  19.6   155,467  18.7
  Other(1).................     95,739   6.8      77,996   7.1    49,531   6.0
                            ---------- -----  ---------- -----  -------- -----
    Total Sales............ $1,406,552 100.0% $1,100,349 100.0% $833,218 100.0%
                            ========== =====  ========== =====  ======== =====
Income from Operations:
  US....................... $  282,480  88.2% $  169,103  81.7% $196,792  83.0%
  Europe...................     29,877   9.3      33,834  16.4    39,343  16.6
  Other (1)................      7,921   2.5       3,998   1.9       881   0.4
                            ---------- -----  ---------- -----  -------- -----
    Total Income from
     Operations............ $  320,278 100.0% $  206,935 100.0% $237,016 100.0%
                            ========== =====  ========== =====  ======== =====
Identifiable Assets:
  US....................... $1,122,762  85.9% $  841,979  84.4% $588,028  83.7%
  Europe...................    119,527   9.2     115,949  11.7    92,548  13.2
  Other (1)................     64,566   4.9      38,980   3.9    21,624   3.1
                            ---------- -----  ---------- -----  -------- -----
    Total Assets........... $1,306,855 100.0% $  996,908 100.0% $702,200 100.0%
                            ========== =====  ========== =====  ======== =====

--------
(1) Includes Australia, Latin America and the Pacific Rim countries.

NOTE (14) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                             INCOME
                                   GROSS      FROM      NET         NET INCOME
                         SALES     PROFIT  OPERATIONS  INCOME      PER SHARE(A)
                       ---------- -------- ---------- --------     ------------
                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1997
  First Quarter....... $  323,499 $190,645  $ 85,672  $ 57,139        $ 0.37
  Second Quarter......    340,940  202,085    50,137    36,904(b)       0.24
  Third Quarter.......    361,558  213,960    99,029    67,742          0.44
  Fourth Quarter......    380,555  224,755    85,440    60,340(c)       0.39
                       ---------- --------  --------  --------        ------
    Total Year........ $1,406,552 $831,445  $320,278  $222,125        $ 1.43
                       ========== ========  ========  ========        ======
1996
  First Quarter....... $  247,337 $146,612  $ 68,048  $ 46,262        $ 0.31
  Second Quarter......    266,804  158,067    74,968    51,391          0.34
  Third Quarter.......    284,193  168,213    78,618    54,285          0.36
  Fourth Quarter......    302,015  178,758   (14,699)   (7,453)(d)     (0.05)
                       ---------- --------  --------  --------        ------
    Total Year........ $1,100,349 $651,650  $206,935  $144,485        $ 0.95
                       ========== ========  ========  ========        ======

--------
(a) Due to rounding some totals will not add.
(b) Includes $43.0 million nonrecurring charge related to the acquisitions of ZeitNet and Network Express.
(c) Includes $20.0 million nonrecurring charge related to the acquisitions of Netlink and OASys.
(d) Includes $94.3 million nonrecurring charge related to acquisitions of SMC's Enterprise Networks Business Unit and Fivemere (by Network Express)

NOTE (15) LEGAL PROCEEDINGS (UNAUDITED)

  Since October 24, 1997, nine stockholder class action lawsuits have been filed against Cabletron and certain officers and directors of Cabletron in the United States District Court for the District of New Hampshire. The complaints do not specify the amount of damages sought on behalf of the class. On March 3, 1998, the United States District Court for the District of New Hampshire granted the motion to consolidate the nine class action complaints against Cabletron and its officers and directors into one class action. The legal costs incurred by Cabletron in defending itself against this litigation, whether or not it prevails, could be substantial, and in the event that the plaintiffs prevail, Cabletron could be required to pay substantial damages.

(NOTE (16) ACQUISITIONS (UNAUDITED)

 Recent Developments

  Effective February 7, 1998 Cabletron consummated the acquisition of certain of the assets of the Network Products Business ("NPB") of Digital Equipment Corporation ("Digital") pursuant to an asset purchase agreement (the "Asset Purchase Agreement") dated November 24, 1997 by and among Cabletron, Ctron Acquisition Co., Inc., a wholly owned subsidiary of Cabletron, and Digital. The NPB develops and supplies a wide range of data networking hardware and software. The purchase price for the acquisition was approximately $430.0 million, before closing adjustments, consisting of cash and product credits. The closing on February 7, 1998 extended to the assets and personnel located in the United States and the inventory worldwide. The remaining international assets and personnel are expected to be transferred as issues in individual countries are resolved.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Yago Systems, Inc. (a development stage Company):

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Yago Systems, Inc. (a development stage Company) at December 31, 1997, and the results of its operations and its cash flows for the year then ended and for the period from inception (September 6, 1996) through December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
San Jose, California
January 26, 1998

                               YAGO SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEET

                                                                  DECEMBER 31,
                                                                      1997
                                                                 --------------
                                                                 (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.....................................    $ 1,892
  Prepaid expenses and other current assets.....................         73
                                                                    -------
    Total current assets........................................      1,965
Property and equipment, net.....................................      1,112
                                                                    -------
                                                                    $ 3,077
                                                                    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................    $   783
  Notes payable.................................................        101
  Accrued expenses..............................................        319
                                                                    -------
    Total current liabilities...................................      1,203
Notes payable--long term........................................        239
                                                                    -------
                                                                      1,442
                                                                    -------
Commitments (Note 10)
Stockholders' equity:
  Convertible preferred stock, $0.001 par value; 10,060,000
   shares authorized;
   6,844,948 shares issued and outstanding at December 31, 1997.          7
  Common Stock, $0.001 par value; 25,000,000 shares authorized;
   10,588,000 shares issued and outstanding at December 31,
   1997.........................................................         11
  Capital in excess of par......................................      7,788
  Deficit accumulated during the development stage..............     (6,171)
                                                                    -------
    Total stockholders' equity..................................      1,635
                                                                    -------
                                                                    $ 3,077
                                                                    =======

   The accompanying notes are an integral part of these financial statements.

                               YAGO SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF OPERATIONS

                                                                    PERIOD FROM
                                                                     INCEPTION
                                                                   (SEPTEMBER 6,
                                                                       1996)
                                                       YEAR ENDED     THROUGH
                                                      DECEMBER 31, DECEMBER 31,
                                                          1997         1997
                                                      ------------ -------------
                                                        (IN THOUSANDS, EXCEPT
                                                           PER SHARE DATA)
   Costs and expenses:
     Research and development.......................     $4,981       $5,195
     Marketing, general and administrative..........        926          977
                                                         ------       ------
       Total cost and expenses......................      5,907        6,172
                                                         ------       ------
   Loss from operations.............................      5,907        6,172
   Interest expense (income), net...................          4           (1)
                                                         ------       ------
   Net loss.........................................     $5,911       $6,171
                                                         ======       ======
   Net loss per share:
     Basic..........................................      $0.82
     Diluted........................................       0.82
   Shares used in computing net loss per share:
     Basic..........................................      7,170
     Diluted........................................      7,170



   The accompanying notes are an integral part of these financial statements.

                               YAGO SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                           CONVERTIBLE
                         PREFERRED STOCK    COMMON STOCK
                                                                            DEFICIT
                                                                          ACCUMULATED
                                                                          DURING THE      TOTAL
                                                             CAPITAL IN   DEVELOPMENT STOCKHOLDERS'
                          SHARES   AMOUNT   SHARES   AMOUNT EXCESS OF PAR    STAGE       EQUITY
                         --------- ------ ---------- ------ ------------- ----------- -------------
                                             (IN THOUSANDS, EXCEPT SHARE DATA)
Common stock issued to
 founders...............       --  $ --    4,800,000 $   5     $   19       $   --       $   24
Proceeds from sale of
 preferred stock, net... 4,266,000     4         --    --       2,034           --        2,038
Net loss................       --    --          --    --         --           (260)       (260)
                         --------- -----  ---------- -----     ------       -------      ------
Balance at December 31,
 1996................... 4,266,000     4   4,800,000     5      2,053          (260)      1,802
Exercise of stock
 options, net...........       --    --    5,788,000     6        873           --          879
Proceeds from sale of
 preferred stock, net... 2,578,948     3         --    --       4,862           --        4,865
Net loss................       --    --          --    --         --         (5,911)     (5,911)
                         --------- -----  ---------- -----     ------       -------      ------
Balance at December 31,
 1997................... 6,844,948 $   7  10,588,000 $  11     $7,788       $(6,171)     $1,635
                         ========= =====  ========== =====     ======       =======      ======


   The accompanying notes are an integral part of these financial statements.

                               YAGO SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF CASH FLOWS

                                                                   PERIOD FROM
                                                                    INCEPTION
                                                                  (SEPTEMBER 6,
                                                                      1996)
                                                      YEAR ENDED     THROUGH
                                                     DECEMBER 31, DECEMBER 31,
                                                         1997         1997
                                                     ------------ -------------
                                                           (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..........................................   $(5,911)      $(6,171)
  Adjustments to reconcile net loss to net cash
   flows from operating activities:
   Depreciation and amortization....................       270           287
   Increase in prepaid expenses and other assets ...       (15)          (73)
   Increase in accounts payable and accrued
    expenses........................................       832         1,102
                                                       -------       -------
    Net cash used in operating activities...........    (4,824)       (4,855)
                                                       -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment................    (1,102)       (1,399)
                                                       -------       -------
    Net cash used in investing activities...........    (1,102)       (1,399)
                                                       -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principle repayments under revolving line of
   credit...........................................       (58)          (58)
  Proceeds from revolving line of credit............       398           398
  Proceeds from issue of promissory note............     1,500         1,500
  Repayment of promissory note......................    (1,500)       (1,500)
  Proceeds from issuance of common stock............       --             24
  Proceeds from issuance of preferred stock.........     4,865         6,903
  Proceeds from exercise of options.................       879           879
                                                       -------       -------
    Net cash provided by financing activities.......     6,084         8,146
                                                       -------       -------
 Net increase in cash and cash equivalents..........       158         1,892
 Cash and cash equivalents at beginning of period...     1,734           --
                                                       -------       -------
 Cash and cash equivalents at end of period.........   $ 1,892       $ 1,892
                                                       =======       =======

   The accompanying notes are an integral part of these financial statements.

                              YAGO SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1--THE COMPANY

  Yago Systems, Inc. (the "Company" or "Yago") was incorporated in California on September 6, 1996. The Company was formed for the purpose of the design, development, manufacture and sale of high-speed computer networking equipment. Since inception, the Company has concentrated on the design and development of high-speed network switching routers based on Gigabit Ethernet technology. Thus far, the Company has developed and commenced marketing the "MSR-8000", Yago's first multi-layered advanced network routing switching device. The Company has entered into contracts to outsource the majority of production and assembly of the MSR-8000.

  The Company has funded operations since inception through the sale of equity securities and the issuance of debt. The Company expects to commence shipping products to its customers sometime in 1998. On January 14, 1998, the Company entered into an "Agreement and Plan of Merger" with Cabletron Inc. ("Cabletron"), under which Cabletron will acquire the Company in a transaction to be accounted for as a purchase. Cabletron is an existing shareholder of the Company and owned approximately 26% of the outstanding voting shares of the Company at December 31, 1997. Under terms of the merger agreement, Cabletron will issue approximately 0.455 shares of its common stock for every one share of the Company's outstanding capital stock. Cabletron will also exchange options to purchase its common stock for outstanding options to purchase the Company's capital stock at the same ratio. In the event Cabletron's stock price is below a certain level at the end of the eighteen month period beginning on the closing date of the merger or, if earlier, upon a Change of Control (as defined in the Agreement and Plan of Merger), additional shares of Cabletron Common Stock will be issued.

  The Company has incurred cumulative losses from inception through December 31, 1997. To enable the Company to continue its operations during 1998, the Company will require additional financing and support. The Company has received a commitment from Cabletron to provide funding, if necessary, to enable the Company to continue operations through 1998, providing such funding is in accordance with the business plan of the Company previously provided to Cabletron.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Significant accounting policies followed in the preparation of these financial statements are as follows:

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents

  The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

 Fair value of financial instruments

  The carrying amount of cash and cash equivalents and other current assets and liabilities as presented in the financial statements, approximates fair value based on the short-term nature of these investments. The recorded amount of long term debt approximates fair value.

                              YAGO SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)
 Concentration of credit risk

  Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash equivalents. The Company by policy limits the amount of credit exposure to any one financial institution and restricts placement of cash equivalents to financial institutions evaluated as highly credit-worthy.

 Property and equipment

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which is estimated to be three years. Leasehold improvements are amortized over the life of the lease or the estimated useful life, which ever is shorter.

 Income taxes

  The Company uses the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109 "Accounting For Income Taxes". Under this method, deferred tax assets and liabilities, net of valuation allowance, are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

 Research and Development expense

  Research and development expenditures are charged to expense as incurred.

 Stock Compensation

  The Company accounts for stock-based compensation using the intrinsic value method, prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. The Company provides additional pro-forma disclosures as required under the Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation" (see Note 8).

 New accounting pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" (FAS
130) and No. 131 "Disclosures About Segments of an Enterprise and Related Information" (FAS 131). The Company does not believe that FAS 130 and FAS 131 will have any material impact on its financial statement reporting requirements.

  NOTE 3--PROPERTY AND EQUIPMENT

                                                               DECEMBER 31, 1997
                                                               -----------------
                                                                (IN THOUSANDS)
      Furniture...............................................      $    83
      Equipment...............................................          870
      Software................................................          446
                                                                    -------
                                                                      1,399
      Less: accumulated depreciation..........................         (287)
                                                                    -------
                                                                    $ 1,112
                                                                    =======

                              YAGO SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)
NOTE 4--INCOME TAXES

  No provision or benefit for income taxes has been recognized as the Company has incurred net operating losses for income tax purposes and has no carryback availability.

  Deferred tax assets consists of the following:

                                                             DECEMBER 31, 1997
                                                             -----------------
                                                              (IN THOUSANDS)
      Net operating loss carryforwards and capitalized
       start-up costs.......................................      $2,226
      Research and development credit carryforwards.........         300
                                                                  ------
      Total deferred tax assets.............................       2,526
      Valuation allowance...................................      (2,526)
                                                                  ------
      Net deferred tax assets...............................      $  --
                                                                  ======

  Based on a number of factors, including the lack of a history of profits and the fact that the Company competes in a developing market that is characterized by rapidly changing technology, management believes that the weight of available evidence indicates that it is more likely than not that the Company will not be able to recognize its deferred tax assets and thus a full valuation allowance has been provided at December 31, 1997.

  As of December 31, 1997, the Company had net operating loss carryforwards of approximately $4.9 million. The federal net operating loss carryforwards expire from 2008 to 2012. Under the Tax Reform Act of 1986, the amount of and the benefit from net operating losses that can be carried forward may be limited in certain circumstances including, but not limited to, a cumulative stock ownership change of more than 50% over a three-year period, as defined.

NOTE 5--NOTES PAYABLE AND EQUIPMENT FINANCING ARRANGEMENTS

  On June 3, 1997, the Company entered into a financing arrangement with a Lender to provide equipment financing of up to $2,000,000. The financing arrangement will expire on June 30, 1998.

  Borrowings under this arrangement carry interest at an effective rate of 9%, are repayable over 36 months and are also secured with the assets purchased. In conjunction with this financing arrangement, the Company issued warrants to purchase 170,666 shares of Series A Convertible Preferred Stock at an exercise price of $0.46875 per share for financings provided up to $1,000,000. These warrants expire 7 years from the date of their issuance. The Company valued these warrants using the Black Scholes model at approximately $48,000 and is amortizing the cost over the term of the related borrowings.

  For cumulative financing drawn by Yago above $1,000,000 up to $2,000,000, the Lender is entitled to warrants to purchase 44,210 shares of Series B Preferred Stock at an exercise price of $1.90 per share. At December 31, 1997 the Series B warrants were considered contingently issuable as the Company did not utilize this additional financing line.

  On July 18, 1997, the Company borrowed $1,500,000 under a convertible demand promissory note from Cabletron. Interest was payable at a rate of 10%. On September 17, 1997 the promissory note was converted to 789,474 shares of Series B Preferred stock and the interest liability was paid off.

                              YAGO SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 6--CONVERTIBLE PREFERRED STOCK

  The Company is authorized to issue 10,060,000 shares of Convertible Preferred Stock at $.001 par value per share of which 4,436,666 shares have been designated Series A and 2,623,158 shares have been designated as Series
B. In November 1996, the Company issued 4,266,000 shares of Series A Convertible Preferred Stock at $0.46875 per share for cash. In September 1997, the Company issued 2,578,948 shares of Series B Convertible Preferred Stock at $1.90 per share for cash.

 Dividends

  The holders of Convertible Preferred Stock are entitled to receive non-cumulative dividends in the amount of $0.05 per share for Series A and $0.19 for Series B (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum. These dividends are only payable when, and if, declared by the Board of Directors. Dividends may only be paid, if declared for both Series A and B. No rights shall accrue to holders of Convertible Preferred Shares by reason that dividends are not declared nor shall unpaid dividends accrue interest.

 Liquidation preference

  In the event of any voluntary or involuntary liquidation of the Company, the holders of Series A and Series B Convertible Preferred Stock shall be entitled to a distribution, prior to any liquidating distribution to the common stockholders, in the amount of $0.46875 and $1.90 per share, respectively, plus all undeclared but unpaid dividends on such shares for each share of Series A and Series B Convertible Preferred Stock held by them. The Series A and Series B Convertible Preferred Stock shall rank on parity as to the receipt of the respective preferred amounts for each series upon liquidation. If the funds of the Company on liquidation are insufficient to enable full payment of the above amounts, the entire assets and funds of the Company will be distributed ratably amongst the holders of Series A and Series B Convertible Preferred Stock.

  After payment to the holders of Series A and Series B Convertible Preferred Stock of the above amounts and under the terms described, any remaining assets and funds of the Company, if any, will be distributed amongst the holders of Common Stock and Convertible Preferred Stock on a pro-rata basis until such time that the Series A and Series B Convertible Preferred Stockholders have received the amounts of $0.9375 and $3.80 per share respectively, in addition to the above mentioned distributions. Thereafter, distributions are payable to Common Stock holders only. If the assets and funds are insufficient to pay these preferred amounts, then the amounts available for distribution shall be apportioned ratably by the number of Common and Convertible Preferred Stock.

 Directors and Voting Rights

  Holders of Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted. The holders of Series A Convertible Preferred Stock are entitled to elect two directors to the Board and the holders of Series B Convertible Preferred Stock are entitled to elect one director.

 Conversion

  At the option of the Convertible Preferred Stockholders, their shares may be converted to Common Stock at a rate equal to $0.46875 and $1.90 for Series A and Series B Convertible Preferred Stock, respectively, per share of Convertible Preferred Stock divided by a conversion price of $0.46875 and $1.90 for Series A and Series B Convertible Preferred Stock, respectively-- adjusted for issuance of additional shares of Common Stock. The Convertible Preferred Stock shall automatically convert into Common Stock upon the public offering of the Company's Common Stock if the Gross Proceeds exceed $15 million.

                              YAGO SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--COMMON STOCK

  On incorporation the Company issued 4,800,000 shares of Common Stock to its founders at a price of $.005 per share of which 900,000 shares were vested on issuance and the remaining shares vest over a period of four years, subject to acceleration in certain circumstances. At December 31, 1997, approximately 2,200,000 shares of the founders stock were vested.

  In conjunction with issuance of Series B Company Preferred Stock (see Note
6) in September 1997 the Company issued warrants to purchase 100,000 shares of Common Stock exercisable at $0.19 per share and expiring September 17, 1999. These warrants were exercised on January 9, 1998.

NOTE 8--STOCK OPTIONS

  The Company has a 1996 Stock Option and Stock Purchase Plan for employees and consultants. Under this plan the Company may grant incentive stock options and non statutory stock options to purchase up to 6,885,124 shares of Common Stock at an exercise price of not less than 85% of the fair value of the stock as determined by the Company's Board of Directors. The options become exercisable over periods of between one and four years and expire ten years from the date of grant.

  On January 13, 1998 the Directors of the Company approved the adoption of the 1998 Stock Option Plan. Under this plan, the Company has reserved 4,394,549 shares of Common Stock for issuance to its employees. The 1998 Stock Option Plan is subject to approval by the Stockholders of the Company.

  Stock option activity for the period was:

                                                  SHARES SUBJECT    WEIGHTED
                                                    TO OPTIONS      AVERAGE
                                                   OUTSTANDING   EXERCISE PRICE
                                                  -------------- --------------
   Balance at December 31, 1996..................          --           --
                                                    ----------
     Granted.....................................    6,154,000      $0.0797
     Exercised...................................   (5,788,000)     $0.0713
     Canceled....................................     (144,017)     $0.19
                                                    ----------
   Balance at December 31, 1997..................      221,983      $0.23
                                                    ==========
   Options vested at December 31, 1997...........       14,983
                                                    ==========
   Options available for future grants at
    December 31, 1997............................      875,141
                                                    ==========

  As of December 31, 1997, approximately 5,227,585 shares issued upon exercise of options were unvested and subject to the Company's right of repurchase upon termination of employment prior to vesting.

  With respect to certain options granted in 1997, the Company is recognizing a compensation charge of $1.8 million. The Company has recognized approximately $466,000 of the said amount as a compensation charge in the year ended December 31, 1997. The Company will recognize the balance of this deferred compensation over the related vesting periods of the options. The future compensation charges are subject to reduction for any employee who terminates employment prior to the expiration of such employee's option vesting period.

  Significant option groups outstanding at December 31, 1997 and related average exercise price and contractual life information are as follows:

                                         OPTIONS OUTSTANDING OPTIONS OUTSTANDING
                               NUMBER     WEIGHTED AVERAGE    WEIGHTED AVERAGE
   RANGE OF EXERCISE PRICE   OUTSTANDING  CONTRACTUAL LIFE     EXERCISE PRICE
   -----------------------   ----------- ------------------- -------------------
                                              (IN YEARS)
   $0.05-$0.19.............    154,983           9.8                $0.15
   $0.40...................     67,000           9.9                $0.40
                               -------
                               221,983
                               =======

                              YAGO SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

MINIMUM VALUE DISCLOSURES

  Had compensation cost for the Company's Stock Option Plan been determined based on the minimum value of such options at the grant dates as prescribed by FAS 123, the Company's net loss would have been $5,947,000 and $6,207,000 for the year ended December 31, 1997 and for the period from inception
(September 6, 1996) through December 31, 1997, respectively.

NOTE 9--NET LOSS PER SHARE

  The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128). FAS 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the Statement of Operations. Basic EPS is computed by dividing net income/loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Basic EPS excludes the dilutive effect of stock options. Diluted EPS gives effect to all dilutive potential common shares outstanding during a period.

  Following is a reconciliation of the numerators and denominators of the basic and diluted loss per share computations (in thousands, except per share data):

      Numerator
        Net loss........................................................ $5,911
        Dividends allocable to preferred stockholders
          Series A......................................................    --
          Series B .....................................................    --
                                                                         ------
        Net loss allocable to common stockholders....................... $5,911
                                                                         ======
      Denominator
        Weighted average common stock shares outstanding................  7,170
                                                                         ======
      Basic and diluted net loss per share.............................. $ 0.82
                                                                         ======

  The net loss per share calculations do not reflect dividends allocable to preferred stockholders, as such dividends are non cumulative and have not been declared by the Company's board of directors. The diluted net loss per share calculation excluded the convertible preferred stock shares (see note 6), employee stock options (see note 8), common stock warrants (see note 7) and preferred stock warrants (see note 5) outstanding because these securities were anti-dilutive in view of the loss incurred by the Company in 1997.

NOTE 10--COMMITMENTS

  The Company leases its facilities and certain equipment under operating leases with various expiration dates through 2000. Future lease commitments for operating leases of twelve months or more are as follows at December 31, 1997 (in thousands):

                                                                      COMMITMENT
                                                                      ----------
      1998...........................................................    $ 62
      1999...........................................................    $ 41
      2000...........................................................    $ 20
                                                                         ----
      Total..........................................................    $123
                                                                         ====

  Rent expenses under all operating leases was approximately $222,000 and $242,000 during 1997 and the period from inception (September 6, 1996) through December 31, 1997, respectively.

                    REPORT OF INDEPENDENT ACCOUNTANTS

TO THE DIRECTORS OF

DIGITAL EQUIPMENT CORPORATION:

  We have audited the accompanying statement of assets sold, of the Network Products Business of Digital Equipment Corporation (the "Business") as of June 28, 1997, and the related statement of revenue and direct operating expenses, for the fiscal year ended June 28, 1997. The statement of assets sold and statement of revenue and direct operating expenses are the responsibility of Digital Equipment Corporation's management. Our responsibility is to express an opinion on these statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets sold and statement of revenue and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of assets sold and the statement of revenue and direct operating expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statements were prepared to present the assets sold to Cabletron Systems, Inc. of the Business and the revenue and direct operating expenses of the Business pursuant to the acquisition agreement described in
Note 1, and are not intended to be a complete presentation of the Business' financial position or results of operations.

  In our opinion, the statements referred to above present fairly, in all material respects, the assets sold of the Business as of June 28, 1997, and its revenue and direct operating expenses for the year then ended, pursuant to the acquisition agreement described in Note 1, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

February 19, 1998

Boston, Massachusetts

        NETWORK PRODUCTS BUSINESS OF DIGITAL EQUIPMENT CORPORATION

            STATEMENT OF REVENUE AND DIRECT OPERATING EXPENSES

                              (IN THOUSANDS)

                                                                      FOR THE
                                                                     YEAR ENDED
                                                                      JUNE 28,
                                                                        1997
                                                                     ----------
Revenue:
  External..........................................................  $187,993
  Affiliates........................................................   293,778
                                                                      --------
    Total revenue...................................................   481,771
Direct operating expenses:
  Cost of external revenues.........................................   131,132
  Cost of affiliates revenues.......................................   180,154
  Research and engineering..........................................    83,770
  Selling, general and administrative...............................   124,361
                                                                      --------
    Total direct operating expenses.................................   519,417
                                                                      --------
Excess revenue over direct operating expenses/(excess direct operating expenses over revenue)...................................  $(37,646)
                                                                      ========

 The accompanying notes are an integral part of the financial statements.

        NETWORK PRODUCTS BUSINESS OF DIGITAL EQUIPMENT CORPORATION

                         STATEMENT OF ASSETS SOLD

                              (IN THOUSANDS)

                                                                        JUNE 28,
                                                                          1997
                                                                        --------
ASSETS
Inventory.............................................................. $62,499
Net property, plant and equipment......................................  25,637
Prepaid license........................................................   6,250
Other investment.......................................................   5,000
                                                                        -------
  Total assets sold.................................................... $99,386
                                                                        =======

 The accompanying notes are an integral part of the financial statements.

        NETWORK PRODUCTS BUSINESS OF DIGITAL EQUIPMENT CORPORATION

            STATEMENT OF REVENUE AND DIRECT OPERATING EXPENSES

                                (UNAUDITED)

                              (IN THOUSANDS)

                                                                  FOR THE THREE
                                                                  MONTHS ENDED
                                                                  SEPTEMBER 27,
                                                                      1997
                                                                  -------------
Revenue:
  External.......................................................    $44,844
  Affiliates.....................................................     82,134
                                                                     -------
    Total revenue................................................    126,978
Direct operating expenses:
  Cost of external revenues......................................     26,525
  Cost of affiliates revenues....................................     43,203
  Research and engineering.......................................     19,370
  Selling, general and administrative............................     28,827
                                                                     -------
    Total direct operating expenses..............................    117,925
                                                                     -------
Excess revenue over direct operating expenses/(excess direct
 operating expenses over revenue)................................    $ 9,053
                                                                     =======

 The accompanying notes are an integral part of the financial statements.

        NETWORK PRODUCTS BUSINESS OF DIGITAL EQUIPMENT CORPORATION

                         STATEMENT OF ASSETS SOLD

                                (UNAUDITED)

                              (IN THOUSANDS)

                                                                   SEPTEMBER 27,
                                                                       1997
                                                                   -------------
ASSETS
Inventory.........................................................    $58,086
Net property, plant and equipment.................................     25,216
Prepaid license...................................................      5,000
Other investment..................................................      5,000
                                                                      -------
  Total assets sold...............................................    $93,302
                                                                      =======

 The accompanying notes are an integral part of the financial statements.

        NETWORK PRODUCTS BUSINESS OF DIGITAL EQUIPMENT CORPORATION

                      NOTES TO FINANCIAL STATEMENTS

                          (TABLES IN THOUSANDS)

 INFORMATION AS OF SEPTEMBER 27, 1997 AND FOR THE THREE MONTHS THEN ENDED, IS
                                UNAUDITED

1. BACKGROUND:

  Pursuant to an Asset Purchase Agreement (the "Agreement") between Digital Equipment Corporation ("Digital") and Cabletron Systems, Inc. ("Cabletron"), dated November 24, 1997 and amended February 7, 1998, Digital sold to Cabletron certain assets consisting principally of Property, plant and Equipment and inventory of the Network Products Business of Digital (the "Business"). Digital and Cabletron are also entering into certain related service and supply agreements.

  The Network Products Business is involved in the design, production and marketing of computer networking products.

2. BASIS OF PRESENTATION:

  The statement of assets sold and the statement of revenue and direct operating expenses (the "Statements") are derived from the historical books and records of Digital and present assets sold and revenue and direct operating expenses of the Business. With the exception of plant, property and certain equipment as specified in the Agreement, the assets and the revenue and direct operating expenses in the Statements represent the assets and the revenues and direct operating expenses of the Business sold pursuant to the Agreement. Certain direct operating expenses presented in these statements have been allocated based on management's estimates of the cost of services provided to the Business by Digital. Such expenses include manufacturing costs such as distribution and logistics and corporate overhead. Management believes that these allocations are based on assumptions that are reasonable under the circumstances. The Business is not a separate taxable entity for federal, state or local income tax purposes. The Business' operations are included in the consolidated Digital tax returns. No income tax provision/(benefit) has been allocated. As a result of the foregoing, the Statements presented may not be indicative of the results of operations that would have been achieved had the Business been operated as a nonaffiliated entity.

  The Statements of the Business as of September 27, 1997 and for the three months then ended are unaudited. All adjustments (consisting only of normal recurring adjustments) have been made which, in the opinion of management, are necessary for a fair presentation. Results of operations for the three months ended September 27, 1997 are not necessarily indicative of the results that may be expected for any future period.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The following policies were followed in the Statements presented:

 Use of Estimates

  The preparation of the Statements requires management to make estimates and judgments that affect the reported assets sold of the Business and its revenues and direct operating expense related disclosures. Such estimates include inventory reserves and allowance for sales returns. Actual results could differ from those estimates.

 Fiscal Year

  The fiscal year of Digital is the fifty-two/fifty-three week period ending the Saturday nearest the last day of June. The fiscal year ended June 28, 1997 included 52 weeks.

        NETWORK PRODUCTS BUSINESS OF DIGITAL EQUIPMENT CORPORATION

                          (TABLES IN THOUSANDS)

          INFORMATION AS OF SEPTEMBER 27, 1997 AND FOR THE THREE

                     MONTHS THEN ENDED, IS UNAUDITED

 Translation of Foreign Currencies

  For non-U.S. operations, the U.S. dollar is the functional currency. Monetary assets and liabilities of foreign subsidiaries are translated into U.S. dollars at current exchange rates. Nonmonetary assets and liabilities such as inventories and property, plant and equipment are translated at historical rates. Income and expense items are translated at average exchange rates prevailing during the year, except that inventories and depreciation charged to operations are translated at historical rates.

 Revenue Recognition

  Revenue from external sales is recognized at the time the product is shipped. Provisions for product sales returns and allowances are recorded in the same period as the related revenue.

  Revenue from affiliates is recognized at the point of transfer to affiliates at a transfer price negotiated by the business units of Digital.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories are routinely subject to changes in value, resulting from rapid technological change, intense price competition and changes in customer demand patterns. While Digital has provided for estimated declines in market value of inventories, no estimate can be made of the rate of amounts of loss that are reasonably possible under various competitive conditions.

                                                          SEPTEMBER 27, JUNE 28,
                                                              1997        1997
                                                          ------------- --------
     Raw materials.......................................    $ 4,645    $ 5,422
     Finished goods......................................     53,441     57,077
                                                             -------    -------
       Total inventories.................................    $58,086    $62,499
                                                             =======    =======

 Research and Engineering Costs

  Research and engineering costs are charged to expense when incurred.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost, subject to review for impairment for significant assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

                                                          SEPTEMBER 27, JUNE 28,
                                                              1997        1997
                                                          ------------- --------
     Land................................................    $ 1,783    $ 1,783
     Buildings...........................................     17,423     17,365
     Machinery and equipment.............................     53,836     53,126
                                                             -------    -------
     Total property, plant and equipment.................     73,042     72,274
     Less accumulated depreciation.......................     47,826     46,637
                                                             -------    -------
     Net property, plant and equipment...................    $25,216    $25,637
                                                             =======    =======

        NETWORK PRODUCTS BUSINESS OF DIGITAL EQUIPMENT CORPORATION

                          (TABLES IN THOUSANDS)

          INFORMATION AS OF SEPTEMBER 27, 1997 AND FOR THE THREE

                     MONTHS THEN ENDED, IS UNAUDITED

  Depreciation expense was approximately $1,500,000 and $5,950,000 for the three months ended September 27, 1997 and the year ended June 28, 1997, respectively.

  Depreciation expense is computed principally on the following bases:

     CLASSIFICATION                      DEPRECIATION LIVES AND METHODS
     --------------                      ------------------------------
     Buildings.................. 33 years (straight-line)
     Leasehold improvements..... Life of assets or term of lease whichever is shorter (straight-line)
     Machinery and equipment.... 2 to 10 years (principally accelerated methods)

  When assets are retired, or otherwise disposed of, the assets and related accumulated depreciation are removed from the accounts. Resulting gains and losses are included in income.

4. POSTRETIREMENT AND OTHER POSTEMPLOYMENT BENEFITS:

 Pension Plans

  The Business participates in Digital's defined benefit and defined contribution pension plans (the "Retirement Plan") covering substantially all employees. Those Digital Employees who accept employment with Cabletron will terminate from Digital and will maintain their vested rights in the Retirement Plan, with liability remaining with Digital. The benefits are based on years of service and compensation during the employee's career. Pension cost is based on estimated benefit payment formulas. It is Digital's policy to make tax-deductible contributions to the plans in accordance with local laws. The projected benefit obligation was determined using discount rates of 7.75% for both the three months ended September 27, 1997 and the year ended June 28, 1997. For the U.S. pension plan, there was no contribution in the fiscal year. The assets of the plans include corporate equity and debt securities, government securities and the real estate.

  The statement of revenue and direct operating expenses includes allocated costs as fringe benefits based upon an average cost per employee for the Retirement Plan of approximately $701,000 and $2,757,000 for the three months ended September 27, 1997 and the year ended June 28, 1997, respectively. These costs are reported as cost of sales for direct labor and selling, general and administrative for indirect labor. The measurement dates for all plans were within 90 days of year-end.

 Postretirement Benefits Other Than Pensions

  The Business participates in Digital's defined benefit postretirement plans that provide medical and dental benefits for U.S. retirees and their eligible dependents. Substantially all of Digital's U.S. employees may become eligible for postretirement benefits if they reach retirement age while working for Digital. During the second quarter of fiscal 1997, Digital amended its U.S. postretirement medical plan to provide full retiree medical benefits only to employees working ten years after age 45. As a result of the amendment, Digital recognized a one-time curtailment gain. The majority of Digital's non-U.S. subsidiaries do not offer postretirement benefits other than pensions to retirees.

  Digital's postretirement benefit plans other than pensions are funded as costs are incurred. The postretirement benefit obligation was determined using discount rates of 7.75% for both the three months ended September 27, 1997 and the year ending June 28, 1997.

        NETWORK PRODUCTS BUSINESS OF DIGITAL EQUIPMENT CORPORATION

                          (TABLES IN THOUSANDS)

          INFORMATION AS OF SEPTEMBER 27, 1997 AND FOR THE THREE

                     MONTHS THEN ENDED, IS UNAUDITED

  The statement of revenue and direct operating expenses includes allocated costs/(credits) of fringe benefits (based upon an average cost/(credit) per employee) for the postretirement benefits of approximately $(417,000) and $(3,208,000) the three months ended September 27, 1997 and the year ended June 28, 1997, respectively.

5. INTEREST EXPENSE:

  There was no direct interest expense incurred by the Business. However, the interest expense reflected in the statement of revenue and direct operating expenses is an allocation of Digital's worldwide interest expense based upon the ratio of the Business' assets sold to total Digital assets as of September 27, 1997 and June 28, 1997. Management believes that this method provides a reasonable basis for allocation within the Business' historical statement of revenue and direct operating expenses.

6. DEPENDENCE ON CONTRACT ASSEMBLY MANUFACTURER:

  The Business currently relies on a single contract manufacturer to assemble certain products including switches. Although a number of contract manufacturers exist, the interruption or termination of the Business' current manufacturing relationship could have a short-term adverse effect on its operations. Under the Agreement, all of Digital's rights associated with this contract manufacturer are assigned to Cabletron.

7. SUBSEQUENT EVENTS:

  In December 1997, the Business sold its other investment to a third party for $5,000,000. The agreement was amended to include in the assets sold to Cabletron, the proceeds from the sale of the investment.

  Digital is also selling to Cabletron a certain building with a net book value of $8,845,000 as of December 27, 1997. The building was occupied under an operating lease at June 28, 1997 and was purchased by Digital in November 1997.

                         CABLETRON SYSTEMS, INC.

                UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                           AT NOVEMBER 30, 1997

                              (IN THOUSANDS)

                                11/30/97    9/27/97    PRO FORMA     PRO FORMA
                                CABLETRON DIGITAL NPB ADJUSTMENTS   COMBINED(H)
                                --------- ----------- -----------   -----------
Assets
Cash and cash equivalents......   208,926              (129,107)(a)     77,819
Short-term investments.........   214,680                              214,680
Accounts receivable............   298,672                              298,672
Inventories....................   280,021   58,086      (18,102)(e)    298,005
                                                        (22,000)(l)
Deferred income taxes..........    57,691               149,200 (o)    206,891
Prepaid expenses and other
 assets........................    37,521   10,000       (5,000)(j)     37,521
                                                         (5,000)(c)
    Total current assets....... 1,095,511   68,086      (30,009)     1,133,588
Long-term investments..........   148,554                              148,554
Property, plant and equipment..   212,023   25,216       10,800 (i)    248,039
Other long-term assets.........                           3,166 (b)     29,416
                                                         20,750 (g)
                                                          5,500 (h)
Long term deferred income
 taxes.........................    30,756                               30,756
    Total assets............... 1,486,844   93,302       10,207      1,590,353
                                =========   ======     =========     =========
Liabilities and stockholders'
 equity
Accounts payable...............    69,003                               69,003
Accrued expenses...............   169,332                 7,000 (n)    214,702
                                                          5,000 (m)
                                                         33,370 (k)
Other short-term liabilities...                         165,633 (d)    165,633
Income taxes payable...........     5,282                                5,282
    Total current liabilities..   243,617        0      211,003        454,620
Long-term liabilities..........                         123,676 (d)    123,676
Deferred income taxes..........     4,577                                4,577
    Total liabilities..........   248,194        0      334,679        582,873
    Total stockholders' equity. 1,238,650              (325,000)(f)  1,007,480
                                                        149,200 (o)
                                                        (33,370)(k)
                                                        (22,000)(l)
    Total liabilities and
     stockholders' equity...... 1,486,844        0      103,509      1,590,353
                                =========   ======     =========     =========

--------

(a) Purchase price of $430,107. Cash payments were made in the amount of $129,107 (including acquisition costs of $500.) The remainder of the price consisted of product credits of $289,309, net of $11,691 net present value discount.

(b) Record goodwill $3,166

(c) Adjust for assets received in cash, $5,000

(d) Record short term product credits ($165,633 net of $2,867 net percent value discount) and long term product credits ($123,676 net of $8,824 net present value discount)

(e) Write down of Digital NPB inventory due to product overlap as a result of the combined product line and adjustment of reserves to conform to Cabletron's policies.

(f) In-process research and devlopment costs of $325,000 were written off in connection with the acquisition. The charge to operations for such acquired technology in process is excluded from the unaudited Pro Forma Combined Statements of Income as it is non-recurring and unusual and relates directly to the acquisition.

(g) Record fair value of existing patents and technologies acquired.

(h) Record fair value of assembled work force acquired.

(i) Record fair value of building acquired.

(j) Write off of software licenses.

(k) To record effect of acquisition related expenses including:

   Personnel related..................................................... 14,200
   Information systems...................................................  7,000
   Marketing related.....................................................  5,000
   Professional fees.....................................................  3,150
   Manufacturing related.................................................  2,000
   Facilities and relocation.............................................  1,300
   Miscellaneous taxes...................................................    720
                                                                          ------
                                                                          33,370
                                                                          ======

   The charges to operations for the above expenses are excluded from the unaudited Pro Forma Combined Statements of Income as these are non-recurring and unusual and relate directly to the acquisition.

(l) Adjustment of Cabletron's inventory rendered obsolete and excess due to product overlap. The charge to operations for such inventory is excluded from the unaudited Pro Forma Combined Statements of Income as it is non-recurring and unusual and relates directly to the acquisition.

(m) Record liability associated with cancellation of vendor commitments as a result of a change in production plans.

(n) Severance and relocation expenses.

(o) Tax effect of expenses (f),(k), and (L) at Cabletron's marginal tax rate of 39.225%.

                         CABLETRON SYSTEMS, INC.
                    UNAUDITED PRO FORMA COMBINED STATEMENT

                       OF INCOME FOR THE YEAR ENDED

                            FEBRUARY 28, 1997

                              (IN THOUSANDS)

                                   2/28/97    12/29/96    PRO FORMA    PRO FORMA
                                  CABLETRON  DIGITAL NPB ADJUSTMENTS   COMBINED
                                  ---------- ----------- -----------   ---------
Net sales.......................  $1,406,552   598,034                 2,004,586
Cost of sales...................     575,107   344,577                   919,684
Gross profit....................     831,445   253,457           0     1,084,902
Research and development........     161,674    84,305                   245,979
Selling, general and administra-
 tive...........................     286,469   139,485         396(b)    429,992
                                                             2,594(c)
                                                               360(e)
                                                               688(d)
Nonrecurring items..............      63,024                              63,024
Total operating expense.........     511,167   223,790       4,038       738,995
Operating income................     320,278    29,667      (4,038)      345,907
Interest income.................      19,422                (5,810)(a)    13,612
Income before income taxes......     339,700    29,667      (9,848)      359,519
Income taxes....................     117,575                (3,863)(g)   125,349
                                                            11,637 (f)
Net income......................     222,125    29,667     (17,622)      234,170
Earnings per share..............        1.43                                1.51
Shares outstanding..............     155,207                             155,207

(a) Reduction of interest income due to cash portion of the purchase price of $129,107 from available cash at Cabletron's historical investment rate of return of 4.5%.

(b)  Amortization related to goodwill.

(c)  Amortization related to existing patents and technologies.

(d)  Amortization related to assembled workforce.

(e)  Depreciation on building acquired.

(f) Tax effect of DNPG operating income at Cabletron's marginal tax rate of 39.225%.

(g) Tax effect of (a), (b), (c), (d), and (e) at Cabletron's marginal tax rate of 39.225%.

(h) Not included in the Pro Forma Combined Statements of Income are non-recurring expenses of $380,370 (pre-tax) as disclosed in the Pro Forma Balance Sheet as these are unusual and relate directly to the acquisition.

  NOTE: The above Statement of Income combines Cabletron's fiscal year ended February 28, 1997 and Digital NPB's twelve months ended December 29, 1996.

                         CABLETRON SYSTEMS, INC.
                   UNAUDITED PRO FORMA COMBINED STATEMENT OF

                        INCOME FOR THE NINE MONTHS

                         ENDED NOVEMBER 30, 1997

                              (IN THOUSANDS)

                                11/30/97    9/27/97    PRO FORMA      PRO FORMA
                               CABLETRON  DIGITAL NPB ADJUSTMENTS    COMBINED(H)
                               ---------- ----------- -----------    -----------
Net sales..................... $1,065,808   393,717                   1,459,525
Cost of sales.................    476,847   230,489                     707,336
Gross profit..................    588,961   163,228          0          752,189
Research and development......    134,583    60,666                     195,249
Selling, general and adminis-
 trative......................    261,848    89,958        297 (b)      354,835
                                                           270 (e)
                                                         1,946 (c)
                                                           516 (d)
Total operating expense.......    396,431   150,624      3,029          550,084
Operating income..............    192,530    12,604     (3,029)         202,105
Interest income...............     14,269               (4,357)(a)        9,912
Income before income taxes....    206,799    12,604     (7,386)         212,017
Income taxes..................     70,490               (2,897) (g)      72,537
                                                         4,944  (f)
Net income....................    136,309    12,604     (5,339)         139,480
Earnings per share............       0.87                                  0.88
Shares outstanding............    157,527                               157,527

--------

(a) Reduction of interest income due to cash portion of the purchase price of $129,107 from available cash at Cabletron's historical investment rate of return of 4.5%.

(b) Amortization related to goodwill.

(c) Amortization related to existing patents and technologies.

(d) Amortization related to assembled workforce.

(e) Depreciation on building acquired.

(f) Tax effect of DNPG operating income at Cabletron's marginal tax rate of 39.225%.

(g) Tax effect of (a), (b), (c), (d) and (e) at Cabletron's marginal tax rate of 39.225%.

(h) Not included in the Pro Forma Combined Statements of Income are non-recurring expenses of $380,370 (pre-tax) as disclosed in the Pro Forma Balance Sheet as these are unusual and relate directly to the acquisition.

  NOTE: The above Statement of Income Combines Cabletron's nine months ended November 30, 1997 and Digital NPB's nine months ended September 27, 1997.

                                    ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             CABLETRON SYSTEMS, INC

                                      AND

                             CABLETRON MERGER, INC.

                                      AND

                               YAGO SYSTEMS, INC.

                          DATED AS OF JANUARY 14, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I
  THE MERGER................................................................   1
    SECTION 1.1  The Merger.................................................   1
    SECTION 1.2  Effective Time.............................................   2
    SECTION 1.3  Effect of the Merger.......................................   3
    SECTION 1.4  Certificate of Incorporation, By-Laws......................   3
    SECTION 1.5  Directors and Officers.....................................   3
    SECTION 1.6  Effect on Capital Stock....................................   3
    SECTION 1.8  Stock Transfer Books.......................................   7
    SECTION 1.9  No Further Ownership Rights in Company Common Stock........   7
    SECTION 1.10 Lost, Stolen or Destroyed Certificates.....................   7
    SECTION 1.11 Tax Consequences...........................................   7
    SECTION 1.12 Taking of Necessary Action; Further Action.................   8
    SECTION 1.13 Material Adverse Effect....................................   8
ARTICLE II
   REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................   8
    SECTION 2.1  Organization and Qualification; Subsidiaries...............   8
    SECTION 2.2  Certificate of Incorporation and By-Laws...................   8
    SECTION 2.3  Capitalization.............................................   8
    SECTION 2.4  Authority Relative to this Agreement.......................   9
    SECTION 2.5  Contracts; No Conflict; Required Filings and Consents......  10
    SECTION 2.6  Compliance, Permits........................................  11
    SECTION 2.7  Financial Statements.......................................  11
    SECTION 2.8  Absence of Certain Changes or Events.......................  11
    SECTION 2.9  No Undisclosed Liabilities.................................  11
    SECTION 2.10 Absence of Litigation......................................  12
    SECTION 2.11 Employee Benefit Plans, Employment Agreements..............  12
    SECTION 2.12 Labor Matters..............................................  12
    SECTION 2.13 Registration Statement, Proxy Statement/Prospectus.........  13
    SECTION 2.14 Restrictions on Business Activities........................  13
    SECTION 2.15 Title to Property..........................................  13
    SECTION 2.16 Taxes......................................................  13
    SECTION 2.17 Environmental Matters......................................  14
    SECTION 2.18 Intellectual Property......................................  15
    SECTION 2.19 Interested Party Transactions..............................  16
    SECTION 2.20 Insurance..................................................  16
    SECTION 2.21 Accounts Receivable; Inventories...........................  16
    SECTION 2.22 Equipment..................................................  16
    SECTION 2.23 Brokers....................................................  17
    SECTION 2.24 Change in Control Payments.................................  17
ARTICLE III
   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..................  17
    SECTION 3.1  Organization and Qualification; Subsidiaries...............  17
    SECTION 3.2  Charter and By-Laws........................................  17
    SECTION 3.3  Capitalization.............................................  17
    SECTION 3.4  Authority Relative to this Agreement.......................  18
    SECTION 3.5  No Conflict, Required Filings and Consents.................  18
    SECTION 3.6  SEC Filings; Financial Statements..........................  19
    SECTION 3.7  Absence of Certain Changes or Events.......................  19

    SECTION 3.8  Absence of Undisclosed Liabilities........................  19
    SECTION 3.9  Registration Statement; Proxy Statement/Prospectus........  19
    SECTION 3.10 Legal Proceedings.........................................  20
    SECTION 3.11 Employee Benefit Plans; ERISA.............................  20
    SECTION 3.12 Ownership of Merger Sub; No Prior Activities..............  20
ARTICLE IV
   CONDUCT OF BUSINESS PENDING THE MERGER..................................  21
    SECTION 4.1  Conduct of Business by the Company Pending the Merger.....  21
    SECTION 4.2  No Solicitation...........................................  22
ARTICLE V
   ADDITIONAL AGREEMENTS...................................................  23
    SECTION 5.1  Proxy Statement/Prospectus; Registration Statement........  23
    SECTION 5.2  Stockholder Meeting.......................................  23
    SECTION 5.3  Access to Information.....................................  23
    SECTION 5.4  Consents; Approvals.......................................  24
    SECTION 5.5  Agreements with Respect to Affiliates. ...................  24
    SECTION 5.6  Notification of Certain Matters...........................  24
    SECTION 5.7  Further Action/Tax Treatment..............................  24
    SECTION 5.8  Public Announcements. ....................................  24
    SECTION 5.9  Conveyance Taxes..........................................  25
    SECTION 5.10 Accountants' Letters......................................  25
    SECTION 5.11 Listing of Parent Shares..................................  25
ARTICLE VI
   CONDITIONS TO THE MERGER................................................  25
    SECTION 6.1  Conditions to Obligation of Each Party to Effect the
     Merger................................................................  25
    SECTION 6.2  Additional Conditions to Obligations of Parent and Merger
     Sub...................................................................  26
    SECTION 6.3  Additional Conditions to Obligation of the Company........  27
ARTICLE VII
   TERMINATION.............................................................  28
    SECTION 7.1  Termination...............................................  28
    SECTION 7.2  Effect of Termination.....................................  29
    SECTION 7.3  Fees and Expenses.........................................  29
    SECTION 7.4  Confidentiality...........................................  29
ARTICLE VIII
   GENERAL PROVISIONS......................................................  30
    SECTION 8.1  Indemnification...........................................  30
    SECTION 8.2  Notices...................................................  33
    SECTION 8.3  Cross Reference Table.....................................  34
    SECTION 8.4  Certain Definitions.......................................  35
    SECTION 8.5  Amendment.................................................  37
    SECTION 8.6  Waiver....................................................  38
    SECTION 8.7  Headings..................................................  38
    SECTION 8.8  Severability..............................................  38
    SECTION 8.9  Entire Agreement..........................................  38
    SECTION 8.10 Assignment................................................  38
    SECTION 8.11 Parties in Interest.......................................  38
    SECTION 8.12 Failure or Indulgence Not Waiver; Remedies Cumulative.....  38
    SECTION 8.13 Governing Law.............................................  38
    SECTION 8.14 Counterparts..............................................  38

SCHEDULE/EXHIBIT                       SECTION
----------------                       -------
Company Disclosure Schedule........... Article II
Parent Disclosure Schedule............ Article III
Schedule 1.6(a)....................... Initial Exchange Ratio
Schedule 5.5.......................... Rule 145 Affiliates List
Schedule 6.2(h)(i).................... Founder Employee List
Schedule 6.2(h)(ii)................... General Employee List
Schedule 6.2(k)....................... Participation Agreement List
Exhibit A............................. Amended Founders Stock Purchase Agreement
Exhibit 5.5........................... Rule 145 Representation Letter
Exhibit 6.2(d)........................ Pillsbury, Madison & Sutro LLP Opinion
Exhibit 6.2(g)........................ Escrow Agreement
Exhibit 6.2(h)(i)..................... Founder Employment Agreement
Exhibit 6.2(h)(ii).................... General Employment Agreement
Exhibit 6.2(k)........................ Participation Agreement
Exhibit 6.3(d)........................ Ropes & Gray Opinion

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of January 14, 1998 (this "AGREEMENT"), among Cabletron Systems, Inc., a Delaware corporation ("PARENT"), Cabletron Merger, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and Yago Systems, Inc., a Delaware corporation (the "COMPANY").

                                  WITNESSETH:

  WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

  WHEREAS, in furtherance of such combination, the Boards of Directors of Parent and Merger Sub have each approved the merger of Merger Sub with and into the Company (the "MERGER") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") upon the terms and subject to the conditions set forth herein;

  WHEREAS, Parent has formed Merger Sub as a transitory subsidiary solely for the purpose of effecting the Merger, and Parent, Merger Sub and the Company intend this Agreement to constitute a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder;

  WHEREAS, Parent, Merger Sub and the Company intend that the transaction effected through the Merger constitute a reorganization within the meaning of
Section 368(a) of the Code;

  WHEREAS, pursuant to the Merger, each outstanding share of the Company's common stock, $.001 par value (the "COMPANY COMMON STOCK"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.7(b)), upon the terms and subject to the conditions set forth herein; and

  WHEREAS, certain shares of Company Common Stock held by employees of the Company are currently subject to repurchase rights by the Company pursuant to the terms of the 1996 Company Stock Option Plan (as defined herein) and 1996 Stock Option Agreements (as defined herein), and it is the intent of the parties hereto that such repurchase rights be transferred to Parent with respect to the shares of Parent Common Stock issued to such employees in the Merger; and

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                 I THE MERGER

  1.1 The Merger.

    (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter referred to as the "SURVIVING CORPORATION."

    (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger (the "CLOSING") will take place as promptly as practicable (and in any event within two (2) business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto, provided that the parties presently expect that the persons necessary to conduct the Closing will be able to participate via telephone, video conference or other electronic means.

    (c) At the Effective Time, Parent shall deliver to an escrow agent mutually agreeable to the parties, or any successor escrow agent appointed pursuant to the Escrow Agreement (as hereinafter defined) (the "ESCROW AGENT"), ten percent (10%) of the Initial Shares (as hereinafter defined) issuable to each Stockholder of the Company pursuant to Section 1.6(a) (the "ESCROW SHARES"); provided, however, that with respect to each stockholder of the Company holding Unvested Shares at the Effective Time, the Escrow Shares relating to such stockholder shall be comprised, first, of Unvested Shares held by such stockholder having the latest final vesting dates pursuant to the 1996 Stock Option Agreement and 1996 Company Stock Option Plan (each as hereinafter defined) governing such Initial Shares, and, second, to the extent necessary, of Vested Shares. After the Effective Time, the Escrow Shares shall be held and issued by the Escrow Agent pursuant to the terms of the Escrow Agreement. The right of stockholders of the Company to receive Escrow Shares pursuant to the terms of this Agreement shall not be transferable or assignable except upon death or by operation of law.

    (d) The stockholders of the Company, by virtue of their approval of this Agreement, will be deemed to have irrevocably constituted and appointed, effective as of the Effective Time, Piyush Patel (together with his permitted successors, the "STOCKHOLDER REPRESENTATIVE"), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement and any transactions contemplated by the Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on him under any such agreement, to waive any terms and conditions of any such agreement (other than the Merger Consideration), to give and receive notices on their behalf and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which the Parent or the Merger Sub may be entitled to indemnification, and the Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. The Stockholder Representative shall not be liable for any action taken or not taken by him in connection with his obligations under this Agreement (i) with the consent of stockholders who, as of the date of this Agreement, owned a majority in number of the outstanding shares of Company Common Stock, on a fully diluted basis or (ii) in the absence of his own gross negligence or wilful misconduct. If the Stockholder Representative shall be unable or unwilling to serve in such capacity, his successor shall be named by those persons holding a majority of the shares of Company Common Stock outstanding on a fully diluted basis at the Effective Time who shall serve and exercise the powers of Stockholder Representative hereunder.

    (e) At the Closing, the Company shall deliver to Parent a certificate, in form and substance satisfactory to Parent and signed by its Chief Executive Officer and Chief Financial Officer (the "COMPANY CLOSING CERTIFICATE"), certifying (i) that all outstanding shares of the Company's Series A Preferred Stock, $.001 par value (the"SERIES A PREFERRED STOCK"), and Series B Preferred Stock, $.001 par value (the "SERIES B PREFERRED STOCK" and together with the Series A Preferred Stock, the "PREFERRED STOCK") (including shares of Preferred Stock issuable upon the exercise of the Series A Warrant (as defined below)), have been converted into shares of Company Common Stock, (ii) the number of outstanding shares of Company Common Stock and all options, warrants, and other securities of the Company convertible into or exercisable for shares of Company Common Stock as of the date of the Closing, (iii) the Initial Exchange Ratio, and (iv) the Company Expenses (as defined in Section 7.3).

  1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a duly executed and delivered Certificate of Merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the

     State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the "EFFECTIVE TIME").

  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.4 Certificate of Incorporation, By-Laws.

    (a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated to read as did the Certificate of Incorporation of the Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation will remain unchanged.

    (b) By-Laws. Unless otherwise determined by Parent prior to the Effective Time, the By-Laws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated to read as did the By-Laws of the Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation shall remain unchanged.

  1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

  1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

    (a) Conversion of Securities. Subject to the provisions of this Section 1.6, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any further action on the part of the holders thereof, be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Initial Exchange Ratio.

    (b) Cancellation of Treasury Stock and Parent Stock. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

    (c) Shares of Dissenting Holders. (a) Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Common Stock with respect to which dissenters' rights, if any, are granted by reason of the Merger under the DGCL and who does not vote in favor of the Merger and who otherwise complies with Section 262 of the DGCL ("COMPANY DISSENTING SHARES") shall not be entitled to receive Parent Shares pursuant to this Section 1.6, unless such holder fails to perfect, effectively withdraws or loses his, her or its right to dissent from the Merger under the DGCL. Such holder shall be entitled to receive only the payment provided for by
        Section 262 of the DGCL. If any such holder so fails to perfect, effectively withdraws or loses his, her or its dissenters' rights under the DGCL, such holder's Company Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive Initial Shares pursuant to Section 1.6(a) and Contingent Shares, if any, pursuant to Section 1.6(h).

    (d) Any payments relating to the Company Dissenting Shares shall be made solely by the Company and no funds or other property have been or will be provided by Parent, Merger Sub or any of Parent's other direct or indirect subsidiaries for such payment.

    (e) Stock Options; Repurchase Rights. Certain employees of the Company have been granted options to purchase Company Common Stock pursuant to: (i) Incentive Stock Option Agreements (as amended as set forth below, each a "1996 STOCK OPTION AGREEMENT") under the Company's 1996 Stock Option and Stock Purchase Plan (the "1996 COMPANY STOCK OPTION PLAN") and, (ii) Incentive Stock Option Agreements (each a "1998 STOCK OPTION AGREEMENT," together with the 1996 Stock Option Agreements, the "STOCK OPTION AGREEMENTS") under the Company's 1998 Stock Option Plan (the "1998 COMPANY STOCK OPTION PLAN," together with the 1996 Company Stock Option Plan, the "COMPANY STOCK OPTION PLANS").

      (i) At the Effective Time, the Company Stock Option Plans shall be assumed by Parent. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof each Stock Option Agreement shall be assumed by Parent, and shall constitute an option to acquire the number (rounded down to the nearest whole number) of shares of Parent Common Stock equal to the product of (aa) the number of shares of Company Common Stock issuable upon exercise of such Stock Option Agreement immediately prior to the Effective Time (not taking into account whether or not such Stock Option Agreement was in fact exercisable, but excluding any Company Common Stock issued prior to the Effective Time pursuant to such Stock Option Agreement), multiplied by (bb) the Initial Exchange Ratio, at a price per share equal to (1) the exercise price per share for the shares of Company Common Stock issuable upon exercise of such Stock Option Agreement immediately prior to the Effective Time divided by (2) the Initial Exchange Ratio.

      (ii) Pursuant to the 1996 Stock Option Agreements and the Founder Stock Purchase Agreements, any Parent Shares (A) issued in exchange for shares of Company Common Stock issued prior to the Effective Time pursuant to 1996 Stock Option Agreements or subject to Founder Stock Purchase Agreements and (B) issued after the Effective Time pursuant to the 1996 Stock Option Agreements, shall be subject to the repurchase rights granted to the Company and transferred to the Parent under such Founder Stock Purchase Agreements or such 1996 Stock Option Agreements, as the case may be (the "REPURCHASE RIGHTS"). The Repurchase Rights shall lapse in accordance with the vesting schedules set forth in such Founder Stock Purchase Agreements or 1996 Stock Option Agreements. Parent Shares with respect to which the Repurchase Rights have lapsed are referred to herein as "VESTED SHARES;" Parent Shares with respect to which the Repurchase Rights have not lapsed are referred to herein as "UNVESTED SHARES." The price to be paid by Parent pursuant to the Repurchase Rights for each Parent Share repurchased shall equal
           (A) with respect to Parent Shares issued in exchange for shares of Company Common Stock issued prior to the Effective Time, (1) the price originally paid to purchase such underlying share of Company Common Stock pursuant to the applicable Founder Stock Purchase Agreement or 1996 Stock Option Agreement, as the case may be, divided by (2) either (x) the Initial Exchange Ratio or
           (y) if any Contingent Shares shall have been issued, the sum of
           (aa) the Initial Exchange Ratio and (bb) the product of the Initial Exchange Ratio and the Contingent Exchange Ratio and
           (B) with respect to Parent Shares issued pursuant to a 1996 Stock Option Agreement after the Effective Time, the price paid per Parent Share.

      (iii) At the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option Agreement an appropriate notice setting forth such holder's rights pursuant thereto.

      (iv) At the Effective Time, each of the Founders Stock Purchase Agreements referenced in Section 6.2(p) shall be deemed to be amended to read in its entirety as set forth in Exhibit A (except with respect to the name of the Purchaser (as defined therein)) and shall be assumed by Parent.

      (v) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.6(e) and in the Stock Option Agreements.

      (vii) Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT"), Parent shall file a Registration Statement on Form S-8 (or any successor form), effective as of the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the Stock Option Agreements, and the Parent shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such options shall remain outstanding.

    (f) Capital Stock of Merger Sub. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

    (g) Adjustments to Exchange Ratio. The Initial Exchange Ratio and the Contingent Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof.

    (h) Contingent Shares.

      (i) Subject to this Section 1.6(h) and the other provisions of this Agreement, in the event an Issuance Event shall occur, each Initial Holder shall be entitled to receive, in respect of each share of Parent Common Stock constituting an Initial Share originally issued to such Initial Holder pursuant to Section 1.6(a) hereof or upon exercise (in whole or in part) of a 1996 Stock Option Agreement referred to in Section 1.6(e), a number of shares of Parent Common Stock equal to the Contingent Exchange Ratio. Upon such Issuance Event, by virtue of such Issuance Event and without any further action on the part of the holders thereof, each 1996 Stock Option Agreement referred to in
          Section 1.6(e) hereof shall be deemed amended such that (A) the holder thereof shall be entitled to receive an additional number of shares of Parent Common Stock thereunder equal to the product of (1) the remaining number of shares of Parent Common Stock issuable upon exercise in full of such 1996 Stock Option Agreement at the time of the Issuance Event and (2) the Contingent Exchange Ratio and (B) the exercise price for each share of Parent Common Stock thereunder shall be reduced to equal (1) the aggregate exercise price for the remaining shares of Company Common Stock issuable upon exercise in full of such 1996 Stock Option Agreement immediately prior to such Issuance Event divided by (y) the sum of the number of shares of Company Common Stock issuable upon exercise in full of such 1996 Stock Option Agreement immediately prior to such Issuance Event and the number of shares of Parent Common Stock calculated in accordance with clause (A) above.

      (ii) Any Contingent Shares issued in respect of Initial Shares that are Unvested Shares shall initially be Unvested Shares.

      (iii) No Initial Holder shall be entitled to receive any Contingent Shares in respect of any Initial Shares that have been repurchased pursuant to Repurchase Rights, it being expressly agreed to and understood that any such Contingent Shares shall not be issued by Parent and shall not be treated as outstanding for any purpose whatsoever. Parent shall have no further obligation to any such Initial Holder respecting such Contingent Shares relating to the repurchased Initial Shares.

      (iv) No Initial Holder shall be entitled to assign or transfer the right to receive Contingent Shares.

  1.7 Exchange of Certificates

    (a) Exchange Agent. Parent shall supply, or shall cause to be supplied, to or for the account of Boston Equiserve, or such other bank or trust company as shall be designated by Parent (the "EXCHANGE AGENT"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 1.7, through the Exchange Agent, certificates evidencing the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for certificates evidencing the outstanding shares of Company Common Stock (the "CERTIFICATES"). All of the shares of Parent Common Stock issued in the Merger shall be issued as of and be deemed to be outstanding as of the Effective Time. Parent shall cause all such shares of Parent Common Stock to be issued in connection with the Merger to be duly authorized, validly issued, fully paid and nonassessable. In addition, promptly after an Issuance Event, Parent shall also supply, or shall cause to be supplied, to or for the account of the Exchange Agent, in trust for the benefit of the Initial Holders, certificates evidencing the shares of Parent Common Stock, if any, issuable pursuant to Section 1.6(h) in respect of the Initial Shares. All of the shares of Parent Common Stock issued upon such Issuance Event shall be issued as of and be deemed to be outstanding as of such Issuance Event. Parent shall cause all shares of Parent Common Stock to be issued in connection with such Issuance Event to be duly authorized, validly issued, fully paid and nonassessable.

    (b) Exchange/Issuance Procedures. Within two (2) business days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify that are not inconsistent with the terms of this Agreement), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in accordance with the Initial Exchange Ratio in respect of the shares of Company Common Stock formerly evidenced by such Certificate and (B) any dividends or other distributions to which such holder is entitled pursuant to
        Section 1.7(c) (the shares of Parent Common Stock issued and constituting Initial Shares, any dividends and distributions, the right to receive the Contingent Shares pursuant to Section 1.6(h) hereof and the Stock Option Agreements being, collectively, the "MERGER CONSIDERATION"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company as of the Effective Time, the Merger Consideration may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid. Notwithstanding the foregoing, the right to receive Escrow Shares and Contingent Shares cannot be transferred or assigned. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and subject to

       Section 1.7(f), to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted. In addition, within two
       (2) Business Days after an Issuance Event, Parent shall cause the Exchange Agent to mail to each Initial Holders certificates representing the Contingent Shares.

    (c) Distributions With Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock they are entitled to receive until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 1.7. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock.

    (d) No Liability. None of Parent, Merger Sub or the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law following the passage of time specified therein.

    (e) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

  1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

  1.9 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to such shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to
       Section 1.6(a) as well as the other Merger Consideration as provided in this Article; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

  1.11 Tax Consequences. For federal income tax purposes it is intended by the parties hereto that the transaction effected through the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

  1.12 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action to effectuate the Merger in accordance with this Agreement.

  1.13 Material Adverse Effect. When used in this Agreement in reference to the Company or Parent or any of its subsidiaries, as the case may be, the term "MATERIAL ADVERSE EFFECt" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), prospects, financial condition or results of operations of the Company or Parent and its subsidiaries, as the case may be, in each case taken as a whole, or
       (b) is or is reasonably likely to materially delay or prevent the consummation of the transactions contemplated hereby.

                                      II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this
Article II (the "COMPANY DISCLOSURE SCHEDULE") (disclosure in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this
Article II), the statements contained in this Article II are true and correct as of the date of this Agreement and, unless a date is specified in such representation or warranty, will be true and correct as of the date of Closing (as though made on and as of the date of Closing):

  2.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have a Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect. The Company does not have any subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

  2.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws as amended to date. Such Certificate of Incorporation and By-laws are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or By-laws.

  2.3 Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 10,060,000 shares of Preferred Stock. As of the date hereof, (a) 10,606,000 shares of Company Common Stock, 4,266,000 shares of Series A Preferred Stock and 2,578,948 shares of Series B Preferred Stock, respectively, were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares were held in treasury, (b) (i) 303,983 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the 1996 Company Stock Option Plan, (ii) 4,394,549 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the 1998 Company Stock Option Plan, (c) 7,059,824 shares of Company Common Stock were reserved for issuance pursuant to the conversion of the shares of Preferred Stock outstanding on the date hereof and the shares of Preferred Stock issuable upon the exercise of the Series A Warrant and the Series B Warrant (as defined below) and (d) 170,666 shares of Series A Preferred Stock were reserved for issuance pursuant to the Series A Preferred Stock Purchase Warrant dated as of June 12, 1997 (the "SERIES A WARRANT"). Upon the conversion of the shares of Preferred Stock outstanding on the date hereof and the shares of Preferred Stock issuable upon the exercise of the Series A Warrant, there will be outstanding 17,621,614 shares of Company Common Stock. As of the date hereof, 44,210 shares of Series B Preferred Stock were reserved for issuance pursuant to the Series B Preferred Stock Purchase Warrant dated as of June 12, 1997 (the "Series B. Warrant"). Except as set forth in
     Section 2.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company. All shares of the capital stock of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any other entity. The vesting schedules of the Repurchase Rights under the Stock Option Agreements granted under the 1996 Stock Option Plan are as set forth in the copies of the Stock Option Agreements previously provided to Parent. The options under the 1998 Stock Option Agreements shall vest 1/48th per month for the first three years after the date of grant and 1/12 on the fourth anniversary of the grant date. The exercise price per share of Company Common Stock pursuant to the 1998 Stock Option Agreements is $6.14. All of the 1998 Stock Option Agreements and the 1998 Company Stock Option Plan are identical (other than with respect to the name of the optionee and the number of shares) to the form of Parent stock option agreement and stock option plan previously provided by Parent to Company, subject to any mutually agreeable changes. All of the 1996 Stock Option Agreements are identical (other than with respect to the name of the optionee and the number of shares) to the forms of 1996 Stock Option Agreements previously provided to Parent.

  2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of the stockholders of the Company as contemplated herein (the "REQUISITE APPROVAL"). The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and has unanimously recommended that the Company's stockholders approve and adopt this Agreement, the Merger and the Conversion (as hereinafter defined). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally and by equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

  2.5 Contracts; No Conflict; Required Filings and Consents.

    (a) Section 2.5(a) of the Company Disclosure Schedule includes a list of (i) all loan agreements, notes, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which the Company is a party or by which it is bound; and (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company is a party or by which it or any of its properties or assets is bound or affected, but excluding contracts, agreements, equipment leases, equipment obligations, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by the Company of less than $5,000 in any single instance but not more than $20,000 in the aggregate.

    (b) Except as disclosed in Section 2.5(b) of the Company Disclosure Schedule, (i) the Company has not breached, is not in default under, and has not received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in clauses (i) or (ii) of Section 2.5(a),
        (ii) to the best knowledge of the Company, no other party to any of the agreements, contracts or other instrument referred to in clauses (i) or (ii) of Section 2.5 (a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in clauses
        (i) or (ii) of Section 2.5(a) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that have not had and could not reasonably be expected to have a Material Adverse Effect.

    (c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign or state law, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to the Company or by which its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default under), or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever (collectively, "LIENS") on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Material Adverse Effect.

    (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, foreign, state or provincial governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities laws ("BLUE SKY LAWS"), any required foreign anti-trust or similar filings and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or would not otherwise have a Material Adverse Effect.

  2.6Compliance, Permits.

    (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, the Company is not in conflict with, and is not in default or violation of, (i) any Law applicable to the Company or by which its properties are bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties is bound or affected, except for any such conflicts, defaults or violations which could not reasonably be expected to have a Material Adverse Effect.

    (b) Except as disclosed in Section 2.6(b) of the Company Disclosure Schedule, the Company holds all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company as it is now being conducted (collectively, the "COMPANY PERMITS"). The Company is in compliance with the terms of the Company Permits, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

  2.7Financial Statements.

    (a) Attached to the Company Disclosure Schedule is the balance sheet of the Company as of September 30,1997 (the "BALANCE SHEET"), together with the related statements of income for the nine (9) month period then ended (the "FINANCIAL STATEMENTS").

    (b) As of the date hereof, each of the Financial Statements and, as of and after the delivery to Parent of the Audited Financial Statements pursuant to Section 5.13, the Audited Financial Statements (including, in each case, any related notes thereto) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), are complete and correct and each fairly presents the financial position of the Company as at the respective dates thereof and the results of its operations and cash flows and stockholder equity for the periods indicated, and are consistent with the books and records of the Company.

  2.8 Absence of Certain Changes or Events. Except as set forth in the Financial Statements or Section 2.8 of the Company Disclosure Schedule, since date of the Balance Sheet, the Company has conducted its business in the ordinary course and there has not occurred: (a) any change in the business, operating results, assets, properties or condition (financial or otherwise) of the Company which could reasonably be expected to result in a Material Adverse Effect; (b) any amendments or changes in the Certificate of Incorporation or By-laws of the Company;
      (c) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices; (e) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (f) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement; or (g) any sale of the property or assets of the Company, except in the ordinary course of business.

  2.9 No Undisclosed Liabilities. Except as is disclosed in Section 2.9 of the Company Disclosure Schedule, the Company does not have any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for on the face of the Company's Financial Statements, (b) incurred in the ordinary course of business consistent with past practice, or (c) incurred in connection with this Agreement.

  2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending, nor has the Company received notice (oral or written) of any claims, actions, suits, proceedings or investigations threatened, against the Company or any properties or rights of the Company before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body, nor, to the knowledge of the Company, is there any basis therefor.

  2.11 Employee Benefit Plans, Employment Agreements.

    (a) Section 2.11 (a) of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare plans (as defined in Section 3(1) of ERISA), and all other employee benefit plans, programs or arrangements, and any current or former employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee (including any beneficiary of any such employee) of, or any present or former consultant (including any beneficiary of any such consultant) to, the Company (all such plans, practices and programs are referred to as the "COMPANY EMPLOYEE PLANS").

    (b) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and the Company has never maintained, contributed to, or been required to contribute to, any plan that is or was a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code) currently in effect with respect thereto, and the Company has performed all material obligations required to be performed by them under, is not in any material respect in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans; and (iv) there are no lawsuits or other claims (other than claims for benefits in the ordinary course) pending or, to the best knowledge of the Company, threatened with respect to any Company Employee Plan.

    (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option and (ii) any other right, directly or indirectly, to acquire Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights.

    (d) Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of: all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.

  2.12 Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule: (i) there are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees; (ii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does the Company have knowledge of any activities or proceedings of any labor union to organize any such employees; and (iii) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company.

  2.13 Registration Statement, Proxy Statement/Prospectus. Subject to the accuracy of the representations of Parent in Section 3.7, the information supplied in writing by the Company for inclusion in the Registration Statement (as defined in Section 3.7) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The information supplied in writing by the Company for inclusion in the proxy statement/prospectus to be sent to the Stockholders in connection with the meeting of the stockholders of the Company to consider the Merger (the "STOCKHOLDER MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT/PROSPECTUS"), will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to Stockholders, at the time of the Stockholder Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

  2.16 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule, to the best of the Company's knowledge, there is no agreement, judgement, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as directly related to the Company's MSR8000 or MSR16000 products as presently proposed, except for any prohibition or impairment as could not reasonably be expected to have a Material Adverse Effect.

  2.15 Title to Property. Except as set forth in Section 2.15 of the Company Disclosure Schedule, the Company has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected to have a Material Adverse Effect; and, to the knowledge of the Company, all leases pursuant to which the Company leases from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect. The Company does not own any real property.

  2.16 Taxes.

    (a) For purposes of this Agreement, "TAX" or "TAXES" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security (or similar), workers' compensation, unemployment compensation, disability, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, environmental (including taxes under Code Section 59A), customs duties, registration, alternative and add-on minimum, estimated, transfer and gains taxes, or other tax of any kind whatsoever and (ii) in all cases, including interest, penalties, additional taxes and additions to tax imposed with respect thereto whether disputed or not; and "TAX RETURNS" shall mean returns, reports, declarations, forms and information returns or statements relating to Taxes including any schedule or attachment thereto required to be filed with the Internal Revenue Service ("IRS") or any other federal, foreign, state, local or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

    (b) Other than as disclosed in Section 2.16(b) of the Company Disclosure Schedule, (i) the Company has filed all Tax Returns required to be filed by it and all such Tax Returns were correct and complete in all material respects, (ii) the Company has paid and discharged all Taxes due and payable in connection with or with respect to the periods or transactions covered by such Tax Returns and has paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining adequate reserves in accordance with GAAP, (iii) no Tax Return referred to in clause (i) has been the subject of examination by the IRS or the appropriate state, local or foreign taxing authority of which written notice was received; (vii) no deficiencies have been asserted or assessments made as a result of any examinations of the Tax Returns referred to in clause (i) by the IRS or the appropriate state, local or foreign taxing authority;
        (iv) no action, suit, proceeding, audit, claim, deficiency or assessment has been claimed or raised or is pending with respect to any Taxes of the Company; (v) the Company has withheld from their employees, customers, and other payees (and timely paid to the appropriate governmental authority) all amounts required by the Tax withholding provisions of applicable federal, state, local, and foreign laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation, and withholding on payments to non-United States persons) for all periods; (vi) there has not been filed a consent under Code section 341(f) concerning collapsible corporations with respect to the Company; (vii) the Company has not made any payment, is not obligated to make any payment, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Code section 280G or be subject to the excise tax of Code section 4999; (viii) no claim has ever been made by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to tax by that jurisdiction; and (ix) the Company does not have any liability for the Taxes of any other person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract, or otherwise. There are no tax liens on or security interests in any assets of the Company; and the Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the Financial Statements are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP.

    (c) The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the best knowledge of the Company, the Company does not own any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

  2.17 Environmental Matters. Except as set forth in Section 2.17 of the Company Disclosure Schedule, and except in all cases as, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, the Company (i) has obtained all Company Permits and other approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its respective agents ("ENVIRONMENTAL LAWS"); (ii) is in compliance with all terms and conditions of such required Company Permits and approvals, and also is in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; and (iii) as of the date hereof, is not aware of nor has received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with applicable Environmental Laws, or which would give rise to any common law or statutory liability based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

  2.18Intellectual Property.

    (a) To the Company's knowledge, the Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all inventions, patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, network protocols, schematics, technology, trade secrets, research and development, know-how, technical data, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software as defined in paragraph (e) below) that are material to the business of the Company as currently conducted or as directly related to the Company's MSR8000 or MSR16000 products lines (including chassis and cards) as presently proposed by the Company (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"). All of the employees, consultants and independent contractors of the Company that have participated in the development of the Company Intellectual Property, or any portion thereof, in any way have entered into agreements with the Company in the form provided to Parent.

    (b) The Company has no patents, registered trademarks or service marks or registered copyrights of any pending applications therefor.

    (c) Section 2.18(c) of the Company Disclosure Schedule sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property Right (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("END-USER LICENSES")) or other trade secret material to the Company, and includes the identity of all parties thereto. The Company is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's or such subsidiary's rights under such license, sublicense or agreement. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will not cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, except as set forth on Section 2.18(c) of the Company Disclosure Schedule.

    (d) The Company has not sold, licensed or otherwise transferred any of the Company Intellectual Property Rights, and has not entered into any agreements, oral or written, pursuant to which it has agreed that another party has rights in any of the Company Intellectual Property Rights. The Company is not obligated to pay any compensation to any third party as a result of the use of any of the Company Intellectual Property Rights. Except as disclosed in Section 2.18(d) of the

       Company Disclosure Schedule, to the knowledge of the Company, the Company has not interfered with, infringed upon or misappropriated any intellectual property rights of third parties, and none of the Company and the directors and officers (and employees with responsibility for Company Intellectual Property Rights matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party). To the knowledge of any of the Company and the directors and officers (and employees with responsibility for Company Intellectual Property Rights matters) of the Company, no third party has interfered with, infringed upon or misappropriated any Company Intellectual Property Rights. No Company Intellectual Property Right or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. The Company has a policy requiring each employee to execute a confidentiality agreement substantially in the form previously delivered to Parent.

    (e) "Commercial Software" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Company pursuant to end-user licenses and which are used in the Company's business but are in no way a component of or incorporated in or specifically required to develop or support any of the Company's products and related trademarks, technology and know-how.

  2.19 Interested Party Transactions. Except as set forth in Section 2.19 of the Company Disclosure Schedule, since January 1, 1997, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC assuming the monetary threshold for reporting such relationships and transactions under such Item was $20,000.

  2.20 Insurance. Section 2.20 of the Company Disclosure Schedule sets forth an accurate and complete list of all policies of insurance maintained, owned or held by the Company on the date hereof, and the Company has previously provided copies of all such policies to Parent.

  2.21Accounts Receivable; Inventories.

    (a) The Company does not have any accounts receivable.

    (b) The inventory of the Company as reflected in the Financial Statements consists of a quality and quantity usable and saleable in the ordinary course of business, and none of which is slow-moving, obsolete, below standard quality, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of the Company. Each item of such inventory reflected in the Balance Sheet and books and records of the Company is reflected on the basis of a complete physical count. Since the date of the Balance Sheet, no inventory has been sold or disposed of except through sales in the ordinary course of business.

  2.22 Equipment. All of the tangible personal property of the Company other than inventory (the "EQUIPMENT") is in good working order, operating condition and state of repair, ordinary wear and tear excepted.
       Section 2.22 of the Company Disclosure Schedule lists each lease or other contractual obligation (including all amendments) under which any Equipment having a cost or aggregate capital lease obligations in excess of $10,000 is held or used (the "LEASES") (indicating for each Lease (i) a description of the property leased thereunder, including location and (ii) whether any consents are required under such Lease in connection with the transactions contemplated by this Agreement). The

     Company has previously delivered to Parent true and complete copies of each Lease and any and all other material contractual obligations relating to any of the Leases, in each case as in effect on the date hereof and as it will be in effect at the Closing, including, without limitation, all amendments.

  2.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its affiliates other than Hambrecht & Quist in the amount of $310,000.

  2.24 Change in Control Payments. Except as set forth on Section 2.11(d) or
       Section 2.24 of the Company Disclosure Schedule, the Company has no plans, programs or agreements to which it is a party, or to which it is subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

  IN THE EVENT THE MERGER IS CONSUMMATED, THE SOLE AND EXCLUSIVE REMEDY FOR ANY CLAIMS ARISING OUT OF OR RELATING TO A BREACH OF ONE OR MORE OF THE REPRESENTATIONS OR WARRANTIES SET FORTH IN THIS SECTION 2 SHALL BE DAMAGES, SUBJECT TO THE LIMITATIONS AND PROCEDURES SET FORTH IN SECTION 8
(INDEMNIFICATION) BELOW.

          III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

  Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "PARENT DISCLOSURE SCHEDULE") (disclosure in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article III), the statements contained in this
Article III are true and correct as of the date of this Agreement and, unless a date is specified in such representation or warranty, will be true and correct as of the date of Closing (as though made on and as of the date of Closing):

  3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority could not reasonably be expected to have a Material Adverse Effect. Each of Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect.

  3.2 Charter and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of its Certificate of Incorporation and By-Laws, as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

  3.3 Capitalization. (a) As of August 31, 1997, the authorized capital stock of Parent consisted of (i) 240,000,000 shares of Parent Common Stock of which 157,835,000 shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable, none of which were held in treasury, and (ii) 2,000,000 shares of preferred stock, par value $1.00 per share, none of which was issued and outstanding and none of which was held in treasury. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $.01 par value, of which 100 shares are issued and outstanding. All of the issued and outstanding shares of Parent Common Stock are, and all shares reserved for issuance will be upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable (including pursuant to this Agreement), duly authorized, validly issued, fully paid and nonassessable.

  (b) All of the outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Parent, free and clear of any Liens. Except as disclosed in Section 3.3 of the Parent Disclosure Schedule or in the Parent SEC Reports, all of the outstanding shares of capital stock of each subsidiary of Parent are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Parent or a subsidiary wholly owned, directly or indirectly, by Parent, fee and clear of any Liens.

  3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally and by equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

  3.5No Conflict, Required Filings and Consents.

    (a) Except as set forth in Section 3.5(c) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or Merger Sub,
        (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Material Adverse Effect.

    (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, any foreign antitrust or similar filings and the filing and recordation of appropriate merger or other documents as required by the DGCL, all of which shall be completed prior to the effective time and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement.

  3.6 SEC Filings; Financial Statements.

    (a) Parent has filed all forms, reports and documents required to be filed with the SEC (collectively, the "PARENT SEC REPORTS"). The Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, (ii) were timely filed and (iii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) (the "PARENT FINANCIAL STATEMENTS") contained in the Parent SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be, individually or in the aggregate, materially adverse to Parent and its subsidiaries taken as a whole.

  3.7 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed and as otherwise publicly disclosed prior to the date of this Agreement, since the date of the Parent's most recent Form 10-Q filed with the SEC, there has not been any change, event or development which reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its subsidiaries taken as a whole.

  3.8 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet included in the Parent Financial Statements or as disclosed in Section 3.8 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on Parent and its subsidiaries taken as a whole.

  3.9 Registration Statement; Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement (the "REGISTRATION STATEMENT") pursuant to which the Parent Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Stockholders, at the time of the Stockholder Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or the Company stockholders which is contained in any of the foregoing documents. The Registration Statement and Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

  3.10 Legal Proceedings. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or in Section 3.9 of the Parent Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent and its subsidiaries, threatened against Parent or any of its subsidiaries or any of their respective assets and properties before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body which individually or in the aggregate is or could be reasonably expected to result in a Material Adverse Effect.

  3.11 Employee Benefit Plans; ERISA. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or as set forth in
       Section 3.10 of the Parent Disclosure Schedule, Parent and its subsidiaries are in compliance in all material respects with the provisions of ERISA and all of their respective employee benefit plans, except where the failure to so comply would not have a Material Adverse Effect on the business or financial condition of Parent and its subsidiaries taken as a whole.

  3.12 Ownership of Merger Sub; No Prior Activities. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

  3.13 Environmental Matters. Except as set forth in Section 3.13 of the Parent Disclosure Schedule and the Parent SEC Reports, the Parent is in material compliance with all applicable Environmental Laws except where such noncompliance could not reasonably be expected to have a Material Adverse Effect.

  3.14Intellectual Property.

    (a) To the knowledge of the Parent, the Parent, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all inventions, patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, network protocols, schematics, technology, trade secrets, research and development, know-how, technical data, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software as defined in paragraph (b) below) that are material to the business of the Parent as currently conducted or as proposed to be conducted by the Parent (the "PARENT INTELLECTUAL PROPERTY RIGHTS"). Except as disclosed in Section 3.14 of the Parent Disclosure Schedule, to the knowledge of the Parent, the Parent has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, which interference, infringement, misappropriation or conflict could reasonably be expected to have a Material Adverse Effect.

    (b) "Commercial Software" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Parent pursuant to end-user licenses and which are used in the Parent's business but are in no way a component of or incorporated in or specifically required to develop or support any of the Parent's products and related trademarks, technology and know-how.

                   IV CONDUCT OF BUSINESS PENDING THE MERGER

  4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice other than actions taken by the Company in contemplation of the Merger; and the Company shall use all reasonable commercial efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

    (a) amend or otherwise change the Charter or By-Laws of the Company;

    (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Stock Option Agreements which were granted under the Company Stock Option Plans, or in connection with the conversion of the Preferred Stock into shares of Company Common Stock, or shares of Preferred Stock issued upon the exercise of the Warrants); provided, however, this Section 4.1(a) shall not prohibit transfer of stock to family members or affiliates provided that contemporaneously with any such transfer such family member or affiliate agrees to be bound by the terms of any agreement relating to such stock by which such transferring stockholder is bound.

    (c) sell, pledge, dispose of or encumber any assets of the Company except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $10,000 in the aggregate;

    (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (except for the issuance of shares of Company Common Stock issuable pursuant to (A) Stock Option Agreements which were granted under the Company Stock Option Plans, (B) conversion of the Preferred Stock into shares of Company Common Stock and the issuance of shares of Preferred Stock issuable upon the exercise of the Warrants), or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any of its securities, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing; provided, however, the Company may repurchase shares of capital stock upon termination of employment in accordance with the terms of any Founder Stock Purchase Agreements or Stock Option Agreements;

    (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money calling for aggregate payments in excess of $20,000 or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement outside the ordinary course of business; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $20,000 for the Company; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e);

    (f) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law provided the Company may increase wages in the ordinary course of business consistent with the Company's past practice by not more than five percent (5%) for any individual employee and the Company may grant stock options to new employees under the 1996 Plan or new and existing employees under the 1998 Plan;

    (g) except to the extent required by law, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

    (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

    (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice; or

    (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (i) above.

  4.2 No Solicitation.

  (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal.

  (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors of the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing.

  (c) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

  (d) The Company shall ensure that the officers, directors and employees of the Company and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.2 and shall direct such parties to comply in all respects with such restrictions.

                                       V
                             ADDITIONAL AGREEMENTS

  5.1 Proxy Statement/Prospectus; Registration Statement. (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/Prospectus and the Registration Statement of the Parent with respect to the Parent Common Stock to be issued in connection with the Merger and shall use all reasonable efforts to cause the Registration Statement to become effective as soon as practicable, and to mail the Proxy Statement/Prospectus to Stockholders, as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of the Merger.

  (b) The Company shall furnish Parent with all information, including without limitation financial statements and financial information in any form reasonably requested by Parent, concerning the Company and/or the holders of its capital stock and shall take such further action as Parent may reasonably request in connection with the Proxy Statement/Prospectus and the issuance of the Parent Common Stock. Parent shall provide the Company with two (2) Business Days' notice prior to the effectiveness of the Registration Statement or prior to the mailing of any Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) and provide the Company with the opportunity to update the information set forth therein. If at any time prior to the Effective Time any event or circumstance relating to the Company, Parent or any of their respective subsidiaries, affiliates, officers or directors should be discovered by such party which should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

  5.2 Stockholder Meeting. The Company shall call and hold the Stockholder Meeting as promptly as practicable and in accordance with applicable laws for the purpose of obtaining the approval of the Merger (or, at its option, obtain the written consent of at least a majority of its outstanding shares of Common Stock on a fully diluted basis), this Agreement, the Conversion, and the transactions contemplated hereby. The Company shall use all its best efforts to solicit from (i) all of its stockholders and the holders of the Preferred Stock proxies in favor (or if by consent, approvals) of adoption of the Merger, this Agreement and approval of the transactions contemplated hereby and (ii) holders of its Preferred Stock proxies in favor (or if by consent, approvals) of the Conversion; and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

  5.3 Access to Information. Upon reasonable notice and during business hours, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during the period to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request, and shall make available to the Parent the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company's business, properties and personnel as Parent may reasonably request. Upon reasonable notice and during business hours, the Parent shall afford to the Stockholder Representative and his agents, for purposes reasonably related to the rights and obligations of stockholders of the Company under this Agreement, reasonable access, to all of the Company's properties, books, contracts, commitments and records existing as of the date hereof.

  5.4 Consents; Approvals. The Company and Parent shall each use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Parent shall furnish promptly all information required to be included in the Proxy Statement/Prospectus, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

  5.5 Agreements with Respect to Affiliates. Schedule 5.5 contains a true and complete list identifying all persons who, in the Company's reasonable judgment, are, or will be, at the time of the Stockholder Meeting (or at the time of the effectiveness of any written consent), "affiliates" of the Company within the meaning of Rule 145 under the Securities Act ("RULE 145"). The Company shall cause each person who is identified as an "affiliate" to deliver to Parent, prior to the Effective Time, a written agreement (a "RULE 145 AGREEMENT") in connection with restrictions on affiliates under Rule 145, in substantially the form of Exhibit 5.5.

  5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(a) or 6.3(a) unless the failure to give such notice results in material prejudice to the other party.

  5.7 Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company. None of Parent, Merger Sub and the Company will knowingly (both before and after consummation of the Merger) take any actions, other than those contemplated by this Agreement, which would prevent the transaction effected through the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code. Notwithstanding the foregoing, Parent shall not have any liability for the Taxes of any stockholder of the Company (other than Parent) resulting from the failure of the Merger to qualify as a reorganization under the provisions of Section 368 of the Code.

  5.8 Public Announcements. Parent shall consult with the Company before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the Company, which shall not be unreasonably withheld; provided, however, that Parent may, without the prior consent of the Company, issue such press release or make such public statement (i) upon the execution of this Agreement or
      (ii) any time thereafter as may upon the advice of counsel otherwise be required by law or the rules and regulations of the New York Stock Exchange if it has used all reasonable efforts to consult with the Company.

  5.9 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes (collectively, "TRANSFER TAXES") which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time. Neither the Company nor Parent anticipate that there will be any Transfer Taxes.

  5.10 Accountants' Letters. The Company and Parent shall cause Price Waterhouse LLP, in the case of the Company, or KPMG Peat Marwick L.L.P, in the case of Parent, to deliver to the other party, a letter, dated on or before the date the Proxy Statement/Prospectus is mailed to the Company's stockholders in connection with the Stockholder Meeting, covering such matters as are requested by Parent or the Company, as the case may be, and as are customarily addressed in accountant's "comfort" letters.

  5.11 Listing of Parent Shares. Parent shall cause the Parent Shares to be issued in the Merger or upon an Issuance Event to be approved for quotation, upon official notice of issuance, on the New York Stock Exchange prior to any such issuance.

  5.12 Employees. Parent agrees, based upon information provided by the Company to date, to offer employment to the persons listed on Schedules 6.2(h)(i) and 6.2(h)(ii) on the terms set forth in Exhibit 6.2(h)(i) and Exhibit 6.2(h)(ii), respectively, and at least the same salary and the same or substantially similar benefits as such person presently receives as set forth in the materials previously provided to Parent. All Company employees retained by Parent shall receive at least the same salary and same or substantially similar benefits as such person presently receives, and shall receive credit for time employed by the Company for purposes of determining such benefits. All Company employees retained by Parent shall be entitled to retain up to two weeks of accrued but untaken vacation.

  5.13 Audited Financial Statements. The Company agrees to deliver to the Parent prior to Closing an audited balance sheet of the Company as of December 31, 1997, together with the related statements of income and cash flows for the twelve (12) month period then ended (the "AUDITED FINANCIAL STATEMENTS"), which shall be attached to the Company Disclosure Schedule.

  5.14 Tax Certificates. Except as may otherwise be agreed by the Company and Parent prior to Closing, the Company shall use reasonable efforts to cause each of the Stockholders of the Company other than Parent to deliver to Parent, prior to the Closing Date, an affidavit (in form and substance reasonably satisfactory to Parent) meeting the requirements necessary to establish that it is eligible for the exemption from withholding provided by Section 1445(b)(2) of the Code.

  5.15 Employee Inventions and Confidentiality Agreements. The Company shall use its reasonable best efforts to cause each employee of the Company other than those identified in Schedules 6.2(h)(i) and 6.2(h)(ii) to execute and deliver to Parent an Employee Inventions and Confidentiality Agreement in the form included in Exhibit 6.2(h)(ii).

                                      VI
                           CONDITIONS TO THE MERGER

  6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) Effectiveness of Registration Statement; Listing of Shares. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy

       Statement/Prospectus shall have been initiated or threatened by the SEC. The shares of Parent Common Stock to be issued in connection with the Merger shall have been approved for listing on the New York Stock Exchange.

    (b) Requisite Approvals; Warrant Exercise; Conversion. This Agreement and the Merger shall have received the Requisite Approval and the Warrant Exercise and Conversion shall have been completed.

    (c) No Litigation, Injunctions or Restraints; Illegality. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement or cause any of the transactions contemplated by this Agreement to be rescinded following consummation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

    (d) Tax Opinion. The Stockholders shall have received a written opinion of Pillsbury Madison & Sutro LLP, in form and substance reasonably satisfactory to the Company and the Parent, to the effect that the transaction effected by the Merger will constitute a reorganization within the meaning of Section 368 of the Code. In rendering such opinion, counsel may rely upon such reasonable representations and certificates of Parent, Merger Sub, the Company and certain stockholders of the Company as the parties may agree, and the parties to this Agreement agree to make, and to use reasonable efforts to cause such stockholders of the Company to make, such representations and deliver such certificates.

  6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

    (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects at and as of the Effective Time, unless another time is specified therein, with the same force and effect as if made at and as of such time, and Parent shall have received a certificate to such effect signed by the President of the Company;

    (b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company;

    (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company;

    (d) Opinion of Counsel to the Company. Parent shall have received an opinion of Pillsbury, Madison & Sutro LLP, counsel to the Company in form and substance as set forth on Exhibit 6.2(d) attached hereto;

    (e) Rule 145 Agreements. Parent shall have received from each person who is identified in Schedule 5.6 as an "affiliate" of the Company, a Rule 145 Agreement, and such Rule 145 Agreement shall be in full force and effect;

    (f) Registration and Other Rights. All existing registration rights, preemptive rights and rights of first refusal with respect to the purchase of the capital stock of the Company of holders of Company securities shall have been terminated and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company;

    (g) Escrow Agreement. Each of Escrow Agent, the Company and the Stockholder Representative shall have executed and delivered to Parent an Escrow Agreement substantially in the form of Exhibit 6.2(g);

    (h) Employment Agreements. (i) Each of the persons listed on Schedule 6.2(h)(i) shall have entered into employment agreements with Parent in substantially the form attached as Exhibit 6.2(h)(i) and (ii) each of the persons listed on Schedule 6.2(h)(ii) shall have entered into employment agreements with Parent in substantially the form attached as Exhibit 6.2(h)(ii). Such agreements shall be in full force and effect as of the Effective Time and such persons shall be in the employ of the Company immediately prior to the Effective Time and no such person shall have indicated his or her intention to terminate his or her employment with the Surviving Corporation following the Effective Time. Notwithstanding the foregoing, the conditions set forth in this Section 6.2(h)(ii) shall be deemed satisfied if such conditions are satisfied with respect to at least 90 percent of the persons set forth on Schedule 6.2(h)(ii) (rounded down);

    (i) Exercise of Warrants; Conversion. (i) The Series A Warrant shall have been exercised in full and all shares issuable pursuant thereto shall have been issued in accordance with the terms thereof (the "WARRANT EXERCISE") (ii) the Series B Warrant shall have been terminated and be of no further force and effect and (iii) any shares of Preferred Stock issued pursuant to the Warrant Exercise or outstanding as of the date hereof shall have been converted into shares of Company Common Stock (the "CONVERSION");

    (j) [Intentionally Left Blank].

    (k) Participation Agreements. Each of the founders and certain other stockholders of the Company listed on Schedule 6.2(k) shall have executed and delivered to Parent a Participation Agreement in the form attached as Exhibit 6.2(k) hereto;

    (l) Stockholder Consent. In addition to obtaining the Requisite Approval, Stockholders of the Company holding not less than 95% of the Company Common Stock that will be outstanding immediately prior the Effective Time (assuming that all shares of Preferred Stock and the Warrants have been converted into Company Common Stock) shall have either (i) voted for and approved each of this Agreement and the Merger or (ii) approved each of this Agreement and the Merger by written consent;

    (m) Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to the Company;

    (n) [Intentionally Left Blank].

    (o) Assignment of Invention Agreements. The Company shall have delivered executed Proprietary Information and Inventions
        Agreements from each of the individuals listed on Schedule 2.11(d)(ii) of the Company Disclosure Schedule.

    (p) Amendments to Founder Stock Purchase Agreements. Each of Piyush Patel, Romulus Pereira and Nilesh Shah shall have executed and delivered to the Company the Amended Founder Stock Purchase Agreements in the form attached hereto as Exhibit A.

  6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

    (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, unless another time is specified therein, with the same force and effect as if made at and as of such time, and the Company shall have received a certificate to such effect signed by the Chief Financial Officer of Parent.

    (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chairman and the Chief Financial Officer of Parent.

    (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the due authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub.

    (d) Opinion of Counsel to the Parent. The Company and the Stockholders shall have received an opinion of Ropes & Gray, counsel to the Parent in form and substance as set forth in Exhibit 6.3(d) attached hereto;

    (e) Escrow Agreement. Each of Escrow Agent and Parent shall have executed and delivered to the Company an Escrow Agreement substantially in the form of Exhibit 6.2(g).

    (f) Employee Offers. Cabletron shall have made offers of employment as set forth in Section 5.12 and shall not have withdrawn such offers of employment.

    (g) Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to Parent and its subsidiaries taken as a whole.

                                      VII
                                  TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

    (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company; or

    (b) by either Parent or the Company if the Merger shall not have been consummated by March 31, 1998 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

    (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.8 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

    (d) by Parent or the Company, if the Requisite Approval and the Warrant Exercise and Conversion shall not have been obtained or completed, as the case may be, by March 1, 1998; or

    (e) by Parent, if: (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so; or (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Alternative Transaction (as defined below); or

    (f) by Parent, (i) if any representation or warranty of the Company set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions set forth in
        Section 6.2(a) or 6.2(b) would not be satisfied, except for in each case any untrue representation or warranty or breach of a covenant or agreement that could not reasonably be expected to have a Material Adverse Effect, (each a "COMPANY TERMINATING BREACH"), provided, that, if such Company Terminating Breach is curable prior to the date set forth in Section 7.1(b) by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 7.1(f); or

    (g) by the Company, (i) if any representation or warranty of Parent set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of Parent set forth in this Agreement, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied, except for in each case any untrue representation or warranty or breach of a covenant or agreement that could not reasonably be expected to have a Material Adverse Effect, (each a "PARENT TERMINATING BREACH"), provided that, if such Parent Terminating Breach is curable prior to the date set forth in Section 7.1(b) by Parent through the exercise of its reasonable best efforts and for so long as Parent continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(g).

  7.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) for the provisions of Sections 7.3 and 7.4 which shall survive any termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

  7.3Fees and Expenses.

  Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that in the event the Merger is consummated, the Company shall pay up to $310,000 of investment banking fees and up to $400,000 of other fees and expenses (including legal and accounting fees) incurred by the Company in connection with this Agreement and the consummation of the Merger (collectively, the "COMPANY EXPENSES") and thereafter the stockholders of the Company (other than Parent) shall be responsible for any fees and expenses incurred in excess of such amount.

  7.4 Confidentiality. In the event of the termination of this Agreement, Parent will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information and deliver promptly to the Company or destroy, at the request of the Company, all tangible embodiments (and all copies) of the Confidential Information which are in its personal possession. In the event that Parent is requested or legally required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Parent will notify the Company promptly of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 7.4. If, in the absence of a protective order or the receipt of a waiver hereunder, Parent is, on the advise of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Parent may disclose the Confidential Information to the tribunal; provided, however, that Parent shall use its best effort to obtain, at the request of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. The Company understands that Parent develops and acquires technology which may be similar to that to be disclosed by the Company hereunder for its own products, and that existing or planned technology independently developed or acquired by Parent may contain ideas and concepts similar or identical to those contained in the Company's Confidential Information. The Company agrees that entering this Agreement shall not preclude Parent from developing or acquiring technology similar to the Company's, without obligation to the Company, provided Parent does not breach its obligations to the Company under this Agreement or use the Confidential Information to develop such technology. "Confidential Information" means any and all information concerning the businesses and affairs of the Company other than that information which is already generally or readily obtainable by the public or is publicly known or becomes publicly known through no fault of Parent.

                                     VIII
                              GENERAL PROVISIONS

  8.1 Indemnification.

    (a) Charters and By-Laws. The Surviving Corporation agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company (the "COMPANY INDEMNIFIED PARTIES") as provided in its Charter or By-Laws shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in the charter or By-Laws of the Company or otherwise shall be made by independent counsel selected by the Company Indemnified Party reasonably satisfactory to the Surviving Corporation (whose fees and expenses shall be paid by the Surviving Corporation).

    (b) Survival of Representations and Warranties. The representations and warranties of the Company made in this Agreement (except for those contained in Sections 2.4, 2.16 or 2.17) and in the documents and certificates delivered pursuant to Article 6 and the representations and warranties of Parent made in this Agreement and in the documents and certificates delivered pursuant to Article 6 shall survive the Merger for a period of fifteen (15) months from the Closing Date and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. Claims made within the applicable time periods set forth above shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid. The representations and warranties of the Company made in Sections 2.4, 2.16 and 2.17, as well as claims by a Parent Indemnitee based upon fraud, shall survive and continue in full force and effect until expiration of the statutes of limitations applicable to the underlying claim.

    (c) Indemnification of the Parent and Merger Sub. Subject to the provisions of this Section 8.1, by their approval of this Agreement and their acceptance of the Merger Consideration, the stockholders of the Company other than the Parent (collectively, the "INDEMNITORS") agree to indemnify, defend, protect, and hold harmless each of Parent, Merger Sub, the Surviving Corporation and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, a "PARENT INDEMNITEE") at all times from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "DAMAGES") incurred by such Parent Indemnitee as a result of or incident to (i) any breach of any representation or warranty of the

       Company set forth herein or in any certificate or other document delivered pursuant to Article 6 (as such representation or warranty would read if all qualifications as to knowledge, materiality and Material Adverse Effect were deleted from it other than the representations and warranties set forth in Section 2.8(a)) with respect to which a claim for indemnification is brought by a Parent Indemnitee within the applicable survival period described in Section 8.1(b), (ii) any breach or nonfulfillment by the Company, or any noncompliance by the Company with, any covenant, agreement, or obligation of the Company contained herein or in any certificate or other document delivered pursuant to Article 5 or Article 6 except to the extent waived by Parent, (iii) any claim by a holder or former holder of the Company's capital stock or options, warrants or other securities convertible into or exercisable for shares of the Company's capital stock (the "CONVERTIBLE SECURITIES") or any other person or entity, seeking to assert, or based upon: (A) ownership or rights of ownership to any shares of capital stock of the Company;
       (B) any rights of a stockholder of the Company (other than the right to receive the Merger Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the DGCL), including any option, preemptive rights, or rights to notice or to vote; or (C) any rights under the charter or bylaws of the Company. Notwithstanding anything to the contrary in the foregoing, with respect to Indemnitors' obligation to indemnify Parent Indemnitees against Damages suffered by Parent Indemnitees in connection with any infringement of third party intellectual property rights and arising from a breach of the representations and warranties set forth in
       Section 2.18, Indemnitors will have no obligation to indemnify Parent Indemnitees for such Damages to the extent that such infringement (i) arises out of the combination of any Company Intellectual Property Rights with any other components or intellectual property rights where the infringement would not have occurred but for such combination (other than combinations developed or designed by Yago prior to the Closing); or (ii) that is caused by any change or modification made by Parent Indemnitees to any of the Company Intellectual Property Rights.

    (d) Escrow Fund. The shares to be held in Escrow (the "ESCROW SHARES") shall be registered in the names of the stockholders of the Company, but shall be deposited (together with assignments in blank executed by the registered holder(s) of the Company) with the Escrow Agent, such deposits to constitute, respectively, an escrow fund to be governed by the terms set forth herein and in the Escrow Agreement (the "ESCROW FUND"). The adoption and approval of this Agreement by the Company's stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Stockholder Representative to act for and on behalf of the stockholders of the Company to give and receive notices and communications, to authorize delivery of any of the Escrow Shares from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate and enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of such representative for the accomplishment of the foregoing.

    (e) Indemnification by Parent. Subject to the provisions of this Section 8.1, Parent agrees to indemnify the stockholders of the Company (other than Parent) (the "STOCKHOLDER INDEMNITEES") after the Effective Time from and against any and all Damages incurred or suffered by the Stockholder Indemnitees as a result of or incident to (i) any breach of any representation or warranty of Parent set forth herein or in any certificate or other document delivered pursuant to Article 6 (as such representation or warranty would read if all qualifications as to knowledge, materiality and Material Adverse Effect were deleted from it other than the representations and warranties set forth in Section 3.7) with respect to which a claim for indemnification is brought by such stockholders within the applicable survival period described in Section 8.1(b), (ii) any breach or nonfulfillment by Parent, or any noncompliance by Parent with, any covenant, agreement, or obligation of Parent contained herein or in any certificate or other document delivered pursuant to
        Article 5 or Article 6 except to the extent waived by the Company

       (the "STOCKHOLDER DAMAGES"). Parent shall reimburse the Stockholder Indemnitees for any Stockholder Damages to which this Section 8.1 relates only if a claim for indemnification is made by the Stockholder Indemnitees within the survival period described in
       Section 8.1(b); provided, however, that the aggregate liability of Parent shall not exceed $35,000,000 (the "MAXIMUM LIABILITY").

    (f) Third Person Claims. Promptly after an Parent Indemnitee has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the Parent Indemnitee shall, as a condition precedent to a claim with respect thereto being made against the Escrow Agreement, give the Stockholder Representative written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not effect the Parent Indemnities' right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the Stockholder Representative has, or the, Indemnitors have, been actually prejudiced as a result of such failure. If the Stockholder Representative notifies the Parent Indemnitee within thirty (30) days from the receipt of the foregoing notice that he wishes to defend against the claim by the Third Person and if the estimated amount of the claim, together with all other claims made against the Escrow Funds that have not been settled, is less than the remaining balance of the Escrow Funds, then the Stockholder Representative shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to Parent Indemnitee, and the Stockholder Representative shall be entitled to reimbursement out of the Escrow Funds for such defense. The Parent Indemnitee may participate in the defense, at its sole expense of any such claim for which the Stockholder Representative shall have assumed the defense pursuant to the preceding sentence; provided, however, that the Parent Indemnitee shall control the defense of any claim or proceeding that in the Parent Indemnitee's reasonable judgment could have a material and adverse effect on the Parent Indemnitee's business apart from the payment of money damages. The Parent Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Stockholder Representative has not assumed the defense of any claim. Whether or not the Stockholder Representative shall have assumed the defense of any claim, neither the Parent Indemnitee nor the Stockholder Representative shall make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of the party controlling the defense to act upon a request for consent to such settlement within five business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of this Section 8.1, but shall not be dispositive of the amount of Damages as between the stockholders of the Company and the Parent Indemnitee.

    (g) Method of Payment. All claim by Parent Indemnitees for indemnification shall be paid solely from the Escrow Funds and no Parent Indemnitee shall have any rights other than to the Escrow Funds. To the extent that Parent, Merger Sub, or, the Surviving Corporation or another Parent Indemnitee makes a claim against the Escrow Account pursuant to the Escrow Agreement, then for purposes of such payment, the shares of Parent Common Stock shall be valued at the average of the daily last sale price of the Parent Common Stock on the New York Stock Exchange for the twenty consecutive trading days ending on the date of payment.

    (h) Limitations. The Indemnitors shall not be required to indemnify any Parent Indemnitee except to the extent that Damages suffered by such Parent Indemnitee, together with Damages suffered with respect to all other claims for indemnification pursuant to this Agreement, exceeds $667,000 (the "THRESHOLD"), provided, however, that after such event the Indemnitors shall be required to pay 74.98% of all amounts by which such aggregate amount of Damages exceed $250,000 (the "INDEMNITY BASKET") (net of any insurance proceeds actually received by Parent).

       Notwithstanding the proviso in the immediately preceding sentence, with respect to any Damages relating to litigation involving the infringement of the intellectual property rights of any third party, once the Threshold has been met with respect to all claims for indemnification under this Section 8 the Indemnitors shall pay twenty-five percent (25%) of the legal fees and expenses associated with such litigation in excess of the Indemnity Basket; it being expressly understood, however, that all other Damages relating to or incurred in connection with such litigation shall be subject to the immediately preceding sentence of this Section 8.1(h).

    (i) No Contribution; Mitigation. The Indemnitors acknowledge and agree that they shall not have and shall not exercise or assert any right of contribution, indemnification, subrogation or other remedy or right against the Surviving Corporation in connection with any indemnification obligation or other liability to which they may become subject under or in connection with this Agreement, the Participation Agreement or any certificate or other document delivered in connection herewith or therewith. The Parent Indemnitees shall use all reasonable efforts to mitigate any Damages. The Parent Indemnitees agree that the aggregate liability of Indemnitors for Damages shall be the value of the Escrow Shares. The Stockholder Indemnitees agree that the aggregate liability of Parent for Stockholder Damages shall not exceed the Maximum Liability. This Section 8 shall provide the sole and exclusive remedy for any and all Damages or other liability sustained or incurred by the Parent Indemnitees or by the Stockholder Indemnitees or their successors and assigns in connection with this Agreement or the transactions contemplated hereby, other than for equitable action.

  8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic facsimile, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

    (a) If to Parent or Merger Sub:

    Cabletron Systems, Inc.
    35 Industrial Way
    Rochester, NH 03866-5005

    Telecopier No.: (603) 332-4616
    Telephone No.: (603) 332-9400
    Attention: Chief Financial Officer

  With a copy to:

    David A. Fine, Esq.
    Ropes & Gray
    One International Place
    Boston, MA 02110

    Telecopier No.: (617) 951-7050
    Telephone No.: (617) 951-7000

(b) If to the Company:

    Yago Systems, Inc.
    795 Vagueros Avenue
    Sunnyvale, CA 94086
    Attention: Piyush Patel

    Telecopier No.: (408)774-2907
    Telephone No.: (408)774-2900

  With a copy to:

    Pillsbury Madison & Sutro LLP
    2550 Hanover Street
    Palo Alto, CA 95306
    Attn: Allison Leopold Tilley, Esq.

    Telecopier No.: (650)233-4545
    Telephone No.: (650)233-4518

  8.3 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth shall have the respective meanings therein defined:

   TERM                                                          SECTION
   ----                                                          -------
   1996 Company Stock Option Plan............................... Section 1.6(e)
   1996 Stock Option Agreements................................. Section 1.6(e)
   1998 Company Stock Option Plan............................... Section 1.6(e)
   1998 Stock Option Agreements................................. Section 1.6(e)
   Acquisition Proposal......................................... Section 4.2(a)
   Agreement.................................................... Preamble
   Audited Financial Statements................................. Section 5.13
   Balance Sheets............................................... Section 2.7(a)
   Blue Sky Laws................................................ Section 2.5(d)
   Certificate of Merger........................................ Section 1.2
   Certificates................................................. Section 1.7(a)
   Closing...................................................... Section 1.1(b)
   Common Stock Warrant Section................................. 2.3
   Company Common Stock......................................... Recitals
   Company...................................................... Preamble
   Company Identified Parties................................... Section 8.1(a)
   Company Closing Certificate.................................. Section 1.1(e)
   Company Disclosure Schedule.................................. Article II
   Company Intellectual Property Rights......................... Section 2.18(a)
   Company Terminating Breach................................... Section 7.1(f)
   Company Employee Plans....................................... Section 2.11(a)
   Company Permits.............................................. Section 2.6(b)
   Company Dissenting Shares.................................... Section 1.6(c)
   Company Expenses............................................. Section 7.3
   Company Stock Option Plans................................... Section 1.6(e)
   Conversion................................................... Section 6.2(i)
   Convertible Securities....................................... Section 8.1(c)
   Damages...................................................... Section 8.1(c)
   Effective Time............................................... Section 1.2
   End-User Licenses............................................ Section 2.18(b)
   Environmental Laws........................................... Section 2.17
   Equipment.................................................... Section 2.22
   ERISA........................................................ Section 2.11(a)
   Escrow Shares................................................ Section 8.1(d)
   Escrow Agent................................................. Section 1.1(c)
   Escrow Fund.................................................. Section 8.1(d)
   Escrow Agent................................................. Section 1.1(c)
   Exchange Agent............................................... Section 1.7(a)

   TERM                                                       SECTION
   ----                                                       -------
   Exchange Act.............................................. Section 2.5(d)
   Financial Statements...................................... Section 2.7(a)
   GAAP...................................................... Section 2.7(b)
   Parent Indemnitee......................................... Section 8.1(c)
   Indemnitors............................................... Section 8.1(c)
   IRS....................................................... Section 2.16(a)
   ISO....................................................... Section 2.11(c)
   Laws...................................................... Section 2.5(c)
   Leases.................................................... Section 2.22
   Liens..................................................... Section 2.5(c)
   Material Adverse Effect................................... Section 1.13
   Maximum Liability......................................... Section 8.1(e)
   Merger Sub................................................ Preamble
   Merger.................................................... Preamble
   Merger Consideration...................................... Section 1.7(b)
   Parent.................................................... Preamble
   Parent Terminating Breach................................. Section 7.1(g)
   Parent Intellectual Property Rights....................... Section 3.14(a)
   Parent Disclosures Schedules.............................. Article III
   Parent Financial Statements............................... Section 3.6(b)
   Parent SEC Reports........................................ Section 3.6(a)
   Preferred Stock........................................... Section 1.1(e)
   Proxy Statement/Prospectus................................ Section 2.13
   Registration Statement.................................... Section 3.9
   Repurchase Rights......................................... Section 1.6(e)(ii)
   Requisite Approval........................................ Section 2.4
   Rule 145.................................................. Section 5.5
   Rule 145 Agreement........................................ Section 5.5
   Securities Act............................................ Section 1.6(e)(v)
   Securities Act............................................ Section 2.5(d)
   Series A Warrant.......................................... Section 2.3
   Series B Warrant.......................................... Section 2.3
   Series B Preferred Stock..................................  Section 1.1(e)
   Series A Preferred Stock.................................. Section 1.1(e)
   Stock Option Agreements................................... Section 1.6(e)
   Stockholder Damages....................................... Section 8.1(e)
   Stockholder Representative................................ Section 1.1(d)
   Surviving Corporation..................................... Section 1.1(a)
   Tax....................................................... Section 2.16(a)
   Tax Returns............................................... Section 2.16(a)
   Taxes..................................................... Section 2.16(a)
   Transfer Taxes............................................ Section 5.9
   Unvested Shares........................................... Section 1.6(e)(ii)
   Vested Shares............................................. Section 1.6(e)(ii)
   Warrant Exercise.......................................... Section 6.2(i)

8.4 Certain Definitions. The following terms shall have the following meanings and, unless the context otherwise requires, words in the singular number shall include the plural, and words in the plural numbers shall include the singular:

  (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more.

  (b) "Average Price" means the average of the daily last sale prices for the shares of Parent Common Stock during the Trading Period (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent and agreed to by the Stockholder Representative).

  (c) "Bankruptcy" shall mean (a) the filing by an entity of a voluntary petition seeking liquidation under any applicable United States or other insolvency law, or such entity's filing an answer consenting to or acquiescing in any such petition; (b) the making by such entity of any assignment for the benefit of its creditors; or (c) the expiration of sixty (60) days after the filing of an application for the appointment of a receiver for the assets of such entity or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any applicable United States or other insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty-day period.

  (d) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

  (e) "business day" means any day other than a Saturday or Sunday or any day on which banks in The Commonwealth of Massachusetts or the State of California are required or authorized to be closed.

  (f) "Change in Control" means a "Change of Control" transaction shall be defined as the occurrence of any one of the following events: (i) the consummation of the acquisition of more than fifty percent (50%) of the outstanding voting stock of Parent by one person or by two or more persons acting as a partnership, limited partnership, syndicate or other group (other than a tender offer by Parent); (ii) the consummation of a merger, consolidation or other reorganization of Parent (other than a reincorporation of Parent in another jurisdiction), as a result of which more than fifty percent (50%) of Parent's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger of consolidation; (iii) the sale, transfer or other disposition of all or substantially all of the assets of Parent to a third party who is not an affiliate (including a parent or subsidiary) of Parent; or (iv) the Bankruptcy of Parent.

  (g) "Contingent Exchange Ratio" equals the ratio of (i) $35.00 reduced (but not below zero) by the Average Price divided by (ii) the Average Price; provided, however, that in the event that the total number of Contingent Shares issuable would exceed 5,500,000 shares (assuming for purposes hereof that any and all shares of Parent Common Stock repurchased pursuant to Repurchase Rights of Parent are outstanding in making such determination), the Contingent Exchange Ratio shall be reduced such that the total number of Contingent Shares issuable upon such Issuance Event equals 5,500,000 shares of Parent Common Stock.

  (h) "Contingent Shares" means collectively the shares of Parent Common Stock issuable pursuant to the first sentence of Section 1.6(h) and the additional shares of Parent Common Stock that are issuable under the 1996 Stock Option Agreements pursuant to the second sentence of Section 1.6(h); provided, however, that the number of Contingent Shares shall not in any event exceed 5,500,000 shares of Parent Common Stock.

  (i) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

  (j) "Eighteen Month Anniversary" means the 540th calendar day after the Closing.

  (k) "Founder Stock Purchase Agreement" means any of the Founder's Stock Purchase Agreements entered into between the Company and Piyush Patel, Romulus Pereira or Nilesh Shah, respectively, and dated on or about September 10, 1996.

  (l) "Initial Exchange Ratio" shall be calculated as set forth on Schedule 1.6(a) hereto.

  (m) "Initial Holder" means a person to whom Initial Shares were directly issued by Parent pursuant to Section 1.6(a)(i) or, following the Effective Time, were issuable pursuant to 1996 Stock Option Agreements.

  (n) "Initial Shares" means the shares of Parent Common Stock issuable pursuant to Section 1.6(a) and the shares of Parent Common Stock that are issuable under the 1996 Stock Option Agreements pursuant to Section 1.6(e)(i) immediately following the Effective Time, provided, however that the number of Initial Shares shall not in any event exceed 6,100,000 shares of Parent Common Stock.

  (o) "Issuance Event" means the earliest to occur of the following two events: (i) on the Eighteen Month Anniversary, the Average Price of the Parent Common Stock on the New York Stock Exchange is less than $35.00 and (ii) on a date after the Effective Time but prior to the Eighteen Month Anniversary, a Change of Control of Parent occurs.

  (p) "Parent Common Stock" means the Common Stock, $.01 par value, of
      Parent.

  (q) "Parent Shares" means the Initial Shares and, if applicable, the Contingent Shares.

  (r) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

  (s) "Stockholder" means a holder of outstanding shares of Company Common Stock at the Effective Time.

  (t) "Trading Period" means, for an Issuance Event described in Section 8.4(m)(i), the twenty (20) consecutive trading days on which shares of Parent Common Stock are actually traded on the New York Stock Exchange (or any other exchange or stock market on which the Parent Common Stock is traded) ending on the Eighteen Month Anniversary (or, if such date is not a trading day, the next trading day thereafter), and for an Issuance Event described in Section 8.4(m)(ii), the forty (40) consecutive trading days on which shares of Parent Common Stock are actually traded on the New York Stock Exchange ending on the date that Parent publicly announces such Change in Control (or, if such date is not a trading day, the next trading day thereafter).

  (u) "subsidiary" or "subsidiaries" of the Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

8.5 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

8.6 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

8.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.8 Severability. If any term or other provision of this Agreement is deemed invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.9 Entire Agreement. This Agreement and all Schedules and exhibits hereto constitute the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

8.10 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate thereof provided that no such assignment shall relieve the assigning party of its obligations hereunder.

8.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of and is enforceable by each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 8.1(a) (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

8.12 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.13 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                    [THIS SPACE INTENTIONALLY LEFT BLANK.]

  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          CABLETRON SYSTEMS, INC.

                                             /s/ Donald B. Reed
                                          By:__________________________________

                                          Name: Donald B. Reed

                                          Title: Chief Executive Officer and
                                           President

                                          CABLETRON MERGER, INC.

                                             /s/ David J. Kirkpatrick
                                          By:_________________________________

                                          Name: David J. Kirkpatrick

                                          Title: Treasurer

                                          YAGO SYSTEMS, INC.

                                             /s/ Piyush Patel
                                          By:__________________________________
                                          Name: Piyush Patel
                                          Title: President

                                                                Schedule 1.6(a)

                     CALCULATION OF INITIAL EXCHANGE RATIO

  At the Effective Time, each Initial Holder shall be entitled to receive that number of Initial Shares (rounded up to the nearest whole number) in exchange for each share of Company Common Stock owned by such Initial Holder, which shall be equal to X (the "Initial Exchange Ratio") in the following formula:

               X = 6,100,000
           -----------------
                     Y

  Where Y = Total number of shares of Company Common Stock outstanding at the Effective Time, assuming the prior conversion of all outstanding options, warrants, preferred stock and other securities convertible, exchangeable or exercisable into shares of Company Common Stock, but excluding all such securities owned by Parent and all shares of Company Common Stock issuable upon exercise of the 1998 Stock Option Agreements.

  In no event will the total number of Initial Shares issued by Parent exceed 6,100,000 shares.

  All terms used herein but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

                             AMENDMENT NO. 1

                           dated March 2, 1998

                                    to

                       AGREEMENT AND PLAN OF MERGER

                          dated January 14, 1998

                               by and among

                         CABLETRON SYSTEMS, INC.,

                    a Delaware corporation ("Parent"),

                         CABLETRON MERGER, INC.,

                  a Delaware corporation ("Merger Sub"),

                                   and

                           YAGO SYSTEMS, INC.,

                     a Delaware corporation ("Yago"),

                               INTRODUCTION

  This Amendment No. 1 is to the Agreement and Plan of Merger (the "Plan of Merger") dated January 14, 1998, by and among Cabletron Systems, Inc., a Delaware corporation ("Parent"), Cabletron Merger, Inc., a Delaware corporation ("Merger Sub"), and Yago Systems, Inc. (the "Company").

  WHEREAS, the parties hereto wish to amend the Plan of Merger pursuant to
Section 8.5 to more accurately reflect the Repurchase Rights of Cabletron and the representations and warranties of the Company and to make certain other changes as set forth therein;

  NOW, THEREFORE, the parties hereto agree as follows:

1. Stock Options; Repurchase Rights. Section 1.6(e)(ii) of the Plan of Merger is hereby amended and restated in its entirety to read as follows:

"(ii) Pursuant to the 1996 Stock Option Agreements and the Founder Stock
   Purchase Agreements, any Parent Shares (A) issued in exchange for shares of Company Common Stock issued prior to the Effective Time pursuant to 1996 Stock Option Agreements or subject to Founder Stock Purchase Agreements and
   (B) issued after the Effective Time pursuant to the 1996 Stock Option Agreements, shall be subject to the repurchase rights granted to the Company and transferred to the Parent under such Founder Stock Purchase Agreements or such 1996 Stock Option Agreements, as the case may be (the "REPURCHASE RIGHTS"). The Repurchase Rights shall lapse in accordance with the vesting schedules set forth in such Founder Stock Purchase Agreements or 1996 Stock Option Agreements. Parent Shares with respect to which the Repurchase Rights have lapsed are referred to herein as "VESTED SHARES;" Parent Shares with respect to which the Repurchase Rights have not lapsed are referred to herein as "UNVESTED SHARES." The price to be paid by Parent pursuant to the Repurchase Rights for each Parent Share repurchased shall equal (A) with respect to Parent Shares issued in exchange for shares of Company Common Stock issued prior to the Effective Time, (1) the price originally paid to purchase such underlying share of Company Common Stock pursuant to the applicable Founder Stock Purchase Agreement or 1996 Stock Option Agreement, as the case may be, divided by (2) either (x) the Initial Exchange Ratio or (y) if any Contingent Shares shall have been issued, the sum of (aa) the Initial Exchange Ratio and (bb) the product of the Initial Exchange Ratio and the Contingent Exchange Ratio and (B) with respect to Parent Shares issued pursuant to a 1996 Stock Option Agreement after the Effective Time and Contingent Shares issued in respect of the shares of Parent Common Stock issued thereunder, (i) if no Contingent Shares have been issued or if the purchase of such Parent Shares pursuant to the exercise of the 1996 Stock Option Agreement occurred after the date of issuance of any Contingent Shares, the price paid per Parent Share and (ii) if Contingent Shares have been issued subsequent to the purchase of the Parent Shares pursuant to the exercise of the 1996 Stock Option Agreement, the price paid per Parent Share divided by the sum of one plus the contingent Exchange Ratio."

  2. Stock Options; Repurchase Rights. Section 1.6(h)(i) of the Plan of Merger is hereby amended and restated in its entirety to read as follows:

"(i) Subject to this Section 1.6(h) and the other provisions of this Agreement, in the event an Issuance Event shall occur, each Initial Holder shall be entitled to receive, in respect of each share of Parent Common Stock constituting an Initial Share originally issued to such Initial Holder pursuant to Section 1.6(a) hereof or upon exercise (in whole or in part) of a 1996 Stock Option Agreement referred to in Section 1.6(e), a number of shares of Parent Common Stock equal to the Contingent Exchange Ratio. Upon such Issuance Event, by virtue of such Issuance Event and without any further action on the part of the holders thereof, each 1996 Stock Option Agreement referred to in Section 1.6(e) hereof shall be deemed amended such that (A) the holder thereof shall be entitled to receive an additional number of shares of Parent Common Stock thereunder equal to the product (rounded down to the nearest whole number) of (1) the remaining number of shares of Parent Common Stock issuable upon exercise in full of such 1996 Stock Option Agreement at the time of the Issuance Event and (2) the Contingent Exchange Ratio and (B) the exercise price for each share of Parent Common Stock thereunder shall be reduced to equal (1) the aggregate exercise price for the remaining shares of Company Common Stock issuable upon exercise in full of such 1996 Stock Option Agreement immediately prior to such Issuance Event divided by (y) the sum of the number of shares of Company Common Stock issuable upon exercise in full of such 1996 Stock Option Agreement immediately prior to such Issuance Event and the number of shares of Parent Common Stock calculated in accordance with clause (A) above."

  3. Exchange of Certificates. The last sentence of Section 1.7(b) of the Plan of Merger is hereby amended and restated in its entirety to read as follows:

  "In addition, Parent shall cause the Exchange Agent to mail to each Initial Holder certificates representing the Contingent Shares (i) with respect to an Issuance Event other than a Change in Control, within two (2) Business Days after such Issuance Event and (ii) with respect to an Issuance Event as a result of a Change in Control, immediately prior to such Issuance Event."

  4. Representation and Warranties; Capitalization. Section 2.3 of the Plan of Merger is hereby amended and restated in its entirety to read as follows:

"The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 10,060,000 shares of Preferred Stock. As of the date hereof, (a) 10,688,000 shares of Company Common Stock, 4,266,000 shares of Series A Preferred Stock and 2,578,948 shares of Series B Preferred Stock, respectively, were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares were held in treasury, (b) (i) 221,983 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the 1996 Company Stock Option Plan, (ii) 4,394,549 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the 1998 Company Stock Option Plan, (c) 7,059,824 shares of Company Common Stock were reserved for issuance pursuant to the conversion of the shares of Preferred

   Stock outstanding on the date hereof and the shares of Preferred Stock issuable upon the exercise of the Series A Warrant and the Series B Warrant (as defined below) and (d) 170,666 shares of Series A Preferred Stock were reserved for issuance pursuant to the Series A Preferred Stock Purchase Warrant dated as of June 12, 1997 (the "SERIES A WARRANT"). Upon the conversion of the shares of Preferred Stock outstanding on the date hereof and the shares of Preferred Stock issuable upon the exercise of the Series A Warrant, there will be outstanding 17,703,614 shares of Company Common Stock. As of the date hereof, 44,210 shares of Series B Preferred Stock were reserved for issuance pursuant to the Series B Preferred Stock Purchase Warrant dated as of June 12, 1997 (the "SERIES B. WARRANT"). Except as set forth in Section 2.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company. All shares of the capital stock of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any other entity. The vesting schedules of the Repurchase Rights under the Stock Option Agreements granted under the 1996 Stock Option Plan are as set forth in the copies of the Stock Option Agreements previously provided to Parent. The options under the 1998 Stock Option Agreements shall vest 1/48th per month for the first three years after the date of grant and 1/4 on the fourth anniversary of the grant date. The exercise price per share of Company Common Stock pursuant to the 1998 Stock Option Agreements is $6.14. All of the 1998 Stock Option Agreements and the 1998 Common Stock Option Plan are identical (other than with respect to the name of the optionee and the number of shares) to the form of Parent stock option agreement and stock option plan previously provided by Parent to Company, subject to any mutually agreeable changes. All of the 1996 Stock Option Agreements are identical (other than with respect to the name of the optionee and the number of shares) to the forms of 1996 Stock Option Agreements previously provided to Parent."

  5. Indemnification by Parent. Section 8.1(e) of the Plan of Merger is hereby amended by adding to the end thereof the following sentence:

  "All payments by Parent to the Stockholder Indemnitees pursuant to this
Section 8.1(e) shall be made solely in shares of Parent Common Stock, such shares of Parent Common Stock to be valued at the average of the daily last sale price of the Parent Common Stock on the New York Stock Exchange for the twenty consecutive trading days ending on the date of payment."

  6. Further Action/Tax Treatment. Section 5.7 of the Plan of Merger is hereby amended by adding as the penultimate sentence thereto the following sentence:

  "In additional, Parent shall use all reasonable efforts to take, or cause to be taken, all actions, if any, which are necessary to maintain the qualification of the transaction effected by the Merger as a reorganization under the provisions of Section 368 of the Code."

  7. Notices. The address of the Company in Section 8.2 of the Plan of Merger is hereby amended and restated in its entirety to read as follows:

    Yago Systems, Inc.

    795 Vaqueros Avenue

    Sunnyvale, CA 94086

    Attention: Piyush Patel

  8. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

  9. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

  10. Miscellaneous. Except as specifically provided herein, this Amendment shall not be construed to amend, waive, modify or otherwise compromise any rights of any of the parties under the Plan of Merger.

  11. Counterparts. This Amendment may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument, and any one of the parties hereto may execute this Amendment by signing any counterpart.

  IN WITNESS WHEREOF, the parties have caused this Amendment, which shall be effective upon execution by (i) the Company, (ii) Parent and (iii) Merger Sub.

                                 COMPANY:

                                          YAGO SYSTEMS, INC.

                                          By /s/ Piyush Patel

                                            _______________________________

                                             Name: Piyush Patel

                                             Title:  President

                                 PARENT:

                                          CABLETRON SYSTEMS, INC.

                                          By /s/ David J. Kirkpatrick

                                            _______________________________

                                             Name: David J. Kirkpatrick

                                             Title: Chief Financial Officer

                               MERGER SUB:

                                          CABLETRON MERGER, INC.

                                          By /s/ David J. Kirkpatrick

                                            _______________________________

                                             Name: David J. Kirkpatrick

                                             Title:  Treasurer

                                    ANNEX B

(S) 262. Appraisal rights

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to subsection (g) of Section 251), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or
(S) 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (ii) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs (i) and (ii) of this paragraph; or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs (i), (ii) and
  (iii) of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section, provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty day after the date of mailing such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholders and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holders shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation.Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

  The Registrant's Restated Certificate of Incorporation provides that the Registrant's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. The Restated Certificate of Incorporation further provides that the Registrant shall indemnify its directors and officers to the full extent permitted by the law of the State of Delaware.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following Exhibits are filed with, or incorporated by reference in, this Registration Statement:

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  2.1+   Agreement and Plan of Merger by and among the Registrant, Cabletron
         Merger, Inc. and Yago Systems, Inc. ("Yago") dated as of January 14,
         1998 (the "Merger Agreement") (ANNEX A to the Proxy
         Statement/Prospectus contained in this Registrant Statement). The
         Exhibits to the Merger Agreement and the Disclosure Schedules of the
         Registrant and of Yago are not included with the Merger Agreement.
  2.2    Amendment No. 1 to the Merger Agreement by and among the Registrant,
         Cabletron Merger, Inc. and Yago dated as of March 2, 1998 (ANNEX A to the Proxy Statement/Prospectus contained in this Registration
         Statement).
  3.1    Restated Certificate of Incorporation of Cabletron Systems, Inc., a
         Delaware corporation (Incorporated by Reference to Exhibit 3.1 of the
         Registrant's Registration Statement on Form S-1,No. 33-28055).
  3.2    Certificate of Correction of the Registrant's Restated Certificate of
         Incorporation (Incorporated by Reference to Exhibit 3.1.2 of the
         Registrant's Registration Statement on Form S-1, No. 33-42534).
  3.3    Certificate of Amendment of the Restated Certificate of Incorporation
         of Cabletron Systems, Inc. (Incorporated by Reference to Exhibit 4.3
         of the Registrant's Registration Statement on Form S-3, No. 33-54466).
  3.4    Amended Bylaws of Cabletron Systems, Inc. (Incorporated by Reference
         to Exhibit 3.2 of the Registrant's Registration Statement on Form S-1,
         No. 33-42534).
  4.1    Specimen Stock Certificate of Cabletron Common Stock (Incorporated by
         Reference to Exhibit 4.1 of Cabletron's Registration Statement on Form
         S-1, No. 33-28055).
  5.1+   Opinion of Ropes & Gray.
  8.1    Opinion of Pillsbury Madison & Sutro LLP.
 10.1    Asset Purchase Agreement among the Registrant, Ctron Acquisition, Inc.
         and Digital Equipment Corporation ("Digital") dated as of November 24,
         1997 (the "Asset Purchase Agreement") (Incorporated by Reference to
         Exhibit 2.1 of the Registrant's Form 10-Q of January 14, 1998).
 10.2    Reseller and Services Agreement dated as of November 24, 1997 between the Registrant and Digital (the "Reseller Agreement") (Incorporated by
         Reference to Exhibit 10.1 of the Registrant's Form 10-Q of January 14,
         1998).
 10.3    Employment Agreement between the Registrant and Donald B. Reed dated as of August 6, 1997 (Incorporated by Reference to Exhibit 10.1 of the
         Registrant's Form 10-Q of October 15, 1997).
 10.4    Asset Purchase Agreement Among the Registrant, Cabletron Systems
         Acquisition, Inc., SMC Enterprise Networks, Inc., and Standard
         Microsystems Corporation dated as of January 9, 1996 (Incorporated by
         Reference to Exhibit 2.1 of the Registrant's Form 8-K of January 12,
         1996).
 10.5    First Amendment to Asset Purchase Agreement dated as of February 7,
         1998 by and among the Registrant, Ctron Acquisition, Inc. and Digital
         (Incorporated by Reference to Exhibit 2.2 of the Registrant's Form 8-
         K/A of March 4, 1998).
 10.6    Amendment No. One to Reseller Agreement dated as of February 7, 1998 by and between the Registrant and Digital (Incorporated by Reference
         to Exhibit 10.2 of the Registrant's Form 8-K/A of March 4, 1998).
 23.1+   Consent of Ropes & Gray (Exhibit 5.1).
 23.2+   Consent of Pillsbury Madison & Sutro LLP (Exhibit 8.1).
 23.3    Consent of KPMG Peat Marwick LLP.

 EXHIBIT
   NO.               DESCRIPTION
 -------             -----------
 23.4    Consent of Price Waterhouse LLP.
 23.5    Consent of Coopers & Lybrand L.L.P.
 24+     Power of Attorney.
 99.1    Form of Written Consent.

--------

+ Previously Filed.

 (b) The following Financial Statement Schedules of the Registrant for the Three Years Ended February 28, 1997 are included in this Registration
Statement:

  Schedule II - Valuation and Qualifying Accounts of Cabletron Systems, Inc. for the three years ended February 28, 1997. All other schedules are omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or Notes thereto.

  ITEM 22. UNDERTAKINGS.

  (1) The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF ROCHESTER, STATE OF NEW HAMPSHIRE.

                                          Cabletron Systems, Inc.

                                          By: /s/ David J. Kirkpatrick
                                          _____________________________________
                                          David J. Kirkpatrick
                                          Senior Vice President and Chief
                                          Financial Officer

Dated: March 9, 1998

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON MARCH 9, 1998 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

             SIGNATURE                                   CAPACITY
             ---------                                   --------

                 *                   President, Chief Executive Officer (Principal
____________________________________ Executive Officer) and Director
           Donald B. Reed

     /s/ David J. Kirkpatrick        Senior Vice President and Chief Financial
____________________________________ Officer (Principal Financial and Accounting
                                     Officer)
       David J. Kirkpatrick
                 *                   Chairman and Director
____________________________________
          Craig R. Benson

                 *                   Director
____________________________________
         Michael D. Myerow

                 *                   Director
____________________________________
           Paul R. Duncan

                 *                   Director
____________________________________
        Donald F. McGuinness

*By: /s/ David J. Kirkpatrick
     _______________________________
     DAVID J. KIRKPATRICK, ATTORNEY-
              IN-FACT

                                                                SCHEDULE II

                          CABLETRON SYSTEMS, INC.

                     VALUATION AND QUALIFYING ACCOUNTS

FOR YEARS ENDED FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

                              (IN THOUSANDS)

                                                   AMOUNTS
                                                 ATTRIBUTABLE
                             BALANCE              TO CHANGES           BALANCE
                               AT                 IN FOREIGN  AMOUNTS  AT END
                            BEGINNING CHARGED TO   CURRENCY   WRITTEN    OF
DESCRIPTION                 OF PERIOD  EXPENSE      RATES       OFF    PERIOD
-----------                 --------- ---------- ------------ -------  -------
Allowance for doubtful ac-
 counts
February 28, 1997..........  $6,655    $10,698       $(1)     $(1,876) $15,476
February 29, 1996..........  $6,190    $ 2,725       $ 1      $(2,261) $ 6,655
February 28, 1995..........  $6,066    $   124       --           --   $ 6,190

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
  2.1+   Agreement and Plan of Merger by and among the Registrant, Cabletron
         Merger, Inc.. and Yago Systems, Inc. ("Yago") dated as of January 14,
         1998, as amended (the "Merger Agreement") (ANNEX A to the Proxy
         Statement/Prospectus contained in this Registrant Statement). The
         Exhibits to the Merger Agreement and the Disclosure Schedules of the
         Registrant and of Yago are not included with the Merger Agreement.
  2.2    Amendment No. 1 to the Merger Agreement by and among the Registrant,
         Cabletron Merger, Inc. and Yago dated as of March 2, 1998 (ANNEX A to the Proxy Statement/Prospectus contained in this Registration
         Statement).
  5.1+   Opinion of Ropes & Gray.
  8.1    Opinion of Pillsbury Madison & Sutro LLP.
 23.1+   Consent of Ropes & Gray (Exhibit 5.1).
 23.2+   Consent of Pillsbury Madison & Sutro LLP (Exhibit 8.1).
 23.3    Consent of KPMG Peat Marwick LLP.
 23.4    Consent of Price Waterhouse LLP.
 23.5    Consent of Coopers & Lybrand L.L.P.
 24+     Power of Attorney.
 99.1    Form of Written Consent.

--------

+Previously Filed.